 As filed with the Securities and Exchange Commission on December 1, 2000

                                                Registration No. 333-50590
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    To
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                              GLOBAL SPORTS, INC.
            (Exact name of Registrant as specified in its charter)

           Delaware                         5941                        04-2958132
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or
         organization)          Classification Code Number)       Identification Number)

                               ---------------
                               1075 First Avenue
                           King of Prussia, PA 19406
                                (610) 265-3229
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------
                               Arthur H. Miller
                 Executive Vice President and General Counsel
                              Global Sports, Inc.
                               1075 First Avenue
                           King of Prussia, PA 19406
                                (610) 265-3229
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------
                                  Copies to:

            David A. Lipkin, Esq.                        David A. Makarechian, Esq.
              Cooley Godward LLP                            Kerry T. Smith, Esq.
            Five Palo Alto Square                      Brobeck Phleger & Harrison LLP
             3000 El Camino Real                           Two Embarcadero Place
             Palo Alto, CA 94306                               2200 Geng Road
                (650) 843-5000                              Palo Alto, CA 94303
                                                               (650) 424-0160

                               ---------------
   Approximate date of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and consummation of the merger described herein.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

                               ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              [FOGDOG, INC. LOGO]
Dear Stockholder,

   You are cordially invited to attend a special meeting of stockholders of Fogdog, Inc. to be held on Thursday, December 28, 2000 at 9:30 a.m. local time at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306.

   At the special meeting of stockholders of Fogdog, you will be asked to consider and vote upon a proposal to adopt a merger agreement among Fogdog, Global Sports, Inc. and Fido Acquisition Corp., a wholly-owned subsidiary of Global Sports. If the merger agreement is adopted by the stockholders of Fogdog, Fido Acquisition Corp. will merge with and into Fogdog, Fogdog will become a wholly-owned subsidiary of Global Sports, and each outstanding share of Fogdog common stock will be converted into the right to receive 0.135 of a share of Global Sports common stock (and cash in lieu of any fractional shares). Global Sports common stock is listed on The Nasdaq National Market under the symbol "GSPT," and closed at $8.375 per share on November 30, 2000.

   Immediately after the merger, based on the respective numbers of shares of common stock of Global Sports and Fogdog outstanding on November 21, 2000, former stockholders of Fogdog will own approximately 15.8% of the outstanding shares of Global Sports common stock.

   You may vote at the special meeting if you owned shares of Fogdog common stock as of the close of business on November 21, 2000, the record date for the special meeting. The merger cannot be completed unless Fogdog's stockholders approve the adoption of the merger agreement by a majority vote of the outstanding shares as of the record date. The Fogdog board of directors has determined that the proposed transaction with Global Sports is in the best interests of the stockholders of Fogdog and that the exchange ratio and terms are fair to Fogdog and its stockholders. Therefore, the Fogdog board of directors recommends that the Fogdog stockholders vote in favor of adoption of the merger agreement.

   The prospectus/proxy statement attached to this letter provides you with detailed information about Global Sports, Fogdog and the proposed merger. In addition, you may obtain other information about Global Sports and Fogdog from documents filed with the Securities and Exchange Commission. We encourage you to read the entire prospectus/proxy statement carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 13.

   YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, if you are a holder of Fogdog common stock, please take the time to vote by completing and mailing the enclosed proxy card to us or by voting by phone or over the Internet as described in the instructions accompanying the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of adoption of the merger agreement. If you attend the special meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card or voted by phone or over the Internet. If you do not vote at all, it will, in effect, count as a vote against adoption of the merger agreement.
                                         /s/ Timothy P. Harrington
                                         Timothy P. Harrington
                                         President and Chief Executive Officer
                                         Fogdog, Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Global Sports common stock to be issued in the merger or determined whether the prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

   The prospectus/proxy statement is dated December 1, 2000, and is first being mailed to stockholders of Fogdog on or about December 8, 2000.

   The prospectus/proxy statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the prospectus/proxy statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of the prospectus/proxy statement nor any distribution of securities pursuant to the prospectus/proxy statement shall, under any circumstances, create any implication that there has been no change in the information set forth in the prospectus/proxy statement or in the affairs of Global Sports or Fogdog since the date of the prospectus/proxy statement.

                              [FOGDOG, INC. LOGO]
                                  500 Broadway
                             Redwood City, CA 94063
                                 (650) 980-2500

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON DECEMBER 28, 2000

To the stockholders of Fogdog, Inc.:

   A special meeting of stockholders of Fogdog, Inc., a Delaware corporation, will be held on Thursday, December 28, 2000 at 9:30 a.m., local time, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306, for the purpose of considering and voting upon a proposal to adopt the Agreement and Plan of Merger and Reorganization dated as of October 24, 2000, by and among Global Sports, Inc., a Delaware corporation, Fido Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Global Sports, and Fogdog, Inc., pursuant to which, among other things, Fido Acquisition Corp. will merge with and into Fogdog, Fogdog will survive the merger as a wholly-owned subsidiary of Global Sports, and holders of outstanding shares of Fogdog common stock will become entitled to receive 0.135 of a share of Global Sports common stock for each share of Fogdog common stock they hold.

   The Fogdog board of directors has fixed the close of business on November 21, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Fogdog common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Fogdog had outstanding and entitled to vote 37,177,696 shares of common stock. Holders of Fogdog common stock may be entitled to dissenters' rights under the California Corporations Code.

   Fogdog's board of directors has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Fogdog and its stockholders and recommends that you vote for the adoption of the merger agreement.

   YOUR VOTE IS IMPORTANT. The affirmative vote of the holders of a majority of the outstanding shares of Fogdog common stock as of the record date is required for adoption of the merger agreement. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or vote by phone or over the Internet as described in the prospectus/proxy statement and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card, it will have the same effect as voting against the adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ Timothy P. Harrington

                                          Timothy P. Harrington
                                          President and Chief Executive
                                           Officer
                                          Fogdog, Inc.

Redwood City, California

December 1, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          No.
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   v

SUMMARY..................................................................   1

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND DATA.....................   6

GLOBAL SPORTS, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL
 INFORMATION.............................................................   8

FOGDOG, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......  10

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
 INFORMATION.............................................................  11

COMPARATIVE PER SHARE DATA...............................................  12

RISK FACTORS.............................................................  13
Risks Relating to the Merger.............................................  13
Risks Relating to Global Sports..........................................  15
Risks Relating to Fogdog.................................................  26

THE SPECIAL MEETING OF FOGDOG STOCKHOLDERS...............................  42
General..................................................................  42
Date, Time and Place.....................................................  42
Matters to be Considered at the Special Meeting..........................  42
Record Date .............................................................  42
Voting of Proxies........................................................  42
Votes Required...........................................................  42
Quorum; Abstentions and Broker Non-Votes.................................  43
Solicitation of Proxies and Expenses.....................................  43
Other Matters............................................................  43
Stockholder Proposals for the Fogdog 2001 Annual Meeting.................  44
Board Recommendation.....................................................  44

THE MERGER...............................................................  45
General..................................................................  45
General Description of the Merger........................................  45
Background of the Merger.................................................  45
Reasons for the Merger...................................................  47
Global Sports' Reasons for the Merger....................................  48
Fogdog's Reasons for the Merger and Recommendation of Fogdog Board of
 Directors...............................................................  49
Opinion of Fogdog's Financial Advisor....................................  51
Interests of Fogdog's Officers and Directors in the Merger...............  57
Material Federal Income Tax Consequences.................................  58
Anticipated Accounting Treatment.........................................  61
Governmental Approvals...................................................  61
Restrictions on Resales by Affiliates....................................  61
Rights of Dissenting Fogdog Stockholders.................................  61

CERTAIN TERMS OF THE MERGER AGREEMENT....................................  63
The Merger...............................................................  63
Effective Time of the Merger.............................................  63
Manner and Basis of Converting Shares....................................  63
Fogdog Stock Options and Warrants........................................  63
Fogdog Employee Stock Purchase Plan......................................  64
Representations and Warranties...........................................  64

Covenants; Conduct of Business Prior to the Merger........................  64
Limitation on Fogdog's Ability to Consider Other Acquisition Proposals....  68
Conditions to the Merger..................................................  69
Termination of the Merger Agreement.......................................  72
Expenses and Termination Fee..............................................  73

VOTING AND STOCK TRANSFER RESTRICTION AGREEMENTS..........................  75

EMPLOYMENT AGREEMENT......................................................  76

ANCILLARY BUSINESS AGREEMENTS.............................................  77
Strategic Alliance Agreement..............................................  77
Inventory Purchase Agreement..............................................  77

INFORMATION RELATING TO GLOBAL SPORTS.....................................  78

GLOBAL SPORTS' BUSINESS...................................................  78
Overview..................................................................  78
Historical Businesses.....................................................  79
Recent Developments.......................................................  79
Industry Background.......................................................  79
The Global Sports Solution................................................  81
Growth Strategy...........................................................  82
Global Sports' Operations.................................................  83
Technology................................................................  83
Buying, Vendor Relationships and Merchandising............................  84
Pricing...................................................................  85
Marketing.................................................................  85
Order Processing and Fulfillment..........................................  85
Customer Service..........................................................  86
Company Overview..........................................................  87
Competition...............................................................  90
Intellectual Property.....................................................  91
Government Regulation.....................................................  91
Employees.................................................................  92
Discontinued Operations...................................................  92
Properties................................................................  93
Legal Proceedings.........................................................  93

GLOBAL SPORTS, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL
 INFORMATION..............................................................  94

GLOBAL SPORTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................  95
Overview..................................................................  95
Company Background........................................................  95
Results of Operations.....................................................  96
Liquidity and Capital Resources...........................................  99
Disclosure about Market Risk.............................................. 101
Recent Accounting Pronouncement........................................... 101

GLOBAL SPORTS MANAGEMENT.................................................. 102
Executive Officers and Directors.......................................... 102
Board Composition......................................................... 104

Board Committees.......................................................... 104
Compensation Committee Interlocks and Insider Participation............... 105
Director Compensation..................................................... 105
Executive Compensation.................................................... 106
Option/SAR Grants in Last Fiscal Year .................................... 107
Aggregate Option Exercises in Last Fiscal Year ........................... 107
Limitation of Liability and Indemnification Matters....................... 108
Employment Agreements..................................................... 108
Benefit Plan.............................................................. 109

CERTAIN TRANSACTIONS OF GLOBAL SPORTS..................................... 116

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF GLOBAL SPORTS.......... 117

INFORMATION RELATING TO FOGDOG............................................ 120

FOGDOG'S BUSINESS......................................................... 120
Industry Overview......................................................... 120
The Fogdog Solution....................................................... 121
Strategy.................................................................. 123
The Fogdog Store.......................................................... 123
Specialty Shops........................................................... 123
Shopping at the Fogdog Store.............................................. 125
Marketing................................................................. 126
Distribution Strategy and Operations...................................... 127
Merchandising............................................................. 127
Customer Service.......................................................... 128
Technology................................................................ 128
Government Regulation..................................................... 128
Intellectual Property..................................................... 129
Competition............................................................... 129
Employees................................................................. 130
Properties................................................................ 130
Legal Proceedings......................................................... 130

FOGDOG, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION....... 132

FOGDOG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.................................................... 133
Overview.................................................................. 133
Results of Operations..................................................... 134
Results of Operations..................................................... 136
Liquidity and Capital Resources........................................... 139
Year 2000 Readiness....................................................... 140
Quantitative and Qualitative Disclosures about Market Risk................ 140

FOGDOG MANAGEMENT......................................................... 141
Board Committees.......................................................... 142
Compensation Committee Interlocks and Insider Participation............... 142
Executive Compensation.................................................... 143
Option Grants in Last Fiscal Year ........................................ 144
Aggregate Option Exercises in Last Fiscal Year ........................... 145
Limitation of Liability and Indemnification Matters....................... 145
Employment Agreements, Termination of Employment and Change in Control
 Arrangements............................................................. 145

Benefit Plans............................................................... 147

CERTAIN TRANSACTIONS OF FOGDOG.............................................. 155
Sales of Securities......................................................... 155
Agreement with Nike USA, Inc................................................ 156
Agreements with Officers and Directors...................................... 156

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF FOGDOG................... 158

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION................ 160

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS........ 164

DESCRIPTION OF GLOBAL SPORTS CAPITAL STOCK.................................. 165

COMPARISON OF STOCKHOLDERS' RIGHTS.......................................... 169
Authorized Capital Stock.................................................... 169
Number of Directors......................................................... 169
Changes in the Number of Directors.......................................... 169
Election of Directors....................................................... 169
Removal of Directors........................................................ 170
Special Meeting of Stockholders............................................. 170
Action by Written Consent of Stockholders................................... 170
Amendments to Bylaws........................................................ 170
Voting Stock................................................................ 171
Stockholder Rights Plan..................................................... 171
Issuance of Additional Stock................................................ 171
Preemptive Rights........................................................... 171
Compliance with California Law.............................................. 171

LEGAL MATTERS............................................................... 172

EXPERTS..................................................................... 172

WHERE YOU CAN FIND MORE INFORMATION......................................... 173

INDEX TO FINANCIAL STATEMENTS............................................... F-1

ANNEXES:

 Annex A Agreement and Plan of Merger and Reorganization.................  A-1
 Annex B Form of Voting and Stock Transfer Restriction Agreement.........  B-1
 Annex C Employment Agreement............................................  C-1
 Annex D Strategic Alliance Agreement....................................  D-1
 Annex E Inventory Purchase Agreement....................................  E-1
 Annex F Opinion of CIBC World Markets Corp..............................  F-1
 Annex G Sections 1300, 1301, 1302, 1303 and 1304 of the California
         Corporations Code...............................................  G-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1.Q:   As a Fogdog stockholder, what will I receive in the merger? (see page
       45)

  A: Unless you properly exercise your dissenters' rights, if any, as a result of the merger you will receive 0.135 of a share of Global Sports common stock for each share of Fogdog common stock that you own, except that you will receive a cash payment in lieu of any fractional share of Global Sports common stock you would otherwise be entitled to receive. For example, if you own 100 shares of Fogdog common stock, you will receive in exchange for your Fogdog shares, 13 shares of Global Sports common stock and a cash payment equal to the value of 0.5 of a share of Global Sports common stock, based on the closing price of Global Sports common stock on The Nasdaq National Market on the date the merger is completed. The 0.135 exchange ratio is fixed and will not be adjusted based upon changes in the value of Fogdog or Global Sports common stock. As a result, the value of the Global Sports shares you will receive in the merger will not be known before the completion of the merger and will go up or down as the market price of Global Sports common stock goes up or down. You are encouraged to obtain current market quotations of Fogdog and Global Sports common stock.

2.Q:   What do I need to do now? (see page 42)

  A: You should read this prospectus/proxy statement carefully, including its annexes, and consider how the merger will affect you. If you are a Fogdog stockholder, you should then mail your signed proxy card in the enclosed return envelope as soon as possible or vote by phone or over the Internet as described in this prospectus/proxy statement, so that your shares can be voted at the special meeting of Fogdog stockholders. Also, if you plan to exercise dissenters' rights, you must take appropriate action.

3.Q: What happens if I do not return a proxy card or vote by phone or over the Internet? (see page 43)

  A: The failure to return your proxy card or vote by phone or over the Internet or in person will have the same effect as voting AGAINST adoption of the merger agreement.

4.Q: What happens if I return a signed and dated proxy card but do not indicate how to vote my proxy? (see page 42)

  A: If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR adoption of the merger agreement.

5.Q:   May I vote in person? (see page 42)

  A: Yes. You may attend the special meeting of Fogdog stockholders and vote your shares in person, rather than signing, dating and returning your proxy card or voting by phone or over the Internet.

6.Q: May I change my vote after I have mailed my signed and dated proxy card or voted by phone or over the Internet? (see page 42)

  A: Yes. You may change your vote at any time before your proxy card or phone or Internet vote is voted at the Fogdog special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy card or phone or Internet vote. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy card or override your earlier phone or Internet vote. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

7.Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me? (see page 42)

  A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting AGAINST adoption of the merger agreement.

8.Q:   What does the Fogdog board of directors recommend? (see page 44)

  A: The Fogdog board of directors has approved the merger agreement and the merger and recommends that you vote FOR the adoption of the merger agreement.

9.Q:   Should I send in my Fogdog stock certificates now? (see page 63)

  A: No. If you are a Fogdog stockholder, after the merger is completed, you will receive written instructions for exchanging the certificates representing your shares of Fogdog common stock for certificates representing shares of Global Sports common stock. You will also receive a cash payment in lieu of any fractional share of Global Sports common stock you would otherwise be entitled to receive.

10.Q:  When is the merger expected to be completed? (see page 63)

  A: The parties are working towards completing the merger as quickly as possible. In addition to stockholder approval, each of Global Sports and Fogdog must satisfy or waive all of the closing conditions contained in the merger agreement. The parties hope to complete the merger promptly after the Fogdog special stockholder meeting.

11.Q: Will the merger trigger the recognition of gain or loss for federal income tax purposes? (see page 58)

  A: The merger has been structured as a reorganization for United States federal income tax purposes. Fogdog stockholders will not recognize gain or loss for United States federal income tax purposes by exchanging their Fogdog shares for any Global Sports shares in the merger. However, Fogdog stockholders will recognize gain or loss with respect to cash received in lieu of a fractional share of Global Sports common stock, and Fogdog stockholders who exercise dissenters' rights, provided they are available, will recognize gain or loss with respect to cash received in payment for their shares. You are urged to consult your own tax advisor to determine your particular tax consequences resulting from the merger.

12.Q:  Am I entitled to dissenters' rights? (see page 61)

  A: You may be entitled to dissenters' rights under California law provided demands for payment are filed with respect to five percent or more of the outstanding shares of Fogdog common stock and you follow certain procedures to perfect these rights. Dissenters' rights under California law allow Fogdog stockholders to receive the fair value of their shares of Fogdog common stock in cash in lieu of Global Sports common stock. To exercise dissenters' rights under California law, you must among other things (1) notify Fogdog of your intent to exercise dissenters' rights and demand the purchase of your shares, (2) effect no change in your ownership in Fogdog and (3) vote against the adoption of the merger agreement. For a more detailed description of the procedures Fogdog stockholders must follow to properly exercise their dissenters' rights, see "The Merger--Rights of Dissenting Fogdog Stockholders." You should also read carefully the full text of the requirements of California law to exercise dissenters' rights, relevant sections of which are attached as Annex G.

13.Q: Will my rights as a Fogdog stockholder change as a result of the merger? (see page 169)

  A: Yes. While your stockholder rights will remain governed by Delaware law, you will become a Global Sports stockholder as a result of the merger and will have rights after the completion of the merger that are governed by Global Sports' certificate of incorporation and bylaws. In addition, certain provisions of California law that are applicable to Fogdog, due to its contacts with California, do not apply to Global Sports.

14.Q:  Is Global Sports stockholder approval required?

  A: No. Global Sports has requested that The Nasdaq Stock Market waive a provision of the Marketplace Rules of Nasdaq that might otherwise have required that the merger be submitted to the stockholders of Global Sports for approval.

15.Q:  Who can help answer my additional questions? (see page 43)

  A: Fogdog stockholders who would like additional copies, without charge, of this prospectus/proxy statement or have additional questions about the merger, including the procedures for voting Fogdog shares, should contact:

     Corporate Investor Communications, Inc.
     Attn: Investor Relations
     111 Commerce Road
     Carlstadt, NJ 07072-2586
     Telephone: (866) 756-4439 (toll free)

                                    SUMMARY

   This summary highlights selected information from this prospectus/proxy statement and may not contain all of the information that is important to you. You should read carefully this entire prospectus/proxy statement and the documents referred to in this prospectus/proxy statement for a more complete description of the terms of the merger and related transactions. The merger agreement is attached as Annex A to this prospectus/proxy statement and additional documents relating to the transaction are also attached hereto. You are encouraged to read the merger agreement as it is the legal document that governs the merger, as well as these additional documents. This section includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Forward-Looking Information

   Certain of the information relating to Global Sports and Fogdog contained in this prospectus/proxy statement is forward-looking in nature. All statements included in this prospectus/proxy statement or made by management of Global Sports or Fogdog other than statements of historical fact regarding Global Sports or Fogdog are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include statements regarding Global Sports' or Fogdog's future financial results, operating results, business strategies, projected costs, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the Risk Factors section of this prospectus/proxy statement. These and many other factors could affect the future financial and operating results of Global Sports or Fogdog. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Global Sports or Fogdog.

The Companies

Global Sports, Inc. (Page 78)
1075 First Avenue
King of Prussia, PA 19406
(610) 265-3229

   Global Sports develops and operates e-commerce sporting goods businesses for traditional sporting goods retailers, general merchandisers, Internet companies and media companies under exclusive long-term agreements. Global Sports enables its partners to capitalize on their existing assets to exploit online opportunities in the sporting goods retailing industry. Global Sports' scalable business model takes advantage of its proprietary technology and product database, customer service capabilities, fulfillment capabilities, relationships with vendors and centralized inventory management. Global Sports enables its partners to remain focused on their core businesses and to avoid making substantial investments in e-commerce infrastructure and personnel. Depending on the specific needs of the partner, Global Sports can undertake either a complete outsourcing of a partner's online activities or a more customized "back-end" operation. Global Sports benefits from the traffic generated by its partners' established brand franchises, extensive advertising, retail traffic and vendor relationships to achieve operational efficiencies, lower customer acquisition costs and economies of scale. Global Sports maintains a site on the Internet at www.globalsports.com. Information found at Global Sports' Web site is not a part of this document. Global Sports was incorporated in the State of Delaware in 1986. All references to "Global Sports" in this prospectus/proxy statement include its subsidiary.

Fogdog, Inc. (Page 120)
500 Broadway
Redwood City, CA 94063
(650) 980-2500

   Fogdog is a leading online retailer of sporting goods. It has designed fogdog.com, its online store, to offer an extensive product selection, detailed product information and other value-added services. Fogdog believes that it offers the largest selection of sporting goods online, with up to 90,000 distinct stock keeping units representing approximately 900 brands in all major sports categories. Fogdog.com features a collection of specialty shops, including soccer, baseball, golf, outdoors, fan/memorabilia and other popular categories, organized to appeal to a broad base of customers from the avid enthusiast to the occasional participant. Fogdog provides information and analysis authored by its own experts, helpful shopping services, innovative merchandising and an emphasis on customer service to help customers make more educated purchasing decisions. Fogdog maintains a site on the Internet at www.fogdog.com. Information found at Fogdog's Web site is not a part of this document. Fogdog was originally incorporated as Cedro Group, Inc. in October 1994 in the State of California and was re-incorporated in the State of Delaware in September 1999.

Merger Structure; Exchange Ratio (Page 63)

   If the merger is completed, a subsidiary of Global Sports will merge with and into Fogdog and Fogdog will become a wholly-owned subsidiary of Global Sports. Upon completion of the merger, you will become entitled to receive
0.135 of a share of Global Sports common stock in exchange for each share of Fogdog common stock that you own at the time of the completion of the merger, except that you will receive cash in lieu of any fractional share of Global Sports common stock you would otherwise be entitled to receive. We refer in this document to the 0.135 ratio by which shares of Global Sports common stock are to be exchanged in the merger for shares of Fogdog common stock as the "exchange ratio."

   The exchange ratio is fixed. Regardless of fluctuations in the market prices of Global Sports' or Fogdog's common stock, the exchange ratio will not change between now and the date that the merger is completed. Neither Fogdog nor Global Sports has the right to terminate the merger agreement or renegotiate the exchange ratio as a result of market price fluctuations. You are encouraged to obtain current market quotations of Fogdog and Global Sports common stock.

Comparative Per Common Share Market Price Information (Page 12)

   Global Sports common stock is listed on The Nasdaq National Market under the symbol "GSPT." Fogdog common stock is listed on The Nasdaq National Market under the symbol "FOGD." On October 24, 2000, the last full trading day prior to the public announcement of the proposed merger, Global Sports common stock closed at $8.0938 per share and Fogdog common stock closed at $0.875 per share. On November 30, 2000, the last full trading day prior to the printing of this prospectus/proxy statement with the SEC, Global Sports common stock closed at $8.375 per share, and Fogdog common stock closed at $0.9063 per share. Immediately following the completion of the merger, Fogdog common stock will cease to be quoted on Nasdaq.

Tax Matters (Page 58)

   The exchange of shares of Fogdog common stock for shares of Global Sports common stock in the merger is intended to be tax-free to Fogdog stockholders for federal income tax purposes. Any cash received for any fractional share, however, will result in the recognition of gain or loss as if you had sold your fractional share. Your tax basis in the shares of Global Sports common stock that you receive in the merger will equal your current tax basis in your Fogdog common stock, reduced by the basis allocable to any fractional share interest for which you receive cash. Fogdog stockholders who perfect their dissenters' rights, if any, will experience different tax consequences from those described above.

   TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Reasons for the Merger

Global Sports (Page 48)

   Global Sports' primary reasons for seeking to complete the merger with Fogdog are the beliefs of the board of directors and management of Global Sports that the merger could result in a number of benefits to Global Sports, including the following:

  . Fogdog's cash reserves and strong balance sheet could enable Global
    Sports to partially fund its operations and improve its financial condition;

  . the merger could enable Global Sports to realize operating efficiencies, including higher purchase volumes and discounts and greater economies of scale in its Louisville, KY distribution facility and its King of Prussia, PA customer service center; and

  . Fogdog's technical and engineering expertise, which is in high demand and short supply, could enable Global Sports to improve the technological platform it uses in connection with operation of its Web sites.

Fogdog (Page 49)

   Fogdog's board of directors believes that the merger could be beneficial to Fogdog and its stockholders for a number of reasons, including the following:

  . the merger would provide Fogdog stockholders with shares of Global Sports common stock in a tax-free exchange at an implied premium over the market price for Fogdog common stock at the time the merger agreement was entered into;

  . the availability following the merger of greater resources to continue to establish and support sales through the Fogdog Web site;

  . the potential synergies created from combining the procurement, distribution and other strengths developed by Global Sports with the brand and consumer relationships and other strengths built by Fogdog; and

  . the increased ability to more easily raise funds to continue operations and company growth.

Recommendation to Fogdog Stockholders (Page 44)

   The Fogdog board of directors has determined that the proposed transaction with Global Sports is in the best interests of the stockholders of Fogdog and that the price and terms are fair to Fogdog and its stockholders, and recommends that the stockholders of Fogdog vote for the adoption of the merger agreement.

Opinion of Fogdog's Financial Advisor (Page 51)

   In connection with the merger, the Fogdog board of directors received an opinion from CIBC World Markets Corp. as to the fairness, from a financial point of view, to the holders of Fogdog common stock of the exchange ratio provided for in the merger agreement. The full text of CIBC World Markets' written opinion dated October 24, 2000 is attached as Annex F to this prospectus/proxy statement. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. CIBC World Markets' opinion is addressed to the Fogdog board of directors and relates only to the fairness of the exchange ratio from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the proposed merger.

The Fogdog Special Meeting of Stockholders (Page 42)

   Time, Date and Place. A special meeting of the stockholders of Fogdog will be held on Thursday, December 28, 2000, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306 at 9:30 a.m., local time, to vote on the adoption of the merger agreement.

   Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Fogdog common stock at the close of business on November 21, 2000, the record date for the special meeting. You will have one vote at the special meeting for each share of Fogdog common stock you owned at the close of business on the record date. As of the record date, there were 37,177,696 outstanding shares of Fogdog common stock entitled to be voted at the special meeting.

   Fogdog Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of Fogdog common stock outstanding at the close of business on the record date.

   Share Ownership of Management. As of the close of business on the record date, the directors and executive officers of Fogdog and their affiliates owned approximately 27.4% of the shares entitled to vote at the special meeting. A number of the directors and officers of Fogdog, together with affiliated entities, have agreed to vote their shares, which represent approximately 11,313,744 shares, in favor of adoption of the merger agreement.

Interests of Fogdog's Officers and Directors in the Merger (Page 57)

   When considering the recommendation by the Fogdog board of directors that Fogdog stockholders vote for the adoption of the merger agreement, you should be aware that a number of Fogdog's officers and directors have interests in the merger that are different from, or in addition to, those of other Fogdog stockholders and that Global Sports has agreed to continue certain existing indemnification arrangements in favor of officers and directors of Fogdog.

Conditions to the Merger (Page 69)

   The obligation of each of Global Sports and Fogdog to complete the merger is subject to the satisfaction of certain conditions in addition to the Fogdog stockholders' adoption of the merger agreement. Either Global Sports or Fogdog may choose to waive conditions to its performance and complete the merger, as long as the law allows it to do so.

Termination of the Merger Agreement (Page 72)

   Each of Global Sports and Fogdog is entitled to terminate the merger agreement under certain circumstances. Under certain of those circumstances, Fogdog may become obligated to pay to Global Sports a fee equal to up to $1,900,000 plus reasonable expenses.

Limitation on Considering Other Acquisition Proposals (Page 68)

   Fogdog has agreed not to discuss or negotiate a business combination or other similar transaction with another party while the merger is pending unless the other party has made an unsolicited, bona fide written offer to Fogdog to purchase, by merger, tender offer or otherwise, all or substantially all of the outstanding shares of Fogdog common stock or all or substantially all of the assets of Fogdog on terms that the Fogdog board of directors determines to be more favorable to its stockholders than the terms of the merger agreement with Global Sports. The offer will not be deemed to be a superior offer if any financing required to complete the transaction is not committed and is not reasonably capable of being obtained by the other party.

Expenses and Termination Fee (Page 73)

   The merger agreement provides that regardless of whether the merger agreement is completed, all expenses incurred by the parties shall be borne by the party incurring such expenses, except in certain circumstances where the expenses are to be shared.

   The merger agreement requires, however, that Fogdog pay Global Sports a termination fee of $1,900,000, plus its reasonable expenses, if:

  . Fogdog or Global Sports terminates the merger agreement because the merger has not been consummated by July 31, 2001, which date is subject to extension under certain circumstances, if, at or prior to the time of such termination, another acquisition proposal from a third party has been disclosed, announced, commenced, submitted or made;

  . Fogdog or Global Sports terminates the merger agreement because the special meeting of Fogdog stockholders was held and the Fogdog stockholders failed to adopt the merger agreement, and at or prior to the time of such termination, another acquisition proposal from a third party has been disclosed, announced, commenced, submitted or made (this fee will be reduced to $700,000 if at or prior to the time of such termination, no acquisition proposal from a third party has been disclosed, announced, commenced, submitted or made); or

  . the merger agreement is terminated by Global Sports as a result of a number of "triggering events," as that phrase is defined in the merger agreement.

Anticipated Accounting Treatment (Page 61)

   The merger is expected to be accounted for as a "purchase" for financial reporting purposes.

Governmental Approvals (Page 61)

   Transactions such as the merger are subject to review by the Department of Justice and the Federal Trade Commission, or FTC, to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, the merger may not be completed until the specified waiting period under the HSR Act has expired or been terminated. Global Sports and Fogdog filed premerger notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act, and the waiting period terminated on November 29, 2000.

Dissenters' Rights (Page 61)

   Fogdog stockholders who vote against the adoption of the merger agreement may be entitled to dissenters' rights under the California Corporations Code in certain circumstances.

              COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND DATA

   Through June 15, 1998, Global Sports common stock was traded on the NASD Over-the-Counter Bulletin Board. On June 16, 1998, Global Sports common stock was approved for inclusion on the Nasdaq SmallCap Market and on May 3, 1999, Global Sports common stock was approved for inclusion on the Nasdaq National Market where it is currently included for quotation under the symbol "GSPT." Since December 8, 1999, Fogdog common stock has been listed on the Nasdaq National Market under the symbol "FOGD." The table below sets forth the high and low bid prices per share of Global Sports common stock as reported on the Nasdaq Over-the-Counter Bulletin Board for the periods presented prior to and including June 15, 1998. For the periods presented from June 16, 1998 to April 30, 1999, the table below sets forth the high and low sales prices per share of Global Sports common stock as reported on the Nasdaq SmallCap Market. For the periods presented from and after May 3, 1999 (December 8, 1999 for Fogdog), the table below sets forth the high and low sales prices per share of Global Sports common stock and Fogdog common stock as reported on The Nasdaq National Market. The prices shown do not include retail markups, markdowns or commissions.

                                               Global Sports    Fogdog Common
                                               Common Stock         Stock
                                             ----------------- ----------------
                                               Low      High     Low     High
                                             -------- -------- ------- --------
   Year Ended December 31, 1998
   First quarter...........................  $ 2.56   $ 5.69     N/A     N/A
   Second quarter (April 1-June 15)........    5.19     7.75     N/A     N/A
   Second quarter (June 16-June 30)........    5.50     7.25     N/A     N/A
   Third quarter...........................    4.63     8.00     N/A     N/A
   Fourth quarter..........................    4.125    8.06     N/A     N/A

   Year Ended December 31, 1999
   First quarter...........................    7.00    17.375    N/A     N/A
   Second quarter (April 1-April 30).......   12.875   19.9375   N/A     N/A
   Second quarter (May 3-June 30)..........   12.00    36.875    N/A     N/A
   Third quarter...........................   14.50    25.125    N/A     N/A
   Fourth quarter (for Fogdog from December
    8, 1999)...............................   12.00    25.25   $8.50   $22.00

   Year Ended December 31, 2000
   First quarter...........................   12.25    23.875   5.375   18.125
   Second quarter..........................    4.3125  18.25    1.2188   6.25
   Third quarter...........................    6.25     9.625   0.7812   2.1875
   Fourth quarter (through November 30,
    2000)..................................    5.8125  11.125   0.5625   1.00

   As of the record date, there were approximately 1,918 record holders of Global Sports common stock, and there were approximately 453 record holders of Fogdog common stock. Neither Global Sports nor Fogdog has ever paid cash dividends on its common stock. Global Sports and Fogdog intend to retain earnings, if any, to support the development of their respective businesses and neither anticipates paying cash dividends for the foreseeable future. Following completion of the merger, Global Sports common stock will continue to be listed on The Nasdaq National Market, and there will be no further market for Fogdog common stock.

   The following table sets forth the closing per share sale prices of Global Sports common stock and Fogdog common stock as reported on The Nasdaq National Market and the estimated equivalent per share price, as explained below, of Fogdog common stock on October 24, 2000, the last full trading day before the public announcement of the proposed merger, and on November 30, 2000, the latest full trading day before the printing of this prospectus/proxy statement:

                                                                      Estimated
                                                      Global          Equivalent
                                                      Sports  Fogdog  Fogdog Per
                                                      Common  Common    Share
                                                       Stock   Stock    Price
                                                      ------- ------- ----------
   October 24, 2000.................................  $8.0938 $0.875   $1.0927
   November 30, 2000................................  $8.375  $0.9063  $1.1306

   The estimated equivalent per share price of Fogdog common stock equals the exchange ratio of 0.135 multiplied by the price of a share of Global Sports common stock on the applicable date. If the merger had occurred on November 30, 2000, you would have received a fraction of a share of Global Sports common stock worth $1.1306 on such date for each share of Fogdog common stock you owned. The actual equivalent per share price of a share of Fogdog common stock that you will receive if the merger is completed may be different from this price because the per share price of Global Sports common stock on The Nasdaq National Market fluctuates continuously.

                              GLOBAL SPORTS, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following selected historical consolidated financial information should be read in conjunction with the section of this prospectus/proxy statement entitled "Global Sports Management's Discussion and Analysis of Financial Condition and Results of Operations" and Global Sports' financial statements and related notes included elsewhere in this prospectus/proxy statement. Information as of December 31, 1995, 1996, 1997 and 1998 and January 1, 2000 and for the years then ended has been derived from audited financial statements. The information as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management of Global Sports, include all adjustments, consisting only of normal recurring adjustments and accruals, necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

                                          Year Ended
                          ---------------------------------------------- Nine Months Ended
                                   December 31,                            September 30,
                          ----------------------------------  January 1, ------------------
                           1995     1996     1997     1998       2000      1999      2000
                          -------  -------  -------  -------  ---------- --------  --------
                                  (In thousands, except per share information)
Statement of Operations
 Data:
Net revenues............  $   --   $   --   $   --   $   --    $  5,511  $    --   $ 22,483
Cost of revenues........      --       --       --       --       3,817       --     15,742
                          -------  -------  -------  -------   --------  --------  --------
Gross profit............      --       --       --       --       1,694       --      6,741
                          -------  -------  -------  -------   --------  --------  --------
Operating expenses:
  Sales and marketing...      --       --       --       --      11,609     1,871    27,937
  Product development...      --       --       --       --       6,933     3,399     5,422
  General and
   administrative.......    5,419    2,532    2,032    2,886      8,914     5,268     6,462
  Stock-based
   compensation.........      --       --       --       --       2,655     2,565     4,297
  Depreciation and
   amortization.........      225      321      357      567        728       365     5,467
                          -------  -------  -------  -------   --------  --------  --------
    Total operating
     expenses...........    5,644    2,853    2,389    3,453     30,839    13,468    49,585
                          -------  -------  -------  -------   --------  --------  --------
Interest (income)
 expense................      796    1,152    2,013    2,367       (461)     (146)     (826)
Other, net..............      --       --       --       --          (2)      --        --
                          -------  -------  -------  -------   --------  --------  --------
Loss from continuing
 operations before
 income taxes...........   (6,440)  (4,005)  (4,402)  (5,820)   (28,682)  (13,322)  (42,018)
Benefit from income
 taxes..................      --       --       --     1,979      2,222     2,221       --
                          -------  -------  -------  -------   --------  --------  --------
Loss from continuing
 operations.............   (6,440)  (4,005)  (4,402)  (3,841)   (26,460)  (11,101)  (42,018)
Income from discontinued
 operations.............    6,465    3,261      247    9,665        550       550       --
Loss on disposition of
 discontinued
 operations.............      --       --       --       --     (17,337)   (5,534)   (4,983)
                          -------  -------  -------  -------   --------  --------  --------
    Net income (loss)...  $    25  $  (744) $(4,155) $ 5,824   $(43,247) $(16,085) $(47,001)
                          =======  =======  =======  =======   ========  ========  ========
Basic and diluted net
 loss per share.........  $   0.1  $  (.29) $ (1.39) $   .51   $  (2.91) $  (1.33) $  (2.30)
Shares used in computing
 basic and diluted net
 loss per share.........    1,717    2,568    2,996   11,379     14,874    12,119    20,446

                                  December 31,
                         -------------------------------- January 1, September 30,
                          1995    1996     1997    1998      2000        2000
                         ------- -------  ------- ------- ---------- -------------
                               (In thousands, except per share information)
Balance Sheet Data:
Net assets of
 discontinued
 operations............. $12,673 $11,797  $24,129 $41,128  $18,381      $   --
Total assets............  15,030  16,435   28,043  45,053   82,736       81,962
Total long-term debt....   5,001   5,905   20,975  20,993    2,040        7,200
Working capital.........   2,839   2,022   19,748  34,846   40,558       38,790
Stockholders' equity
 (deficiency)...........      93    (552)   2,157  17,094   59,310       57,131

                                  FOGDOG, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following selected historical consolidated financial information should be read in conjunction with the section of this prospectus/proxy statement entitled "Fogdog Management's Discussion and Analysis of Financial Condition and Results of Operations" and Fogdog's consolidated financial statements and related notes included elsewhere in this prospectus/proxy statement. Information as of December 31, 1995, 1996, 1997, 1998 and 1999 and for the years then ended has been derived from audited financial statements. The information as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management of Fogdog, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

                                                                      Nine Months Ended
                                 Year Ended December 31,                September 30,
                          ------------------------------------------  ------------------
                           1995    1996    1997     1998      1999      1999      2000
                          ------  ------  -------  -------  --------  --------  --------
                                (In thousands, except per share information)
Statement of Operations
 Data:
Net revenue.............  $  213  $  677  $ 1,041  $   765  $  7,023  $  2,577  $ 16,443
Cost of revenue.........      84      90      156      275     6,374     2,551    14,786
                          ------  ------  -------  -------  --------  --------  --------
Gross profit............     129     587      885      490       649        26     1,657
Operating expenses:
  Marketing and sales...      65     686    1,285    2,399    21,450    10,326    35,710
  Technology and
   content..............      15     119      259    1,318     3,448     2,205     3,891
  General and
   administrative.......      87     248      378      705     2,052     1,181     4,598
  Amortization of
   intangible assets....     --      --       --       --        473       144       996
  Amortization of stock-
   based compensation...     --      --       --       243     3,424     1,582     4,529
                          ------  ------  -------  -------  --------  --------  --------
    Total operating
     expenses...........     167   1,053    1,922    4,665    30,847    15,438    49,724
                          ------  ------  -------  -------  --------  --------  --------
Operating loss..........     (38)   (466)  (1,037)  (4,175)  (30,198)  (15,412)  (48,067)
Interest income
 (expense), net.........      (6)     (3)      (8)      29       585       276     2,613
Other income............     --      --       --        26       --        --        --
                          ------  ------  -------  -------  --------  --------  --------
Net loss................     (44)   (469)  (1,045)  (4,120)  (29,613)  (15,136)  (45,454)
Deemed preferred stock
 dividend...............     --      --       --       --    (12,918)  (12,918)      --
                          ------  ------  -------  -------  --------  --------  --------
    Net loss available
     to common
     stockholders.......  $  (44) $ (469) $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                          ======  ======  =======  =======  ========  ========  ========
Basic and diluted net
 loss per share.........  $(0.01) $(0.13) $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
Shares used in computing
 basic and diluted net
 loss per share.........   3,105   3,631    4,544    4,323     7,148     4,645    36,154

                                        December 31,
                               --------------------------------- September 30,
                               1995  1996 1997    1998    1999       2000
                               ----  ---- -----  ------ -------- -------------
Balance Sheet Data:
Cash, cash equivalents and
 short-term investments....... $ 36  $471 $ 311  $2,117 $ 72,901    $42,574
Working capital (deficit).....  (71)  375  (172)    590   68,451     41,506
Total assets..................  144   763   580   2,840  108,192     71,557
Long-term liabilities.........    8    87     3     189      300        --
Total stockholders' equity
(deficit).....................  (21)  483   (13)    917   98,498     61,792

 SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following selected unaudited pro forma condensed combined financial information for Global Sports has been derived from the unaudited pro forma condensed combined financial statements which are included elsewhere in this prospectus/proxy statement, which give effect to the proposed merger of Global Sports and Fogdog, and should be read in conjunction with the unaudited pro forma condensed combined pro forma financial statements and the related notes. For pro forma purposes, (1) Global Sports' unaudited consolidated balance sheet as of September 30, 2000 has been combined with Fogdog's unaudited consolidated balance sheet as of September 30, 2000 as if the merger had occurred on September 30, 2000, and (2) Global Sports' audited consolidated statement of operations for the year ended January 1, 2000 and Global Sports' unaudited consolidated statement of operations for the nine months ended September 30, 2000 have been combined with Fogdog's audited consolidated statement of operations for the year ended December 31, 1999 and Fogdog's unaudited statement of operations for the nine months ended September 30, 2000, respectively, as if the merger had occurred on January 1, 1999. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed on January 1, 1999 or September 30, 2000, respectively, nor is it necessarily indicative of the future operating results or financial position of Global Sports following the completion of the merger.

                                                                  Nine Months
                                                      Year Ended     Ended
                                                      January 1, September 30,
                                                         2000        2000
                                                      ---------- -------------
                                                             (Unaudited)
                                                       (In thousands, except
                                                          per share data)
Pro Forma Combined Statement of Operations Data:
Net revenues.........................................  $ 12,534    $ 38,927
Cost of revenues ....................................    10,191      30,528
                                                       --------    --------
Gross profit ........................................     2,343       8,399
                                                       --------    --------
Operating expenses:
  Sales and marketing................................    29,383      54,146
  Product development................................    10,657       9,181
  General and administrative.........................    10,598      10,973
  Stock-based compensation...........................     6,394       9,062
  Depreciation and amortization......................       728       5,468
                                                       --------    --------
    Total operating expenses.........................    57,760      88,830
                                                       --------    --------
Operating loss.......................................   (55,417)    (80,431)
Interest (income) expense, net.......................    (1,046)     (3,439)
                                                       --------    --------
Loss from continuing operations......................  $(52,148)   $(76,992)
                                                       ========    ========
Loss from continuing operations per share, basic and
 diluted.............................................  $ (2.62)    $  (3.02)
                                                       ========    ========
Shares used in computing net loss per weighted
 average shares outstanding, basic and diluted.......    19,891      25,483
                                                       ========    ========

                                                         September 30, 2000
                                                      -------------------------
                                                             (Unaudited)
                                                      (In thousands, except per
                                                             share data)
Pro Forma Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments....         $ 74,471
Working capital......................................           80,296
Total assets.........................................          134,174
Long-term obligations, less current portion..........            7,200
Accumulated deficit..................................          (90,134)

                           COMPARATIVE PER SHARE DATA

   The information below reflects:

  . the historical net loss and the September 30, 2000 book value per share of Global Sports common stock and the historical net loss and the September 30, 2000 book value per share of Fogdog common stock in comparison with the unaudited pro forma net loss and the September 30, 2000 book value per share after giving effect to the proposed merger of a subsidiary of Global Sports with Fogdog; and

  . the equivalent historical net loss and the September 30, 2000 book value per share attributable to 0.135 of a share of Global Sports common stock which will be received for each share of Fogdog common stock.

   You should read the following tables in conjunction with the unaudited pro forma combined financial statements of Global Sports, the historical consolidated financial statements and related notes of Global Sports and the historical consolidated financial statements of Fogdog and related notes which are included elsewhere in this document.

                          Global Sports Per Share Data

                                                     Nine Months
                                                        Ended      Year Ended
                                                    September 30,  January 1,
                                                        2000          2000
                                                    ------------- ------------
Historical Per Common Share Data
Loss from continuing operations per common share--
 basic and diluted.................................    $(2.06)       $(1.78)
Book value per share(1)............................    $ 2.43        $ 3.21

                             Fogdog Per Share Data

                                                     Nine Months
                                                        Ended      Year Ended
                                                    September 30, December 31,
                                                        2000          1999
                                                    ------------- ------------
Historical Per Common Share Data
Net loss per common share--basic and diluted.......    $(1.26)       $(5.95)
Book value per share(1)............................    $ 1.68        $ 2.75

                  Unaudited Pro Forma Combined Per Share Data

                                                     Nine Months
                                                        Ended      Year Ended
                                                    September 30,  January 1,
                                                        2000          2000
                                                    ------------- ------------
Pro forma combined loss from continuing operations
 per share
Per Global Sports share--basic and diluted.........    $(3.02)       $(2.62)
Equivalent per Fogdog share-basic and diluted(2)...    $(0.41)       $(0.35)

                                                                   September 30,
                                                                       2000
                                                                   -------------
Pro forma combined book value per share(3)
Per Global Sports share...........................................     $3.48
Equivalent per Fogdog share(2)....................................     $0.47

-------
(1) The historical book value per share is computed by dividing stockholders' equity (deficit), by the number of common shares outstanding at the end of each period presented.
(2) The Fogdog equivalent pro forma combined per share amounts are calculated by multiplying the Global Sports combined pro forma share amounts by the exchange ratio of 0.135.
(3) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity (deficit), less intangible assets, by the pro forma number of shares outstanding at the end of the period.

                                  RISK FACTORS

   Fogdog stockholders should consider the following risk factors in evaluating whether to vote for the adoption of the merger agreement. These factors should be considered in conjunction with the other information included in this prospectus/proxy statement.

Risks Relating to the Merger

If Global Sports does not successfully integrate the business of Fogdog and realize the expected benefits of the merger, it will have incurred significant costs, which may harm its business.

   Global Sports expects to incur costs and commit significant management time integrating Fogdog's operations, technology, development programs, products and personnel. These costs may be substantial and may include costs for:

  . employee severance;

  . integration of operations; and

  . fees and expenses of professionals and consultants involved in completing the integration process.

   If Global Sports does not realize the expected benefits of the merger, Global Sports' financial results, including earnings per share, could be adversely affected.

   Achieving the benefits of the merger will depend in part on the successful integration of Fogdog's operations, technology, vendors, suppliers and personnel in a timely and efficient manner and maintaining Fogdog's relationships with key brand manufacturers. Integration efforts may be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions, strategic plans and other decisions. Global Sports does not know whether it will be successful in these integration efforts and cannot assure you that it will realize the expected benefits of the merger. If Global Sports cannot successfully integrate Fogdog's operations, technology, vendors, suppliers and personnel and maintaining Fogdog's relationships with key brand manufacturers, it may not realize the expected benefits of the merger and/or business results of operations may be seriously harmed.

Integrating the business of Fogdog may divert management's attention away from operations.

   Successful integration of Fogdog's operations, technology and personnel may place a significant burden on the management and internal resources of Global Sports and Fogdog. The diversion of management's attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the future business, financial condition and operating results of Global Sports.

Failure to retain key employees could diminish the benefits of the merger.

   One of the expected benefits of the merger is the addition of Fogdog's key engineering personnel. Global Sports has not entered into employment agreements with these individuals and therefore, cannot assure you that it will be able to retain key engineering and other personnel, or that the anticipated benefits of their expertise, experience and capabilities will be realized.

Because Fogdog stockholders will receive a fixed number of shares of Global Sports common stock in the merger, if the market price of Global Sports common stock declines, the value of the merger consideration received by Fogdog stockholders will be reduced.

   Unless a Fogdog stockholder properly exercises and perfects his or her dissenters' rights, if any, as a result of the merger, each Fogdog stockholder will receive 0.135 of a share of Global Sports common stock in exchange for each share of Fogdog common stock that such stockholder owns. The fraction of a share of

Global Sports common stock to be issued for each share of Fogdog common stock is fixed and will not be adjusted based upon changes in the value of Global Sports common stock or changes in the value of Fogdog common stock. No fractional shares of Global Sports common stock will be issued, and Fogdog stockholders will receive cash in lieu of any fractional share of Global Sports common stock that they would otherwise be entitled to receive in the merger.

   The value of the Global Sports shares that Fogdog stockholders will receive in the merger will not be known until the time of completion of the merger, and will change as the market price of Global Sports common stock goes up or down prior to that time. In recent years, and particularly in recent months, the stock market in general, and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Global Sports common stock. In addition, events or circumstances specific to Global Sports could cause the price of its common stock to decline. See "Risk Factors--Risks Relating to Global Sports." The market price of Global Sports common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement, the current market price and/or the market price on the date of the special stockholder meeting or the date a Fogdog stockholder votes on the adoption of the merger agreement. Fogdog stockholders should obtain recent market quotations of Global Sports common stock and Fogdog common stock before they vote on adoption of the merger agreement.

Failure to complete the merger could adversely affect Fogdog's stock price, future business and operations.

   If the merger is not completed for any reason, Fogdog may be subject to a number of material risks, including the following:

  . the price of Fogdog common stock may decline to the extent that the market price prior to such termination reflects a market assumption that the merger will be completed;

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed; and

  . Fogdog may be required under certain circumstances to pay Global Sports a termination fee of up to $1,900,000 plus expenses.

   Further, if the merger were terminated and the Fogdog board of directors determined to seek another merger or business combination, there would be no assurance that it would be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, subject to very narrowly defined exceptions, Fogdog is prohibited from soliciting, initiating, encouraging or entering into certain transactions such as a merger, sale of assets or other business combination with any party other than Global Sports.

   In addition, Global Sports' or Fogdog's partners, vendors, suppliers, including key brand manufacturers, or customers, in response to the announcement or pendency of the merger, may delay or defer decisions concerning the relevant company. Any delay or deferral of those decisions by partners, vendors, suppliers or customers, or a decision by any of these parties to discontinue its relationship with Fogdog or Global Sports, could have a material adverse effect on the business of the relevant company. Similarly, current and prospective Global Sports or Fogdog employees may experience uncertainty about their future roles with Global Sports until Global Sports' plans with regard to Fogdog are announced or fully executed. For example, Fogdog terminated approximately 20 employees after the merger agreement was signed and expects additional layoffs if the merger is completed. This may adversely affect Global Sports' or Fogdog's ability to attract and retain key personnel.

The market price of Global Sports common stock may decline as a result of the merger.

   The market price of Global Sports common stock may decline as a result of the merger if:

  . the integration of the business of Fogdog is unsuccessful;

  . Global Sports does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

  . the effect of the merger on financial results is not consistent with the expectations of financial analysts or investors.

Fogdog's officers and directors have conflicts of interest that may have influenced them to recommend the adoption of the merger agreement.

   The directors and officers of Fogdog participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

  . The executive officers of Fogdog have outstanding, as of October 31, 2000, stock options to purchase an aggregate of 1,051,974 shares of Fogdog common stock.

  . The non-employee members of the Fogdog board of directors have outstanding, as of October 31, 2000, stock options to purchase an aggregate of 86,666 shares of Fogdog common stock. Vesting of these options accelerates in full upon consummation of the merger.

  . Mr. Timothy Harrington, Fogdog's President and Chief Executive Officer and a director, has entered into an employment agreement with Fogdog which provides Mr. Harrington certain severance benefits. In addition, Mr. Harrington has entered into an employment agreement with Global Sports, effective upon completion of the merger, which provides for certain option grants, acceleration of vesting of options upon certain events, salary and bonus payments and severance payments. Mr. Bryan LeBlanc, Fogdog's Chief Financial Officer and Vice President, Finance, has entered into a severance agreement with Fogdog whereby Mr. LeBlanc is entitled to receive a payment equal to $170,000 upon termination of his employment with Fogdog. Mr. Robert Chea, Fogdog's Vice President, Engineering, and Global Sports are currently discussing the possibility of entering into an employment agreement to be effective upon completion of the merger. Please see "Fogdog Management-Employment Agreements, Termination of Employment and Change in Control Arrangements" for a more complete description of these agreements.

  . Global Sports has agreed to cause the surviving corporation in the merger to indemnify each present and former Fogdog officer and director against liabilities arising out of such person's services as an officer or director. Global Sports will cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

For the above reasons, the directors and officers of Fogdog could be more likely to vote for the adoption of the merger agreement than if they did not hold these interests. Fogdog stockholders should consider whether these interests may have influenced these directors and officers to support or recommend adoption of the merger agreement.

Risks Relating to Global Sports

Global Sports' future success cannot be predicted based upon its limited e-commerce operating history.

   Although Global Sports commenced operations in 1987, it did not initiate its e-commerce business until the first quarter of 1999 and did not begin operating its e-commerce business until the fourth quarter of 1999. Prior to the fourth quarter of 1999, when it launched the e-commerce sporting goods business it operates for its partners, 100% of its revenues had been generated by its discontinued operations. Now that the sale of the discontinued operations has been completed, 100% of its revenues are generated through its e-commerce business. Based on its limited experience with its e-commerce business, it is difficult to predict whether Global Sports will be successful. Thus, Global Sports' chances of financial and operational success should be evaluated in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business in a relatively new and unproven market, many of which may be beyond its control. Global Sports' failure to address these issues could have a material adverse effect on its business, results of operations and financial condition.

Global Sports expects increases in its operating expenses and continuing losses.

   Global Sports incurred substantial losses for fiscal 1999 and the first three quarters of fiscal 2000 and, as of September 30, 2000, it had an accumulated deficit of $90.1 million. Global Sports has not achieved profitability from its continuing operations. Global Sports may not obtain enough customer traffic or a high enough volume of purchases from its partners' e-commerce sporting goods businesses to generate sufficient revenues to achieve profitability. Global Sports believes that it could continue to incur operating and net losses for the foreseeable future. Global Sports believes that its losses in fiscal 2000 will be significantly greater than its losses in fiscal 1999. There can be no assurances that it will be able to reverse these accelerating losses.

   Global Sports will continue to incur significant operating expenses and capital expenditures as it:

  . develops its distribution and order fulfillment capabilities;

  . improves its order processing systems and capabilities;

  . develops enhanced technologies and features to improve its partners' e-commerce sporting goods business;

  . expands its customer service capabilities to better serve its customers' needs;

  . increases its general and administrative functions to support its growing operations; and

  . increases its sales and marketing activities.

   Because it will incur many of these expenses before it receives any revenues from its efforts, Global Sports' losses will be greater than the losses it would incur if it developed its business more slowly. In addition, Global Sports may find that these efforts are more expensive than it currently anticipates, which would further increase its losses. Also, the timing of these expenses may contribute to fluctuations in its quarterly operating results.

Global Sports' success is tied to the success of the sporting goods industry and its partners for which it operates e-commerce sporting goods businesses.

   Global Sports' future success is substantially dependent upon the success of the sporting goods industry and its partners for which it operates e-commerce sporting goods businesses. From time to time, the sporting goods industry has experienced downturns. Any downturn in the sporting goods industry could adversely affect Global Sports' business. In addition, if its partners were to have financial difficulties or seek protection from their creditors, or if Global Sports is unable to replace its partners or obtain new partners, it could adversely affect its business, financial condition and results of operations.

Global Sports enters into long-term contracts with its partners. If Global Sports does not maintain good working relationships with its partners or perform as required under these agreements it could adversely affect its business.

   Global Sports enters into contracts with its partners with terms ranging from five to fifteen years. These agreements establish new and complex relationships between Global Sports and its partners. Global Sports spends a significant amount of time and effort to maintain its relationships with its partners and address the issues that from time to time may arise from these new and complex relationships. If Global Sports does not maintain a good working relationship with its partners or perform as required under these agreements, its partners could seek to terminate the agreements prior to the end of the term or they could decide not to renew the contracts at the end of the term. This could adversely affect Global Sports' business, financial condition and results of operations. Moreover, its partners could decide not to renew these contracts for reasons not related to Global Sports' performance.

Global Sports' operating results are difficult to predict. If Global Sports fails to meet the expectations of public market analysts and investors, the market price of its common stock may decline significantly.

   Global Sports' annual and quarterly operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. Because its operating results may be volatile and difficult to predict, quarter-to-quarter comparisons of its operating results may not be a good indication of its future performance. In some future quarter its operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of its common stock may decline significantly.

   Factors that may harm Global Sports' business or cause its operating results to fluctuate include the following:

  . its inability to retain existing partners or to obtain new partners;

  . its inability to obtain new customers at a reasonable cost, retain existing customers or encourage repeat purchases;

  . decreases in the number of visitors to the e-commerce sporting goods businesses operated by it or the inability to convert these visitors into customers;

  . its failure to offer an appealing mix of sporting goods, apparel, footwear and other products;

  . its inability to adequately maintain, upgrade and develop its partners'
    Web sites, the systems used to process customers' orders and payments or its computer network;

  . the ability of its competitors to offer new or superior e-commerce sporting goods businesses, services or products;

  . price competition that results in lower profit margins or losses;

  . its inability to obtain specific products and brands or unwillingness of vendors to sell their products to it;

  . unanticipated fluctuations in the amount of consumer spending on sporting goods and related products, which tend to be discretionary spending items;

  . increases in the cost of advertising;

  . increases in the amount and timing of operating costs and capital expenditures relating to expansion of its operations;

  . unexpected increases in shipping costs or delivery times, particularly during the holiday season;

  . technical difficulties, system security breaches, system downtime or Internet slowdowns;

  . seasonality;

  . its inability to manage inventory levels or control inventory theft;

  . its inability to manage distribution operations or provide adequate levels of customer service;

  . an increase in the level of its product returns;

  . government regulations related to use of the Internet for commerce; and

  . unfavorable economic conditions specific to the Internet, e-commerce or the sporting goods industry.

Seasonal fluctuations in the sales of sporting goods could cause wide fluctuations in Global Sports' quarterly results.

   Global Sports expects to experience seasonal fluctuations in its revenues. These seasonal patterns will cause quarterly fluctuations in its operating results. In particular, Global Sports expects that its fourth fiscal quarter will account for a large percentage of its total annual revenues. In anticipation of increased sales activity during its fourth fiscal quarter, Global Sports may hire a significant number of temporary employees to bolster its permanent staff and significantly increase its inventory levels. For this reason, if Global Sports' revenues were below seasonal expectations during the fourth fiscal quarter, its annual operating results could be below the expectations of securities analysts and investors.

   Due to the limited operating history of its e-commerce business, it is difficult to predict the seasonal pattern of Global Sports' sales and the impact of this seasonality on its business and financial results. In the future, Global Sports' seasonal sales patterns may become more pronounced, may strain its personnel, product distribution and shipment activities and may cause a shortfall in revenues as compared to expenses in a given period.

Global Sports has been unable to fund its e-commerce operations with the cash generated from its business. If Global Sports does not generate cash sufficient to fund its operations, Global Sports may need additional financing to continue its growth or its growth may be limited.

   Because Global Sports has not generated sufficient cash from operations to date, it has funded its e-commerce operations primarily from the sale of equity securities. Cash from revenues must increase significantly for it to fund anticipated operating expenses internally. If its cash flows are insufficient to fund these expenses, Global Sports may need to fund its growth through additional debt or equity financings or reduce costs. Further, Global Sports may not be able to obtain financing on satisfactory terms. Its inability to finance its growth, either internally or externally, may limit its growth potential and its ability to execute its business strategy. If Global Sports issues securities to raise capital, its existing stockholders may experience additional dilution or the new securities may have rights senior to those of its common stock.

Global Sports must develop and maintain relationships with key brand manufacturers to obtain a sufficient assortment and quantity of quality merchandise on acceptable commercial terms. If Global Sports is unable to do so, it could adversely affect its business, results of operations and financial condition.

   Global Sports primarily purchases the products it offers directly from the manufacturers of the products. If Global Sports is unable to develop and maintain relationships with these manufacturers, Global Sports may be unable to obtain or continue to carry a sufficient assortment and quantity of quality merchandise on acceptable commercial terms and its business could be adversely impacted. Global Sports does not have written contracts with most of its manufacturers. Manufacturers could stop selling products to it and may ask it to remove their products or logos from its partners' Web sites. In some circumstances, Global Sports' partners purchase products directly from manufacturers for sale on their Web sites. If Global Sports or its partners are unable to obtain products directly from manufacturers, especially popular brand manufacturers, it may not be able to obtain the same or comparable merchandise in a timely manner or on acceptable commercial terms. Global Sports currently does not offer some popular brands of sporting goods, such as Nike. There can be no assurance that Global Sports will be able to offer these brands in the future. If Global Sports is unable to offer a sufficient assortment and quantity of quality products at acceptable prices, Global Sports may lose sales and market share.

Capacity constraints or system failures could materially and adversely affect Global Sports' business, results of operations and financial condition.

   Any system failure, including network, software or hardware failure, that causes interruption of the availability of Global Sports' partners' Web sites could result in decreased usage of these Web sites. If these failures are sustained or repeated, they could reduce the attractiveness of its partners' Web sites to customers, vendors and advertisers. Global Sports' operations are subject to damage or interruption from:

  . fire, flood, earthquake or other natural disasters;

  . power losses, interruptions or brown-outs;

  . Internet, telecommunications or data network failures;

  . physical and electronic break-ins or security breaches;

  . computer viruses; and

  . other similar events.

   Global Sports launched its first partners' e-commerce sporting goods businesses in the fourth quarter of fiscal 1999. The limited time during which it has been operating these businesses, as well as the inherent unpredictability of the events described above, makes it difficult to predict whether the occurrence of any of these events is likely. If any of these events do occur, they could result in interruptions, delays or cessations in service to users of its partners' Web sites, which could have a material adverse effect on its business, results of operations and financial condition.

   In addition, Global Sports maintains its computers on which it operates its partners' Web sites at the site of a third-party provider. Global Sports cannot control the maintenance and operation of this site, which is also susceptible to similar disasters and problems. Global Sports' insurance policies may not adequately compensate it for any losses that it may incur. Any system failure that causes an interruption in its service or a decrease in responsiveness could harm its relationships with its customers and result in reduced revenues.

Global Sports may be unable to protect its proprietary technology or keep up with that of its competitors.

   Global Sports' success depends to a significant degree upon the protection of its software and other proprietary intellectual property rights. Global Sports may be unable to deter misappropriation of its proprietary information, detect unauthorized use and take appropriate steps to enforce its intellectual property rights. In addition, its competitors could, without violating Global Sports' proprietary rights, develop technologies that are as good as or better than its technology.

   Global Sports' failure to protect its software and other proprietary intellectual property rights or to develop technologies that are as good as its competitors' could put it at a disadvantage to its competitors. In addition, the failure of its partners to protect their intellectual property rights, including their domain names, could impair its operations. These failures could have a material adverse effect on its business, results of operations and financial condition.

If Global Sports does not respond to rapid technological changes, its services could become obsolete and it could lose customers.

   Global Sports may face material delays in introducing new services, products and enhancements. If this happens, its customers may forgo the use of Global Sports' partners' e-commerce sporting goods businesses and use those of its competitors. To remain competitive, Global Sports must continue to enhance and improve the functionality and features of its partners' e-commerce sporting goods businesses. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, its partners' existing Web sites and its proprietary technology and systems may become obsolete.

   Developing its partners' e-commerce sporting goods businesses and other proprietary technology entails significant technical and business risks. Global Sports may use new technologies ineffectively or it may fail to adapt its partners' Web sites, its order processing systems and its computer network to meet customer requirements or emerging industry standards.

Global Sports may be subject to intellectual property claims that could be costly and could disrupt its business.

   Third parties may assert that Global Sports' business or technologies infringe their intellectual property rights. From time to time, Global Sports may receive notices from third parties questioning its right to present specific images or logos on its partners' Web sites, or stating that Global Sports has infringed their trademarks or copyrights. Global Sports may in the future receive claims that it is engaging in unfair competition or other illegal trade practices. Global Sports may be unsuccessful in defending against these claims, which could result in substantial damages, fines or other penalties. The resolution of a claim could also require Global Sports to change how it does business, redesign its partners' Web sites and other systems or enter into burdensome royalty or licensing agreements. These license or royalty agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Global Sports' insurance coverage may not be adequate to cover every claim that third parties could assert against it. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management's time and disruptions in its business. Any of these claims could also harm its reputation.

Global Sports relies on its developing relationships with online services, search engines, directories and other Web sites and e-commerce businesses to drive traffic to the e-commerce sporting goods businesses it operates. If it is unable to develop or maintain these relationships, its business, financial condition and results of operations could be adversely affected.

   Global Sports is developing relationships with online services, search engines, directories and other Web sites and e-commerce businesses to provide content, advertising banners and other links that link to its partners' Web sites. Global Sports expects to rely on these relationships as significant sources of traffic to its partners' Web sites and to generate new customers. If it is unable to develop satisfactory relationships on acceptable terms, Global Sports' ability to attract new customers could be harmed. Further, many of the parties with which Global Sports may have online advertising arrangements could provide advertising services for other marketers of sporting goods. As a result, these parties may be reluctant to enter into or maintain relationships with Global Sports. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third-parties may result in termination of these types of relationships. Without these relationships, Global Sports may not be able to sufficiently increase its market share and its business, financial condition and results of operations could be adversely affected.

Global Sports' success is dependent upon its executive officers and other key personnel.

   Global Sports' success depends to a significant degree upon the contribution of its executive officers and other key personnel, particularly Michael G. Rubin, Chairman and Chief Executive Officer. Global Sports has employment agreements with some of its executive officers and key personnel. Global Sports cannot be sure, however, that it will be able to retain or attract executive, managerial and other key personnel. Global Sports has obtained key person life insurance for Mr. Rubin in the amount of $7.25 million. Global Sports has not obtained key person life insurance on any of its other executive officers or key personnel.

Global Sports may be unable to hire and retain the skilled personnel necessary to develop its business.

   Global Sports intends to continue to hire a number of skilled personnel. Competition for these individuals is intense, and Global Sports may not be able to attract, assimilate or retain highly qualified personnel in the future. Global Sports' failure to attract and retain the highly trained personnel that are integral to its business may limit its growth rate, which would harm its business.

Global Sports may not be able to compete successfully against current and future competitors, which could harm its margins and its business.

   The e-commerce market is rapidly evolving and extremely competitive. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm Global Sports' business, financial condition and results of operations. Global Sports competes with a variety of companies, including:

  . online sporting goods retailers such as lucy.com;

  . general merchandise e-commerce companies such as Mercata.com, Onsale.com and uBid.com;

  . e-commerce businesses that are associated with full-line sporting good stores such as Dsports.com associated with Dick's Sporting Goods, MVP.com associated with Galyan's and Shopsports.com associated with Copeland's;

  . e-commerce businesses of specialty sporting goods retailers and catalogs such as Footlocker.com and REI.com;

  . e-commerce businesses of traditional general merchandise retailers such as Target.com and WalMart.com; and

  . e-commerce businesses of sporting goods manufacturers such as adidas.com and Nike.com.

   In addition, Global Sports competes with companies that can provide part of its solutions to companies that wish to establish e-commerce sporting goods businesses, including:

  . Web site developers, such as Sapient, Scient and Viant; and

  . third-party fulfillment and customer services providers, such as Fingerhut, Keystone Internet Services and ClientLogic.

   Finally, Global Sports competes with traditional channels of distribution for sporting goods, including full-line sporting goods retailers, specialty sporting goods retailers, general merchandise retailers, catalogs and manufacturers' direct stores.

If Global Sports experiences problems in its fulfillment, warehouse and distribution operations, it could lose customers.

   Although Global Sports operates its own fulfillment center, Global Sports relies upon multiple third parties for the shipment of its products. Global Sports also relies upon certain vendors to ship products directly to its customers. As a result, Global Sports is subject to the risks associated with the ability of these vendors to successfully and timely fulfill and ship customer orders and to successfully handle its inventory delivery services to meet its shipping needs. The failure of these vendors to provide these services, or the termination or interruption of these services, could adversely affect its business, results of operations and financial condition.

Sporting goods and apparel are subject to changing consumer preferences. If Global Sports fails to anticipate these changes, it could experience lower sales, higher inventory markdowns and lower margins.

   Global Sports' success depends upon its ability to anticipate and respond to trends in sporting goods merchandise and consumers' participation in sports. Consumers' tastes in apparel and sporting goods equipment are subject to frequent and significant changes, due in part to manufacturers' efforts to incorporate advanced technologies into some types of sporting goods. In addition, the level of consumer interest in a given sport can fluctuate dramatically. Prior to commencing its e-commerce business, Global Sports' businesses were primarily concentrated in athletic footwear and apparel. Accordingly, Global Sports does not have experience in the full range of sporting goods. If Global Sports fails to identify and respond to changes in sporting goods merchandising and recreational sports participation, its sales could suffer and it could be required to mark down unsold inventory. This would depress its profit margins. In addition, any failure to keep pace with changes in consumers' recreational sports habits could allow its competitors to gain market share which could have an adverse effect on its business, results of operations and financial condition.

High merchandise returns could adversely affect Global Sports' business, financial condition and results of operations.

   Global Sports' policy for allowing its customers to return products is consistent with the policies of each of its partners for which it operates e-commerce sporting goods businesses. Global Sports' ability to handle a large volume of returns is unproven. If merchandise returns are significant, its business, financial condition and results of operations could be adversely affected.

Global Sports may be subject to product liability claims that could be costly and time-consuming.

   Global Sports sells products manufactured by third parties, some of which may be defective. If any product that it sells were to cause physical injury or injury to property, the injured party or parties could bring claims against Global Sports as the retailer of the product. Global Sports' insurance coverage may not be adequate to cover every claim that could be asserted. Similarly, Global Sports could be subject to claims that users of its partners' Web sites were harmed due to their reliance on its product information, product selection guides, advice or instructions. If a successful claim were brought against Global Sports in excess of its insurance coverage, it could adversely affect its business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on its business.

Global Sports may be liable if third parties misappropriate its customers' personal information.

   If third parties are able to penetrate Global Sports' network security or otherwise misappropriate its customers' personal information or credit card information, Global Sports could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect Global Sports' business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. Global Sports could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate its privacy practices.

Global Sports is controlled by certain principal stockholders.

   As of November 7, 2000, Michael G. Rubin, Global Sports' Chairman and Chief Executive Officer, beneficially owned 30.0%, funds affiliated with SOFTBANK America Inc., or SOFTBANK, beneficially owned 32.3% and Interactive Technology Holdings, LLC, or ITH, a joint venture company formed by Comcast Corporation and QVC, Inc., beneficially owned 18.7% of Global Sports' outstanding common stock. Should they decide to act together, Mr. Rubin, SOFTBANK and ITH would be in a position to exercise control over most matters requiring stockholder approval, including the election or removal of directors, approval of significant corporate transactions, and the ability generally to direct Global Sports' affairs. Furthermore, the stock purchase agreements pursuant to which SOFTBANK and ITH acquired their shares of Global Sports' common stock provide that SOFTBANK has the right to designate up to three members of Global Sports' board and ITH has the right to designate up to two members of Global Sports' board. This concentration of ownership and SOFTBANK's and ITH's right to designate members to Global Sports' board may have the effect of delaying or preventing a change in control of Global Sports, including transactions where stockholders might otherwise receive a premium over current market prices for their shares.

There are risks associated with potential acquisitions. As a result, Global Sports may not achieve the expected benefits of potential acquisitions.

   If Global Sports is presented with appropriate opportunities, it may make investments in complementary companies, products or technologies or it may purchase other companies. Global Sports may not realize the anticipated benefits of any investment or acquisition. Global Sports may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into its business. Any acquisition may further strain its existing financial and managerial controls and reporting systems and procedures. In addition, key personnel of the acquired company may decide not to work for Global Sports. These difficulties could disrupt its ongoing business, distract its management and employees or increase its expenses. Further, the physical expansion in facilities that would occur as a result of any acquisition may result in disruptions that seriously impair its business. Finally, Global Sports may have to incur debt or issue equity securities to pay for any acquisitions or investments, the issuance of which could be dilutive to its stockholders.

Global Sports may expand its business internationally, causing its business to become increasingly susceptible to numerous international business risks and challenges that could affect its profitability.

   Global Sports believes that the current globalization of the economy requires businesses to consider pursuing international expansion. In the future, Global Sports may expand into international markets. International sales are subject to inherent risks and challenges that could adversely affect its profitability, including:

  . the need to develop new supplier and manufacturer relationships, particularly because major sporting good manufacturers may require that its international operations deal with local distributors;

  . unexpected changes in international regulatory requirements and tariffs;

  . difficulties in staffing and managing foreign operations;

  . longer payment cycles from credit card companies;

  . greater difficulty in accounts receivable collection;

  . potential adverse tax consequences;

  . price controls or other restrictions on foreign currency; and

  . difficulties in obtaining export and import licenses.

   To the extent Global Sports generates international sales in the future, any negative impact on its international business could negatively impact its business, operating results and financial condition as a whole. In particular, gains and losses on the conversion of foreign payments into United States dollars may contribute to fluctuations in its results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from dollar-denominated international sales.

Global Sports' success is tied to the continued growth in the use of the Internet and the adequacy of the Internet infrastructure.

   Global Sports' future success is substantially dependent upon continued growth in the use of the Internet. The number of users and advertisers on the Internet may not increase and commerce over the Internet may not become more accepted and widespread for a number of reasons, including:

  . actual or perceived lack of security of information or privacy protection, including credit card numbers;

  . lack of access and ease of use;

  . congestion of traffic on the Internet;

  . inconsistent quality of service and lack of availability of cost-effective, high-speed service;

  . possible disruptions, computer viruses or other damage to the Internet servers or to users' computers;

  . excessive governmental regulation;

  . uncertainty regarding intellectual property ownership; and

  . lack of high-speed modems and other communications equipment.

   Published reports have also indicated that growth in the use of the Internet has resulted in users experiencing delays, transmission errors and other difficulties. As currently configured, the Internet may not support an increase in the number or requirements of users. In addition, there have been outages and delays on the Internet as a result of damage to the current infrastructure. The amount of traffic on Global Sports' partners' Web sites could be materially affected if there are outages or delays in the future. The use of the Internet may also decline if there are delays in the development or adoption of modifications by third parties that are required to support increased levels of activity on the Internet. If none of the foregoing changes occur, or if the Internet does not become a viable commercial medium, Global Sports' business, results of operations and financial condition could be materially adversely affected. In addition, even if those changes occur, Global Sports may be required to spend significant capital to adapt its operations to any new or emerging technologies relating to the Internet.

The technology of the Internet is changing rapidly and could render the Web sites which Global Sports operates obsolete.

   The technology of the Internet and e-commerce is evolving rapidly for many reasons, including:

  . customers frequently changing their requirements and preferences;

  . competitors frequently introducing new products and services; and

  . industry associations and others creating new industry standards and practices.

   These changes could render the Web sites that Global Sports operates obsolete. Global Sports' ability to attract customers could be seriously impaired if it does not accomplish the following tasks:

  . continually enhance and improve its partners' Web sites;

  . identify, select and obtain leading technologies useful in its business;
    and

  . respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Customers may be unwilling to use the Internet to purchase goods.

   Global Sports' long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. The failure of the Internet to develop into an effective commercial tool would seriously damage Global Sports' future operations. E-commerce is a relatively new concept, and large numbers of customers may not begin or continue to use the Internet to purchase goods. The demand for and acceptance of products sold over the Internet are highly uncertain, and most e-commerce businesses have a short track record. If consumers are unwilling to use the Internet to conduct business, Global Sports' business may not develop profitably. The Internet may not succeed as a medium of commerce because of delays in developing elements of the needed Internet infrastructure, such as a reliable network, high-speed modems, high-speed communication lines and other enabling technologies.

The security risks of e-commerce may discourage customers from purchasing goods from Global Sports.

   In order for the e-commerce market to develop successfully, Global Sports and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of Global Sports' partners' Web sites and choose not to purchase from those Web sites. If someone is able to circumvent Global Sports' security measures, he or she could destroy or steal valuable information or disrupt the operation of its partners' Web sites. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Global Sports' security measures may not effectively prohibit others from obtaining improper access to the information on its partners' Web sites. Any security breach could expose Global Sports to risks of loss, litigation and liability and could seriously disrupt its operations.

Credit card fraud could adversely affect Global Sports' business.

   Global Sports does not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce Global Sports' net revenues and its gross margin. Global Sports has put in place technology to help it detect the fraudulent use of credit card information. To date, Global Sports has not suffered material losses related to credit card fraud. However, Global Sports may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, Global Sports is liable for fraudulent credit card transactions because it does not obtain a cardholder's signature.

If one or more states successfully assert that Global Sports should collect sales or other taxes on the sale of its merchandise, its business could be harmed.

   Global Sports does not currently collect sales or other similar taxes for physical shipments of goods into states other than Kentucky and Pennsylvania. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on Global Sports and other out-of-state companies that engage in online commerce. Global Sports' business could be adversely affected if one or more states or any foreign country successfully asserts that Global Sports should collect sales or other taxes on the sale of its merchandise.

Global Sports' business is subject to United States and foreign governmental regulation of the Internet and taxation.

   Congress and various state and local governments have recently passed legislation that regulates various aspects of the Internet, including online content, copyright infringement, user privacy, sales and advertising of certain products and services and taxation. In addition, federal, state, local and foreign governmental organizations are also considering legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership. A number of proposals have been made at the state and local level that would impose taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect Global Sports' future business, results of operation and financial condition.

   In addition, United States and foreign laws regulate Global Sports' ability to use customer information and to develop, buy and sell mailing lists. New restrictions in this area could limit Global Sports' ability to operate as planned and result in significant compliance costs.

Regulations imposed by the Federal Trade Commission may adversely affect the growth of Global Sports' Internet business or its marketing efforts.

   The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. In addition, bills pending in Congress would extend online privacy protections to adults. Laws and regulations of this kind may include requirements that Global Sports establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct and delete personal information stored by Global Sports. These regulations may also include enforcement and remedial provisions. Even in the absence of those regulations, the Federal Trade Commission has begun investigations into the privacy practices of other companies that collect information on the Internet. One investigation resulted in a consent decree under which an Internet company agreed to establish programs to implement the principles noted above. Global Sports could become a party to a similar investigation or enforcement proceeding, or the Federal Trade Commission's regulatory and enforcement efforts may harm its ability to collect demographic and personal information from users, which could be costly or adversely affect its marketing efforts.

Global Sports has never paid dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

   Global Sports has never paid cash dividends on its common stock and does not anticipate that any cash dividends will be declared or paid in the foreseeable future.

It may be difficult for a third party to acquire Global Sports and this could depress its stock price.

   Pursuant to Global Sports' amended and restated certificate of incorporation, Global Sports has authorized a class of 1,000,000 shares of preferred stock, which the board of directors may issue with terms, rights, preferences and designations as the board may determine and without any vote of the stockholders, unless otherwise required by law. Issuing the preferred stock, depending upon the terms, rights, preferences and designations set by the board, may delay, deter or prevent a change in control of Global Sports. Issuing additional shares of common stock could result in dilution of the voting power of the current holders of Global Sports' common stock. In addition, "anti-takeover" provisions of Delaware law may restrict the ability of the stockholders to approve a merger or business combination or obtain control of Global Sports.

There are limitations on the liabilities of Global Sports' directors.

   Pursuant to its amended and restated certificate of incorporation and under Delaware law, Global Sports' directors are not liable to it or its stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director's duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit.

There are risks relating to Global Sports' Year 2000 compliance.

   Many existing computer software programs and operating systems were designed such that the year 1999 is the maximum date that many computer systems will be able to process. Global Sports addressed the potential problems posed by this limitation in its systems software to assure that it was prepared for the Year 2000. Global Sports did not incur any Year 2000 problem as a result of the passage of January 1, 2000. However, it is possible that problems may occur even after arrival of the Year 2000. If Global Sports or third parties with which it conducts material business experience problems caused by Year 2000 problems, there may be a material adverse effect on Global Sports' results of operations.

Risks Relating to Fogdog

Fogdog expects significant increases in its operating expenses and continuing losses.

   Fogdog incurred a cumulative net loss of $80.8 million for the period from inception through September 30, 2000. Fogdog's net loss for the year ended December 31, 1999 was $29.6 million and for the year ended December 31, 1998 was $4.1 million. Its net loss for the nine months ended September 30, 2000 was $45.5 million. To date, Fogdog has not achieved profitability. Fogdog may not obtain enough customer traffic or a high enough volume of purchases to generate sufficient revenues and achieve profitability. Fogdog believes that it will continue to incur operating losses and net losses for the next several years, and, while it has adopted a strategy of controlling operating expenses while increasing revenues at a more moderate pace, the rate at which Fogdog will incur losses may increase significantly from current levels. While Fogdog is focused on controlling operating expenses, Fogdog may again in the future increase operating expenses substantially as it:

  . increases its sales and marketing activities, particularly advertising efforts;

  . provides its customers with promotional benefits;

  . increases its general and administrative functions to support its growing operations;

  . expands its customer support and sports consultant staffs to better serve customer needs;

  . develops enhanced technologies and features to improve its Web site;

  . enhances its distribution and order fulfillment capabilities; and

  . expands third-party distribution facilities or possibly buys or builds its own.

   Because Fogdog would spend these amounts before receiving any revenues from these efforts, Fogdog's losses would be greater than the losses it would incur if it developed its business more slowly. In addition, Fogdog may find that its efforts are more expensive than anticipated, which would further increase its losses. Also, the timing of these expenses may contribute to fluctuations in Fogdog's quarterly operating results.

Fogdog's operating results are volatile and difficult to predict. If Fogdog fails to meet the expectations of public market analysts and investors, the market price of its common stock may decline significantly.

   Fogdog's annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. Because its operating results are volatile and difficult to predict, Fogdog believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. Fogdog has in the past and it is likely that Fogdog may in some future quarters have operating results that fall below the expectations of securities analysts and investors. In this event, the trading price of Fogdog's common stock may decline significantly. Factors that may harm Fogdog's business or cause its operating results to fluctuate include the following:

  . Fogdog's inability to obtain new customers at a reasonable cost, retain existing customers or encourage repeat purchases;

  . decreases in the number of visitors to Fogdog's Web site or its inability to convert visitors to its Web site into customers;

  . the mix of sporting goods, apparel, footwear and other products sold by Fogdog;

  . Fogdog's inability to manage inventory levels;

  . Fogdog's inability to adequately maintain, upgrade and develop its Web site, the systems that Fogdog uses to process customers' orders and payments or its computer network;

  . the ability of Fogdog competitors to offer new or enhanced Web sites, services or products;

  . price competition;

  . fluctuations in the demand for sporting goods associated with sports events, movies, television and other entertainment events;

  . fluctuations in the amount of consumer spending on sporting goods and related products, which tend to be discretionary spending items;

  . the termination of existing marketing relationships with key business partners or failure to develop new ones;

  . increases in the cost of online or offline advertising;

  . the amount and timing of operating costs and capital expenditures relating to expansion of Fogdog's operations;

  . unexpected increases in shipping costs or delivery times, particularly during the holiday season; and

  . technical difficulties, system downtime or Internet slowdowns.

A number of factors will cause Fogdog's gross margins to fluctuate in future periods, including the mix of products it sells, inventory management, inbound and outbound shipping and inbound handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Any change in one or more of these factors could reduce Fogdog's gross margins in future periods. In addition, pursuant to an agreement with Global Sports, Fogdog agreed to the sale of a portion of its inventory to Global Sports. Under the terms of the agreement, Global Sports will bear the risk of owning this inventory and will provide fulfillment services to Fogdog under an interim operating agreement, which will likely cause Fogdog's gross margin to decline.

Fogdog's stock price is subject to fluctuation, which could result in substantial losses for investors.

   The market price for Fogdog's common stock has and will continue to vary. This could result in substantial losses for investors. The market price of its common stock may fluctuate significantly in response to a number of factors, some of which are beyond its control. These factors include:

  . changes in financial estimates by securities analysts;

  . publicity about Fogdog, its products and services, its competitors or e-commerce in general;

  . any future sales of its common stock or other securities;

  . stock market price and volume fluctuations of publicly-traded companies in general and Internet-related and e-commerce companies in particular;

  . fluctuations in the price of the common stock of Global Sports which, based on the fixed exchange ratio provided for in the merger agreement with Global Sports and investors' belief that the merger will be consummated at such stock price, may affect the market price of Fogdog common stock; and

  . possible de-listing of Fogdog's common stock from The Nasdaq National
    Market System due to the consistently low trading price of its common stock.

   The trading prices of Internet-related companies and e-commerce companies have been especially volatile and many have fallen since reaching near historical highs in prior months, including many companies which have fallen to historic lows. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Fogdog may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm Fogdog's business and operating results.

If Fogdog is unable to comply with The Nasdaq National Market's rules, Fogdog's common stock may be delisted.

   On November 6, 2000, Fogdog received a letter from The Nasdaq Stock Market, Inc. stating that it had failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days, which is required for continued listing on The Nasdaq National Market. Fogdog has until February 5, 2001 to demonstrate compliance with this rule. If Fogdog is not able to demonstrate compliance with this rule on or before February 5, 2001, then Fogdog's common stock will be delisted at the opening of business on February 7, 2001. If Fogdog's common stock is delisted, it would seriously limit the liquidity of its common stock or harm its business.

Seasonal fluctuations in the sales of sporting goods could cause wide fluctuations in Fogdog's quarterly results.

   Fogdog has experienced and expects to continue to experience seasonal fluctuations in its revenues. These seasonal patterns will cause quarterly fluctuations in its operating results. In particular, the fourth calendar quarter accounted for a large percentage of its total annual sales for 1999. The fourth calendar quarter may account for a large percentage of its total annual sales in 2000 and future years. Fogdog's agreement with Global Sports prevents it from hiring additional staff and increasing its inventory levels except under certain limited circumstances and with the prior consent of Global Sports. If revenues are below seasonal expectations during this quarter, its annual operating results could be below the expectations of securities analysts and investors. In the future, Fogdog's seasonal sales patterns may become more pronounced, may strain its personnel, product distribution and shipment activities and may cause a shortfall in revenues as compared to expenses in a given period.

Fogdog's limited operating history makes forecasting difficult. Because most of Fogdog's expenses are based on planned operating results, failure to accurately forecast revenues could cause net losses in a given quarter to be greater than expected.

   As a result of Fogdog's limited operating history, it is difficult to accurately forecast Fogdog's revenues and Fogdog has limited meaningful historical financial data upon which to base planned operating expenses. Fogdog was incorporated in October 1994. Fogdog started as a Web site design company and derived most of its revenues from the sale of Web development services until August 1998, when Fogdog stopped selling those services. Fogdog began selling products on its Web site only in November 1998. Fogdog's results since that time will not be comparable to its prior results. Fogdog bases its current and future expense levels on its operating plans, expected traffic and purchases from its Web site and estimates of future revenues, and Fogdog's significant expenses are to a large extent fixed in the short term. Fogdog's sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders it receives. As a result, Fogdog may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause its net loss in a given quarter to be greater than expected. Fogdog's recent focus on controlling operating expenses includes reducing dramatically its on-line and off-line advertising. Given Fogdog's limited operating history, it is difficult to predict the effects of lower advertising on demand for Fogdog's products and services. To the extent decreases in advertising result in a substantial decrease in visitors to Fogdog's Web site, revenues in future periods may fall below expectations of securities analysts.

Fogdog has been unable to fund its operations with the cash generated from its business. If Fogdog does not generate cash sufficient to fund its operations, it may need additional financing to continue its growth or its growth may be limited.

   To date, Fogdog has funded its operations from the sale of equity securities and has not generated sufficient cash from operations. Cash from revenues must increase significantly for Fogdog to fund anticipated operating expenses internally. If Fogdog's cash flows are insufficient to fund these expenses, it may need to fund its growth through additional debt or equity financing or reduce costs. Fogdog's merger agreement with Global Sports precludes the issuance of debt or equity securities, except in certain limited circumstances with the prior consent of Global Sports.

   Further, Fogdog may not be able to obtain financing on satisfactory terms. Fogdog's inability to finance its growth, either internally or externally, may limit its growth potential and its ability to execute its business strategy. If Fogdog issues securities to raise capital, its existing stockholders may experience additional dilution or the new securities may have rights senior to those of its common stock.

Fogdog must maintain relationships with its distributors and manufacturers to obtain sufficient quantities of quality merchandise on acceptable commercial terms. If Fogdog fails to maintain its relationships with those parties on acceptable terms, its sales and profitability could suffer.

   Because Fogdog relies primarily on product manufacturers and third-party distributors to stock the products Fogdog offers, its business would be seriously harmed if Fogdog were unable to develop and maintain relationships with suppliers that allow it to obtain sufficient quantities of quality merchandise on acceptable terms. Fogdog's product orders are fulfilled by more than 90 distributors and manufacturers. However, its contracts or arrangements with these parties do not guarantee the availability of merchandise, establish guaranteed prices or provide for the continuation of particular pricing practices. In addition, Fogdog does not have a written contract with most of its major suppliers. Although Fogdog has alternative sources of supply for a small percentage of the products it offers, Fogdog may have difficulty establishing alternative sources for many of its products. Fogdog's current suppliers may not continue to sell products to it on current terms or at all, and Fogdog may not be able to establish new supply relationships to ensure delivery of merchandise in a timely and efficient manner or on terms acceptable to Fogdog. Some sporting goods manufacturers may be slow to adopt the use of the Internet as a distribution channel. In addition, Fogdog's supply contracts typically do not restrict a supplier from selling products to other retailers, which could limit Fogdog's ability to supply the quantity of merchandise requested by its customers. If Fogdog cannot supply its products to consumers at acceptable prices, Fogdog may lose sales and market share as consumers make purchases elsewhere. Further, an increase in supply costs could cause its operating losses to increase beyond current expectations.

If Fogdog is unable to establish and maintain relationships with key brand manufacturers, its sales will decrease.

   If Fogdog is unable to establish and maintain relationships with important brand manufacturers, Fogdog may be unable to obtain sufficient quantities of popular products and in-depth product information. This could result in lower sales. Fogdog has never derived more than 50% of its revenues in any quarter from products purchased directly from manufacturers, although Fogdog cannot predict whether it will exceed this percentage in future periods. For the nine months ended September 30, 2000, Fogdog derived approximately 19% of its net revenues from sales of Nike. Fogdog entered into an agreement with Nike in September 1999 that gives it access to Nike's generally available product lines and product information, as well as advance availability of mutually agreed upon, newly released Nike products. However, this agreement has a term of only two years and is subject to earlier termination if Fogdog breaches the agreement. Moreover, Nike is not legally obligated to sell Fogdog any quantity of product or deliver on any particular schedule. Also, Fogdog's purchases from Nike's online affiliate are subject to similar limitations. It is unclear what effect the proposed merger with Global Sports may have on Fogdog's relationship with Nike. Nike, at its sole discretion, has the right to consent to the assignment of the operating agreement by Fogdog to Global Sports or any other third party. Nike may choose to terminate its agreement with Fogdog upon completion of the merger. If its relationship with Nike deteriorates, its business and reputation could be seriously harmed. In addition, Fogdog believes its relationship with Nike has caused other existing suppliers or could cause future suppliers to modify their existing relationships with Fogdog or prevent new relationships from being formed. Fogdog believes that some of Nike's competitors have been and may in the future be reluctant to enter into an agreement with Fogdog or to provide products for sale on its online store because of its agreement with Nike. For example, Fogdog believes that some competitors may not want to be featured on its Web site because of Nike's involvement with Fogdog. Also, Fogdog believes that Nike's competitors may fear that Nike may use its relationship with Fogdog to attempt to gain access to competitive information concerning those competitors.

   Fogdog has experienced difficulty in obtaining sufficient product allocations from some of its key vendors. If Fogdog has to rely exclusively on distributors and not manufacturers, Fogdog may not be able to obtain the types and quantities of the products Fogdog desires because of varying demand from their other customers or temporal limitations on the availability of products from their suppliers. In addition, Nike and some of Fogdog's other key vendors have established, and may continue to expand, their own online retailing efforts, which may impair Fogdog's ability to acquire sufficient product allocations from these vendors. In connection with this expansion, or a decision by manufacturers not to offer products online or through Fogdog's Web site, manufacturers have asked Fogdog and may in the future ask Fogdog to remove their products from its Web site.

Fogdog depends on third parties to fulfill all of its customer orders, and any problems with these parties could impair its operating results and harm its reputation.

   Currently, Fogdog relies primarily on third-party distributors and product manufacturers to fulfill its customers' orders. These fulfillment partners are responsible for packaging products and arranging for them to be shipped to its customers. Fogdog may be unable to ensure that its fulfillment partners fill its customers' orders accurately and that orders are shipped promptly and in appropriate packaging. In addition, Fogdog has no written contracts with some of these fulfillment partners, and its contracts with the others are generally terminable upon short notice. Fogdog is working on transitioning its inventory management and distribution logistics to Global Sports under an interim operating agreement. If this transition is not successful, disruptions in Fogdog's distribution services may result. If any of its existing fulfillment arrangements were to be terminated, Fogdog's business could be disrupted and Fogdog could incur significant costs in attempting to make alternative arrangements. Fogdog's distribution network is also heavily dependent upon third-party carriers, primarily United Parcel Service, for product shipments. UPS accounted for approximately 75% of its customer shipments by units for the three months ended September 30, 2000. Fogdog is therefore subject to the risk that labor shortages, strikes, inclement weather or other factors may limit the ability of UPS and other carriers to meet its shipping needs. Fogdog's shippers' failure to deliver products to its customers in a timely manner would damage its brand and adversely affect its operating results. If UPS or its other existing shippers are unable or unwilling to deliver its products to its customers, Fogdog would need to arrange for alternative carriers. Fogdog may be unable to engage an alternative carrier on a timely basis or upon terms favorable to Fogdog. Changing carriers would likely disrupt Fogdog's business.

If Fogdog fails to expand its fulfillment operations successfully, sales could fall below expectations and Fogdog could incur unexpected costs.

   Fogdog must be able to fill customer orders quickly and efficiently. If Fogdog does not expand its fulfillment operations and systems to accommodate increases in demand, particularly during the peak holiday selling season, it will not be able to increase its net sales in accordance with the expectations of securities analysts and investors. Fogdog is working on transitioning its inventory management and distribution logistics to Global Sports under an interim operating agreement during this period. Fogdog cannot guarantee that this transition will not affect its ability to accommodate increases in demand during the peak holiday season. Fogdog may add to the capacity of its distribution network by entering into agreements with additional fulfillment partners. Fogdog cannot guarantee that it will be able to enter into any such agreements on terms acceptable to it or at all. It may be difficult for Fogdog to assimilate new partners into its distribution system. Fogdog may be unable to secure these additional partners or integrate their systems and technologies into Fogdog's. If Fogdog fails to do so, it may lose sales and its reputation for prompt delivery and customer service would suffer. Even if Fogdog is successful in expanding its distribution network, its planned expansion may cause disruptions in its business and its fulfillment operations may be inadequate to accommodate increases in customer demand.

High merchandise returns could adversely affect Fogdog's financial condition and results of operations.

   Fogdog allows its customers to return products within 45 days for a full refund. Fogdog makes allowances in its financial statements for anticipated merchandise returns based on historical return rates. However, actual returns may exceed its allowances. If merchandise returns increase significantly or exceed its allowances, its financial condition and results of operations could be adversely affected.

Fogdog may have to write down the value of its inventory if consumer demand changes after Fogdog orders products.

   Although Fogdog currently relies primarily on its distributors and brand name suppliers to carry the inventory available for purchase on its site, Fogdog has increased the amount of inventory it carries and the percentage of sales made from its own inventory has increased. In October 2000, Fogdog sold a portion of its inventory to Global Sports. However, if the proposed merger with Global Sports is not consummated, Fogdog may continue to increase its inventory levels, and the percentage of sales made from its own inventory may continue to rise. As a result, it will be critical to its success that Fogdog accurately predict the rapidly changing trends in consumer preferences for sporting goods, and that it does not overstock unpopular products. Predicting these trends is difficult. If demand for one or more of its products falls short of expectations, Fogdog may be required to take significant inventory markdowns, which could reduce its net sales and gross margins. In addition, to the extent that demand for its products increases over time, Fogdog may be forced to increase inventory levels. Any increase would subject Fogdog to additional inventory risks.

Fogdog relies substantially on its relationships with online services, search engines and directories to drive traffic to its Web site. If these relationships do not continue, it will be difficult for Fogdog to increase market share and achieve profitability.

   Fogdog has relationships with online services, search engines and directories to provide content and advertising banners that link to its Web site. Fogdog relies on these relationships as significant sources of traffic to its Web site and, therefore, new customers. However, these relationships are generally terminable on short notice, and they may not be available to Fogdog in the future on acceptable terms. If Fogdog is unable to maintain satisfactory relationships with high-traffic Web sites on acceptable terms, its ability to attract new customers and enhance its brand could be harmed. Further, many of the Web sites with which Fogdog has existing or potential online advertising arrangements may also provide advertising services for other marketers of sporting goods. As a result, these sites may be reluctant to enter into or maintain relationships with Fogdog. Fogdog's online advertising efforts may require costly, long-term commitments. Fogdog may not achieve sufficient online traffic or product purchases to realize sufficient sales to compensate for its significant obligations to these sites. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third-party Web sites would likely reduce its profit margins and may result in termination of these types of relationships. Fogdog is currently reevaluating its on-line marketing agreements and seeking to renegotiate or terminate poorly performing deals. If Fogdog is unable to implement cost effective customer acquisition programs, it may be difficult or impossible to increase revenues to a level that will allow it to achieve profitability.

Because a key element of Fogdog's strategy is to generate a high volume of traffic on its Web site, its business could be harmed by capacity constraints.

   A key element of Fogdog's strategy is to generate a high volume of traffic on, and use of, its Web site, www.fogdog.com. Accordingly, the satisfactory performance, reliability and availability of its Web site, transaction-processing systems and network infrastructure are critical to its reputation and its ability to attract and retain customers and maintain adequate customer service levels. Fogdog's revenue depends upon the number of visitors who shop on its Web site and the volume of orders that Fogdog can fulfill. Any system interruptions that result in the unavailability of its Web site or reduced order fulfillment would reduce the volume of goods that Fogdog sells and the attractiveness of its product offerings. Fogdog has experienced periodic system interruptions in the past, and Fogdog believes that system interruptions may continue to occur in the future. Any substantial increase in the volume of traffic on its Web site or the number of orders placed by customers will require that Fogdog expand and upgrade its technology, transaction-processing systems and network infrastructure. Fogdog may not be able to accurately project the rate or timing of increases, if any, in the use of its Web site or timely expand and upgrade its technology, transaction-processing systems and network infrastructure to accommodate these increases.

Fogdog's vital computer and communications hardware and software systems are vulnerable to damage and interruption which could harm its business.

   Fogdog's success, in particular its ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends upon the efficient and uninterrupted operation of its computer and communications hardware and software systems. Fogdog uses internally developed systems for its Web site and some aspects of transaction processing, including customer profiling and order verifications. Fogdog's systems and operations are vulnerable to damage or interruption from:

  . earthquake, fire, flood and other natural disasters;

  . power loss, computer systems failures, Internet and telecommunications or data network failure, operator negligence, improper operation by or supervision of employees, physical and electronic loss of data or security breaches, misappropriation and similar events; and

  . computer viruses.

   In the past, a number of online retailers have been the target of "denial of service" attacks by outside third parties. These attacks seek to overburden online companies' capacity so that others trying to access the Web site cannot do so. If Fogdog is the victim of a successful attack of this kind resulting in denial of access to its customers, its business, reputation, operations and financial condition may be adversely affected. Further, Fogdog may be the target of other types of computer attacks and hacking by third parties which could have similar adverse effects.

   In addition, Fogdog maintains its servers at the site of a third party, Exodus Communications, Inc., in Santa Clara, California. Fogdog cannot control the maintenance and operation of this site, which is also susceptible to similar disasters and problems. Fogdog has no formal disaster recovery plan, and its insurance policies may not adequately compensate it for any losses that it may incur. Any system failure that causes an interruption in its service or a decrease in responsiveness could harm its relationships with its customers and result in reduced revenues.

Establishing the Fogdog brand quickly and cost-effectively is central to Fogdog's success. If Fogdog does not establish the Fogdog brand quickly, it may not capture sufficient market share or increase revenues enough to achieve profitability.

   Fogdog believes that it must, consistent with its new marketing strategy, establish, maintain and enhance the Fogdog brand to attract more customers to its Web site and to generate revenues from product sales. Brand recognition and customer loyalty will become increasingly important as more companies with well-established brands in online services or the sporting goods industry offer competing services on the Internet. For example, existing sporting goods retailers with established brand names may establish a competing online presence and existing online providers with better name recognition than Fogdog may begin selling sporting goods. Establishing the Fogdog brand as a widely recognized and trusted source of sporting goods will depend largely on its success in providing a high-quality online experience supported by a high level of customer service, which cannot be assured. Fogdog has reduced the amount of spending on programs designed to create and maintain strong brand loyalty among customers. The Fogdog brand may not be able to grow with reduced market spending.

Fogdog's inability to secure and protect its Internet domain name may adversely affect its business operation.

   The www.fogdog.com Internet domain name is Fogdog's brand on the Internet. In October 1999, a third party challenged the use of the domain name as a violation of a registered trademark. If Fogdog is unable to adequately protect its Internet domain name, its trademarks and other intellectual property rights, or must incur costs in doing so, its business could be harmed. The acquisition and maintenance of Internet domain names generally is regulated by governmental agencies and their designees. Until recently, Network Solutions, Inc. was the exclusive registrar for the ".com," ".net" and ".org" generic top-level Internet domains in the U.S. In April 1999, however, the Internet Corporation for Assigned Names and Numbers, or ICANN, a new global non-profit corporation formed to oversee a set of the Internet's core technical management functions, opened the market for registering Internet domain names to an initial group of five companies. Network Solutions, Inc.

still maintains the registry containing all the registrations in the generic top-level Internet domains. The market for registering these Internet domain names in the U.S. and in foreign countries is expected to undergo further changes in the near future. Fogdog expects the requirements for registering Internet domain names also to be affected. The relationship between regulations governing Internet domain names and laws protecting trademarks and similar proprietary rights is unclear. Fogdog may be unable to prevent third parties from acquiring Internet domain names that are similar to, infringe upon or otherwise decrease the value of its Internet domain name, its trademarks and other intellectual property rights used by Fogdog, and it may need to protect its rights through litigation.

Fogdog may not be able to compete successfully against current and future competitors, which could harm its margins and its business.

   The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm Fogdog's net sales and results of operations. Fogdog expects competition to intensify in the future because current and new competitors can enter its market with little difficulty and can launch new Web sites at a relatively low cost.

   In addition, the development of new technologies and the expansion of existing technologies, such as price comparison programs that select specific products from a variety of Web sites, may increase competitive pressures on Fogdog. Fogdog currently or potentially competes with a variety of other companies, including:

  . retailers selling sporting goods exclusively online such as MVP.com, which has partner relationships with Sportsline.com and Galyan's;

  . traditional, store-based, national chain sporting goods retailers such as the Venator Group (Footlocker brands and Champs);

  . traditional, store-based, national chain outdoor equipment retailers, such as REI;

  . traditional, store-based, national chain athletic footwear retailers, such as Footstar, Inc.;

  . traditional, store-based, regional chain sporting goods retailers such as Gart's, Dick's Sporting Goods and Galyan's;

  . major discount retailers, such as Wal-Mart, Kmart and Target;

  . catalog sporting goods retailers, such as Eastbay, TSI and Edwin Watts;

  . numerous traditional local sporting goods and outdoor activity stores;

  . online efforts of these traditional retailers, including the online stores operated by Dick's Sporting Goods, Copeland's and REI;

  . vendors of sporting goods that currently sell some of their products directly online, such as K-Swiss and Patagonia;

  . Internet portals and online service providers that feature shopping services, such as AOL, Excite@Home, GO Network and Lycos;

  . other online retailers that include sporting goods as part of their product offerings, such as Onsale and Buy.com; and

  . physical and online stores of entertainment entities that sell sporting goods and fan memorabilia, such as ESPN.com and CBS Sportsline.

   There are no assurances that Fogdog will be able to be competitive against current or potential competitors. Many of its traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than Fogdog does. Many of these competitors have well established relationships with manufacturers, more extensive knowledge about Fogdog's industry and can devote substantially more resources to Web site development and advertising. In addition, new competitors may emerge in the future and larger, well-established and well-financed entities may join with online competitors or sporting goods suppliers as the use of the Internet and other online services increases. New competitors may have the ability to attract customers through innovative ways, including endorsements by sports celebrities.

   Fogdog's competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than Fogdog can. Furthermore, Fogdog's competitors may be able to secure a broader range of products from or otherwise develop close relationships with primary vendors. Some competitors may price their products below cost in an attempt to gain market share. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.

Fogdog may be unable to hire and retain the skilled personnel necessary to develop its business.

   Fogdog has adopted a strategy of controlling operating expenses while increasing revenues at a more moderate pace, and it intends to limit hiring to selected key positions. Competition for these individuals is, however, intense, and Fogdog may not be able to attract, assimilate or retain highly qualified personnel in the future. In the event that the proposed merger with Global Sports is not consummated and Fogdog adopts a strategy to grow its business, Fogdog may again increase its staff and its failure to attract and retain the highly trained personnel that are integral to its business may limit its growth rate, which would harm its business.

Fogdog is dependent upon its chief executive officer for its future success.

   Fogdog's future success depends to a significant degree on the skills, experience and efforts of Timothy Harrington, its President and Chief Executive Officer. The loss of the services of Mr. Harrington could harm its business and operations. In addition, Fogdog has not obtained key person life insurance on Mr. Harrington. If Mr. Harrington leaves or is seriously injured and unable to work and Fogdog is unable to find a qualified replacement, its business could be harmed.

Fogdog has experienced significant growth in its business in the past and any inability to manage this growth and any future growth could harm its business.

   Fogdog's historical growth has placed, and further growth, if any, is likely to continue to place, a significant strain on its management, administrative resources, software and systems. Any failure to manage growth effectively could seriously harm its business. Fogdog has grown from 55 employees on March 31, 1999 to 146 employees on September 30, 2000. To be successful, Fogdog will need to continue to implement management information systems and improve its operating, administrative, financial and accounting systems and controls. Fogdog will also need to train new employees and maintain close coordination among its executive, accounting, finance, marketing, sales and operations organizations. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention.

If the protection of Fogdog's trademark and proprietary rights is inadequate, Fogdog's brand and reputation could be damaged and Fogdog could lose customers.

   The steps Fogdog takes to protect its proprietary rights may be inadequate. Fogdog regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success. Fogdog relies on trademark and copyright law, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect its proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use its intellectual property without authorization. Fogdog has applied to register the trademark "Fogdog" in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which Fogdog will sell its products and services online. If Fogdog becomes involved in litigation to defend its intellectual property rights, it may have to spend significant amounts of money, and the litigation could divert management's time and efforts.

Fogdog may be subject to intellectual property claims that could be costly and could disrupt Fogdog's business.

   Third parties have in the past and may in the future assert that Fogdog's business or technologies infringe their intellectual property rights. From time to time, Fogdog has received notices from third parties questioning its right to present specific images or mention athletes' names on its Web site, or stating that Fogdog has infringed their trademarks or copyrights. In addition, in June 1999 Fogdog received a letter from a third party stating his belief that Fogdog's Internet marketing activities infringe a patent for a home shopping device and inviting Fogdog to license this technology. Also, in October 1999 Fogdog received a letter from a third party alleging that its use of the trademark "Fogdog" and the domain name for Fogdog's Web site fogdog.com infringed a registered trademark licensed by this third party, and further alleging unfair competition under state and federal trademark law. In January 2000, Fogdog received a letter from a third party stating his belief that its Web site induces infringement by others of a patent for a remote query communication system, and inviting Fogdog to license this technology. In August 2000, Fogdog was named as a defendant in a lawsuit claiming the misappropriation and sale of confidential and trade secret football playbooks by one of its "affiliate" web sites. In October 2000, Fogdog was named as a defendant in a lawsuit alleging violation of the Lanham Act, common law trademark and service mark infringement, unfair competition, fraudulent representation and unjust enrichment in connection with search engine keywords and metatags. Fogdog may in the future receive additional claims that it is engaging in unfair competition or other illegal trade practices. These claims may increase in the future. Fogdog may be unsuccessful in defending against any such claim, which could result in substantial damages, fines or other penalties. The resolution of a claim could also require Fogdog to change how it does business, redesign its Web site and other systems or enter into burdensome royalty or licensing agreements. In particular, Fogdog may have to enter into a license to use its domain name, or it could even be forced to change its name, either of which would severely harm its business. These license or royalty agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Fogdog's insurance coverage may not be adequate to cover every claim that could be asserted against it. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management's time and disruptions in its business. Any such claim could also harm its reputation and brand.

Fogdog has curtailed its efforts to expand business internationally due to market conditions.

   Fogdog believes that the current globalization of the economy requires businesses to consider pursuing international expansion. Fogdog has curtailed its efforts to expand business internationally due to market conditions, although it may in the future re-evaluate its international expansion plans and may consider international expansion at such time. Revenue from merchandise shipped outside the United States was approximately 3% of total merchandise revenue for the three months ended September 30, 2000. International sales are subject to inherent risks and challenges that could affect Fogdog's profitability, including:

  . the need to develop new supplier and manufacturer relationships, particularly because major sporting goods manufacturers may require that Fogdog's international operations deal with local distributors;

  . unexpected changes in international regulatory requirements and tariffs;

  . difficulties in staffing and managing foreign operations;

  . longer payment cycles from credit card companies;

  . greater difficulty in accounts receivable collection;

  . potential adverse tax consequences;

  . price controls or other restrictions on foreign currency; and

  . difficulties in obtaining export and import licenses.

   To the extent Fogdog generates international sales in the future, any negative effects on its international business could negatively impact its business, operating results and financial condition as a whole. In particular, gains and losses on the conversion of foreign payments into U.S. dollars may contribute to fluctuations in Fogdog's results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from dollar-denominated international sales.

Acquisitions of companies or technologies may result in disruptions to Fogdog's business and management due to difficulties in assimilating personnel and operations.

   Although Fogdog's merger agreement with Global Sports limits its ability to acquire other entities without Global Sports' consent, in the future, or if the proposed merger is not consummated, Fogdog may make acquisitions or investments in other companies or technologies. It may not realize the anticipated benefits of any acquisition or investment. If Fogdog makes any acquisitions, it will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. Fogdog may be unable to maintain uniform standards, controls, procedures and policies if it fails in these efforts. Similarly, acquisitions may cause disruptions in Fogdog's operations and divert management's attention from day-to-day operations, which could impair its relationships with its current employees, customers and strategic partners. Integration may require significant cash expenditures. In addition, Fogdog's profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

Fogdog may be subject to product liability claims or other claims that could be costly and time consuming.

   Fogdog sells products manufactured by third parties, some of which may be defective. If any product that Fogdog sells were to cause physical injury or injury to property, the injured party or parties could bring claims against Fogdog as the retailer of the product. In addition, Fogdog contracts for the delivery and assembly of some of the products it sells. Fogdog may be subject to claims if any such product were to cause physical injury or injury to property due to faulty assembly by its contractors. Fogdog's insurance coverage may not be adequate to cover every claim that could be asserted against Fogdog. Similarly, Fogdog could be subject to claims that users of the site were harmed due to their reliance on its product information, product selection guides and configurators, advice or instruction. If a successful claim were brought against Fogdog in excess of its insurance coverage, it could harm its business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on its business.

Because of their significant stock ownership, Fogdog's officers and directors will be able to exert significant control over its future direction.

   As of October 23, 2000, Fogdog's executive officers and directors, their affiliates and other substantial stockholders together controlled approximately 55% of Fogdog's outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring Fogdog's stockholders' approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control, could deprive Fogdog's stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or its assets and might adversely affect the market price of Fogdog's common stock.

Provisions of Fogdog's certificate of incorporation and bylaws may make changes of control difficult, even if they would be beneficial to stockholders.

   Fogdog's board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Also, without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. If Fogdog issues preferred stock, it might have preference over and harm the rights of the holders of common stock. Although the availability of this preferred stock will provide Fogdog with flexibility in connection with possible acquisitions and other corporate purposes, the issuance of preferred stock may make it more difficult for a third-party to acquire a majority of Fogdog's outstanding voting stock. Fogdog currently has no plans to issue preferred stock and the merger agreement with Global Sports substantially limits its ability to issue equity securities without the prior consent of Global Sports.

   Fogdog's certificate of incorporation and bylaws include provisions that may deter an unsolicited offer to purchase Fogdog. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest. Further, Fogdog's board of directors is divided into three classes, only one of which is elected each year. Its directors are only removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control.

Fogdog will rely on email and other forms of direct online marketing. Fogdog's business could suffer if these marketing techniques encounter consumer resistance or increased governmental regulation.

   Fogdog sends emails to its registered users to obtain feedback about its online store, to provide order information and to promote repeat sales. Fogdog may expand its use of email and other direct online marketing techniques. If consumers resist these forms of communication due to concerns about privacy, computer viruses or the proliferation of commercial email, its business and reputation could be damaged. Fogdog also anticipates that its use of email and other direct online marketing techniques will be subject to increasingly stringent regulation. For example, several states have passed laws limiting the use of email for marketing purposes. To date, these laws have not had a significant effect on Fogdog because they focus primarily on unsolicited email marketing and Fogdog currently asks for its customers' permission before sending them email. However, other states and Congress have begun to consider placing restrictions on email marketing. This additional legislation could hamper its ability to provide effective customer service and generate repeat sales.

If Fogdog experiences significant inventory theft, its gross margin may decrease.

   If the security measures used at any distribution facility Fogdog uses or operates do not significantly reduce or prevent inventory theft, its gross margin may significantly decrease. During the nine months ended September 30, 2000 and for the year ended December 31, 1999, Fogdog experienced an immaterial amount of inventory theft. However, this theft may increase as Fogdog expands its fulfillment operations and distribution network. Fogdog is undertaking the movement of its inventory from Pennsylvania to Global Sports' distribution center in Kentucky. Any losses resulting from such movement may not be covered by insurance. If measures Fogdog takes to address inventory theft do not reduce or prevent inventory theft, its gross margin and results of operations could be significantly below expectations in future periods.

Sporting goods consumers may not accept Fogdog's online business model. This may result in slower revenue growth, loss of revenue and increased operating losses.

   Fogdog's future depends upon the widespread adoption of the Web as a primary medium for commerce. Sporting goods consumers may not accept Fogdog's online business model. To be successful, Fogdog must attract and retain a significant number of consumers to its Web site at a reasonable cost. Conversion of customers from traditional shopping methods to electronic shopping may not occur as rapidly as Fogdog expects, or at all. The failure of this market to develop, or a delay in the development of this market would have a material adverse effect on Fogdog's business, financial condition and operating results. As a result, Fogdog may not achieve the critical mass of customer traffic that it believes is necessary to become successful. Specific factors that could prevent widespread customer acceptance of its online business model, and its ability to grow its revenue, include:

  . customer concerns about the security of online transactions;

  . customer concerns about buying sporting goods, footwear and other products without first seeing them;

  . delivery time before customers receive Internet orders, unlike the immediate receipt of products at traditional retail outlets;

  . pricing that may not meet customers' expectations;

  . shipment of damaged goods or wrong products from its suppliers; and

  . difficulties in returning or exchanging orders.

The success of Fogdog's business model is dependent upon the continued growth of the online commerce infrastructure.

   Fogdog's future revenue and any future profits are also dependent upon the continued development of the online commerce infrastructure. The Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of enabling technologies and performance improvements. To the extent that the Internet and other online services continue to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity. Changes in or insufficient availability of telecommunications services to support the Internet or other online services could result in slower response times and adversely affect usage of the Internet and other online services, including fogdog.com. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity due to increased government regulation and taxation of Internet commerce. These problems would adversely affect Fogdog's business model and cause Fogdog's stock price to decline.

Sporting goods and apparel are subject to changing consumer preferences. If Fogdog fails to anticipate these changes, it will experience lower sales, higher inventory markdowns and lower margins.

   Fogdog's success depends upon its ability to anticipate and respond to trends in sporting goods merchandise and consumers' participation in sports. Consumers' tastes in apparel and sporting goods equipment are subject to frequent and significant changes, due in part to manufacturers' efforts to incorporate advanced technologies into some types of sporting goods. In addition, the level of consumer interest in a given sport can fluctuate dramatically. If Fogdog fails to identify and respond to changes in sporting goods merchandising and recreational sports participation, its sales could suffer and it could be required to mark down unsold inventory. This would depress Fogdog's profit margins. In addition, any failure to keep pace with changes in consumers' recreational sports habits could allow its competitors to gain market share and could hurt its reputation.

If Fogdog does not respond to rapid technological changes, Fogdog's services could become obsolete and Fogdog could lose customers.

   To be competitive, Fogdog must continue to enhance and improve the funcionality and features of its online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services featuring new technologies, or if new industry standards and practices emerge, Fogdog's existing Web site and proprietary technology and systems may become obsolete. Fogdog may use new technologies ineffectively, or it may be unable to license or otherwise obtain new technologies from third parties. Fogdog may also experience difficulties in adapting its Web site, the systems that Fogdog uses to process customers' orders and payments, or Fogdog's computer network to customer requirements, new technologies or emerging industry standards.

Governmental regulation may slow the Internet's growth and increase Fogdog's costs of doing business.

   Laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. These laws and regulations could expose Fogdog to compliance costs and substantial liability, which could materially harm its business, operating results and financial condition. In addition, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws would be likely to impose additional burdens on Fogdog's business. The adoption of any additional laws or regulations may also inhibit the expansion of the Internet, which could reduce visits to Fogdog's online store or otherwise harm its business. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as qualification to do business, property ownership, sales tax, obscenity, employment, libel, intellectual property and personal privacy is uncertain and may take years to resolve. In order to comply with new or existing laws regulating online commerce, Fogdog may need to modify the manner in which it does business, which may result in additional expenses and could slow its growth. For instance, it may need to spend time and money revising the process by which it fulfills customer orders to ensure that each shipment complies with applicable laws. Fogdog may also need to revise its customer acquisition and registration processes to comply with increasingly stringent laws relating to dealing with minors online. It may need to hire additional personnel to monitor its compliance with applicable laws. Fogdog may also need to modify its software to further protect its customers' personal information.

Regulations imposed by the Federal Trade Commission may adversely affect the growth of Fogdog's Internet business or its marketing efforts.

   The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access by minors. These regulations may include requirements that Fogdog establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct and delete personal information stored by Fogdog. These regulations may also include enforcement and remedial provisions. Even in the absence of those regulations, the Federal Trade Commission has begun investigations into the privacy practices of other companies that collect information on the Internet. One investigation resulted in a consent decree under which an Internet company agreed to establish programs to implement the principles noted above. Fogdog may become a party to a similar investigation or enforcement proceeding, or the Federal Trade Commission's regulatory and enforcement efforts may harm its ability to collect demographic and personal information from users, which could be costly or adversely affect its marketing efforts.

Fogdog's inability to securely transmit confidential information over public networks may harm its business and cause its stock price to decline.

   A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Fogdog relies upon encryption and authentication technology licensed from third parties to effect the secure transmission of confidential information, such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other events may result in a compromise or breach of the systems that Fogdog uses to protect customer transaction data. A party who is able to circumvent Fogdog's security measures may misappropriate proprietary information or customers' personal data such as credit card numbers, and could interrupt Fogdog's operations. Fogdog may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by these breaches.

Credit card fraud could adversely affect Fogdog's business.

   A failure to adequately control fraudulent credit card transactions could reduce Fogdog's net revenues and its gross margin because it does not carry insurance against this risk. Fogdog has put in place technology to help it detect the fraudulent use of credit card information and has not suffered material losses to date. However, Fogdog may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, Fogdog is liable for fraudulent credit card transactions because it does not obtain a cardholder's signature.

If one or more states successfully assert that Fogdog should collect sales or other taxes on the sale of its merchandise, its business could be harmed.

   Fogdog does not currently collect sales or other similar taxes for physical shipments of goods into states other than California and Pennsylvania. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on it and other out-of-state companies that engage in online commerce. If one or more states or any foreign country successfully asserts that Fogdog should collect sales or other taxes on the sale of its merchandise, it could adversely affect Fogdog's business.

Fogdog may be subject to liability for content on its Web site.

   As a publisher of online content, Fogdog faces potential liability for defamation, negligence, copyright, right of publicity or privacy, patent or trademark infringement or other claims based on the nature and content of materials that it publishes or distributes. Fogdog has, in the past, received notices of such claims, and Fogdog expects to continue to receive such claims in the future. Fogdog may also be subject to claims based on the content on its bulletin boards. If Fogdog faces liability, then its reputation and its business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although Fogdog carries general liability insurance, its insurance currently does not cover claims of these types.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   Prior to December 31, 1999, Fogdog completed its Year 2000 compliance program. The program was directed by its information technology group. Fogdog has not experienced any material Year 2000 related difficulties in either its IT or non-IT systems, or otherwise.

   Fogdog may discover Year 2000 compliance problems in its systems in the future. In addition, third-party software, hardware or services incorporated into its business or used in its web site may need to be revised or replaced, all of which could be time-consuming and expensive and could adversely affect its business.

                   THE SPECIAL MEETING OF FOGDOG STOCKHOLDERS

General

   Fogdog is furnishing this prospectus/proxy statement to holders of Fogdog common stock in connection with the solicitation of proxies by the Fogdog board of directors for use at the special meeting of stockholders of Fogdog to be held on Thursday, December 28, 2000, and any adjournment or postponement thereof.

   This prospectus/proxy statement is being mailed to stockholders of Fogdog on or about December 8, 2000. This prospectus/proxy statement is also being furnished to Fogdog stockholders as a prospectus in connection with the issuance by Global Sports of shares of Global Sports common stock as contemplated by the merger agreement.

Date, Time and Place

   The special meeting will be held on Thursday, December 28, 2000, at 9:30 a.m., local time, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306.

Matters to be Considered at the Special Meeting

   At the Fogdog special meeting, and any adjournment or postponement thereof, Fogdog stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which a subsidiary of Global Sports will merge with and into Fogdog, Fogdog will become a wholly-owned subsidiary of Global Sports, and each outstanding share of Fogdog common stock will be converted into the right to receive 0.135 of a share of Global Sports common stock (with cash for fractional shares).


Record Date

   Fogdog's board of directors has fixed the close of business on November 21, 2000, as the record date for determination of Fogdog stockholders entitled to notice of and to vote at the special meeting.

Voting of Proxies

   Fogdog requests that its stockholders complete, date and sign the proxy card and promptly return it by mail in the accompanying envelope, or otherwise vote by telephone or over the Internet in accordance with the instructions accompanying the proxy card. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly signed and dated proxies that Fogdog receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR the adoption of the merger agreement.

   Stockholders may revoke their proxies at any time prior to their use:

  . by delivering to the Secretary of Fogdog a signed notice of revocation or a later-dated, signed proxy; or

  . by attending the special meeting and voting in person.

   Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Votes Required

   As of the close of business on November 21, 2000, the record date for the special meeting, there were 37,177,696 shares of Fogdog common stock outstanding and entitled to vote, held by approximately 453 holders of record. The holders of a majority of the outstanding shares of Fogdog common stock entitled to vote thereon must vote to adopt the merger agreement. Fogdog stockholders have one vote per share of Fogdog common stock owned on the record date.

   As of the record date for the special meeting, the directors and executive officers of Fogdog and their affiliates owned approximately 10,186,837 shares of Fogdog common stock, which represented approximately 27.4% of the outstanding shares of Fogdog common stock entitled to vote at the special meeting. Timothy Harrington, President and Chief Executive Officer and a director of Fogdog, Robert Chea and Andrew Chen, officers of Fogdog, and Draper Fisher Associates Fund IV L.P., Venrock Associates II, L.P., Venrock Associates, Marquette Venture Partners III, L.P. and Draper Fisher Partners Fund IV, L.L.C. have entered into voting and stock transfer restriction agreements with Global Sports dated as of October 24, 2000. They have agreed in the voting and stock transfer restriction agreements to vote all shares of Fogdog common stock owned by them as of the record date in favor of the proposal to adopt the merger agreement. They also granted Global Sports irrevocable proxies to vote their shares of Fogdog common stock in favor of the proposal to adopt the merger agreement. Approximately 11,313,744 shares of Fogdog common stock, which represents approximately 30.43% of the outstanding shares of Fogdog common stock as of the record date, are subject to the voting and stock transfer restriction agreements. See "Voting and Stock Transfer Restriction Agreements."

Quorum; Abstentions and Broker Non-Votes

   The required quorum for the transaction of business at the special meeting is holders, present in person or by proxy, of a majority of the shares of Fogdog common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Fogdog common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the adoption of the merger agreement. In addition, the failure of a Fogdog stockholder to return a proxy or to vote by phone or over the Internet or in person will have the effect of a vote against the adoption of the merger agreement. Brokers holding shares for beneficial owners cannot vote on the proposal to adopt the merger agreement without the owners' specific instructions. Accordingly, Fogdog stockholders are encouraged to return the enclosed proxy card marked to indicate their vote or vote by phone or over the Internet as described in the instructions accompanying the proxy card.

Solicitation of Proxies and Expenses

   Fogdog has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies from Fogdog stockholders. The fees to be paid to the firm by Fogdog for these services are not expected to exceed $5,500 plus reasonable out-of-pocket expenses. Fogdog will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that Global Sports and Fogdog each will pay one-half of all printing and filing costs and expenses incurred in connection with this prospectus/proxy statement and the registration statement of which it is a part.

   In addition to solicitation by mail, the directors, officers and employees of Fogdog may solicit proxies from stockholders by telephone, email, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Other Matters

   No other matters may be brought before the special meeting. Under Fogdog's bylaws, business transacted at the special meeting will be limited to the purpose stated in the notice accompanying this prospectus/proxy statement. No other purpose has been stated in the notice accompanying this prospectus/proxy statement.

Stockholder Proposals for the Fogdog 2001 Annual Meeting

   If the merger is not completed, proposals of stockholders of Fogdog that are intended to be presented at Fogdog's 2001 Annual Meeting must be timely delivered or received by Fogdog. Under Fogdog's bylaws, in order to be deemed properly presented, notice must be delivered to, or mailed and received by, Fogdog not less than 120 days prior to the date of the meeting. The stockholder's notice must set forth, as to each proposed matter: (1) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (2) the name and address, as they appear on Fogdog's books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (3) the class and number of shares of stock of Fogdog which are owned beneficially and of record by the stockholders of record and the beneficial owner, if any, on whose behalf the proposal is made; and (4) any material interest of the stockholder of record and the beneficial owner, if any, on whose behalf such proposal is made in such business. If the presiding officer of the meeting determines that such business has not been properly brought before the meeting, then such business shall not be transacted.

Board Recommendation

   The Fogdog board of directors has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Fogdog and its stockholders. Accordingly, the Fogdog board of directors has approved the merger agreement and the merger and recommends that stockholders vote "FOR" adoption of the merger agreement. In considering such recommendation, Fogdog stockholders should be aware that some Fogdog directors and officers have interests in the merger that are different from, or in addition to, those of other Fogdog stockholders and that Global Sports has agreed to continue certain existing indemnification arrangements in favor of directors and officers of Fogdog. See "The Merger--Interests of Fogdog's Officers and Directors in the Merger."

   The matter to be considered at the special meeting is of great importance to the stockholders of Fogdog. Accordingly, Fogdog stockholders are encouraged to read and carefully consider the information presented in this prospectus/proxy statement, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, or vote by phone or over the Internet as described in the instructions accompanying the proxy card.

   Fogdog stockholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of Fogdog common stock certificates will be mailed to Fogdog stockholders promptly after completion of the merger. For more information regarding the procedures for exchanging Fogdog stock certificates for Global Sports stock certificates, see "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares."

                                   THE MERGER

General

   This section of this prospectus/proxy statement describes aspects of the proposed merger that are considered to be important. The discussion of the merger in this prospectus/proxy statement and the description of the principal terms of the merger agreement are only summaries of the material features of the proposed merger. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this prospectus/proxy statement as Annex A. You are encouraged to read the merger agreement and the other annexes to this prospectus/proxy statement in their entirety.

General Description of the Merger

   At the effective time of the merger, Fido Acquisition Corp., a wholly-owned subsidiary of Global Sports, will be merged with and into Fogdog. Fogdog will be the surviving corporation and will continue as a wholly-owned subsidiary of Global Sports. In the merger, each share of Fogdog common stock outstanding at the effective time of the merger will automatically be converted into 0.135 of a share of Global Sports common stock (and cash in lieu of any fractional share).

   Based on the number of shares of Global Sports common stock and Fogdog common stock outstanding as of the record date, approximately 5,018,988 shares of Global Sports common stock will be issuable pursuant to the merger agreement in exchange for outstanding shares of Fogdog common stock, representing approximately 15.8% of the total Global Sports common stock to be outstanding after such issuance. This assumes that no Fogdog or Global Sports stock options or warrants are exercised after the record date and before the effective time of the merger.

Background of the Merger

   The terms and conditions of the merger agreement and the merger are the result of arm's-length negotiations between representatives of Global Sports and representatives of Fogdog. Set forth below is a summary of the background of these negotiations.

   During the week of July 10, 2000, Michael Rubin, Chairman of the Board and Chief Executive Officer of Global Sports, and Michael Conn, Senior Vice President, Business Development of Global Sports, called Warren Packard and Ray Rothrock, members of the board of directors of Fogdog, to indicate Global Sports' interest in pursuing an acquisition of Fogdog. The parties agreed to meet in California the following week.

   Following their initial conversation, Mr. Packard called Mr. Rubin later during the week of July 10, 2000 to request that Global Sports meet with Mr. Harrington, Chief Executive Officer and a member of the board of directors of Fogdog, prior to meeting with any other members of the board of directors of Fogdog. Mr. Packard also requested that Mr. Harrington be present for the subsequent meeting between Messrs. Rubin and Conn and Messrs. Packard and Rothrock.

   On July 19, 2000, Messrs. Rubin and Conn met with Mr. Harrington in San Francisco, California. During the meeting, they discussed Global Sports' interest in acquiring Fogdog.

   On July 20, 2000, Messrs. Rubin and Conn met with Messrs. Harrington, Packard and Rothrock in California. During this meeting, Messrs. Rubin and Conn expressed Global Sports' interest in a merger transaction with Fogdog. Messrs. Rubin and Conn indicated that Global Sports was interested in acquiring all of the issued and outstanding stock of Fogdog in exchange for common stock of Global Sports. Messrs. Rubin and Conn further indicated that Global Sports would be willing to acquire the Fogdog common stock at its then current trading price. The members of the board of directors of Fogdog indicated that the price offered by Global Sports was not acceptable, but that they were willing to continue discussions in the future regarding a merger transaction.

   Between July 21, 2000 and August 4, 2000, Messrs. Rubin and Harrington had several telephone conversations, but were unable to agree on a range of values or a purchase price for the Fogdog common stock. On August 4, 2000, Global Sports stopped pursuing the merger transaction with Fogdog.

   During the week of October 3, 2000, Mr. Rubin called Mr. Packard and indicated that Global Sports was again interested in acquiring Fogdog at the market price of Fogdog common stock. Mr. Packard indicated that he might be willing to support the acquisition, but that Mr. Rubin should first deal directly with Mr. Harrington.

   Later in the week of October 3, 2000, Mr. Rubin called Mr. Harrington and indicated that Global Sports was again interested in pursuing an acquisition of Fogdog at the market price of Fogdog common stock. The parties agreed to meet in California on October 6, 2000.

   On October 6, 2000, Messrs. Rubin and Conn met with Mr. Harrington and Bryan LeBlanc, Chief Financial Officer of Fogdog, in San Francisco. The parties both expressed a willingness to pursue discussions relating to a merger transaction and discussed a possible valuation of Fogdog.

   On October 8, 2000, the entire board of directors of Fogdog met to discuss possible strategic alternatives for Fogdog, including a potential transaction with Global Sports. The board instructed Mr. Harrington to continue discussions and begin negotiations with Global Sports. Mr. LeBlanc was instructed to engage an investment bank to act as Fogdog's financial advisor in connection with a potential transaction.

   On October 9, 2000, Mr. Rubin called Mr. Harrington to discuss possible terms of a proposed transaction. The parties agreed to continue discussing the terms of a possible merger transaction, including a possible purchase price, and agreed to meet in California the next day.

   On October 10, 2000, Messrs. Rubin and Conn met with Messrs. Harrington and LeBlanc in Palo Alto, California. The parties entered into a mutual confidentiality and standstill agreement. The parties discussed the respective financial and operational aspects of each of their businesses and outlined a conceptual integration plan. The parties agreed to retain financial and legal advisors, begin due diligence and draft a merger agreement.

   On October 11, 2000, Global Sports retained Cooley Godward LLP as legal advisor, and Fogdog retained CIBC World Markets Corp. as financial advisor and Brobeck Phleger & Harrison LLP as legal advisor.

   On October 12, 2000, Global Sports retained Robertson Stephens as financial advisor. Beginning on October 12, 2000, the parties exchanged initial due diligence materials.

   On October 14, 2000, Messrs. Rubin and Conn and Mark Reese, Executive Vice President and Chief Operating Officer of Global Sports, met with Robert Chea, Vice President of Technology of Fogdog, for dinner in Philadelphia, Pennsylvania. The parties discussed a possible merger transaction and the technology assets of Fogdog.

   On October 15, 2000 and October 16, 2000, members of Global Sports' management team met with Messrs. Harrington, Chea and LeBlanc and a representative from CIBC World Markets in King of Prussia, Pennsylvania to conduct mutual due diligence. On October 16, 2000, these individuals also met in Louisville, Kentucky to conduct mutual due diligence.

   On October 16, 2000, Messrs. Rubin and Harrington reached a tentative agreement on a purchase price for the Fogdog common stock. They agreed that, pending completion of due diligence, negotiation and execution of a definitive merger agreement, receipt of an opinion from each of their financial advisors and approval from each of their boards of directors, Global Sports would acquire all of the issued and outstanding stock of Fogdog, in exchange for Global Sports common stock, having an implied valuation of $1.05 per share of Fogdog common stock.

   In the evening of October 16, 2000, Cooley Godward delivered the initial draft of the merger agreement to Fogdog and its legal and financial advisors.

   On October 17, 2000, the board of directors of Global Sports held its regularly scheduled meeting in Louisville, Kentucky. During the meeting, the board of directors discussed the Fogdog merger transaction and gave Mr. Rubin approval to move forward with the transaction at an implied valuation of $1.05 per share of Fogdog common stock, pending completion of due diligence, negotiation of a definitive merger agreement, receipt of a fairness opinion from its financial advisor and final approval from the board of directors.

   On October 18, 2000 and October 19, 2000, Global Sports and Fogdog continued conducting their due diligence and Robertson Stephens visited Fogdog's headquarters.

   On October 20, 2000, Arthur Miller, Executive Vice President and General Counsel of Global Sports, Jordan Copland, Executive Vice President and Chief Financial Officer of Global Sports, Paul Cataldo, Assistant General Counsel of Global Sports, Mr. Conn and Global Sports' outside legal advisors commenced meetings with Fogdog's legal advisors in California to negotiate the merger agreement. In addition, Fogdog's board of directors held a meeting that morning at the offices of Brobeck Phleger & Harrison, LLP in Palo Alto, California to discuss the status of the proposed transaction with Global Sports. Fogdog's legal and financial advisors also attended this meeting. Fogdog's board of directors also discussed and approved a severance plan for Fogdog employees. Mr. Harrington and Mr. Rubin continued to discuss via telephone the specific pricing and other terms of the proposed transaction; however, final agreement was not reached.

   On October 21, 2000, Global Sports and Fogdog tentatively agreed on an exchange ratio of 0.135 of a share of Global Sports common stock for each share of Fogdog common stock. Global Sports' legal advisors continued to negotiate the merger agreement with Fogdog's legal advisors throughout the day while Messrs. Conn and Copland met with Messrs. Harrington and LeBlanc at Fogdog's headquarters in Redwood City, California to discuss transition planning issues.

   On October 22, 2000, the parties continued to conduct mutual due diligence throughout the day. Later that evening, Global Sports convened a telephonic meeting of its board of directors. Robertson Stephens presented its fairness opinion to the board of directors of Global Sports based upon an exchange ratio of 0.135 of a share of Global Sports common stock for each share of Fogdog common stock. The board of directors of Global Sports approved the merger transaction, subject to there not being any material changes in the terms outlined during their meeting.

   During the afternoon of October 22, 2000, Fogdog convened a telephonic meeting of its board of directors. The board of directors of Fogdog approved moving forward on the negotiation of the merger transaction, but did not approve the merger transaction.

   On October 23, 2000, the parties reconvened to further negotiate the merger agreement and to continue to conduct due diligence. Fogdog convened a meeting of its board of directors, during which meeting CIBC World Markets delivered to the Fogdog board of directors its opinion on the exchange ratio provided for in the merger agreement. The board of directors of Fogdog approved the merger transaction, subject to there not being any material changes in the terms outlined during their meeting.

   On October 24, 2000, the parties finalized the transactional arrangements. The definitive merger agreement was executed by Global Sports, Fido Acquisition Corp. and Fogdog, and public announcement of the proposed merger was made.

Reasons for the Merger

   The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current views of Global Sports or Fogdog with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Summary--Forward-Looking Information" and "Risk Factors."

Global Sports' Reasons for the Merger

   At a meeting held on October 22, 2000, Global Sports' board of directors determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Global Sports and its stockholders. Global Sports' board of directors consulted with Global Sports' senior management, as well as its legal counsel and financial advisors in reaching its decision to approve the merger and the merger agreement. Global Sports' primary reasons for seeking to complete the merger with Fogdog are the beliefs of the board of directors and management of Global Sports that the merger could result in a number of benefits, including the following:

  . Fogdog's cash reserves and strong balance sheet could enable Global
    Sports to partially fund its operations and improve its financial condition;

  . the merger could enable Global Sports to realize operating efficiencies, including higher purchase volumes and discounts and greater economies of scale in its Louisville, KY distribution facility and its King of Prussia, PA customer service center; and

  . Fogdog's technical and engineering expertise, which is in high demand and short supply, could enable Global Sports to improve the technological platform it uses in connection with operation of its Web sites.

   In reaching its determination that the merger is in the best interests of Global Sports and its stockholders, the board of directors of Global Sports considered a number of factors, including the factors discussed above and listed below. The conclusions reached by the board of directors of Global Sports with respect to these factors supported its determination that the merger and the issuance of shares of Global Sports common stock in the merger were fair to, and in the best interests of, Global Sports:

  . the judgment, advice and analyses of Global Sports' management with respect to the potential strategic, financial and operational benefits of the merger, including Global Sports management's favorable recommendation of the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Fogdog;

  . the terms of the merger agreement and related agreements, including price and structure, which were considered by both the board of directors and management of Global Sports to provide a fair and equitable basis for the merger;

  . the cash position and balance sheet liquidity of Global Sports following consummation of the merger, especially during periods of volatility in the financial markets; and

  . the opinion of Robertson Stephens that, based on and subject to matters set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Global Sports.

   The board of directors of Global Sports also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the board of directors of Global Sports included:

  . the risk that the merger might not be completed in a timely manner or at all;

  . the potential negative impact of any vendor or partner confusion after announcement of the proposed merger;

  . the potential negative reaction of the financial community after announcement of the proposed merger;

  . the risk that the potential benefits of the merger may not be realized, including Global Sports inability to retain the technical and engineering employees of Fogdog;

  . the costs associated with the merger, including merger related transaction costs and costs associated with renegotiating or terminating marketing agreements; and

  . the other risks and uncertainties discussed above under "Risk Factors."

   The foregoing discussion of information and factors considered by the Global Sports board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by the Global Sports board of directors, the Global Sports board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. In addition, the board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Global Sports board of directors may have given different weights to different factors. After taking into account all of the factors set forth above, however, the Global Sports board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Global Sports and its stockholders and that Global Sports should proceed with the merger.

   There can be no assurance that the benefits of the potential growth, synergies or opportunities considered by the Global Sports board of directors will be achieved through consummation of the merger. See "Risk Factors."

Fogdog's Reasons for the Merger and Recommendation of Fogdog Board of Directors

   Fogdog's board of directors has determined that the terms of the merger and the merger agreement are fair to and in the best interests of Fogdog and its stockholders, and determined to recommend that the stockholders of Fogdog adopt the merger agreement. In its evaluation of the merger and the merger agreement, Fogdog's board of directors consulted with Fogdog's senior management, as well as its legal and financial advisors. The decision of the Fogdog board of directors to approve the merger and the merger agreement was based upon several potential benefits of the merger that Fogdog's board believes will contribute to the success of Global Sports following the merger compared to Fogdog continuing to operate as an independent business. Fogdog's management has also considered a number of alternatives for enhancing its business, including acquiring other companies. In addition to the potential benefits described under "Global Sports' Reasons for the Merger" that would be applicable to Fogdog stockholders, the Fogdog board believes that additional reasons the merger will be beneficial to Fogdog and its stockholders include the following:

  . the merger would provide Fogdog stockholders with shares of Global Sports common stock in a tax-free exchange at an implied premium over the market price for Fogdog common stock at the time the merger agreement was entered into;

  . the availability to Global Sports following the merger of greater resources to continue to establish and support sales through the Fogdog Web site;

  . the potential synergies created from combining the procurement, distribution and other strengths developed by Global Sports with the brand and consumer relationships built by Fogdog; and

  . the increased ability to more easily raise funds to continue operations and company growth.

   Fogdog's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

  . information concerning the financial performance and condition, results of operations, competitive position, management and business of Global Sports and Fogdog before and after giving effect to the merger;

  . current financial market conditions and historical market prices, volatility and trading information with respect to Global Sports common stock and Fogdog common stock;

  . the consideration Global Sports will issue in the merger in light of comparable merger transactions;

  . the belief that the terms of the merger agreement and related agreements are reasonable;

  . the impact of the merger on the customers and employees of Fogdog and Global Sports;

  . the market conditions affecting e-retailers;

  . the ability of Fogdog to obtain additional financing as a stand-alone entity;

  . results of the due diligence investigation conducted by Fogdog's management, accountants and legal and financial advisors; and

  . the financial presentation of CIBC World Markets, including its opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger agreement, as more fully described below under the caption "Opinion of Fogdog's Financial Advisor."

   Fogdog's board also considered the terms of the merger agreement regarding Fogdog's rights and limits on its ability to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding termination and termination fees. In addition, it was noted to Fogdog's board that the merger is expected to be a tax-free transaction and accounted for as a purchase.

   The Fogdog board also identified and considered a number of potentially negative factors in its deliberations concerning the merger and the merger agreement, including the following:

  . the risk that the potential benefits of the merger may not be realized;

  . the fact that the proposed exchange ratio is fixed and will not change with increases or decreases in the market price of either company's stock before completion of the merger, and the possibility that the dollar value of a share of Global Sports stock at the closing of the merger may be more or less than the dollar value of a share of Global Sports stock at the time of the signing of the merger agreement;

  . the risk that the merger may not be consummated, notwithstanding the voting and stock transfer restriction agreements obtained from holders representing beneficial ownership, excluding any shares issuable upon the exercise of options or warrants, of approximately 31% of Fogdog's common stock as of October 24, 2000, and the effect of the public announcement of the merger on Fogdog's sales, customer relations and operating results;

  . the risk of management and employee disruption associated with the merger, including employee layoffs and the fact that key technical, sales and management personnel would likely not be employed by Global Sports following the merger;

  . the fact that the merger agreement requires Fogdog to obtain Global
    Sports' consent in order to take a variety of actions;

  . Fogdog's limited ability to terminate the merger agreement, including the fact that, under certain circumstances, the receipt of a superior proposal may allow the Fogdog board of directors to change or withdraw its recommendation as to the adoption of the merger agreement, but would still require Fogdog to submit the adoption of the merger agreement to a vote of Fogdog stockholders;

  . the challenges of integrating Fogdog's operations with those of Global
    Sports; and

  . other applicable risks described in this prospectus/proxy statement under "Risk Factors."

Fogdog's board concluded, however, that these risks could be managed or mitigated and that on balance, the merger's potential benefits to Fogdog and its stockholders outweighed the associated risks. This discussion of the information and factors considered by Fogdog's board is not exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Fogdog's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching the determination.

   FOR THE REASONS DISCUSSED ABOVE, FOGDOG'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF FOGDOG AND ITS STOCKHOLDERS, AND RECOMMENDS THAT FOGDOG STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

   In considering the recommendation of Fogdog's board with respect to the merger agreement, Fogdog stockholders should be aware that certain directors and officers of Fogdog have interests in the merger that are different from, or are in addition to, the interests of other Fogdog stockholders and that Global Sports has agreed to continue certain existing indemnification arrangements in favor of directors and officers of Fogdog. Please see "The Merger--Interests of Fogdog's Officers and Directors in the Merger."

Opinion of Fogdog's Financial Advisor

   Fogdog engaged CIBC World Markets to act as its exclusive financial advisor in connection with the merger. In connection with this engagement, Fogdog requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Fogdog common stock of the exchange ratio provided for in the merger agreement. On October 23, 2000, at a meeting of the Fogdog board of directors held to consider the merger and the merger agreement, CIBC World Markets rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 24, 2000, the date of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Fogdog common stock.

   The full text of CIBC World Markets' written opinion dated October 24, 2000, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this prospectus/proxy statement as Annex F. CIBC World Markets' opinion is addressed to the Fogdog board of directors and relates only to the fairness of the exchange ratio from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Fogdog common stock are urged to read the opinion carefully and in its entirety.

   In arriving at its opinion, CIBC World Markets:

  . reviewed the merger agreement and related documents;

  . reviewed audited financial statements of Fogdog for the fiscal years ended December 31, 1998 and December 31, 1999 and audited financial statements of Global Sports for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000;

  . reviewed unaudited financial statements of Fogdog for the fiscal quarters ended March 31, 2000 and June 30, 2000 and projected financial statements for Fogdog prepared by the management of Fogdog for the three months ended September 30, 2000, and reviewed unaudited financial statements of Global Sports for the fiscal quarters ended April 1, 2000 and July 1, 2000 and projected financial statements for Global Sports prepared by the management of Global Sports for the three months ended September 30, 2000;

  . reviewed and discussed with the managements of Fogdog and Global Sports publicly available financial forecasts relating to Fogdog and Global Sports and other financial and business information relating to Fogdog and Global Sports;

  . reviewed historical market prices and trading volumes for Fogdog common stock and Global Sports common stock;

  . held discussions with the senior managements of Fogdog and Global Sports with respect to the liquidity needs of, and capital resources available to, Fogdog, and the businesses and prospects for future growth of Fogdog and Global Sports;

  . reviewed and analyzed publicly available financial data for companies
    CIBC World Markets deemed comparable to Fogdog and Global Sports;

  . reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

  . performed discounted cash flow analyses of Fogdog and Global Sports using assumptions of future performance provided to or discussed with CIBC World Markets by the managements of Fogdog and Global Sports;

  . performed a liquidation analysis of Fogdog using assumptions of future performance provided to or discussed with CIBC World Markets by the management of Fogdog;

  . reviewed public information concerning Fogdog and Global Sports; and

  . performed other analyses and reviewed other information as CIBC World
    Markets deemed appropriate.

   In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Fogdog, Global Sports and their employees, representatives and affiliates provided to or discussed with CIBC World Markets. With respect to publicly available forecasts relating to Fogdog and Global Sports which CIBC World Markets reviewed and discussed with the managements of Fogdog and Global Sports, CIBC World Markets assumed, at the direction of the managements of Fogdog and Global Sports, without independent verification or investigation, that the forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Fogdog and Global Sports. CIBC World Markets also assumed, with Fogdog's consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, CIBC World Markets assumed, with Fogdog's consent, that in the course of obtaining the necessary regulatory or third party approvals for the merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Fogdog, Global Sports or the contemplated benefits to Fogdog of the merger. Furthermore, CIBC World Markets relied, at the direction of the managements of Fogdog and Global Sports, and without independent verification, upon the assessments of the managements of Fogdog and Global Sports as to the existing and future technology and products of Fogdog and Global Sports and the risks associated with their technology and products.

   CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Fogdog, Global Sports or affiliated entities. In connection with CIBC World Markets' engagement, CIBC World Markets was not requested to, and CIBC World Markets did not, solicit third party indications of interest in the acquisition of all or a part of Fogdog. CIBC World Markets was advised by representatives of Fogdog, however, and took into account for purposes of its opinion, that Fogdog held discussions from time to time in the past with third parties regarding a possible business combination or similar transaction involving Fogdog. CIBC World Markets expressed no view as to, and CIBC World Markets' opinion does not address, the underlying business decision of Fogdog to effect the merger, and CIBC World Markets was not requested to consider the relative merits of the merger as compared to any alternative business strategies that might exist for Fogdog or the effect of any other transaction in which Fogdog might engage. CIBC World Markets did not express any opinion as to Fogdog's or Global Sports' underlying valuation, future performance or long-term viability, or the price at which Global Sports common stock would trade upon or after announcement or consummation of the merger. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion.

Although subsequent developments may affect the assumptions underlying its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Fogdog imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

   This summary is not a complete description of CIBC World Markets' opinion to the Fogdog board of directors or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

   In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Fogdog's and Global Sports' control. No company, transaction or business used in the analyses as a comparison is identical to Fogdog, Global Sports or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

   The type and amount of consideration payable in the merger was determined through negotiation between Fogdog and Global Sports and the decision to enter into the merger was solely that of the Fogdog board of directors. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the Fogdog board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Fogdog board of directors or management with respect to the merger or the exchange ratio provided for in the merger agreement.

   The following is a summary of the material financial analyses underlying CIBC World Markets' opinion to the Fogdog board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analyses.

 Implied Exchange Ratio Analysis

   Using a "Selected Companies Analysis," "Selected Precedent Transactions Analysis," "Selected Recent Precedent Transactions Analysis" and "Discounted Cash Flow Analysis" for Fogdog and a "Selected Companies Analysis" and "Discounted Cash Flow Analysis" for Global Sports, CIBC World Markets calculated implied exchange ratio reference ranges for Fogdog common stock and Global Sports common stock. The results of this implied exchange ratio analysis were then compared with the exchange ratio provided for in the merger agreement. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger agreement of 0.135:

                                                                    Implied
                                                                   Exchange
                                                                     Ratio
                                                                   Reference
                                                                     Range
                                                                 -------------
   Fogdog Selected Companies Analysis/ Global Sports Selected
    Companies Analysis.......................................... 0.1310-0.1675
   Fogdog Selected Precedent Transactions Analysis/ Global
    Sports Selected Companies Analysis.......................... 0.1256-0.1597
   Fogdog Selected Companies Analysis/ Global Sports Discounted
    Cash Flow Analysis.......................................... 0.0983-0.1226
   Fogdog Selected Precedent Transactions Analysis/ Global
    Sports Discounted Cash Flow Analysis........................ 0.0942-0.1169
   Fogdog Selected Recent Precedent Transactions Analysis/
    Global Sports Selected Companies Analysis................... 0.1173-0.1478
   Fogdog Selected Recent Precedent Transactions Analysis/
    Global Sports Discounted Cash Flow Analysis................. 0.0881-0.1082
   Fogdog Discounted Cash Flow Analysis/ Global Sports
    Discounted Cash Flow Analysis............................... 0.1330-0.1859

   The "Selected Companies Analysis," "Selected Precedent Transactions Analysis," "Selected Recent Precedent Transactions Analysis" and "Discounted Cash Flow Analysis" for Fogdog and the "Selected Companies Analysis" and "Discounted Cash Flow Analysis" for Global Sports performed by CIBC World Markets for purposes of its "Implied Exchange Ratio Analysis" are described below.

   Fogdog

   Selected Companies Analysis. CIBC World Markets compared financial and stock market information for Fogdog and the following six selected publicly held companies in the e-commerce industry:

  . Alloy Online, Inc.

  . barnesandnoble.com inc.

  . Buy.com Inc.

  . Cyberian Outpost, Inc.

  . drugstore.com, inc.

  . eToys Inc.

   CIBC World Markets reviewed enterprise values, calculated as equity market value, plus debt, minority interest, preferred stock and out-of-the-money convertible securities, less investments in unconsolidated affiliates and cash, as a multiple of estimated calendar years 2000 and 2001 revenues. All multiples were based on closing stock prices on October 20, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Fogdog were based on publicly available research analysts' estimates and discussions with Fogdog management. CIBC World Markets then applied a range of selected multiples of estimated calendar years 2000 and 2001 revenues derived from the selected companies to corresponding financial data of Fogdog.

   Selected Precedent Transactions Analysis. CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following five selected transactions in the e-commerce industry:

               Acquiror                                           Target
               --------                                           ------
       . barnesandnoble.com inc.                            Fatbrain.com, Inc.

       . iTurf Inc.                                         dELiA*s Inc.

       . Bertelsmann AG                                     CDnow, Inc.

       . CMGI, Inc.                                         uBid.com, Inc.

       . Onsale, Inc.                                       Egghead, Inc.

   CIBC World Markets reviewed enterprise values in the selected transactions as a multiple of latest 12 months, one-year forward and two-year forward revenues. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for Fogdog were based on publicly available research analysts' estimates and discussions with Fogdog management. CIBC World Markets then applied a range of selected multiples of latest 12 months, one-year forward and two-year forward revenues derived from the selected transactions to the latest 12 months and estimated calendar years 2000 and 2001 revenues of Fogdog.

   Selected Recent Precedents Transaction Analysis. CIBC World Markets also separately reviewed enterprise values in the three most recent selected precedent transactions listed above under "Selected Precedent Transactions," namely, the transactions involving Fatbrain.com, Inc., dELiA*s Inc. and CDnow, Inc. CIBC World Markets then applied a range of selected multiples of latest 12 months, one-year forward and two-year forward revenues derived from these three transactions to the latest 12 months and estimated calendar years 2000 and 2001 revenues of Fogdog.

   Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis of Fogdog to estimate the present value of the unlevered, after-tax free cash flows that Fogdog could generate over fiscal years 2001 through 2005. Estimated financial data for Fogdog were based on publicly available research analysts' estimates and discussions with Fogdog management. CIBC World Markets calculated a range of terminal values based on the estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of Fogdog by applying terminal value multiples ranging from 7.0x to 9.0x to Fogdog's projected fiscal year 2005 EBITDA. The present value of the cash flows and terminal values were calculated using a discount rate of 30.0%.

   Global Sports

   Selected Companies Analysis. CIBC World Markets compared financial and stock market information for Global Sports and the following four selected publicly held companies in the Internet enablers industry:

  . Backweb Technologies Ltd.

  . Cybersource Corporation

  . Mail.com Inc.

  . Netcentives Inc.

   CIBC World Markets reviewed enterprise values as a multiple of estimated calendar years 2000 and 2001 revenues. All multiples were based on closing stock prices on October 20, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Global Sports were based on publicly available research analysts' estimates and discussions with Global Sports management. CIBC World Markets then applied a range of selected multiples of calendar years 2000 and 2001 revenues derived from the selected companies to corresponding financial data of Global Sports.

   Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis of Global Sports to estimate the present value of the unlevered, after-tax free cash flows that Global Sports could generate over fiscal years 2001 through 2005. Estimated financial data for Global Sports were based on publicly available research analysts' estimates and discussions with Global Sports management. CIBC World Markets calculated a range of estimated EBITDA terminal values by applying terminal value multiples ranging from 10.0x to 12.0x to Global Sports' projected fiscal year 2005 EBITDA. The present value of the cash flows and terminal values were calculated using a discount rate of 25.0%.

 Historical Exchange Ratio Analysis

   CIBC World Markets performed a historical exchange ratio analysis comparing the average daily closing prices of Fogdog common stock and Global Sports common stock during the 30 day, 60 day and 90 day periods preceding October 20, 2000. This analysis indicated an implied exchange ratio reference range of
0.1112 to 0.1517, as compared to the exchange ratio in the merger agreement of 0.135.

 Other Factors

   In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

  . historical market prices and trading volumes for Fogdog common stock and Global Sports common stock;

  . the relationship between movements in Fogdog common stock and Global
    Sports common stock, movements in the common stock of selected companies in the e-commerce and Internet enablers industries and movements in the NASDAQ National Market Index;

  . selected research analysts' reports for Fogdog and Global Sports, including stock price estimates of those analysts;

  . the potential per share equity value of Fogdog upon a liquidation of its assets; and

  . the potential pro forma financial impact of the merger on Fogdog and Global Sports based on publicly available research analysts' estimates of Fogdog and Global Sports and discussions with Fogdog and Global Sports managements.

 Miscellaneous

   Fogdog selected CIBC World Markets as its exclusive financial advisor in connection with the merger based on CIBC World Markets' reputation, expertise and familiarity with Fogdog and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets in the past has provided services to Fogdog unrelated to the merger, for which services CIBC World Markets has received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Fogdog and Global Sports for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

   Fogdog has agreed to pay CIBC World Markets for its financial advisory services upon delivery of its opinion an aggregate fee of $600,000. In addition, Fogdog has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Interests of Fogdog's Officers and Directors in the Merger

   Upon consummation of the merger, based on the number of shares of common stock of Global Sports and Fogdog outstanding on November 21, 2000, it is anticipated that the directors and executive officers of Fogdog and their affiliates will beneficially own approximately 0.75% of the then outstanding shares of Global Sports common stock, calculated on the basis set forth under the heading "Security Ownership by Certain Beneficial Owners of Fogdog."

   As of October 31, 2000, the executive officers of Fogdog held outstanding stock options to purchase an aggregate of 1,051,974 shares of Fogdog common stock. In addition, the non-employee members of Fogdog's board of directors have received option grants as follows:

       Non-employee Director                                       Option Shares
       ---------------------                                       -------------
       Donna de Varona............................................    30,000
       Ralph T. Parks.............................................    49,166
       Warren J. Packard..........................................     2,500
       Ray A. Rothrock............................................     2,500
       Lloyd "Chip" D. Ruth.......................................     2,500
                                                                      ------
       Total......................................................    86,666
                                                                      ======

   Upon consummation of the merger, some of the then-unvested options granted to the non-employee members of Fogdog's board of directors shall automatically vest. In particular, such automatic vesting shall occur with respect to options to purchase 10,000 shares granted to Donna de Varona, and options to purchase 2,500 shares granted to each of Ralph T. Parks, Warren J. Packard, Ray A. Rothrock and Lloyd "Chip" D. Ruth. See "Certain Terms of the Merger Agreement-- Fogdog Stock Options and Warrants" for a description of the treatment of outstanding Fogdog stock options and warrants upon completion of the merger.

   Mr. Harrington, Fogdog's President and Chief Executive Officer, has an employment agreement with Fogdog under which he is entitled to accelerated vesting of his options under various circumstances. Mr. Harrington's employment agreement provides that in the event he is not offered employment by Global Sports in a comparable position and at a comparable salary, or his employment is terminated by Global Sports within 12 months after the merger, all of his currently issued options will immediately vest. Further, Mr. Harrington is entitled to a severance payment of $240,000 should his employment with Fogdog terminate, whether voluntarily or involuntarily, following the merger. See "Fogdog Management--Employment Agreements, Termination of Employment and Change in Control Arrangements." for a more detailed description of Mr. Harrington's employment agreement with Fogdog.

   Mr. Harrington also has an employment agreement with Global Sports, effective upon completion of the merger, which provides that Mr. Harrington shall be employed as President of a division or affiliate of Global Sports, that Mr. Harrington's base salary shall be $240,000 per year with an annual performance bonus of up to 30% of his base salary and that Mr. Harrington shall receive a "signing" bonus of $100,000 and be eligible for additional bonuses of up to $75,000 if certain short-term performance criteria are met. Pursuant to his agreement with Global Sports, Mr. Harrington is entitled to receive options to purchase an aggregate of 300,000 shares of Global Sports common stock, 250,000 shares of which are subject to various vesting provisions.
Mr. Harrington will also receive a severance payment of $240,000 if he should cease to be employed by Global Sports, voluntarily or involuntarily, for any reason other than for cause. In addition, in consideration for accepting reduced duties and responsibilities following the merger, Global Sports has agreed to accelerate, upon the effectiveness of Mr. Harrington's employment agreement with Global Sports, the vesting of all of Mr. Harrington's unvested Fogdog options that are being assumed by Global Sports in the merger. See "Employment Agreement" for a more detailed discussion of Mr. Harrington's employment agreement with Global Sports.

   Mr. Bryan LeBlanc, Fogdog's Vice President, Finance and Chief Financial Officer, has an agreement with Fogdog whereby Mr. LeBlanc is entitled to a severance payment of $170,000 should his employment with Fogdog terminate, whether voluntarily or involuntarily, following the merger.

   Mr. Robert Chea, Fogdog's Vice President, Engineering, and Global Sports are currently discussing the possibility of entering into an employment agreement to be effective upon completion of the merger.

   In addition, immediately prior to entering into the merger agreement, Fogdog implemented a severance plan for its employees. The severance packages for each of Mr. Harrington and Mr. LeBlanc are described above. The severance payments to employees varies depending on the employee's job within Fogdog. In addition, employees who had been granted options to purchase Fogdog common stock, but who did not vest as to any shares prior to termination of employment because less than one year passed between the vesting commencement date of the option and the date of termination of the employee, shall have their options amended to provide for monthly vesting measured from the original vesting commencement date. Finally, employees terminated after October 20, 2000 but prior to completion of the merger or who remain employed through and including January 31, 2001 will receive increased severance payments, the bonuses these employees would otherwise be entitled to receive, and vice presidents may be awarded additional bonuses not to exceed $40,000. For a more complete description of Fogdog's severance plan, see "Fogdog Management--Benefit Plans."

   Global Sports has agreed in the merger agreement that all rights to indemnification existing in favor of those persons who are directors and officers of Fogdog as of the date of merger for their acts and omissions occurring prior to the effective time of the merger, as provided in Fogdog's bylaws, as in effect as of the date of the merger agreement, and as provided in the indemnification agreements between Fogdog and such persons as in effect as of the date of the merger agreement, shall survive the merger and shall be observed by Fogdog to the fullest extent available under Delaware law for a period of six years from the date of completion of the merger. Global Sports also has agreed to maintain directors' and officers' liability insurance for Fogdog's directors and officers equivalent to Fogdog's current insurance for not less than six years after the effective time of the merger, subject to certain limitations on the maximum premium payable for such insurance.

   As a result of the foregoing, the directors and executive officers of Fogdog may be more likely to vote for the adoption of the merger agreement than Fogdog stockholders generally.

Material Federal Income Tax Consequences

   In the opinion of Cooley Godward LLP and Brobeck Phleger & Harrison LLP, the following discussion summarizes the material United States federal income tax considerations of the merger that are expected to apply generally to Fogdog stockholders upon an exchange of their Fogdog common stock for Global Sports common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code, existing regulations under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the stockholders of Fogdog as described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular Fogdog stockholders, including stockholders:

  . who are subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, insurance companies and tax-exempt entities;

  . who are subject to the alternative minimum tax provisions of the Internal
    Revenue Code;

  . who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  . who exercise dissenters' rights in the merger, if available;

  . who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

  . who do not hold their shares as capital assets.

   In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address:

  . the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Fogdog shares are acquired or Global Sports shares are disposed of;

  . the tax consequences to holders of options or warrants issued by Fogdog that are assumed, exercised or converted, as the case may be, in connection with the merger; or

  . the tax consequences of the receipt of Global Sports shares other than in exchange for Fogdog shares.

   Accordingly, holders of Fogdog common stock are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

   Cooley Godward LLP and Brobeck Phleger & Harrison LLP, as a condition to the closing, must render tax opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (a "Reorganization"). These tax opinions discussed in this section assume and will be conditioned upon the following:

  . the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the tax representations received from Global Sports, Fido Acquisition Corp. ("Merger Sub") and Fogdog to support the tax opinions and in all other instruments and documents related to the formation, organization and operation of Global Sports, Merger Sub and Fogdog examined by and relied upon by Cooley Godward LLP and Brobeck Phleger & Harrison LLP in connection with the merger;

  . that original documents submitted to such counsel are authentic, that documents submitted to such counsel as copies conform to the original documents and that all of these documents have been, or will be by the effective time of the merger, duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of these documents;

  . that all covenants contained in the merger agreement and the tax representations described above are performed without waiver or breach of any material provision of these covenants; and

  . that any representation or statement made "to the best of knowledge" or similarly qualified is correct without that qualification.

   No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, stockholders of Fogdog should be aware that the tax opinions discussed in this section are not binding on the IRS; the IRS could adopt a contrary position and a contrary position could be sustained by a court.

   Assuming the merger constitutes a Reorganization for federal income tax purposes, the following federal income tax consequences will result to Fogdog stockholders:

  . stockholders of Fogdog will not recognize any gain or loss upon the receipt of solely Global Sports common stock for their Fogdog common stock;

  . the aggregate basis of the shares of Global Sports common stock received by a Fogdog stockholder in the merger, including any fractional share deemed received, will be the same as the aggregate basis of the shares of Fogdog common stock exchanged therefor;

  . the holding period of the shares of Global Sports common stock received by a Fogdog stockholder in the merger will include the holding period of the shares of Fogdog common stock exchanged therefor, provided that such shares of Fogdog common stock are held as capital assets at the effective time of the merger; and

  . a stockholder of Fogdog who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss if the Fogdog common stock is held by such stockholder as a capital asset at the effective time of the merger.

   In addition to the foregoing, there are other tax-related issues that you should be aware of, such as:

  . Reporting Requirements. Each Fogdog stockholder that receives Global
    Sports common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the Fogdog stock exchanged and the fair market value of the Global Sports stock and any cash received in the merger, and to retain permanent records of these facts relating to the merger.

  . Backup Withholding. Unless an exemption applies under applicable law and regulations, the exchange agent for Global Sports common stock is required to withhold, and will withhold, 31% of any cash payments to a Fogdog stockholder in the merger unless the stockholder provides the appropriate form as described below. Each Fogdog stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be sent to each Fogdog stockholder, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Global Sports and the exchange agent.

  . Consequences of IRS Challenge. A successful IRS challenge to the status of the merger as a Reorganization would result in significant tax consequences. Fogdog stockholders would recognize gain or loss with respect to each share of Fogdog common stock exchanged in the merger. Such gain or loss would be equal to the difference between the stockholder's basis in such share and the sum of the fair market value, as of the effective time of the merger, of the Global Sports common stock received in the merger and any cash received instead of a fractional share of Global Sports common stock. In such event, a stockholder's aggregate basis in the Global Sports common stock so received would equal its fair market value as of the effective time of the merger and the stockholder's holding period for such stock would begin the day after the merger is consummated.

  . Dissenters' Rights. A Fogdog stockholder who receives cash pursuant to the exercise of dissenters' rights with respect to Fogdog shares generally will recognize gain or loss measured by the difference between the amount received and the tax basis for those shares. A Fogdog stockholder who is considering exercising dissenters' rights is urged to consult his or her own tax advisor.

  . Other Consideration. Even if the merger qualifies as a reorganization, a recipient of Global Sports common stock would recognize income if, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Fogdog common stock exchanged. Generally, such income would be taxable as ordinary income upon receipt. In addition, to the extent that Fogdog stockholders were treated as receiving, directly or indirectly, consideration other than Global Sports common stock in exchange for such stockholder's Fogdog common stock, gain or loss would have to be recognized.

   The summary of material United States federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger. Accordingly, each Fogdog stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to such stockholder.

Anticipated Accounting Treatment

   For purposes of financial reporting, the merger is expected to be accounted for as a "purchase."

Governmental Approvals

   Transactions such as the merger are subject to review by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until the specified waiting period under the HSR Act has expired or been terminated. Global Sports and Fogdog filed premerger notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act, and the waiting period terminated on November 29, 2000.

Restrictions on Resales by Affiliates

   The shares of Global Sports common stock to be received by Fogdog stockholders in the merger will have been registered under the Securities Act and, except as described in this paragraph, may be freely traded without restriction. The shares of Global Sports common stock to be issued in the merger and received by persons who may be considered to be "affiliates," as that term is defined in Rule 144 under the Securities Act, of Fogdog before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement provides that Fogdog will use all reasonable efforts to obtain a signed affiliate agreement in favor of and for the benefit of Global Sports from all persons who may be considered affiliates of Fogdog. The affiliate agreements will provide that these persons will not sell, transfer or otherwise dispose of any shares of Global Sports common stock at any time in violation of the Securities Act or the rules and regulations promulgated under the Securities Act, including Rule 145.

Rights of Dissenting Fogdog Stockholders

   Fogdog stockholders are not entitled to exercise appraisal rights under Delaware law in connection with the merger. However, due to the location of a majority of Fogdog stockholders in California and Fogdog's other contacts with the State of California, Section 2115 of the California Corporations Code provides that California law regarding the rights of dissenting stockholders will apply to Fogdog stockholders in the merger, despite the fact that Fogdog is a Delaware corporation. Because of the applicability of California law, a summary of the California law regarding the rights of dissenting stockholders is provided below.

   Any Fogdog stockholder who does not wish to accept the consideration provided in the merger agreement has the right to demand to be paid the fair market value for his or her shares of Fogdog common stock. The value of the Fogdog common stock for this purpose will be determined as of the day before the first announcement of the terms of the proposed merger and thus will exclude any element of value arising from the completion or expectation of the merger. The merger agreement provides, however, that Global Sports is not obligated to consummate the merger in the event that holders of 11% or more of Fogdog common stock elect to exercise these rights.

   Generally, California law, in order for any of the stockholders of Fogdog to have dissenters' rights, five percent or more of the outstanding Fogdog shares must demand to be paid fair market value for their shares. In addition, stockholders whose shares are subject to restrictions on transfer imposed by Fogdog or by any law or regulation may also have dissenters' rights. In order for a Fogdog stockholder to exercise dissenters' rights under California law, Fogdog must receive from the stockholder, no later than the date of the special meeting, a written demand that Fogdog purchase his or her shares of Fogdog common stock.

   Simply voting against the adoption of the merger agreement or abstaining from voting at the special meeting will not be considered a demand for dissenters' rights under California law. Any Fogdog stockholder who fails to send a written demand to the Secretary of Fogdog at 500 Broadway, Redwood City, CA 94063, will lose the right to have his or her shares purchased under California law.

   A demand under California law must state the number of shares that the stockholder demands that Fogdog purchase. In addition, the demand must specify the price that the stockholder is willing to accept for his or her Fogdog shares.

   The stockholder also must vote against the adoption of the merger agreement at the special meeting. Any stockholder who abstains from voting at the special meeting or votes for the adoption of the merger agreement will lose the right to have his or her shares purchased under California law.

   After the special meeting of the stockholders, if the stockholders have adopted the merger agreement and five percent or more of the Fogdog stockholders have properly delivered demands for payment to Fogdog and voted against adoption of the merger agreement, Fogdog will send each dissenting stockholder a notice setting forth the fair market value of his or her shares as determined by Fogdog within ten days of the special meeting. This notice will also contain a brief description of the procedure to follow if the stockholder desires to exercise his or her rights to demand purchase of the shares by Fogdog.

   If the stockholder and Fogdog agree that the shares are dissenting shares under California law and upon the fair market value of the dissenting shares, then the stockholder will be entitled to receive the agreed price with interest thereon. If Fogdog denies that the shares are dissenting shares, or Fogdog and the stockholder fail to agree upon the price of the shares, then the stockholder may file a complaint to ask the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both. Under California law, if the parties do not agree on the status of shares as dissenting shares or their fair market value, the stockholder has until six months after the date on which the notice of adoption of the merger agreement by Fogdog's stockholders was mailed to the stockholder to file a complaint in the California Superior Court requesting a determination of these matters.

   In addition, depending on whether the shares are certificated, the stockholder must submit to Fogdog, within thirty days of the notice regarding the adoption of the merger agreement, either certificates to be stamped or endorsed with a statement that the shares are dissenting or a notice of the number of shares that the stockholder demands that Fogdog purchase.

   Fogdog stockholders considering whether to exercise dissenters' rights should bear in mind that the fair value of their Fogdog common stock determined under the relevant provisions of California law could be more than, the same as or less than the value of the shares of Global Sports common stock and cash in exchange for a fractional share they would otherwise receive in the merger. Also, Fogdog and Global Sports reserve the right to assert, and would likely assert, in any proceeding relating to dissenters' rights that, for purposes thereof, the "fair market value" of the Fogdog common stock is less than the value of the shares of Global Sports common stock and cash in exchange for a fractional share to be issued in the merger.

   The process of dissenting and exercising dissenters' rights requires strict compliance with technical prerequisites. Fogdog stockholders wishing to dissent should consult with their own legal counsel regarding compliance with Chapter 13 of the California Corporations Code.

   Any Fogdog stockholder who fails to comply with the requirements of Chapter 13 of the California Corporations Code will forfeit his, her or its rights to dissent from the merger and will receive shares of Global Sports common stock, and cash in lieu of any fractional share, in exchange for his or her shares of Fogdog common stock under the terms of the merger agreement.

   The preceding discussion is not a complete statement of the law pertaining to dissenters' rights under Chapter 13 of the California Corporations Code, Sections 1300, 1301, 1302, 1303 and 1304 of which are attached as Annex G to this prospectus/proxy statement.

   Any Fogdog stockholder who wishes to exercise or consider exercising his or her dissenters' rights should review the provisions of this law in its entirety.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

   The following description of the merger agreement describes certain material terms of the merger agreement. The full text of the merger agreement is attached as Annex A to this prospectus/proxy statement and is incorporated herein by reference. You are encouraged to read the entire merger agreement.

The Merger

   The merger agreement provides that at the effective time of the merger, Fido Acquisition Corp. will be merged with and into Fogdog. Upon completion of the merger, Fogdog will continue as the surviving corporation and will be a wholly-owned subsidiary of Global Sports and the directors and officers of Fido Acquisition Corp. immediately prior to the merger shall become the directors and officers of Fogdog upon completion of the merger.

Effective Time of the Merger

   The merger will become effective when a certificate of merger executed by Fogdog is delivered and filed with the Delaware Secretary of State. Provided that all the conditions to the merger contained in the merger agreement are satisfied or waived, it is anticipated that the effective time will occur as soon as practicable following the special meeting.

Manner and Basis of Converting Shares

   At the effective time of the merger, each outstanding share of Fogdog common stock will (other than shares with respect to which dissenters' rights, if any, have been perfected) automatically be converted into the right to receive 0.135 of a share of Global Sports common stock. No fractional shares of Global Sports common stock will be issued in the merger. Instead, each Fogdog stockholder otherwise entitled to a fractional share will receive a cash amount (rounded to the nearest whole cent), without interest, based on the closing price of Global Sports common stock on the Nasdaq National Market on the date the merger becomes effective.

   Following the effective time of the merger, Mellon Investor Services LLC, which has been selected by Global Sports to act as exchange agent, will mail to each record holder of Fogdog common stock a letter indicating that the merger has been completed. Record holders of Fogdog common stock will also be mailed a transmittal letter, which record holders will use to exchange Fogdog common stock certificates for Global Sports common stock certificates and cash for any fractional share. Holders of Fogdog common stock may contact the exchange agent by writing to its Reorganization Department at P.O. Box 3300, South Hackensack, NJ 07606. Additionally, holders of Fogdog common stock certificates may, at their option, physically surrender in person at the offices of the exchange agent their certificates for certificates evidencing Global Sports common stock and cash for any fractional share. Fogdog common stock certificates should not be surrendered for exchange by Fogdog stockholders before the effective time of the merger. After the effective time of the merger, transfers of Fogdog common stock will not be registered on the stock transfer books of Fogdog.

   Until it is surrendered and exchanged, each certificate that previously evidenced Fogdog common stock will be deemed to evidence the right to receive shares of Global Sports common stock and the right to receive cash instead of any fractional share. Global Sports will not pay dividends or other distributions on any shares of Global Sports common stock to be issued in exchange for any Fogdog common stock certificate that is not surrendered until the Fogdog common stock certificate is surrendered as provided in the merger agreement.

Fogdog Stock Options and Warrants

   At the effective time of the merger, Global Sports will assume all outstanding Fogdog stock options and warrants. Each outstanding stock option or warrant assumed by Global Sports will become an option or warrant to purchase a number of shares of Global Sports common stock determined by multiplying the number of shares of Fogdog common stock subject to the stock option or warrant immediately before the effective time of the merger by the 0.135 exchange ratio, rounding down to the nearest whole share. The exercise price per share of Global Sports common stock subject to each assumed stock option or warrant will be equal to the exercise price per share of the Fogdog common stock subject to the stock option or warrant divided by the exchange ratio, rounding up to the nearest cent. All other terms and conditions of the stock options and warrants (including with respect to acceleration) will not change and will operate in accordance with their terms.

   As described below under "Fogdog Management's Discussion and Analysis of Financial Condition and Results of Operations-Certain Transactions of Fogdog," Nike, Inc. holds a warrant to purchase an aggregate of 4,114,349 shares of Fogdog's common stock at an exercise price of $1.54 per share.

   Instead of assuming outstanding Fogdog stock options and warrants, Global Sports has the right, under the terms of the merger agreement, to replace outstanding Fogdog stock options and warrants with reasonably equivalent options and warrants to purchase shares of Global Sports common stock.

   Based on the stock options and warrants of Fogdog outstanding at the record date and assuming no such stock options or warrants are exercised before the effective time, Global Sports will be required at the effective time to reserve approximately 998,418 shares of Global Sports common stock for issuance upon exercise of Fogdog stock options and warrants assumed or substituted by Global Sports in connection with the merger. Under the terms of the merger agreement, Global Sports will file with the SEC a registration statement relating to the shares of Global Sports common stock subject to each assumed stock option.

Fogdog Employee Stock Purchase Plan

   Fogdog's 1999 Employee Stock Purchase Plan will be terminated at the effective time of the merger. The last business day before the effective time will be treated as the last day of any offering period then underway under the Employee Stock Purchase Plan. Pro-rata adjustments may be required under the Employee Stock Purchase Plan to reflect this shortened offering period, but the offering period will otherwise be treated as a fully effective and completed offering period for all purposes of the Employee Stock Purchase Plan.

Representations and Warranties

   The merger agreement contains customary representations and warranties of Fogdog, Global Sports and Fido Acquisition Corp. relating to, among other things, certain aspects of the respective businesses and assets of the parties and other matters. The representations and warranties expire at the effective time of the merger.

Covenants; Conduct of Business prior to the Merger

   Affirmative Covenants of Fogdog. Fogdog has agreed that before the effective time of the merger it will, among other things, and subject to specified exceptions:

  . except as Global Sports may otherwise agree in writing, ensure that each of Fogdog and its subsidiary conducts its business and operations in the ordinary course and in accordance with prudent practices and in compliance with all applicable legal requirements and the requirements of all material contracts;

  . except as expressly contemplated by the merger agreement, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it;

  . promptly notify Global Sports in writing of the discovery by Fogdog of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Fogdog in the merger agreement;

  . promptly notify Global Sports in writing of any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Fogdog in the merger agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the merger agreement;

  . promptly notify Global Sports in writing of any material breach of any covenant or obligation of Fogdog under the merger agreement;

  . promptly notify Global Sports in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in the merger agreement impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on Fogdog or its subsidiary;

  . use all reasonable efforts to file all notices, reports and other documents required to be filed with any governmental body with respect to the merger and the other transactions contemplated by the merger agreement, including notifications required under the HSR Act and any applicable foreign, federal and state antitrust laws or regulations in connection with the merger and to submit promptly any additional information requested by any such governmental body; and

  . use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement, including (1) making all filings and giving all notices, if any, required to be made and given by Fogdog in connection with the merger and the other transactions contemplated by the merger agreement, (2) using all reasonable efforts to obtain each consent required to be obtained by Fogdog in connection with the merger or any of the other transactions contemplated by the merger agreement, and (3) using all reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

   Fogdog has also agreed that its board of directors will recommend that the Fogdog stockholders vote to adopt the merger agreement. However, at any time before the Fogdog special meeting, Fogdog's board of directors is entitled to withdraw or modify its recommendation that the Fogdog stockholders vote to adopt the merger agreement if certain requirements, including the following, are satisfied:

  . an unsolicited, bona fide written offer to purchase all or substantially all of the outstanding shares of Fogdog common stock or all or substantially all of the assets of Fogdog is made to Fogdog and is not withdrawn;

  . Fogdog provides Global Sports with at least two business days' notice of any meeting of Fogdog's board or directors at which Fogdog's board of directors will determine whether such an offer constitutes a superior offer as defined below;

  . Fogdog's board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation, that the offer constitutes a superior offer;

  . Fogdog's board of directors determines in good faith, after having consulted with Fogdog's outside legal counsel, that, in light of the superior offer, withdrawal or modification of its recommendation is required for the board of directors to comply with its fiduciary obligations to the Fogdog stockholders;

  . the Fogdog board recommendation that the Fogdog stockholders vote to approve the merger agreement is not withdrawn or modified in a manner adverse to Global Sports at any time within two business days after Global Sports receives written notice from Fogdog confirming that Fogdog's board of directors has determined that the offer constitutes a superior offer; and

  . neither Fogdog nor any of its representatives has violated the agreement not to solicit or encourage, or participate in discussions or negotiations with respect to, acquisition proposals from or with parties other than Global Sports.

   For purposes of the merger agreement, the term "superior offer" means an unsolicited, bona fide written offer made by a third party to purchase all or substantially all of the outstanding shares of Fogdog common stock or all or substantially all of the assets of Fogdog on terms that the Fogdog board of directors determines, in its reasonable judgment, after consultation with Fogdog's outside legal counsel and an independent financial advisor of nationally recognized reputation, to be more favorable to the Fogdog stockholders than the terms of the merger agreement. Such an offer shall not, however, be deemed to be a superior offer if any financing required to consummate the transaction contemplated by the offer is not committed and is not reasonably capable of being obtained by the third party.

   Fogdog's obligation to call, give notice of and hold the special stockholders' meeting will not be affected by the commencement, disclosure, announcement, or submission of a superior offer or acquisition proposal, or by any withdrawal or modification of the recommendation by Fogdog's board of directors that Fogdog's stockholders vote to approve the merger agreement.

   If the Fogdog board of directors withdraws or modifies its recommendation that the Fogdog stockholders vote to approve the merger agreement, Fogdog may be required to pay Global Sports a fee in the amount of $1,900,000, plus reasonable expenses. See "Certain Terms of the Merger Agreement--Expenses and Termination Fee."

   Negative Covenants of Fogdog. Fogdog has agreed that before the effective time of the merger, without the prior written consent of Global Sports, it will not, will not agree to, will not commit to and will not permit its subsidiary to:

  . declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

  . subject to specified exceptions, sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security or any instrument convertible into or exchangeable for any capital stock or other security;

  . amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Fogdog's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify the terms of any outstanding option, warrant or other security or related contract;

  . amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

  . effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

  . form any subsidiary or acquire any equity interest in any other entity;

  . take or permit to be taken any action other than in accordance with an agreed operating budget or fail to take or cause to be taken any action required to be taken or otherwise contemplated by the operating budget;

  . make or permit to be made any capital expenditure or other cash expenditure which, when aggregated with other such expenditures, exceeds 103% of the aggregate dollar amount of the operating budget;

  . enter into or become bound by, or permit any of the assets owned or used by Fogdog to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

  . enter into or become bound by any new marketing agreements, other than marketing agreements under which the payments for which Fogdog and its subsidiary are obligated are solely performance-based and do not involve revenue guarantees or revenue sharing arrangements requiring Fogdog and its subsidiary to share over 15% of the applicable revenues with third parties;

  . publish or otherwise make available any coupons or comparable promotions applicable to the purchase of the products sold by Fogdog or its subsidiary;

  . subject to specified exceptions, acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person, or waive or relinquish any material right;

  . lend money to any person, or incur or guarantee any indebtedness;

  . establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation payable to, any of its directors, officers or employees;

  . hire or promote any employee;

  . terminate any employee, except as expressly contemplated by the merger agreement;

  . change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

  . make any material tax election;

  . with certain exceptions, commence or settle any legal proceeding;

  . cause or permit Fogdog or its subsidiary to fail to comply with any material term of any employee plan;

  . enter into any transaction or take any other action outside the ordinary course of business or inconsistent with past practices; or

  . make any disclosure regarding the merger or any of the other transactions contemplated by the merger agreement unless Global Sports shall have approved such disclosure or Fogdog shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

   Affirmative Covenants of Global Sports. Global Sports has agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, it will, among other things, and subject to specified exceptions:

  . register under the Securities Act the issuance of the shares of Global
    Sports common stock in the merger;

  . use reasonable efforts to register under the securities laws of every jurisdiction of the United States in which any Fogdog stockholder has an address of record on the record date the issuance of the shares of Global Sports common stock in the merger;

  . use all reasonable efforts to file all notices, reports and other documents required to be filed with any governmental body with respect to the merger and the other transactions contemplated by the merger agreement, including the notifications required under the HSR Act and any applicable foreign, federal and state antitrust laws or regulations in connection with the merge and to submit promptly any additional information requested by any such governmental body; and

  . use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement, including (1) making all filings and giving all notices required to be made and given by Global Sports in connection with the merger and the other transactions contemplated by the merger agreement, (2) using all reasonable efforts to obtain each consent required to be obtained by Global Sports in connection with the merger or any of the other transactions contemplated by the merger agreement, and (3) using all reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

   Global Sports will not have any obligation under the merger agreement: (1) to dispose of or transfer or cause its subsidiary to dispose of or transfer any assets, or to commit to cause Fogdog or any of Fogdog's subsidiaries to dispose of any assets; (2) to discontinue or cause any of its subsidiary to discontinue offering any product or service, or to commit to cause Fogdog or Fogdog's subsidiary to discontinue offering any product or service; (3) to license or otherwise make available, or cause or commit to cause its subsidiary to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause Fogdog or Fogdog's subsidiary to license or otherwise make available to any person any technology, software or other proprietary asset; (4) to hold separate or cause its subsidiary to hold separate any assets or operations (either before or after the closing date), or to commit to cause Fogdog or Fogdog's subsidiary to hold separate any assets or operations; (5) to make or cause its subsidiary to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of Fogdog or its subsidiary; or (6) to contest any legal proceeding relating to the merger if Global Sports determines in good faith that contesting such legal proceeding might not be advisable.

Limitation on Fogdog's Ability to Consider other Acquisition Proposals

   Fogdog has agreed that it will not directly or indirectly, and that it will not authorize or permit its subsidiary or any of its representatives directly or indirectly, to:

  . solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal, as defined below;

  . furnish any information regarding Fogdog or its subsidiary to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

  . engage in discussions or negotiations with any person with respect to any acquisition proposal;

  . approve, endorse or recommend any acquisition proposal; or

  . enter into any letter of intent or similar document or any contract contemplating or relating to any acquisition transaction, as defined below.

   For purposes of the merger agreement, the term "acquisition proposal" means any offer, proposal, inquiry or indication of interest, other than by Global Sports, contemplating or otherwise relating to any acquisition transaction.

   For purposes of the merger agreement, the term "acquisition transaction" means:

  . any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (1) in which Fogdog or its subsidiary is a constituent corporation, (2) in which a person or group of persons directly or indirectly acquires ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Fogdog or its subsidiary or (3) in which Fogdog or its subsidiary issues securities representing more than 15% of the outstanding securities of any class of voting securities of Fogdog or its subsidiary;

  . any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net incomes or assets of Fogdog or its subsidiary; or

  . any liquidation or dissolution of Fogdog or its subsidiary.

   However, these restrictions shall not be deemed to prevent Fogdog or its board of directors from complying with its legal obligations under Rules 14d-9 and 14e-2 of the Exchange Act with regard to an acquisition proposal.

   Furthermore, these restrictions will not prohibit Fogdog from furnishing nonpublic information regarding Fogdog or its subsidiary to, or entering into discussions with, any person in response to a superior offer (as defined above) that is submitted to Fogdog by that person if:

  . neither Fogdog nor any representatives of Fogdog or its subsidiary have breached or taken any action inconsistent with these restrictions;

  . the Fogdog board of directors concludes in good faith, after having consulted with Fogdog's outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the Fogdog stockholders under applicable law;

  . at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, that person, Fogdog gives Global Sports written notice of the identity of that person and of Fogdog's intention to furnish nonpublic information to, or enter into discussions or negotiations with, that person, and Fogdog receives from that person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to that person by or on behalf of Fogdog and containing "standstill" provisions no less favorable to Fogdog than the "standstill" provisions of the mutual confidentiality agreement between Fogdog and Global Sports; and

  . at least two business days prior to furnishing any such nonpublic information to that person, Fogdog furnishes such nonpublic information to Global Sports, to the extent such nonpublic information has not been previously furnished by Fogdog to Global Sports.

   If the Fogdog board of directors receives an acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal or any request for nonpublic information then Fogdog must, within 24 hours of receipt of such acquisition proposal, inquiry, indication of interest or request, advise Global Sports orally and in writing of such matter (including the identity of the person making or submitting such acquisition proposal, inquiry, indication of interest or request, and the terms thereof). Fogdog must keep Global Sports fully informed with respect to the status of any such acquisition proposal, inquiry, indication of interest or request and any modification or proposed modification to the acquisition proposal. Fogdog must immediately cease and cause to be terminated any existing discussions with any person that relate to any acquisition proposal.

   Fogdog has agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill," nonsolicitation or similar agreement to which Fogdog or its subsidiary is a party or under which Fogdog or its subsidiary has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each of these agreements at the request of Global Sports. Fogdog has also agreed to promptly request each person that has executed a confidentiality agreement in connection with its consideration of a possible acquisition transaction or equity investment to return all confidential information furnished to that person by or on behalf of Fogdog or its subsidiary.

Conditions to the Merger

   Conditions to the Obligations of Each Party. The obligations of Global Sports and Fogdog to complete the merger are subject to the satisfaction of the following conditions:

  . the registration statement of which this prospectus/proxy statement is a part shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or any pending or threatened stop order proceedings;

  . the Fogdog stockholders shall have adopted the merger agreement;

  . all applicable waiting periods under the HSR Act shall have expired or been terminated; and

  . no court order shall be in effect that prohibits the completion of the merger.

   Conditions to the Obligation of Global Sports. The obligation of Global Sports to complete the merger is subject to the satisfaction of the following additional conditions:

  . the representations and warranties made by Fogdog that are qualified by "material adverse effect" or otherwise qualified as to materiality must have been accurate in all respects as of the date of the merger agreement, except for any such representations and warranties made as of a specific date, which must have been accurate in all respects as of such date;

  . the representations and warranties made by Fogdog that are not qualified by "material adverse effect" or otherwise qualified as to materiality must have been accurate in all material respects as of the date of the merger agreement, except for any such representations and warranties made as of a specific date, which must have been accurate in all material respects as of such date;

  . the representations and warranties made by Fogdog regarding Fogdog's corporate structure, corporate standing and capitalization will be accurate in all material respects as of the date on which the merger is completed as if made on and as of that date, provided that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties will be disregarded;

  . the representations and warranties made by Fogdog, other than those representations and warranties mentioned in the previous paragraph, will be accurate in all respects as of the date on which the merger is completed as if made on that date, except for those representations and warranties made as of a specific date, which will have been accurate in all material respects as of such date, and except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies in such representations and warranties as of such specific date or the closing date, such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute and could not reasonably be expected to result in a material adverse effect on Fogdog or its subsidiary determined as of such specific date or the date on which the merger is completed, provided that for purposes of determining the accuracy of such representations and warranties, all "material adverse effect" qualifications and other materiality qualifications contained in such representations and warranties will be disregarded;

  . Fogdog shall have complied with and performed in all respects the covenant in the merger agreement regarding permitted expenditures;

  . Fogdog shall have complied with and performed in all material respects each other covenant or obligation that Fogdog is required to comply with or to perform at or prior to the completion of the merger;

  . the merger agreement shall have been duly adopted by a vote of the Fogdog stockholders;

  . holders of less than 11% of Fogdog common stock shall have filed demands for payment under Chapter 13 of the California Corporations Code with respect to their Fogdog common stock or shall otherwise continue to have dissenters' or appraisal rights under any applicable law;

  . all material consents required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement must have been obtained;

  . Global Sports shall have received the following agreements and documents, each of which shall be in full force and effect: (1) affiliate agreements executed by each person who could reasonably be deemed to be an "affiliate" of Fogdog; (2) an employment agreement executed by Global Sports and Timothy Harrington; (3) a letter from PricewaterhouseCoopers LLP, dated as of the closing date and addressed to Global Sports, updating the earlier letter with respect to this registration statement;
    (4) a legal opinion of Global Sports' outside legal counsel dated as of the closing date and addressed to Global Sports, to the effect that the merger will constitute a tax-free reorganization for federal income tax purposes; and (5) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Fogdog confirming that certain closing conditions have been satisfied; and

  . there shall not be pending or threatened any legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement; (b) relating to the merger and seeking to obtain from Global Sports, Fogdog or Fogdog's subsidiary any damages or other relief that may be material to Global Sports, Fogdog or Fogdog's subsidiary; (c) seeking to prohibit or limit in any material respect Global Sport's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; (d) that could materially and adversely affect the right of Global Sports, Fogdog or Fogdog's subsidiary to own the assets or operate the business of Fogdog or any of its subsidiaries; or (e) seeking to compel Fogdog, Fogdog's subsidiary, Global Sports or any of Global Sports' subsidiaries to dispose of or hold separate any material assets as a result of the merger of any of the other transactions contemplated by the merger agreement.

   Conditions to the Obligation of Fogdog. The obligation of Fogdog to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing, of the following additional conditions:

  . the representations and warranties made by Global Sports and Merger Sub that are qualified by "material adverse effect" or otherwise qualified as to materiality must have been accurate in all respects as of the date of the merger agreement, except for any such representations and warranties made as of a specific date, which must have been accurate in all respects as of such date;

  . the representations and warranties made by Global Sports and Merger Sub that are not qualified by "material adverse effect" or otherwise qualified as to materiality must have been accurate in all material respects as of the date of the merger agreement, except for any such representations and warranties made as of a specific date, which must have been accurate in all material respects as of such date;

  . the representations and warranties of Global Sports and Merger Sub shall be accurate in all respects as of the closing date as if made on and as of the closing date, except for any such representations and warranties made as of a specific date, which must have been accurate in all respects as of such date, and except that any inaccuracies in such representations and warranties as of the closing date will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the closing date, such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Global Sports determined as of the date on which the merger is completed, provided that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded;

  . all of the covenants and obligations that Global Sports and Merger Sub are required to comply with or to perform at or prior to the closing pursuant to the merger agreement shall have been complied with and performed in all material respects;

  . this registration statement shall have become effective, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or threatened, by the SEC with respect to this registration statement;

  . the merger agreement shall have been duly adopted by the required Fogdog stockholder vote;

  . the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated; and

  . the shares of Global Sports common stock to be issued in the merger shall have been approved for listing on The Nasdaq National Market.

   As used with respect to Fogdog in the merger agreement, "material adverse effect" means any event, violation, inaccuracy, circumstance or other matter that, when considered together with all other matters that would constitute exceptions to the representations and warranties of Fogdog disregarding any "material adverse effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties, had or could reasonably be expected to have a material adverse effect on (1) the business, financial condition, assets and liabilities (taken together) or the capitalization of Fogdog and its subsidiary taken as a whole, (2) the ability of Fogdog to consummate the merger or any of the other transactions contemplated by the merger agreement, or to perform any of its obligations under the merger agreement, or (3) Global Sports' ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Fogdog following completion of the merger.

   However, the failure of any engineer(s) to continue in his or their employment with Fogdog shall not, in and of itself, be deemed to have or give rise to a material adverse effect on Fogdog, and the failure of Nike, Inc. or Callaway Golf to continue to supply merchandise to Fogdog shall not, in and of itself, be deemed to have or give rise to a material adverse effect on Fogdog.

   As used with respect to Global Sports in the merger agreement, "material adverse effect" means any event, violation, inaccuracy, circumstance or other matter, that when considered together with all other matters that would constitute exceptions to the representations and warranties of Global Sports, disregarding any "material adverse effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties, had or could reasonably be expected to have a material adverse effect on (1) the business, financial condition, assets and liabilities (taken together), or the capitalization or Global Sports and its subsidiaries taken as a whole or (2) the ability of Global Sports to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement. However, a decline in Global Sports' stock price, in and of itself, will not be deemed to have a material adverse effect on Global Sports.

Termination of the Merger Agreement

   Global Sports and Fogdog can agree by mutual written consent to terminate the merger agreement at any time before the completion of the merger. In addition, either Global Sports or Fogdog may terminate the merger agreement if:

  . the merger is not completed on or before July 31, 2001, unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any covenant required to be performed by such party before completion of the merger, it being understood that either party may extend the termination date for 90 days if the sole reason the merger has not been consummated is the failure to obtain expiration or termination of the waiting period under the HSR Act or the existence of a temporary restraining order, preliminary or permanent injunction or other order preventing completion of the merger;

  . a court or other governmental body issues a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the merger;

  . the Fogdog stockholders fail to adopt the merger agreement; or

  . the representations and warranties of the other party in the merger agreement are or become inaccurate, or the other party breaches its covenants, such that a condition to the obligation of the party to which such representations and warranties or covenants are made would not be satisfied and the inaccuracy or breach is not curable through the exercise of reasonable efforts or the other party is not using reasonable efforts to cure the breach.

   In addition, Global Sports may terminate the merger agreement, before the receipt of the Fogdog stockholder approval, if any of the following "triggering events" occurs:

  . the Fogdog board of directors fails to recommend that the Fogdog stockholders vote to adopt the merger agreement, or withdraws or adversely modifies its recommendation that the Fogdog stockholders vote to adopt the merger agreement;

  . Fogdog fails to include in this prospectus/proxy statement the recommendation by the Fogdog board of directors that the Fogdog shareholders vote to adopt the merger agreement or a statement to the effect that the Fogdog board of directors has determined and believes the merger is in the best interests of the Fogdog stockholders;

  . The Fogdog board of directors fails to reaffirm its recommendation that the Fogdog stockholders vote to adopt the merger agreement or its determination that the merger is in the best interests of the Fogdog stockholders within 48 hours after Global Sports requests that such recommendation or determination be approved;

  . the Fogdog board of directors approves, endorses or recommends another acquisition proposal;

  . Fogdog enters into a letter of intent or other agreement contemplating another acquisition proposal;

  . Fogdog fails to hold the special meeting of the Fogdog stockholders within 60 days after the registration statement which includes this prospectus/proxy statement is declared effective;

  . a tender or exchange offer relating to securities of Fogdog is commenced, and Fogdog does not send to its securityholders, within 10 business days after the commencement of the tender or exchange offer, a statement disclosing that Fogdog recommends rejection of the tender or exchange offer;

  . another acquisition proposal is publicly announced and Fogdog fails to issue a press release announcing its opposition to the acquisition proposal within five business days after the acquisition proposal is announced;

  . any person or group of persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, Fogdog securities representing more than 15% of the outstanding securities of any class of voting securities of Fogdog; or

  . Fogdog or any of its representatives materially breaches its agreement not to solicit or encourage, or participate in discussions or negotiations with respect to, acquisition proposals from or with parties other than Global Sports.

   If the merger agreement is terminated, then it will be of no further effect, there will be no liability on the part of Global Sports or Fogdog to the other, and all rights and obligations of the parties will cease other than labilities relating to payment of termination fees and breaches of representations and warrants and covenants contained in the merger agreement.

Expenses and Termination Fee

   The merger agreement provides that, regardless of whether Global Sports and Fogdog consummate the merger, each of Fogdog and Global Sports will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that Global Sports and Fogdog have agreed to share equally all fees and expenses, other than attorneys' fees, incurred in connection with (1) the filing, printing and mailing of this prospectus/proxy statement and any amendments or supplements and (2) the filing by the parties of the premerger notification and report forms relating to the merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

   Fogdog has agreed to pay Global Sports a termination fee in the amount of $1,900,000 if the merger agreement is terminated by Global Sports because one of the "triggering events" described above occurs. In addition, Fogdog has agreed to pay Global Sports a termination fee in the amount of $1,900,000 if the merger agreement is terminated by either Fogdog or Global Sports because the merger is not consummated by July 31, 2001, subject to extension as described above, or because the Fogdog stockholders fail to adopt the merger agreement, provided in either case that at or prior to the time of the termination of the merger agreement an acquisition proposal shall have been disclosed, announced, commenced, submitted or made. Finally, Fogdog has agreed to pay Global Sports a termination fee in the amount of $700,000 if the merger agreement is terminated by Global Sports or Fogdog because the Fogdog stockholders fail to adopt the merger agreement and the circumstances under which a greater termination fee is payable as described above do not otherwise apply.

Amendment

   The merger agreement may be amended by agreement of the Global Sports board of directors and the Fogdog board of directors. However, no amendment which by law requires the approval of Fogdog's stockholders will be effective until approved by Fogdog's stockholders.

                VOTING AND STOCK TRANSFER RESTRICTION AGREEMENTS

   The following description of the voting and stock transfer restriction agreements entered into by a number of stockholders of Fogdog in favor of Global Sports sets forth certain material terms of the voting and stock transfer restriction agreements. The form of voting and stock transfer restriction agreement is attached as Annex B to this prospectus/proxy statement and is incorporated in this prospectus/proxy statement by reference. You are encouraged to read the entire form of voting and stock transfer restriction agreement

   Timothy Harrington, President and Chief Executive Officer and director of Fogdog, Robert Chea, an executive officer of Fogdog, Andrew Chen, an officer of Fogdog, and Draper Fisher Associates Fund IV, L.P., Venrock Associates II, L.P., Venrock Associates, Marquette Venture Partners III, L.P. and Draper Fisher Partners Fund IV, L.L.C., have each entered into voting and stock transfer restriction agreements with Global Sports dated October 24, 2000. They have agreed in the voting and stock transfer restriction agreements to vote all shares of Fogdog common stock owned by them in favor of the adoption of the merger agreement, against competing acquisition proposals, and otherwise as provided in the voting and stock transfer restriction agreement. The voting and stock transfer restriction agreements also provide that they must vote against the following actions, other than the merger: (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Fogdog; (2) any sale, lease or transfer of a material amount of assets of Fogdog; (3) any reorganization, recapitalization, dissolution or liquidation of Fogdog; (4) any change in a majority of the board of directors of Fogdog; (5) any amendment to Fogdog's certificate of incorporation or bylaws; (6) any material change in the capitalization of Fogdog or Fogdog's corporate structure; and (7) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger. They have also granted Global Sports an irrevocable proxy to vote their shares of Fogdog common stock in favor of the adoption of the merger agreement, against competing acquisition proposals and in the discretion of the proxy holder with respect to the other matters covered by the agreements. As of the record date, these individuals and entities collectively beneficially owned 11,313,744 shares of Fogdog common stock which represents approximately 30.43% of the outstanding shares of Fogdog common stock entitled to vote at the special meeting. These Fogdog stockholders may vote their shares of Fogdog common stock on all matters not covered by the voting and stock transfer restriction agreements.

   The Fogdog stockholders who signed the voting and stock transfer restriction agreements also have agreed not to transfer any shares of Fogdog common stock, or any option to purchase shares of Fogdog common stock, owned by them before the earlier of the termination of the merger agreement or the consummation of the merger, unless each person to whom any shares or options are transferred agrees to be bound by all of the terms and provisions of the voting and stock transfer restriction agreement.

   Under the terms of the voting and stock transfer restriction agreements, these Fogdog stockholders have also agreed that they will not, except in limited circumstances, cause or permit any transfer of Fogdog common stock for a period of 180 days after consummation of the merger.

   These voting and stock transfer restriction agreements will terminate upon the earlier to occur of the termination of the merger agreement or the consummation of the merger, unless an "identified termination" occurs, which includes a situation where the merger agreement is terminated by Global Sports or Fogdog because the merger was not consummated by July 31, 2001, but the termination occurred after an acquisition proposal had been disclosed, announced, commenced, submitted or made. If an identified termination occurs, the Fogdog stockholders who signed voting agreements have agreed that for a period of 180 days after the occurrence of an identified termination they will vote against any acquisition proposals and acquisition transactions (as these terms are defined in the voting and stock transfer restriction agreements).

                              EMPLOYMENT AGREEMENT

   The following description of the employment agreement between Global Sports and Timothy Harrington dated as of October 24, 2000 sets forth certain material terms of the agreement. The full text of the employment agreement is attached as Annex C to this prospectus/proxy statement and is incorporated in this prospectus/proxy statement by reference. You are encouraged to read the entire employment agreement.

   As a condition to Global Sports' entering into the merger agreement, Global Sports and Timothy Harrington entered into an employment agreement, which is effective upon consummation of the merger. The term of the agreement is 42 months, and the employment agreement provides that Mr. Harrington will serve as president of a division or affiliate of Global Sports.

   Mr. Harrington's annual base salary during this period will be $240,000. In addition, Mr. Harrington is to receive a signing bonus of $100,000, payable on the first business day following the consummation of the merger. Mr. Harrington is eligible to receive a one-time bonus of up to $75,000 if certain short-term performance criteria are met. For each year of the employment agreement, Mr. Harrington will be eligible to receive an incentive bonus in an amount not to exceed 30% of his base salary.

   Under the terms of the employment agreement, Mr. Harrington will be granted a stock option to purchase up to 100,000 shares of Global Sports' common stock at a price equal to the fair market value of Global Sports' common stock on the date of the consummation of the merger. This option will vest immediately with respect to 50,000 shares and on the six-month anniversary of the consummation of the merger with respect to the remaining 50,000 shares. In addition, Mr. Harrington will receive a second stock option to purchase up to 200,000 shares of Global Sports' common stock at a price equal to the fair market value of Global Sports' common stock on the date of the consummation of the merger. This option will vest upon the six-month anniversary of the consummation of the merger with respect to 28,572 shares and at the approximate rate of 4,760 shares per month during each of the succeeding 36 months with respect to the remaining shares. In addition, in consideration for accepting reduced duties and responsibilities following the merger, Global Sports has agreed to accelerate, upon the effectiveness of the employment agreement, the vesting of all of Mr. Harrington's unvested Fogdog options that are being assumed by Global Sports in the merger.

   The employment agreement also prohibits Mr. Harrington from engaging in competition with Global Sports for a period of 12 months after his employment with Global Sports is terminated. Upon termination of his employment with Global Sports, either voluntarily or involuntarily other than for cause, Mr. Harrington is entitled to receive a severance payment equal to $240,000 and reimbursement for expenses related to medical insurance pursuant to COBRA for up to six months. If Mr. Harrington's employment is terminated without cause, all then unvested options under the 100,000 share option grant described above shall become immediately exercisable.

                         ANCILLARY BUSINESS AGREEMENTS

   The following description of the strategic alliance agreement and inventory purchase agreement between Fogdog and Global Sports, each dated as of October 24, 2000, sets forth certain material terms of these agreements. The full text of the strategic alliance agreement is attached at Annex D and the full text of the inventory purchase agreement is attached at Annex E to this prospectus/proxy statement and are incorporated in this prospectus/proxy statement by reference. You are encouraged to read the entire strategic alliance agreement and inventory purchase agreement. These agreements are in full force and effect, and Fogdog stockholders are not being asked to vote upon or otherwise approve either of these agreements.

Strategic Alliance Agreement

   Contemporaneously with the execution and delivery of the merger agreement, Global Sports and Fogdog entered into a strategic alliance agreement. Under the terms of the strategic alliance agreement, Fogdog will continue to maintain its Web site, however, Fogdog is required to adhere to certain Global Sports policies relating to, among other things, the submission of orders, maintenance of product databases and shipping methods. Global Sports has agreed to provide Fogdog with information regarding merchandise inventory availability and shipping confirmations. In addition, Global Sports has agreed to provide Fogdog with certain product content and with access to Global Sports' product database. Global Sports will also provide an account manager who will be responsible for the oversight of the business relationship between Global Sports and Fogdog. Fogdog will be responsible for all sales taxes. In addition, Fogdog will be responsible for providing customer support for customers of its Web site.

   The term of the strategic alliance agreement is one year, subject to certain termination provisions. The agreement may be terminated by either party upon 180 days written notice in the event that the merger agreement is validly terminated.

Inventory Purchase Agreement

   Contemporaneously with the execution and delivery of the merger agreement, Global Sports and Fogdog entered into an inventory purchase agreement. Pursuant to this agreement, Fogdog has agreed to sell certain of its inventory to Global Sports. In consideration of the sale of the inventory, Global Sports will pay Fogdog an amount equal to the aggregate book value of the transferred inventory, subject to certain reductions.

   Under the terms of the inventory purchase agreement, Global Sports will not assume any liabilities or obligations with respect to the transferred inventory. In addition, Fogdog has agreed to indemnify Global Sports from any loss or damage suffered which arises from the failure of Fogdog to pay any taxes or amount owed in connection with the sale or transfer of the transferred inventory.

   Under the terms of the inventory purchase agreement, Fogdog is not obligated to transfer any inventory that is subject to certain limitations and restrictions. Global Sports has agreed to abide by specific restrictions imposed on it by (1) specific agreements between Fogdog and the manufacturer or supplier of the inventory that by their terms apply to Global Sports, and (2) the terms of any written consents from manufacturers to the sale and transfer of the inventory to Global Sports.

                     INFORMATION RELATING TO GLOBAL SPORTS

                            GLOBAL SPORTS' BUSINESS

Overview

   Global Sports develops and operates e-commerce sporting goods businesses for traditional sporting goods retailers, general merchandisers, Internet companies and media companies under exclusive long-term agreements. Global Sports enables its partners to capitalize on their existing assets to exploit online opportunities in the sporting goods retailing industry, which is estimated by the National Sporting Goods Association to be $45.8 billion in size. Global Sports' scalable business model takes advantage of its proprietary technology and product database, customer service capabilities, fulfillment capabilities, relationships with vendors and centralized inventory management. Based on these capabilities, Global Sports can quickly and cost-effectively implement a customized e-commerce sporting goods businesses for a broad range of partners.

   Global Sports enables its partners to remain focused on their core businesses and to avoid making substantial investments in e-commerce infrastructure and personnel. Depending on the specific needs of the partner, Global Sports can undertake either a complete outsourcing of a partner's online activities or a more customized "back-end" operation. Global Sports benefits from the traffic generated by its partners' established brand franchises, extensive advertising, retail traffic and vendor relationships to achieve operational efficiencies, lower customer acquisition costs and economies of scale. Global Sports offers its partners the following:

  . design, development and maintenance of customized Web sites under its partners' banners;

  . access to Global Sports' centralized database of product descriptions and images, as well as performance data from vendors and independent sources;

  . extensive technology that runs, operates and manages all aspects of multiple Web sites;

  . access to a broad assortment of brand-name inventory from approximately
    1,000 brands encompassing more than 90,000 stock keeping units, referred to as SKUs;

  . customer service, order processing and fulfillment capabilities; and

  . marketing its partners' Web sites through arrangements with Internet portals such as Yahoo!, as well as incremental online and offline advertising.

   Global Sports provides some or all of these services to each of its partners. Global Sports currently derives virtually all of its revenues from the sale of merchandise through or to its partners' e-commerce sporting goods businesses. It is possible, however, that in the future Global Sports may derive revenues from providing these services to its partners.

   Global Sports believes its ability to quickly and cost-effectively add new partners creates advantages for it over other online competitors. These advantages include lower product costs, broader merchandise availability and greater operating efficiencies. In addition, Global Sports believes its approach can generate attractive economic returns by operating multiple Web sites for established brands on a common scalable e-commerce infrastructure.

   Global Sports launched its initial six partners' e-commerce sporting goods businesses in November 1999, located at the URLs www.dunhamssports.com, www.mcsports.com, www.sportchalet.com, www.theathletesfoot.com, www.thesportsauthority.com and store.webmd.com. During the first two months after Global Sports launched its initial six partners' e-commerce sporting goods businesses, Global Sports had net revenues of approximately $5.5 million. Global Sports had a net loss of $43.2 million for fiscal 1999, including the loss from discontinued operations. On December 30, 1999, Global Sports entered into an agreement with Oshman's Sporting Goods to develop and operate the www.oshmans.com Web Site. This site launched in June 2000. According to estimates by Sports Trend, a trade publication, Global Sports' current partners and their affiliates generated approximately $5.0 billion in combined annual sporting goods revenues through their traditional retail channels in 1999. The combined sales of Global Sports' partners in 1998 represented 15.4% of the estimated United States retail sporting goods market.

Historical Businesses

   Until the second quarter of fiscal 1999, Global Sports operated two sporting goods businesses, its Branded Division and its Off-Price and Action Sports Division. On April 20, 1999, Global Sports formalized a plan to sell these divisions in order to focus exclusively on its e-commerce business. For a more complete description of the Branded Division and Off-Price and Action Sports Division, see "Information Relating to Global Sports--Discontinued Operations."

Recent Developments

   On February 28, 2000, Global Sports entered into an agreement with Bluelight.com, the exclusive online partner of Kmart to develop and operate the sporting goods business for Bluelight.com. The sporting goods department of Bluelight.com launched in June 2000.

   On April 4, 2000, Global Sports entered into a definitive agreement to develop and operate the sporting goods business of Broadband Sports and its AthletesDirect subsidiary. The sporting goods store of Broadband Sports and AthletesDirect launched in June 2000.

   On April 27, 2000, Global Sports agreed to sell to funds affiliated with SOFTBANK 2,500,000 shares of common stock and to Rustic Canyon Ventures, L.P. (f/k/a TMCT Ventures, L.P.), or TMCT, 625,000 shares of common stock at a price of $8.00 per share for an aggregate purchase price of $25.0 million. The sale of these shares was completed on May 1, 2000. In addition, Global Sports issued to the funds affiliated with SOFTBANK warrants to purchase 1,250,000 shares of common stock, and to TMCT warrants to purchase 312,500 shares of common stock, at an exercise price of $10.00 per share.

   On July 11, 2000, Global Sports entered into a definitive agreement to build and operate a youth sporting goods business for Toysrus.com, LLC. Subsequent to this agreement, Toysrus.com entered into an agreement with Amazon.com, Inc. to develop a co-branded site for toys and video games. Global Sports and Toysrus.com have agreed to terminate their agreement.

   On July 27, 2000, Global Sports entered into a definitive agreement to develop and operate the sporting goods business within www.FOXSPORTS.com. The sporting goods department of www.FOXSPORTS.com launched in August 2000.

   On July 31, 2000, Global Sports entered into a definitive agreement to develop and operate the sporting goods business within www.buy.com. The sporting goods department of www.buy.com launched in July 2000.

   On September 13, 2000, Global Sports agreed to sell 5,000,000 shares of its common stock at a purchase price of $8.15 per share to Interactive Technology Holdings, LLC, or ITH, a joint venture company formed by Comcast Corporation and QVC, Inc. In addition, ITH agreed to acquire, for an aggregate purchase price of $562,500, warrants to purchase 2,500,000 shares of Global Sports common stock at an exercise price of $10.00 per share and 2,000,000 shares of Global Sports common stock at an exercise price of $8.15 per share.

   On September 13, 2000, Global Sports entered into a definitive agreement to develop and operate the sporting goods business within www.iqvc.com. The sporting goods department of www.iqvc.com launched in November 2000.

Industry Background

   Sporting Goods Retail Industry. The retail market for sporting goods products, which includes apparel, footwear, equipment and related products such as table games and sports memorabilia, represents a significant market opportunity. The National Sporting Goods Association estimated this market at $45.8 billion at retail in 1999, representing a compound annual growth rate of 3.5% since 1994. The number of Americans who actively engaged in sports, fitness and outdoor activities in 1998 was 167 million, according to Sporting Goods Manufacturers Association estimates. Global Sports believes the sporting goods industry will continue to benefit from growing participation and interest in sports, fitness and outdoor activities and, as a result, Global Sports expects consumer demand to increase over time. In addition, the ten largest sporting goods retailers in the United States accounted for 36% of all sporting goods sales in 1998, and no single retailer represented more than 10% of the market, according to Sports Trend estimates. As a result, Global Sports believes significant opportunities exist to better fulfill customer and manufacturer needs by centralizing inventory and creating a comprehensive product database from among the thousands of vendors and millions of SKUs in the sporting goods industry.

   Global Sports believes that e-commerce will contribute to additional growth in the sporting goods industry. E-commerce revenues are expected to represent approximately 8% of sporting goods sales by 2004, according to Forrester Research estimates. Forrester Research also estimates that online sales of sporting goods reached $165.0 million in 1999 and are projected to exceed $4.2 billion by 2004, a compound annual growth rate of 91%. In addition, Global Sports believes that total catalog sales of sporting goods products are sizeable, supporting the notion that customers are willing to purchase sporting goods through direct sales.

   Advantages of Online Retailing. The Internet has emerged as one of the fastest growing communications, information and commerce mediums. International Data Corporation estimates that there were approximately 62.8 million Internet users in the United States at the end of 1998 and expects this number to grow to approximately 177.0 million by the end of 2003. Business' and consumers' acceptance of the Internet as a communication, information and commerce platform has created the foundation for significant growth in business-to-consumer and business-to-business commerce. The number of online purchasers is projected to increase from approximately 21.1 million at the end of 1998 to approximately 72.1 million by 2003, according to International Data Corporation. Forrester Research estimates that online purchases by United States consumers will grow from approximately $20.3 billion in 1999 to approximately $184.5 billion in 2004.

   The Internet is an attractive marketplace for both online retailers and consumers. Online retailers are able to "display" a larger number and wider variety of products at a lower cost than physical stores and catalogs, which have limitations on inventory, shelf and catalog space. In addition, online retailers do not incur the costs of managing and maintaining a retail store base or the significant printing and mailing costs of catalogs. Online retailers also enjoy significant merchandising flexibility with the ability to easily and frequently adjust their featured selections and editorial content to better respond to consumers' needs. Finally, online retailers can more easily obtain demographic and behavioral data about customers. This increases opportunities for targeted marketing programs and to provide personalized services to their customers.

   The Internet also offers a number of advantages to consumers. Consumers can enjoy the time savings, convenience and flexibility of shopping online 24 hours a day, seven days a week with access to a broader selection of products than is traditionally available in a retail store. In addition, online retailing allows for personalized shopping experiences through the delivery of content, purchasing advice, community and electronic features such as reminder and suggestion services. Consumers also benefit from greater access to product information and heightened attention to customer service.

   Challenges of Online Retailing. Global Sports believes traditional sporting goods retailers face significant obstacles to compete successfully in e-commerce. Traditional retailers must develop a separate infrastructure for their Internet operations, including Web design, order processing, fulfillment, customer service and a descriptive product database. Traditional retailers must also make significant capital investments to develop in-house technology systems as well as to attract and retain personnel to support an online business. Given the smaller size of the leading sporting goods retailers relative to leading retailers in other consumer goods categories, it is particularly difficult for sporting goods retailers to generate levels of e-commerce sales that justify building a separate infrastructure. Furthermore, Global Sports believes very few viable outsourcing options exist for sporting goods retailers to build their online business.

   Online sporting goods retailers confront obstacles to establishing cost-efficient operations in the sporting goods business. Due to the lack of master distributors and the multitude of independent vendors in the sporting goods industry, online retailers face the challenge of establishing and maintaining relationships with hundreds of vendors. This makes it difficult for them to access a broad selection of branded sporting goods products. In addition, Global Sports believes that it is costly for single-brand online retailers to own inventory and build sophisticated fulfillment infrastructure while simultaneously spending to build their brand and drive traffic. Because most online retailers rely on a single brand, they find it more difficult to establish multiple partnerships with traditional retailers. Online retailers tend to make large investments to build and maintain their brand awareness, resulting in high customer acquisition costs. In addition, online retailers have a disadvantage to traditional retailers in that they do not offer in-store returns and exchanges and can not satisfy customers' desire to touch and feel products, such as athletic footwear and sporting apparel. Also, it is difficult for online retailers to support the cost of aggregating and maintaining comprehensive inventory in each category. This difficulty arises because sporting goods products come in an extensive array of shapes, sizes and weights, ranging from small fishing lures to bulky motorized treadmills.

The Global Sports Solution

   Global Sports believes its business model allows it to provide a comprehensive solution to many of the challenges facing traditional and online sporting goods retailers. Global Sports' platform allows it to rapidly develop and operate customized e-commerce sporting goods businesses with characteristics appropriate for each of its partners. Global Sports' solution enables its partners to remain focused on their core businesses and to avoid making substantial investments in e-commerce infrastructure and personnel. In addition, Global Sports believes it can generate attractive economic returns by operating multiple Web sites on a common scalable e-commerce infrastructure. Global Sports derives further economic benefit by operating under the established brands of its partners. The following are key features of the Global Sports solution:

   Rapid Deployment of a Comprehensive E-Commerce Business. Global Sports can quickly develop and implement all aspects of an e-commerce sporting goods business. These aspects include Web site design, buying and merchandising, order processing, fulfillment and customer service. Global Sports customizes the design of a partner's Web site with a broad range of characteristics that include a differentiated user interface, partner-specific content pages, an extensive electronic catalog of product descriptions and images, a searchable database and interactive communication tools. Global Sports' solution allows the partner to avoid the lengthy start-up, the complex integration effort and the substantial fixed cost required to build and operate an e-commerce business.

   Creation of Distinct Online Identities Under Existing Brand Names. Global Sports enables its partners to establish distinct e-commerce businesses. Global Sports believes this contributes to the development of its partners' independent online brand, reinforces its partners' existing brand identity and reduces cannibalization from other online competitors. In addition, Global Sports seeks to increase the value of its partners' entire business by establishing an online image and a shopping experience that is commensurate with its partners' brands.

   Increased Return on Investment Opportunity. Global Sports operates multiple e-commerce sporting goods businesses on a common infrastructure. This allows Global Sports to capitalize on its core computer technology, which Global Sports refers to as The Common Engine(TM), and centralized inventory, product database, order processing, fulfillment and customer service. Because Global Sports focuses exclusively on sporting goods e-commerce, it can derive economies of scale and add additional partners with minimal incremental spending. In addition, Global Sports aggregates demand from all of its partners' Web sites and fulfills all customer orders from a common inventory pool. Although Global Sports customizes part of the product assortment on each partner's Web site it operates, a large quantity of SKUs is common among multiple Web sites. By centralizing inventory management across multiple partner Web sites, Global Sports is able to increase the frequency of inventory turns, thus reducing obsolescence risk and financing costs.

   Positive and Convenient Shopping Experience. Global Sports offers a compelling online shopping experience by providing a broad selection of merchandise, easy to use Web sites, competitive prices, value added content and strong customer service. Global Sports believes its 24 hours a day, seven days a week in-house customer service and high order accuracy promotes strong brand loyalty for its partners. In addition, Global Sports believes its ability to respond to customer inquiries by e-mail, telephone and online chat to provide detailed product information makes the shopping experience easy and enjoyable and drives repeat purchases. The customer's online shopping experience is further enhanced by the option to return goods purchased online to most of its partners' respective retail stores.

   Efficient Customer Acquisition. Global Sports benefits from the brand assets and substantial marketing budgets of its partners to reduce its customer acquisition costs. Its partners' existing marketing budgets allows Global Sports to generate exposure and drive traffic to the Web sites without expensive incremental investment in customer acquisition. For example, each partner is contractually obligated to include its Web site address, referred to as a URL, in its marketing and communication materials. In addition, during fiscal 1999, its current traditional sporting goods retail partners, Dunham's Sports, MC Sports, Oshman's Sporting Goods, Sport Chalet, The Athletes Foot and The Sports Authority, spent on a combined basis in excess of $100 million on marketing. This included television, radio, print and outdoor advertising, point of purchase displays, cash register receipts, shopping bags, employee uniforms and promotional events designed to attract and retain customers. Finally, its retail partners have valuable, established brand franchises and existing customer bases. Global Sports believes this provides it with a competitive advantage because its retail partners have a heritage and reputation that lends a degree of comfort to the customer. By having an established history of purchasing from its partners' retail stores, Global Sports believes a customer will be more inclined to purchase from their online stores.

   Benefit from Relationships with Vendors. Global Sports' partners maintain long-standing relationships with sporting goods vendors. Global Sports also maintains strong relationships with these vendors. Therefore, unlike many entrants to the online sporting goods marketplace, Global Sports is able to obtain direct access to most major brands. Global Sports believes this provides it with one of the most extensive, authorized selections of sporting goods brands and products available on the Internet today. In addition, Global Sports benefits from the buying experience of its partners, which further reduces its costs and improves its margins.

Growth Strategy

   Global Sports' objective is to generate attractive economic returns by capitalizing on its unique business model to become the leading e-commerce company in the sporting goods category. The key elements of its growth strategy are as follows:

   Expand Its Partner Base. Global Sports intends to increase its market share by adding new partners with strong brand franchises who are seeking to enter the e-commerce sporting goods business. New partners could include companies with major brand names in specialty and full-line retail, consumer products, Internet and media. For example, in July 2000 Global Sports announced new alliances with FOXSPORTS.com and www.buy.com Global Sports has since launched e-commerce sporting goods businesses for both FOXSPORTS.com and www.buy.com.

   Promote Online Brands. Global Sports intends to build awareness and drive traffic to its partners' e-commerce sporting goods businesses by capitalizing on the brand assets, large marketing budgets and retail traffic of its partners. Each of its partners prominently features and promotes its URL in its marketing and communications materials. Global Sports has initiated programs with its traditional retail partners to provide incentives, such as coupons, to in-store customers to shop online. Global Sports also plans to continue to selectively use a variety of online and offline marketing strategies to reach its customers, including direct marketing, co-branding, co-op advertising, public relations, affiliate programs, portal relationships, traditional print and broadcast media advertising. In addition, Global Sports intends to test in-store computer kiosks with direct links to some of its traditional retail partners' online sporting goods businesses to provide customers with access to inventory not available in the retail stores.

   Increase Repeat Purchases. Global Sports intends to build customer loyalty and drive repeat purchases by implementing the following strategies:

  . continually enhancing its level of customer service;

  . expanding its customer and product databases;

  . offering new products and product categories;

  . implementing direct marketing techniques to target customers; and

  . increasing the level of personalization on its partners' online sporting goods businesses.

Global Sports believes these initiatives will drive repeat purchases as consumers become increasingly satisfied with their online shopping experiences.

   Enhance the Online Shopping Experience. Global Sports plans to continually enhance and expand its online stores to address the evolving needs of its customers. Global Sports plans to invest in technology to maximize the flexibility and speed to market of its partners' Web sites. Global Sports intends to improve the presentation of its product offerings by taking advantage of the unique characteristics of the Internet as a retail medium. Specifically, Global Sports plans to develop features that improve the functionality, speed, navigation and ease of use of its partners' Web sites. Another key factor in enhancing the online shopping experience will be to continue building and expanding upon its fulfillment and order processing capabilities.

   Capitalize on International Market Opportunities. Global Sports plans to explore offering its e-commerce solution in international markets to address the global demand to purchase sporting goods products online. Global Sports believes its business model is well suited for penetration of these markets by partnering with well-established local companies.

   Pursue Growth by Acquisitions. From time to time Global Sports assesses strategic investments and acquisitions that are aligned with its goal of increasing its partner and customer base and expanding its product offerings.

Global Sports' Operations

 Web Site and Content Design, Implementation and Maintenance

   Global Sports designs most of its partners' Web sites. Global Sports has dedicated in-house personnel that are responsible for Web site design, management, maintenance, creative and content modifications. Global Sports implements all changes to current Web sites and oversee the creation of new front-end Web sites for most new partners, ensuring that the look and feel of their Web sites meet all parties' satisfaction. Global Sports also generates content for each of its partners' Web sites, including product images, product descriptions, buying guides, sport-specific information, as well as related sports and informational content. For example, Global Sports has produced buying guides which will help customers with their merchandise selection and to provide information about selected sports. These guides provide customers with helpful information in selecting various pieces of sports equipment and provide tips on sports play. In addition, Global Sports has an in-house photography studio and generates approximately 70% of its photographic images. Global Sports receives the remainder of its photographic images from its vendors.

Technology

   The three major elements of Global Sports' partners' Web sites' technology are The Common Engine(TM), the front-end and the data center.

   The Common Engine(TM). Global Sports has created a core computer technology system, The Common Engine(TM), that operates and manages all of the applications and functionality across all of its partners' Web sites. This system allows Global Sports to add new front-end Web sites with minimal incremental costs. The Common Engine(TM) is a template that is used to create and personalize each Web site to fit the brand equity and identity of the individual partners. Global Sports updates The Common Engine(TM) continually to improve its partners' Web sites and enrich the overall customer experience.

   The Front-End. The front-end represents the overall look and feel of Global Sports' partners' Web sites. The front-end is the interface with the customer and includes content development, logo placement, graphic design, color palette, navigation and links. Global Sports uses the front-end to communicate special promotions, content feature and product collections as well as the unique merchandising strategy of each of its partners.

   The Data Center. The data center is Global Sports' database management system that controls all of the information housed within its partners' Web sites, including all product images and descriptions, customer log-in data, customer profiles, verification requirements, brand information and tax and shipping data. Global Sports' database management system was created utilizing Oracle technologies and runs on Sun Microsystems hardware. A third-party provider hosts Global Sports' data center. System security is managed both by internal staff as well as by security staff at Global Sports' third-party host.

   Additional Technology Information. Global Sports' technology infrastructure is supported by a fully-integrated back-up system. Global Sports believes this ensures its operations can move forward seamlessly in the event of computer malfunctions. In addition, Global Sports continuously strives to improve its partners' Web sites by conducting functional testing.

Buying, Vendor Relationships and Merchandising

   Buying. Global Sports offers a broad assortment of brands and items on each of its partners' Web sites. Global Sports currently offers customers over 1,000 brands and more than 90,000 SKUs across its partners' Web sites and continues to add additional brands and SKUs. Global Sports has dedicated buyers for the following merchandise categories: footwear, licensed/team products, men's branded apparel, women's and children's branded apparel, accessories, exercise, indoor recreation, outdoor recreation, golf, racquet sports and team sports.

   Global Sports capitalizes on its partners' merchandising experience to offer a wide brand and product assortment for its customers. When deciding which brands and merchandise to carry, Global Sports first reviews what its partners are offering in their retail stores and determine what items Global Sports believe will be successful on its partners' Web sites. Global Sports believes that it will be able to offer a wider variety of merchandise on its partners' Web sites than might be found in one of their retail stores because Global Sports is not hindered by space availability, although not all of its partners' Web sites carry the same product and brand assortment. In this connection, Global Sports currently does not offer some popular brands of sporting goods, such as Nike, and its partners typically have the right to require Global Sports not to sell products which are not sold in their retail stores. After consulting a partner on their buying strategy, Global Sports then works to enhance product selection. Global Sports expands product lines, provides brand extensions and looks to add significant value to the product selection currently offered in its partners' stores. These types of extensions might include a broader diversity of sizes and styles and a larger range of price points.

   Vendor Relationships. Global Sports believes it has solid relationships with its vendors, and while it currently does not offer some popular brands of sporting goods, such as Nike, it is working to continuously add new vendors and brands. Global Sports' buyers work with merchandisers to streamline the strategies for product offerings, merchandise locations within the Web sites and promotional activities of its partners. During fiscal 1999, Global Sports purchased $2.2 million of inventory from Icon Health & Fitness, Inc. and $1.8 million of inventory from ASICS Tiger Corp. These purchases accounted for 15% and 12% of the total amount of inventory Global Sports purchased during fiscal 1999.

   Merchandising. Global Sports' merchandising strategy allows it to offer a highly customized and flexible product mix. Global Sports works with its partners to ensure that its product offerings are consistent with any upcoming in-store promotions or advertising specials. Global Sports makes changes to the home pages and lead category pages of its partners' Web sites frequently to reflect seasonal or promotional trends and to keep their Web sites fresh.

Pricing

   Global Sports establishes the prices for all products offered on its partners' Web sites. Global Sports strategically prices these products to be consistent with the prices in its partners' retail stores. Accordingly, Global Sports maintains different pricing structures for products across each of its partners' Web sites. Global Sports uses its proprietary technology to implement these pricing structures and to make daily updates to its prices, including markdowns and sales.

Marketing

   Web Site Integration. Global Sports works with each of its partners to make certain that URL and Web site integration are a mainstay of their marketing and advertising campaigns. Global Sports' retail sporting goods partners spend more than $100 million per year to build and promote their brands, and Bluelight.com's exclusive retail partner, Kmart, dedicates a meaningful portion of space within its 72 million weekly advertising circulars to promote its sporting goods business. Each of Global Sports' partners is contractually obligated to incorporate its URL into every type of advertising, marketing, promotion and communication vehicles it creates. These marketing vehicles not only incorporate the URL into the copy or design, but the message also educates people about these e-commerce sporting goods businesses and drives traffic to these Web sites. Global Sports believes its partners embrace this strategy because they realize the value in alerting their customers to an additional distribution channel within their brand.

   Online Marketing Relationships. In 1999, Global Sports signed a marketing agreement with Yahoo!, a leading global Internet company, in which its partners' Web sites are featured throughout the Yahoo! Shopping service and other areas of the Yahoo! Network. Global Sports also formed marketing relationships with AOL, MSN eSHop and Excite@Home.com whereby various Global Sports partners are featured prominently throughout the Sports and Outdoors areas of these Internet destinations. Global Sports is dedicated to managing, strengthening and improving its customer relationships. Global Sports has implemented personalized customer e-mail campaigns, which inform customers about upcoming specials, promotions, new brands or merchandise in which they might be interested.

   Offline Marketing Opportunities. Global Sports periodically produces advertising or marketing materials to communicate a special event or promotion occurring on one of its partners' Web sites. Global Sports produces these materials to augment its partners' own advertising campaigns.

   Affiliate Network. Global Sports has agreements with many outside Web sites, referred to as affiliates, which enable them to link to one of its partners' Web sites. When a visitor clicks through an affiliate to one of its partners' Web sites, and the visit generates a sale, then the affiliate is compensated with a portion of the sale proceeds. Global Sports has implemented a sliding scale for revenue payments to affiliates depending on the volume of sales generated from the link.

Order Processing and Fulfillment

   Order Processing. Global Sports conducts its own order processing, claims processing and crediting of customers in its company-owned fulfillment center located in Louisville, KY. Global Sports uses JDA Software as its internal order processing technology vendor. Order processing activities include electronically capturing the order, processing the payment method, determining the shipping costs, adding any applicable sales tax, facilitating any coupon or promotional discounts and printing a pick ticket. The pick ticket includes the name of the partner from whom the order was received, a packing slip, return labels and detailed order list.

   Fulfillment. Global Sports currently conducts fulfillment out of its company-owned fulfillment center located in Louisville, KY. This company-owned fulfillment center has been operational since August, 2000. The fulfillment center is 300,000 square feet and is expandable to 450,000 square feet. Global Sports also has agreements with some if its suppliers of large and oversized items, referred to as Less than Truckload or LTL, whereby the supplier delivers LTL items directly to the consumer, called drop shipping.

   After a pick ticket is generated, it is reviewed, the ordered items are gathered, the accuracy of items are verified and the items, appropriate receipts and return labels are packed, sealed and shipped. After an item has been ordered by a customer, Global Sports determines that the order has been packed and shipped, Global Sports' computer system automatically sends an e-mail to that customer informing them that their merchandise is on its way.

   Distribution. Global Sports currently uses UPS as its shipping carrier for non-LTL items and uses Associated Global for its LTL distribution. Global Sports ships virtually all of the orders received on its partners' Web sites within one business day.

   Returns. Global Sports accepts returns through its partners' respective stores and through mailing or delivery services. All of its retail partners, except Dunham's Sports, accept in-store returns of items purchased on their Web site. If a customer returns an item to a retail store, the store will offer the customer a credit or exchange. If it is an item that the particular store location carries, then the store will reshelve the item. If the specific retail location does not carry that item, the store will return the item to us to reshelf. If a customer returns an item directly to Global Sports, it provides the customer with either a credit or exchange from its partners' Web site and then reshelves the item.

   In the case of Bluelight.com, where Global Sports only manages the sporting goods product database and facilitates merchandise procurement and fulfillment, Bluelight.com will process the orders, generate the pick tickets and forward them to Global Sports for fulfillment. Global Sports will then either fulfill the order or forward it to PFS as appropriate. Bluelight.com has agreed to use commercially reasonable efforts to have Kmart accept in-store returns for merchandise purchased on Bluelight.com. Any returns made to a Kmart store will be forwarded to Bluelight.com's return processing center, from which Bluelight.com will coordinate regular shipments of products back to Global Sports to be reshelved.

Customer Service

   General. Global Sports is committed to providing the highest level of customer service. Global Sports believes that superior customer service is critical to retaining long-term and repeat customers. Global Sports offers 24 hours a day, seven days a week live customer service for all of its partners, except Bluelight.com, buy.com, Broadband Sports and iqvc.com, which each manage their own customer service functions. However, Global Sports will be assisting Bluelight.com's, buy.com's, Broadband Sports' and iqvc.com's representatives with problem-solving and product-oriented issues. Global Sports currently has significant excess capacity in its call center. Global Sports expects to increase its customer service staff as it increases both the number of its partners and its overall volume. Global Sports programmed its computer systems to automatically identify from which partner the customer needs information or service. Global Sports' customer service facility is located within its headquarters.

   Category Experts and Service Experts. In its effort to provide customers with the most thorough and accurate information possible, Global Sports has both category experts and service experts on staff within the customer service department. Category experts have a particular interest in and detailed knowledge of particular sports or products. These professionals are able to answer detailed questions about various sports and products to help customers select the best equipment or merchandise for them. Service experts are trained and experienced in working with a variety of complex customer service issues.

   E-Mail, Telephone or Online Chat. Customers can obtain assistance through e-mail, telephone or online chat. Global Sports' online chat capabilities are called LiveRep. Global Sports utilizes eGain's application process for its LiveRep solution. During LiveRep sessions, customer service representatives can answer simple merchandise questions or help a person navigate the site page-by-page in more complex situations. Global Sports aims to answer all customer e-mails within 24 hours, and is often able to respond within a shorter period of time.

Company Overview

 Description of Agreements with Global Sports' Partners

   According to Sports Trend, the combined retail sporting goods sales of Global Sports' partners and their affiliates was $5.0 billion in 1999, accounting for 15.4% of the estimated United States retail sporting goods market. In 1999, Global Sports' partners and their affiliates had in the aggregate approximately 3,300 stores covering all 50 states. Global Sports estimates that Dunham's Sports, MC Sports, Oshman's Sporting Goods, Sport Chalet, The Athlete's Foot and The Sports Authority invested in excess of $100 million in marketing their retail stores to consumers in 1999. In addition, a majority of the approximately 72 million weekly newspaper circulars distributed in 1999 by Bluelight.com's retail partner, Kmart, included sporting goods products.

   Global Sports currently has three different structures for its agreements:

  . Exclusive Licensing Agreements. These agreements give Global Sports the exclusive right to operate a partner's e-commerce sporting goods business. Global Sports purchases inventory from vendors, sells the inventory on its partners' Web sites, records all revenues generated on the Web sites and pays a percentage of those revenues to the partners in exchange for the e-commerce rights to their brand names and in-store promotions of the e-commerce sporting goods businesses in the partners' retail stores.

  . Subsidiary and Exclusive License Agreement. Global Sports has formed a subsidiary, The SportsAuthority.com, Inc., which is 80.1% owned by Global Sports and 19.9% owned by The Sports Authority. The Sports Authority's ownership position in the subsidiary could increase to 49.9% over time, depending upon the achievement of financial and sales goals or the exercise of options set forth in the agreement. The SportsAuthority.com has the exclusive right to operate The Sports Authority's e-commerce sporting goods business. Global Sports purchases inventory from vendors, sells the inventory on The SportsAuthority.com's Web site, records all revenues generated on the Web site and pays a nominal royalty to The Sports Authority based on a percentage of sales generated by the subsidiary in exchange for the e-commerce right to The Sports Authority's brand name and in-store promotions of its e-commerce sporting goods business in its retail stores.

  . Long-Term Distribution Agreements. Global Sports entered into agreements with Bluelight.com, buy.com, Broadband Sports and iqvc.com whereby Global Sports provides a product information database to each of these partners which they will use to merchandise the sporting goods department of their flagship Web sites. These partners will process orders for sporting goods on Web sites and deliver the orders to Global Sports electronically. Global Sports then sells the products from its inventory and transfer title to them at a predetermined discount to their selling price and picks, packs and ships the products to consumers on behalf of these partners. These partners will perform all of their own customer service.

   The following table summarizes the different agreements Global Sports has with each of its partners:

                                                                                      Date
           Partner                       URL               Nature of Agreement     Operational      Term
           -------            -------------------------- ----------------------   ------------- -------------
 Bluelight.com............... www.bluelight.com          Long-term distribution   June 2000     Five years
                                                          agreement

 Broadband Sports and its     www.broadbandsports.com    Long-term distribution   June 2000     Five years
  AthletesDirect subsidiary.. and www.athletesdirect.com  agreement

 Buy.com..................... www.buy.com                Long-term distribution   July 2000     Five years
                                                          agreement

 Dunham's Sports............. www.dunhamssports.com      Exclusive licensing      November 1999 Ten years
                                                          agreement

 FOXSPORTS.com............... www.FOXSPORTS.com          Exclusive licensing      August 2000   Five years
                                                          agreement

 MC Sports................... www.mcsports.com           Exclusive licensing      November 1999 Ten years
                                                          agreement

 Oshman's Sporting Goods..... www.oshmans.com            Exclusive licensing      June 2000     Five years
                                                          agreement

 QVC, Inc.................... www.qvc.com                Long-term distribution   November 2000 Five years
                                                          agreement

 Sport Chalet................ www.sportchalet.com        Exclusive licensing      November 1999 Five years
                                                          agreement

 The Athlete's Foot.......... www.theathletesfoot.com    Exclusive licensing      November 1999 Five years
                                                          agreement

 The Sports Authority........ www.thesportsauthority.com Majority-owned           November 1999 Fifteen years
                                                          subsidiary and
                                                          exclusive licensing
                                                          agreement

 WebMD....................... store.webmd.com            Exclusive licensing      November 1999 Five years*
                                                          agreement

--------
* The letter of intent that Global Sports entered into with WebMD contemplated a five-year agreement. Although this letter of intent has expired, the parties are in the process of negotiating a definitive agreement. See "Information Relating to Global Sports--Description of Agreements with Global Sports' Partners--Healtheon/WebMD."

   Global Sports' typical agreement gives it the long-term exclusive rights to a partner's e-commerce sporting goods business and the commitment from the partner to promote its Web site. In exchange, Global Sports commits to develop and operate a unique and customized Web site for the partner and pay to the partner a percentage of all net sales generated on the Web site.

   Bluelight.com. The sporting goods inventory on the Bluelight.com sporting goods department consists of items provided by Global Sports, enhanced by a range of current Kmart product offerings. As Kmart's exclusive e-commerce partner, Bluelight.com is uniquely positioned to capture a large portion of Kmart's customers that shop online. Bluelight.com's retail partner, Kmart, is the third largest retailer of sporting goods in the United States, with estimated annual sporting goods sales in excess of $2.0 billion according to Sports Trend. Bluelight.com will capitalize on its relationship with Kmart to drive customers to its e-commerce shopping portal. Global Sports believes that the nationwide retailer's powerful brand, supported by more than $36.0 billion in annual sales of all merchandise, will be utilized to actively promote Bluelight.com throughout its more than 2,100 retail stores and through its 72 million weekly advertising circulars.

   Broadband Sports and its AthletesDirect subsidiary. Broadband Sports is a leading online sports media company dedicated to serving hardcore sports fans. Global Sports is the exclusive e-commerce sporting goods provider for all of Broadband Sports' properties, including the more than 250 official athlete Web sites that comprise the AthletesDirect network. Broadband Sports utilizes its roster of athletes to create original first-person content for Global Sports, such as expert advice on selecting equipment, answers to specific questions through live online chats on Global Sports' partners' Web sites and virtual autograph sessions.

   buy.com. buy.com is a leading superstore and low price leader, offering over 850,000 SKUs in a broad range of categories, including computer hardware and peripherals, software, office supplies, consumer electronics, books, videos, DVDs, games, music, sporting goods, golf, clearance equipment, and travel booking services. buy.com, the recipient of a four-and-a-half star rating from BizRate.com, was recently named "Best of the Web" in the computer and electronics category by Forbes Magazine, Spring 2000, and #1 on the Gomez Advisors Internet Computer Scorecard for the third time, Summer 2000.

   Dunham's Sports. Dunham's Sports operates 107 full-line sporting goods stores, located in strip shopping centers, in 11 states, with a focus on the Mid-Atlantic and Great Lakes regions of the country. Its 1999 sales were estimated by Sports Trend to be $225.0 million. Dunham's Sports positioning is, "The big names bring you in, the low prices bring you back."

   FOXSPORTS.com. FOXSPORTS.com, a division of News Corporation's News Digital Media, is the premier sports destination on the Internet for up-to-the-minute stats, news and scores for all professional, college and high school sports. The sports store on FOXSPORTS.com, developed and operated by Global Sports, will be positioned to take advantage of the significant traffic on FOXSPORTS.com, including the 19 FOX Sports Net regional Web sites and the demographics of these visitors, which match those of sporting goods shoppers.

   MC Sports. MC Sports operates 66 full-line sporting goods stores located in shopping malls and strip shopping centers in six states, primarily in the Midwest and Great Lakes areas. Its 1999 sales were estimated by Sports Trend to be $249.0 million. MC Sports is heavily involved in its local communities and is positioned as a "hometown," caring retailer.

   Oshman's Sporting Goods. Oshman's operates 42 superstores and 16 traditional stores located in strip shopping centers and enclosed malls in 15 states, with concentration in the Southwest and Northwest United States. Its 1999 sales were $309.0 million. Oshman's utilizes an oval racetrack store theme, featuring concept shops and demo areas where customers can try merchandise prior to purchasing.

   iQVC. iQVC, which according to Forrester's Power Rankings was the Internet's number one general merchandise retailer in August 2000, is the online retailing division of QVC, Inc. QVC, Inc., a $3.3 billion company, is an e-commerce leader, marketing a wide variety of brand name products in such categories as home furnishing, licensed products, fashion, beauty, electronics and fine jewelry. QVC reaches more than 75 million homes in the United States.

   Sport Chalet. Sport Chalet operates 21 big box full-line sporting goods stores located in shopping malls and strip shopping centers in Southern California. Its 1999 sales were $166.0 million. Sport Chalet positions itself as a leading sporting goods retailer in Southern California providing outstanding customer service and the best brands available.

   The Athlete's Foot. The Athlete's Foot operates 750 specialty athletic footwear stores located in shopping malls and strip shopping centers, in 40 countries around the world. Its 1999 sales were estimated by Sports Trend to be $500.0 million. The Athlete's Foot positions itself as the world's definitive athletic and leisure footwear retailer.

   The Sports Authority. The Sports Authority operates 196 stores located in strip shopping centers and urban street locations in 32 states, most of which are big box stores. Its 1999 sales were $1.5 billion. The

Sports Authority positions itself as "The Authority" on sporting goods with a large assortment of merchandise encompassing a wide range of both team and individual sports.

   WebMD. Global Sports entered into a binding letter of intent with The Sports Authority and WebMD to create and operate a sports, medicine and fitness e-commerce sporting goods business. The letter of intent expired on October 29, 1999, but the parties generally have been operating under the terms of the letter of intent. Global Sports expects to enter into a definitive agreement during the fourth quarter of fiscal 2000. WebMD is the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry. WebMD was formed in November 1999 as a result of the merger of Healtheon Corporation, WebMD, Inc., MEDE America and Medcast.

Competition

   The online market is rapidly evolving and intensely competitive. Global Sports' primary competitors are currently:

  . online sporting goods retailers such as lucy.com;

  . general merchandise e-commerce companies such as Mercata.com, Onsale.com and uBid.com;

  . e-commerce businesses that are associated with full-line sporting goods stores such as Shopsports.com, associated with Copeland's, Dsports.com, associated with Dick's Sporting Goods, and MVP.com, associated with Galyan's;

  . e-commerce businesses of specialty sporting goods retailers and catalogs such as Footlocker.com and REI.com;

  . e-commerce businesses of traditional general merchandise retailers such as Target.com and Wal-Mart.com; and

  . e-commerce businesses of sporting goods manufacturers such as adidas.com and Nike.com.

   In addition, Global Sports competes with companies that can provide part of Global Sports' solutions to companies that wish to establish e-commerce sporting goods business, including:

  . Web site developers, such as Sapient, Scient and Viant; and

  . third-party fulfillment and customer service providers, such as Fingerhut, Keystone Internet Services and ClientLogic.

   Finally, Global Sports competes with traditional channels of distribution for sporting goods, including full-line sporting goods retailers, specialty sporting goods retailers, general merchandise retailers, catalogs and manufacturers' direct stores.

   Global Sports believes that it competes primarily on the basis of the following:

  . recognition of and trust in its partners' brands;

  . the broad selection of merchandise that Global Sports offers on its partners' Web sites;

  . convenience of the shopping experience;

  . ability to return products to its partners' respective retail stores;

  . price; and

  . the amount of product information provided to customers.

Intellectual Property

   Global Sports utilizes its partners' names, URLs, logos and other marks in connection with the operation and promotion of its partners' Web sites. The agreements with its partners generally provide Global Sports with limited, non-exclusive licenses to use this intellectual property in connection with the operation of its partners' e-commerce sporting goods businesses. These licenses are co-terminous with the agreements and range from five to fifteen years.

   Global Sports also relies on technologies that it licenses from third parties. These licenses may not continue to be available to Global Sports on commercially reasonable terms in the future. As a result, Global Sports may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect its business, results of operations and financial condition.

   In order to protect its proprietary rights in services and technology, Global Sports relies on various intellectual property laws and contractual restrictions. These include confidentiality, invention assignment and nondisclosure agreements with its partners, employees, contractors and suppliers. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use its intellectual property without its authorization.

Government Regulation

   Global Sports is not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or e-commerce. However, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of e-commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties and has adopted regulations restricting the collection and use of information from minors online. Global Sports does not currently provide individual personal information regarding its users to third parties other than its partners, and Global Sports currently does not identify registered users by age. However, the adoption of additional privacy or consumer protection laws could create uncertainty in Web usage and reduce the demand for Global Sports' products and services or require Global Sports to redesign its partners' Web sites.

   Global Sports is not certain how its business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for Global Sports' services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

   In addition, because Global Sports' services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that it is required to qualify to do business in each state or foreign country. Global Sports' failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper its ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to its business could have a material adverse effect on its business, results of operations and financial condition.

Employees

   As of October 31, 2000, Global Sports employed 389 full-time employees in its e-commerce business. Approximately 250 of Global Sports' employees are based at its headquarters in King of Prussia, PA, with the remainder based at its fulfillment center in Louisville, KY.

Discontinued Operations

   Prior to Global Sports' decision to focus exclusively on its e-commerce business, it operated two sporting goods businesses, its Branded Division and its Off-Price and Action Sports Division. Global Sports sold its Branded Division on December 29, 1999 and its Off-Price and Action Sports Division on May 26, 2000. Global Sports recognized an aggregate loss of approximately $22.3 million on the sale of these divisions. For a more complete discussion, see
Note 18 to the Global Sports consolidated financial statements included in this prospectus/proxy statement.

 Off-Price and Action Sports Division

   Through its Off-Price and Action Sports Division, Global Sports purchased manufacturers' closeout merchandise, overstocks and canceled orders, as well as excess inventories from manufacturers and retailers, for resale to retailers principally in the United States and Canada. Global Sports resold this merchandise to sporting goods stores, off-price specialty stores, department stores, footwear stores and independent retailers. The merchandise that Global Sports purchased and distributed included a wide variety of athletic, outdoor, casual and specialty footwear, athletic apparel, ski and snowboard equipment, in-line skates, skateboards and sunglasses. Global Sports also designed and distributed snowboards, skateboards and related merchandise for selected retailers.

   The sales force for its Off-Price and Action Sports Division consisted of sales executives who dealt exclusively with off-price and special make-up merchandise and who were compensated on a commission basis. Global Sports sold its off-price and action sports merchandise to approximately 2,300 retail accounts. Its Off-Price and Action Sports Division competed with large retailers that purchased off-price and action sports merchandise on a direct basis, footwear manufacturers that disposed of excess merchandise through their own retail outlet operations and several independent resellers of footwear, athletic apparel and sporting goods.

   In May 1998, Global Sports acquired Gen-X Holdings Inc. and Gen-X Equipment Inc., two privately-held companies based in Toronto, Ontario specializing in selling off-price sporting goods.

 Branded Division

   Through its Branded Division, Global Sports designed, marketed and distributed athletic and outdoor footwear products under the RYKA brand and the Yukon brand. RYKA is a high performance athletic footwear brand designed exclusively for women. RYKA products included the following categories: aerobic fitness, cross-training, running, walking and aqua aerobics.

   Yukon is a performance outdoor and rugged casual footwear brand designed for men, women and children. Yukon products included the following categories: hiking boots, cross-terrain boots, trail walking shoes, rugged casual shoes and work boots.

   Prior to selling the Branded Division, Global Sports developed a variety of promotional programs for its RYKA and Yukon brands. Because of its limited resources, however, Global Sports historically concentrated its marketing efforts on less costly, grass-roots approaches, such as point-of-purchase and other retailer promotions. Global Sports relied principally on independent sales organizations to sell RYKA and Yukon footwear to their customer accounts. These independent sales organizations covered all 50 states and Canada and were compensated on a commission basis. The primary customers of its branded products were athletic footwear stores, sporting goods stores, department stores and independent retailers.

   The products of its Branded Division competed with other branded products, as well as with private label products sold by retailers, including some of Global Sports' customers. RYKA competed with many brands of athletic footwear, including Nike, Reebok, adidas, Avia, Asics, New Balance and Saucony. Yukon competed with a number of other brands of rugged outdoor and casual footwear, including Timberland, Rockport (a division of Reebok), Nike ACG, Columbia, Hi-Tec, Merrell, Vasque and Wolverine. In varying degrees, depending on the product category involved, Global Sports competed on the basis of style, price, quality, comfort and brand name prestige and recognition.

   Global Sports' products were designed and developed in-house, although it periodically used outside design firms to supplement its design efforts. Products of its Branded Division were produced by independent contract manufacturers located in Asia. Global Sports did not own or operate any manufacturing facilities. Global Sports oversaw the key phases of production from initial prototype manufacture through initial production runs to final manufacture. Global Sports sought to use, whenever possible, manufacturers that had previously produced its footwear, which it believed enhanced continuity and quality while controlling production costs.

 Facilities and Employees

   Global Sports operated its historical business from a 75,000 square-foot office and warehouse facility in King of Prussia, Pennsylvania that it leased from Michael G. Rubin, its Chairman and Chief Executive Officer. In addition, Global Sports owned a 12,000 square-foot facility in North York, Ontario that it used primarily for its Off-Price and Action Sports Division. This facility was sold as part of the sale of its Off-Price and Action Sports Division. Global Sports also used third-party public warehouses in California and Ontario, Canada for its Branded Division.

Properties

   Global Sports' principal executive offices are located in a newly-renovated 56,000 square foot facility purchased by it on August 20, 1999 and located in King of Prussia, Pennsylvania. In addition, Global Sports operates its fulfillment center from a 300,000 square foot facility located in Louisville, KY.

   Global Sports believes that its properties are adequate for its present needs and that suitable additional or replacement space will be available as required.

Legal Proceedings

   Global Sports is involved in various routine litigation incidental to its current and discontinued businesses. Global Sports believes that the disposition of these matters will not have a material adverse effect on its financial position or results of operations.

                              GLOBAL SPORTS, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following selected historical financial information should be read in conjunction with "Global Sports Management's Discussion and Analysis of Financial Condition and Results of Operations" and Global Sports' financial statements and related notes included elsewhere in this prospectus/proxy statement. Information as of December 31, 1995, 1996, 1997 and 1998 and January 1, 2000 and for the years then ended has been derived from audited financial statements. The information as of September 30, 2000 and the nine-month periods ended September 30, 1999 and 2000 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments and accruals, necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

                                                                         Nine Months Ended
                                          Year Ended                       September 30,
                          ---------------------------------------------- ------------------
                                   December 31,
                          ----------------------------------  January 1,
                           1995     1996     1997     1998       2000      1999      2000
                          -------  -------  -------  -------  ---------- --------  --------
                                  (In thousands, except per share information)
Statement of Operations
 Data:
Net revenues............  $   --   $   --   $   --   $   --    $  5,511  $    --   $ 22,483
Cost of revenues........      --       --       --       --       3,817       --     15,742
                          -------  -------  -------  -------   --------  --------  --------
Gross profit............      --       --       --       --       1,694       --      6,741
                          -------  -------  -------  -------   --------  --------  --------
Operating expenses:
  Sales and marketing...      --       --       --       --      11,609     1,871    27,937
  Product development...      --       --       --       --       6,933     3,399     5,422
  General and
   administrative.......    5,419    2,532    2,032    2,886      8,914     5,268     6,462
  Stock-based
   compensation.........      --       --       --       --       2,655     2,565     4,297
  Depreciation and
   amortization.........      225      321      357      567        728       365     5,467
                          -------  -------  -------  -------   --------  --------  --------
   Total operating
    expenses............    5,644    2,853    2,389    3,453     30,839    13,468    49,585
                          -------  -------  -------  -------   --------  --------  --------
Interest (income)
 expense................      796    1,152    2,013    2,367       (461)     (146)     (826)
Other, net..............      --       --       --       --          (2)      --        --
                          -------  -------  -------  -------   --------  --------  --------
Loss from continuing
 operations before
 income taxes...........   (6,440)  (4,005)  (4,402)  (5,820)   (28,682)  (13,322)  (42,018)
Benefit from income
 taxes..................      --       --       --     1,979      2,222     2,221       --
                          -------  -------  -------  -------   --------  --------  --------
Loss from continuing
 operations.............   (6,440)  (4,005)  (4,402)  (3,841)   (26,460)  (11,101)  (42,018)
Income from discontinued
 operations.............    6,465    3,261      247    9,665        550       550       --
Loss on disposition of
 discontinued
 operations.............      --       --       --       --     (17,337)   (5,534)   (4,983)
                          -------  -------  -------  -------   --------  --------  --------
Net income (loss).......  $    25  $  (744) $(4,155) $ 5,824   $(43,247) $(16,085) $(47,001)
                          =======  =======  =======  =======   ========  ========  ========
Basic and diluted net
 loss per share.........  $   .01  $  (.29) $ (1.39) $   .51   $  (2.91) $  (1.33) $  (2.30)
Shares used in computing
 basic and diluted net
 loss per share.........    1,717    2,568    2,996   11,379     14,874    12,119    20,446

                                  December 31,
                         -------------------------------- January 1, September 30,
                          1995    1996     1997    1998      2000        2000
                         ------- -------  ------- ------- ---------- -------------
                               (In thousands, except per share information)
Balance Sheet Data:
Net assets of
 discontinued
 operations............. $12,673 $11,797  $24,129 $41,128  $18,381      $   --
Total assets............  15,030  16,435   28,043  45,053   82,736       81,962
Total long-term debt....   5,001   5,905   20,975  20,993    2,040        7,200
Working capital.........   2,839   2,022   19,748  34,846   40,558       38,790
Stockholders' equity
 (deficiency)...........      93    (552)   2,157  17,094   59,310       57,131

 GLOBAL SPORTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   The following discussion and analysis contains forward-looking statements relating to Global Sports' operations that are based on management's current expectations, estimates and projections about the company and the e-commerce industry. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "anticipates" and variations of these words and similar expressions are used to identify the forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, Global Sports may make forward-looking statements that are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what it expresses or forecasts in these forward-looking statements. Global Sports undertakes no obligation, and does not intend, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those indicated in Global Sports' forward-looking statements. These factors include those set forth under the heading "Risk Factors."

Overview

   Global Sports develops and operates e-commerce sporting goods businesses for traditional sporting goods retailers, general merchandisers, Internet companies and media companies under exclusive long-term agreements. Global Sports enables its partners to capitalize on their existing brand assets to exploit online opportunities in the sporting goods retail industry. Global Sports customizes the design of a partner's Web site with a broad range of characteristics that includes a differentiated user interface, partner-specific content pages, an extensive electronic catalog of product descriptions and images, a searchable database and interactive communication tools. Global Sports currently derives virtually all of its revenues from the sale of sporting goods through the Internet and other electronic media. It is possible, however, that in the future Global Sports may derive revenues from providing services in connection with the design, development, operation and promotion of its partners' e-commerce sporting goods businesses.

Company Background

   Prior to Global Sports' decision to initiate its e-commerce sporting goods business, it operated two primary businesses: its Branded division and its Off-Price and Action Sports division. From inception in 1986 through December 1999, Global Sports designed, marketed and distributed high performance athletic footwear exclusively for women under the RYKA brand name. From December 1997 through December 1999, as part of its Branded division, Global Sports also designed, marketed and distributed outdoor footwear under the Yukon brand name. During the same period, as part of its Off-Price and Action Sports division, Global Sports purchased closeouts, overstocks, canceled orders and excess inventories of athletic, outdoor, casual and specialty footwear, athletic apparel and athletic equipment from manufacturers and retailers for resale, and designed and distributed special make-up athletic equipment.

   In April 1999, Global Sports formalized its plan to divest these divisions in order to focus exclusively on the development of its e-commerce business. Accordingly, for financial statement purposes, the assets, liabilities, results of operations and cash flows of these divisions have been segregated from those of continuing operations and are presented as discontinued operations.

   On June 10, 1999, in order to finance its e-commerce business, Global Sports agreed to sell to SOFTBANK 6,153,850 shares of common stock at a price of $13.00 per share for an aggregate purchase price of approximately $80.0 million. The purchase price reflected the closing price of Global Sports common stock on May 26, 1999, the day prior to the day Global Sports and SOFTBANK agreed in principle to the transaction. The sale of these shares was completed on July 23, 1999.

   On September 24, 1999, in furtherance of its plan to sell its historical businesses, Global Sports entered into an agreement, as amended on March 13, 2000, to sell its Off-Price and Action Sports division for a cash payment at closing of $13.2 million and the assumption by the purchaser of $4.0 million in indebtedness. The sale of this division was completed on May 26, 2000. During the nine-month period ended September 30, 2000, Global Sports recognized an additional loss on the disposition of discontinued operations of $5.0 million resulting from actual expenses and losses differing from estimated amounts, uncollectible accounts receivable, and goodwill impairment related to these businesses. Included in accounts payable and accrued expenses at September 30, 2000 is approximately $1.4 million related to certain remaining obligations of the discontinued operations.

   On December 29, 1999, Global Sports sold substantially all of the assets of its Branded division, other than accounts receivable of approximately $6.6 million, for a cash payment of approximately $10.4 million. For fiscal 1999, Global Sports recognized a loss of approximately $12.1 million related to the disposition of this division.

   On April 27, 2000, in order to continue financing its e-commerce operations, Global Sports agreed to sell to funds affiliated with SOFTBANK 2,500,000 shares of common stock and to TMCT 625,000 shares of common stock at a price of $8.00 per share for an aggregate purchase price of $25.0 million. The sale of these shares was completed on May 1, 2000. In addition, as part of this financing, Global Sports issued to SOFTBANK warrants to purchase 1,250,000 shares of common stock and to TMCT warrants to purchase 312,500 shares of common stock. These warrants have a three-year term and an exercise price of $10.00 per share.

   On September 13, 2000, Global Sports agreed to sell to Interactive Technology Holdings, LLC, a joint venture company formed by Comcast Corporation and QVC. Inc., or ITH, 5,000,000 shares of common stock at $8.15 per share for an aggregate purchase price of $40.8 million. In addition, ITH has agreed to purchase, for $562,500 warrants to purchase an additional 4,500,000 shares of common stock, at prices ranging from $8.15 to $10.00 per share. This investment was completed through two separate closings. On September 13, 2000, ITH invested $14.9 million and on October 5, 2000, ITH invested $26.4 million.

Financial Presentation

   Global Sports did not launch its partners' Web sites and begin generating revenues from its e-commerce business until the fourth quarter of fiscal 1999. As a result, its historical financial statements are of limited use in making an investment decision because they principally reflect its discontinued operations. Global Sports' financial statements for periods prior to the fourth quarter of fiscal 1999 reflect only certain operating expenses related to its continuing operations. Global Sports' financial statements for the fourth quarter of fiscal 1999 and forward reflect its e-commerce business. These financial statements will present:

  . net revenues, which are derived from sales of sporting goods through Global Sports' partners' Web sites, direct marketing, business to business group sales and 800-number sales, and related outbound shipping charges, net of returns and discounts. Net revenues are also derived from fees earned in connection with marketing. Net revenues are recorded as these fees are earned.

  . cost of revenues, which include the cost of products sold and inbound freight related to these products, as well as outbound shipping costs, other than those related to its subsidized shipping promotions which are included in sales and marketing expense.

  . sales and marketing expenses, which include advertising and promotional expenses, including subsidized shipping costs, distribution facility expenses, customer service costs, merchandising costs and payroll and related expenses. These expenses also include partner revenue shares, which are payments made to Global Sports' partners in exchange for the use of their brands, the promotion of the URL's in their marketing and communication materials, the implementation of programs to provide incentives to its partners' in-store customers to shop online and other programs and services provided to the customers of its partners' Web sites.

  . product development expenses, which consist primarily of expenses associated with content development, building, developing and operating Global Sports' partners' Web sites and payroll and related expenses for engineering, production, creative and management information systems.

  . general and administrative expenses, which consist primarily of payroll and related expenses associated with executive, finance, human resources, legal and administrative personnel, as well as occupancy costs for Global Sports' headquarters.

  . depreciation and amortization expenses, which relate primarily to the depreciation of the capitalized costs for its technology, hardware and software, as well as Global Sports' corporate headquarters and improvements, furniture and fixtures.

  . stock-based compensation expense, which consists of the amortization of deferred compensation expense for options granted to employees and certain non-employees and the value of the options or warrants granted to certain partners and investors.

Comparison of the Nine-Month Period Ended September 30, 2000 and the Nine-Month Period Ended September 30, 1999:

   Net Revenues. Net revenues included $8.3 million for the nine-month period ended September 30, 2000 from sales of one of its vendor's products primarily through direct marketing in addition to Web site and other 800- number sales.

   Cost of Revenues. Costs of revenues were 70.0% of net revenues for the nine-month period ended September 30, 2000.

   Gross Profit. As a percentage of net revenues, gross profit was 30.0% for the nine-month period ended September 30, 2000.

   Sales and Marketing Expenses. The increase in sales and marketing expenses in the nine-month period ended September 30, 2000 compared to the comparable period in fiscal 1999 was primarily the result of increased personnel, fulfillment and marketing costs in fiscal 2000 due to the fact that Global Sports did not yet begin operating its e-commerce businesses until the fourth quarter of fiscal 1999. In addition, during the nine-month period ended September 30, 2000 Global Sports incurred certain costs associated with the fulfillment of orders from two distribution centers during the third quarter of 2000. Beginning in October 2000, Global Sports consolidated its fulfillment operations in one distribution center operated by it. Accordingly, beginning in the fourth quarter of 2000 sales and marketing expenses will reflect this consolidation. Partner revenue shares were not significant in the nine-month period ended September 30, 2000.

   Product Development Expenses. The increase in product development expenses in the nine-month period ended September 30, 2000 compared to the comparable period in fiscal 1999 was primarily the result of the increased number of Web sites that Global Sports operated and maintained, and increased support costs associated with its management information systems.

   General and Administrative Expenses. The increase in general and administrative expenses in the nine-month period ended September 30, 2000 compared to the comparable period in fiscal 1999 was primarily the result of increased personnel to support Global Sports' e-commerce business, increased occupancy costs associated with its headquarters, and recruiting and other professional fees.

   Depreciation and Amortization Expenses. The increase in depreciation and amortization expenses in the nine-month period ended September 30, 2000 compared to the comparable period in 1999 was due to the fact that most of the fixed assets used in its e-commerce business were not placed into service until the fourth quarter of fiscal 1999.

   Stock-Based Compensation Expense. The increase in stock-based compensation in the nine-month period ended September 30, 2000 compared to the comparable period in fiscal 1999 was the result of charges associated with the sales of common stock and warrants to investors and the issuance of stock options to certain of Global Sports' employees, offset by lower charges related to warrants issued to its partners. As of

September 30, 2000, Global Sports had an aggregate of $2.3 million of deferred compensation remaining to be amortized over the next five years.

   Interest (Income) Expense. Interest income consisted of interest earned on cash, cash equivalents and short-term investments. In the nine-month period ended September 30, 2000, Global Sports had interest income of $826,000, net of interest expense of $177,000. This compares to interest income of $146,000, net of interest expense of $258,000, for the nine-month period ended September 30, 1999. Interest expense in fiscal 2000 related primarily to a mortgage note on Global Sports' corporate headquarters. Interest expense in fiscal 1999 related primarily to bank borrowings.

   Income Taxes. Since the sales of Global Sports' Branded and Off-Price and Action Sports Divisions, Global Sports has not generated taxable income. Net operating losses generated have been carried back to offset income taxes paid in prior years. The remaining net operating losses will be carried forward. Any otherwise recognizable deferred tax assets have been offset by a valuation allowance for the net operating loss carryforward in accordance with Financial Accounting Standards Board Pronouncement 109.

   Non-Income Taxes. During the second quarter of fiscal 2000, Global Sports leased a warehouse and distribution facility in a Kentucky Enterprise Zone. This affords Global Sports with certain sales tax relief and other payroll related benefits.

Comparison of Fiscal 1999 and 1998

   Net Revenues. Global Sports had net revenues from continuing operations of $5.5 million for fiscal 1999 and no net revenues from continuing operations for fiscal 1998. In fiscal 1999, Global Sports operated www.dunhamssports.com, www.mcsports.com, www.sportchalet.com, www.theathletesfoot.com, www.thesportsauthority.com, and store.webmd.com. Global Sports derived $2.8 million of its total net revenues from Healtheon/WebMD through the sale of product to support the launch of the WebMD Sports & Fitness Store, store.webmd.com. This product was sold to Healtheon/WebMD in connection with a one-time promotion in which Healtheon/WebMD distributed the products to its physician subscribers to promote the launch of the WebMD Sports & Fitness Store. Global Sports derived no net revenues from continuing operations for any period prior to November 1999 as it did not operate any Web sites during those periods.

   Cost of Revenues. Global Sports incurred cost of revenues from continuing operations of $3.8 million for fiscal 1999 and no cost of revenues from continuing operations for fiscal 1998. As a percentage of net revenues, cost of revenues was 69.3% for fiscal 1999. These costs included the cost of the products sold and inbound freight costs related to these products, as well as outbound shipping costs other than those related to its temporary free shipping promotions which are included in sales and marketing expenses.

   Gross Profit. Global Sports had gross profit from continuing operations of $1.7 million for fiscal 1999 and no gross profit from continuing operations for fiscal 1998. As a percentage of net revenues, gross profit from continuing operations was 30.7% for fiscal 1999.

   Sales and Marketing Expenses. Global Sports incurred sales and marketing expenses from continuing operations of $11.6 million for fiscal 1999 and no sales and marketing expenses from continuing operations for fiscal 1998. These expenses included advertising and promotional expenses including temporary free shipping, distribution facility expenses, order processing fees and payroll and related expenses. Also included in this amount are partner revenue shares which are payments made to Global Sports' partners in exchange for the use of their brand assets, the promotion of their URLs in marketing and communication materials, the implementation of programs to provide incentives to in-store customers to shop online and other programs and services provided to the customers of its partners' Web sites. These charges were not significant in fiscal 1999.

   Product Development Expenses. Global Sports incurred product development expenses from continuing operations of $6.9 million for fiscal 1999 and no product development expenses from continuing operations for fiscal 1998. A meaningful portion of Global Sports' product development expenses in fiscal 1999 was paid to third parties. Because Global Sports is currently handling more development internally, it does not anticipate that a significant portion of its product development expenses in fiscal 2000 will be for third-party Web site development services.

   General and Administrative Expenses. Global Sports incurred general and administrative expenses from continuing operations of $8.9 million for fiscal 1999 and $2.9 million for fiscal 1998. While Global Sports' continuing operations were not in existence in fiscal 1998, the recorded expenses reflect costs for personnel, facilities and professional fees that are currently associated with its continuing operations.

   Depreciation and Amortization Expenses. Global Sports incurred depreciation and amortization expense of $728,000 for fiscal 1999 and $567,000 for fiscal 1998. The increase in these expenses in fiscal 1999 as compared with fiscal 1998 reflects the depreciation related to assets purchased to build manage and operate the e-commerce business.

   Stock-Based Compensation Expense. Global Sports recorded stock-based compensation expense from continuing operations of $2.7 million for fiscal 1999. This expense related to the amortization of deferred compensation expense for options granted to employees and some non-employees and to the value of the options or warrants granted to some other non-employees. Of the $2.7 million of stock-based compensation expense, $1.9 million related to warrants granted to Global Sports' partners, $555,000 related to options or warrants granted to non-employees and $217,000 related to options granted to employees. As of January 1, 2000, Global Sports had an aggregate of $1.6 million of deferred compensation remaining to be amortized.

   Interest. Interest income consists of interest earned on cash and cash equivalents. Interest expense relates primarily to bank borrowings. In fiscal 1999, Global Sports had interest income of $463,000, net of interest expense. In fiscal 1998, Global Sports had $2.4 million of interest expense, net of interest income.

Comparison of Fiscal 1998 and 1997

   Because Global Sports' continuing operations were not in existence in fiscal 1998 or fiscal 1997, it had no net revenues, cost of sales or operating expenses related to its continuing operations, other than general and administrative expenses of $3.5 million in fiscal 1998 and $2.4 million in fiscal 1997. These general and administrative expenses reflect the costs of personnel, facilities and professional fees that are currently associated with its continuing operations. Accordingly, comparisons of results from continuing operations for fiscal 1998 and fiscal 1997 are not meaningful.

Liquidity and Capital Resources

   Historically, Global Sports financed its operations through a combination of internally generated funds, equity financings, subordinated borrowings and bank credit facilities. Global Sports used its bank credit facilities to fund its investment in accounts receivable and inventory necessary to support its historical businesses.

   In connection with Global Sports' decision to focus on its e-commerce business, it raised approximately $80.0 million in gross proceeds through an equity financing with SOFTBANK in July 1999. Global Sports used part of the proceeds from this financing to repay the balance on its then outstanding lines of credit, reduce trade payables and provide operating capital related to its historical businesses. Global Sports also used part of the proceeds to acquire property and equipment and fund the working capital needs of its e-commerce business. As of September 30, 2000, Global Sports had cash and cash equivalents of approximately $31.1 million and working capital of approximately $38.8 million.

   On April 20, 2000, Global Sports received approximately $5.3 million in gross proceeds through the mortgage financing of its corporate headquarters.

   On April 27, 2000, Global Sports raised approximately $25.0 million in gross proceeds through an equity financing with Softbank and TMCT. On September 13, 2000 Global Sports raised $14.9 million in gross proceeds and on October 5, 2000 it raised $26.4 million in gross proceeds through an equity financing with ITH. See "Company Background" section above. Global Sports used the proceeds of these financings for additional working capital needs and general business purposes, including the acquisition of property and equipment required to operate its e-commerce business.

   Global Sports has incurred substantial costs to develop its e-commerce business and to recruit, train and compensate personnel for its creative, engineering, marketing, merchandising, customer service, management information systems and administration departments. As a result, Global Sports incurred substantial losses in fiscal 1999 and the during the first three quarters of fiscal 2000. As of September 30, 2000, Global Sports had an accumulated deficit of $90.1 million. In order to expand its e-commerce business, Global Sports intends to invest in operations, Web site development, merchandising and additional personnel in certain areas of the business. In addition, during the third quarter of fiscal 2000, Global Sports invested in the required technology, equipment and personnel to make its Kentucky distribution center fully operational. Based on these factors, Global Sports can expect to continue to incur operating losses for the foreseeable future.

   Global Sports used approximately $44.7 million in net cash for operating activities of continuing operations during the nine-month period ended September 30, 2000 and approximately $4.5 million in net cash for operating activities of continuing operations during the nine-month period ended September 30, 1999. Net cash used for operating activities of continuing operations during the nine-month period ended September 30, 2000 was primarily the result of net losses from continuing operations and changes in inventory, accounts receivable, other assets and accounts payable and accrued expenses, offset, in part, by changes in prepaid expenses, deferred revenue, depreciation and amortization expense and stock-based compensation expense. Net cash used for operating activities of continuing operations during the nine-month period ended September 30, 1999 was primarily the result of net losses from continuing operations and changes in deferred income taxes and accounts payable and accrued expenses, partially offset by depreciation and amortization and stock-based compensation expense.

   Global Sports' investing activities during the nine-month period ended September 30, 2000 consisted of purchases of property and equipment. Global Sports made capital expenditures of approximately $9.8 million during the nine-month period ended September 30, 2000. In addition, Global Sports received $13.2 million in cash proceeds for the sale of its Off-Price and Action Sports division during the nine-month period ended September 30, 2000. These proceeds will be used to fund its working capital needs. During the nine-month period ended September 30, 1999, Global Sports' investing activities consisted of purchases of property and equipment of $13.8 million.

   As of September 30, 2000, Global Sports had commitments of approximately $1.3 million relating to the implementation of advertising and promotion programs. In addition, Global Sports has agreed to provide a third party with not less than $5.0 million of barter media during the term of its agreement with that party. The barter media consists of including the third party's logo on mutually agreed upon advertising in a partner's retail stores and newspaper promotions

   To date, Global Sports has financed its e-commerce operation primarily from the sale of equity securities. Management expects that its current cash, the cash received from ITH on October 5, 2000 and the collection of accounts receivable will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, Global Sports' revenues must increase significantly to internally fund its anticipated operating expenses. If cash flows are insufficient to fund these expenses, Global Sports may need to raise additional funds in future periods through public or private financings or other arrangements to fund its operations until it achieves profitability. Failure to raise future capital when needed could seriously harm its business and operating results. If additional funds are raised through the issuance of equity securities, the percentage ownership of its stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to its common stock.

Disclosure about Market Risk

   Global Sports has not used derivative financial instruments in its investment portfolio. Global Sports invests its excess cash in debt instruments of the United States Government and its agencies and in high-quality corporate issuers. Global Sports limits the amount of credit exposure to any one issuer. Global Sports protects and preserves its invested funds by limiting default, market and reinvestment risk.

   Investments in both fixed rate and floating rate interest earning-instruments carries a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, Global Sports' future investment income may fall short of expectations due to changes in interest rates or it may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates.

   Global Sports was exposed to changes in interest rates primarily as a result of the long-term debt of its discontinued operations. Global Sports' objective in managing its exposure to interest rate changes is to limit the impact of interest rate changes on cash flows and to lower its overall borrowing costs. A portion of Global Sports' long-term debt is issued at a choice of LIBOR plus certain basis points or the prime rate less certain basis points, which gives Global Sports a certain degree of flexibility to manage interest rate risk. As of January 1, 2000, a 1% increase in these rates would result in an increase in interest costs of approximately $150,000. As of December 31, 1998, a 1% increase in these rates would result in an increase in interest costs of approximately $370,000. See Note 18 to Global Sports' consolidated financial statements beginning on page F-1.

Recent Accounting Pronouncement

   Effective July 2, 2000, Global Sports adopted the Emerging Issues Task Force of the Financial Accounting Standards Board, or EITF, Statement of Position Issue 00-2, "Accounting for Web Site Development Costs." This statement provides guidance on accounting for Web site development costs. Adoption of this statement had no material effect on Global Sports' results of operations, cash flows or financial position.

   In July 2000, the EITF reached a consensus on EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to customers related to shipping and handling, if any, represents revenue and should be classified as revenue. Global Sports has classified shipping charges to customers as revenue.

   In September 2000, the EITF further refined this consensus and stated that the classification of shipping and handling costs is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion 22. The EITF further stated that a company may adopt a policy of including shipping and handling costs in cost of sales. However, if shipping costs or handling costs are significant and are not included in cost of sales, a company should disclose both the amount(s) of such costs and the line item(s) on the income statement that include them. This consensus must be adopted by Global Sports in the fourth quarter of fiscal 2000 and is not expected to have a significant impact on Global Sports' financial position or results of operations.

   In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition presentation and disclosure of revenue in financial statements. In September 2000, the EITF reached consensus on EITF issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Each of these pronouncements is required to be adopted in the fourth quarter of 2000. Global Sports does not expect these pronouncements to have a significant impact on Global Sports' financial position or results of operations.

                            GLOBAL SPORTS MANAGEMENT

Executive Officers and Directors

   The following table sets forth information as of October 31, 2000 regarding Global Sports' current executive officers and directors.

             Name           Age                           Position
             ----           ---                           --------
   Michael G. Rubin........  28 Chairman of the Board, President and Chief Executive Officer

   Jordan M. Copland.......  38 Executive Vice President and Chief Financial Officer

   Robert W. Liewald.......  51 Executive Vice President, Merchandising

   Arthur H. Miller........  47 Executive Vice President and General Counsel

   Mark S. Reese...........  38 Executive Vice President and Chief Operating Officer

   Michael R. Conn.........  29 Senior Vice President, Business Development

   Steven C. Davis.........  29 Senior Vice President, Marketing

   Glenn P. Walls..........  37 Senior Vice President, Merchandising

   Kenneth J.
    Adelberg(1)(2).........  48 Director

   Ronald D. Fisher........  53 Director

   Harvey Lamm(2)..........  64 Director

   Charles R. Lax(1)(2)....  41 Director

   Mark S. Menell..........  36 Director

   Jeffrey F. Rayport(1)...  40 Director

--------
(1) Member of the compensation committee.

(2) Member of the audit committee.

   Michael G. Rubin has served as Chairman of the Board and Chief Executive Officer of Global Sports since July 31, 1995 and as President and Director of KPR Sports International, Inc., Apex Sports International, Inc. and MR Management, Inc. since their formation in 1990. Mr. Rubin received the 1995 Entrepreneur of the Year Award for the Delaware Valley Region, which is sponsored by Inc. magazine and Ernst & Young. Mr. Rubin attended Villanova University, Villanova, Pennsylvania.

   Jordan M. Copland has served as Executive Vice President and Chief Financial Officer of Global Sports since February 2000. From March 1999 to February 2000, Mr. Copland served as Senior Vice President and Chief Financial Officer of Virgin Entertainment Group, Inc.'s United States-based Megastore and global e-commerce businesses. While at Virgin, Mr. Copland oversaw financial administration and technology. From October 1990 to March 1999, Mr. Copland held a variety of positions with increasing responsibility within The Walt Disney Company, a worldwide entertainment company. Most recently Mr. Copland was Vice President of Finance and Planning for the Disney Consumer Products division. He has also held various leadership and management positions within several other divisions of Disney, including the Disney Publishing Group, Disney Consumer Products Europe, the Middle East and Africa and Walt Disney Records.

   Robert W. Liewald has served as Executive Vice President, Merchandising of Global Sports since July 1999 and worked as a consultant to us and to other companies in the sporting goods industry from June 1998 to July 1999. From January 1995 to June 1998, Mr. Liewald served as Senior Executive Vice President of FILA USA, an athletic footwear and apparel manufacturer. From June 1972 to January 1995, Mr. Liewald held a variety of positions at Venator Group, an athletic footwear and apparel retailer based in New York, New York, most recently as Senior Vice President, Corporate Merchandiser with merchandising responsibility for all of Venator Group's specialty athletic divisions. Also while at Venator, Mr. Liewald served as Vice President, General Merchandise Manager for Champs Sports and Vice President, Merchandise Manager at Foot Locker and Lady Foot Locker.

   Arthur H. Miller has served as Executive Vice President and General Counsel of Global Sports since September 1999. From January 1988 to September 1999, Mr. Miller was a partner in the Corporate department of Blank Rome Comisky & McCauley LLP, a law firm based in Philadelphia, Pennsylvania. Mr. Miller joined Blank Rome in April 1983.

   Mark S. Reese has served as Global Sports' Chief Operating Officer since May 2000. From February 1999 to May 2000, Mr. Reese served as Chief eCommerce Officer of Toysmart.com, an e-tailer of family products. While at Toysmart.com, Mr. Reese was responsible for the leadership and management of the Internet production, merchandising, fulfillment, customer care, research, and online content groups. From December 1998 to February 1999, Mr. Reese was a Senior Manager with Andersen Consulting's Strategic Services practice group, where he led strategic e-commerce initiatives for Fortune 50 companies. Previously, Mr. Reese was a Managing Associate at CSC Index, a consulting company. Mr. Reese has also held a variety of positions with increasing responsibility within PriceWaterhouseCoopers' Management Consulting Services practice.

   Michael R. Conn has served as Senior Vice President, Business Development of Global Sports since February 1999. From June 1993 to February 1999, Mr. Conn served as Vice President, Research at Gruntal & Co. L.L.C., an investment bank based in New York, New York. Mr. Conn worked as a sell-side securities analyst specializing in footwear, apparel, retail and leisure products. While at Gruntal, Mr. Conn was named to the 1998 Wall Street Journal All-Star Analyst Team.

   Steven C. Davis has served as Senior Vice President Marketing of Global Sports since January 2000. From June 1996 to January 2000, Mr. Davis held a number of management positions at Just for Feet, Inc., a specialty sporting goods retailer based in Birmingham, Alabama. Most recently, Mr. Davis was Vice President of Marketing and previously he served as Director of Marketing and Director of Special Projects. From September 1994 to June 1996, Mr. Davis was enrolled at the University of Pennsylvania's Wharton School of Business where he received an MBA. In the summer of 1995, Mr. Davis served as a marketing consultant for Dell Computer Corporation. From January 1990 until September 1994, Mr. Davis was Manager of Park Operations for Anheuser Busch Theme Parks, Inc.

   Glenn P. Walls has served as Global Sports' Senior Vice President, Merchandising since September 2000. From June 1995 to August 2000, Mr. Walls was Divisional Merchandise Manager for Dick's Sporting Goods, a 95-store sporting goods retailer. From August 1992 to June 1995, he was Director of Sales for Lillis Agency, where he represented athletic footwear and sporting goods sales for 10 leading sporting goods manufacturers. From June 1990 to August 1992, Mr. Walls was Senior Buyer, Athletics for Endicott Johnson Retail, overseeing buying for the 210 Endicott Johnson Family stores and the 160 Father & Son shoe stores. From January 1986 to April 1990, Mr. Walls was an executive at Dick's Sporting Goods, serving as Men's Apparel Buyer and Team Sports/Exercise Buyer.

   Kenneth J. Adelberg has been one of Global Sports' directors since July 1995 and has served as President and Chief Executive Officer of HiFi House Group of Companies, a privately-held company based in Broomall, Pennsylvania, since 1987. Mr. Adelberg is a founding stockholder and director of First Republic Bank, Philadelphia, Pennsylvania, a publicly-traded bank which has been in operation since 1989. Mr. Adelberg is also a director of Trackpower, Inc. and Interactive Medicine, Inc. Mr. Adelberg holds Bachelor of Science degrees in Biophysics and Physiological Psychology from Pennsylvania State University and attended the MBA program at Drexel University, Philadelphia, Pennsylvania.

   Ronald D. Fisher has been one of Global Sports' directors since March 2000. Mr. Fisher has been managing general partner of SOFTBANK Capital Partners since October 1999. From October 1995 to March 2000, Mr. Fisher was vice chairman of SOFTBANK Holdings Inc., a U.S. subsidiary of SOFTBANK Corp. From January 1990 to September 1995, Mr. Fisher was chief executive officer of Phoenix Technologies, Ltd., a developer and marketer of system software products. Mr. Fisher is also a director of InsWeb Corporation, Ziff Davis Publishing, PeoplePC and OptiMark Technologies. Mr. Fisher received a Bachelor of Commerce degree from the University of Witwatersand in South Africa and an MBA from Columbia University.

   Harvey Lamm has been one of Global Sports' directors since March 1998 and has served as a director and Chief Executive Officer of Vintek Corporation, a privately-held company based in Philadelphia, Pennsylvania since 1996. Vintek specializes in automated title management and the development of tools to reduce cost and manage risk for automotive finance institutions. From 1990 to 1996, Mr. Lamm spent his time managing his investments. From 1967 until 1990, Mr. Lamm served as Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of Subaru of America, Inc., until its acquisition by Fuji Heavy Industries Ltd. Mr. Lamm helped found Subaru of America, which was the exclusive importer of Subaru brand vehicles in the United States and was a publicly traded company listed on the Nasdaq National Market. Mr. Lamm holds degrees from Pennsylvania State University and Drexel University.

   Charles R. Lax has been one of Global Sports' directors since July 1999. Mr. Lax is a general partner and a co-founder of SOFTBANK Capital Partners, an investment group founded in July 1999. Mr. Lax has also been a general partner of SOFTBANK Technology Ventures IV, L.P. since November 1997. From March 1996 to November 1997, he was Vice President at SOFTBANK Holdings Inc. Mr. Lax was previously a venture partner at Vimac Partners LLC, a venture capital firm specializing in investments in the information technology and Internet-related industries, from June 1993 to March 1996. Mr. Lax is also a director of Art Technology Group, Inc., 1-800-Flowers.com, Inc., Interliant, Inc., Webhire, Inc. and a number of private companies, including ThirdAge Media, Inc., LIMITrader Securities, Inc., Gamesville.com and Reciprocal, Inc. Mr. Lax holds a B.S. from Boston University.

   Mark S. Menell has been one of Global Sports' directors since April 2000. Mr. Menell has been a partner of Rustic Canyon Ventures since January 2000. From August 1990 to January 2000, Mr. Menell was an investment banker at Morgan Stanley Dean Witter, most recently as Principal and co-head of Morgan Stanley Dean Witter's Technology Mergers and Acquisitions Group, based in Menlo Park, CA. Mr. Menell received a B.A. magna cum laude in economics from the University of Pennsylvania and a B.S. magna cum laude in finance and an MBA from the University of Pennsylvania's Wharton School of Business.

   Jeffrey F. Rayport has been one of Global Sports' directors since May 1999 and has been executive director of the Monitor Marketspace Center, a technology and e-commerce media unit based at Monitor Company, a global strategy consulting firm headquartered in Cambridge, Massachusetts, since September 1998. Dr. Rayport has also been a faculty member in the Service Management Interest Group at the Harvard Business School since prior to 1995. Dr. Rayport went on leave from the Harvard Business School in September 1998. Dr. Rayport earned an A.B. from Harvard College, a M.Phil. in International Relations at the University of Cambridge and an A.M. in the History of American Civilization and a Ph.D. in Business History at Harvard University.

Board Composition

   Global Sports currently has seven directors. The term of office of the board of directors is one year. Each of the current director's terms will expire at the annual meeting of stockholders to be held in 2001. Each of the current directors will serve until their respective successors are elected and qualified.

   In addition, Global Sports' bylaws provide that the authorized number of directors shall be established by the board of directors.

Board Committees

   Audit Committee. Global Sports' audit committee reviews Global Sports' audited financial statements and makes recommendations to the board of directors concerning Global Sports' accounting practices and policies and the selection of independent accountants. Current members of Global Sports' audit committee are Messrs. Adelberg, Lamm and Lax.

   Compensation Committee. Global Sports' compensation committee is responsible for establishing salaries, bonuses and other compensation for the executive officers and administers Global Sports' stock option plans. Current members of the compensation committee are Messrs. Adelberg, Lax and Rayport.

Compensation Committee Interlocks and Insider Participation

   None of the members of Global Sports' compensation committee is or has been an officer or employee of Global Sports. Mr. Lax is a Managing Director of the general partner of SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, the SOFTBANK affiliates through which SOFTBANK acquired an aggregate of 6,153,850 shares of Global Sports' common stock. These shares were acquired by SOFTBANK on July 23, 1999 at a price of $13.00 per share, the closing price on May 26, 1999, the day prior to the day Global Sports and SOFTBANK agreed in principle to the transaction, for an aggregate purchase price of approximately $80.0 million.

Director Compensation

   Under the Global Sports' current policy, upon election to the board of directors, non-employee directors of Global Sports receive an option to purchase 30,000 shares of Global Sports' common stock as compensation for their services to Global Sports. The directors do not receive any cash compensation for their services on behalf of Global Sports but are reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the board of directors and any committee. Mr. Rubin, the only director who is also an officer of Global Sports, does not receive any separate fee for acting in his capacity as a director.

   On September 19, 1995, the board of directors adopted, and on November 15, 1995, the stockholders approved, the 1995 Non-Employee Directors' Stock Plan (the "Directors' Plan"). Pursuant to the Directors' Plan, options originally could be granted with respect to an aggregate of 12,500 shares of common stock. Effective December 31, 1997, the board of directors terminated the Directors' Plan, which remains in effect only as to unexercised options granted thereunder.

Executive Compensation

   The following table sets forth information concerning the compensation that Global Sports and its subsidiaries paid to its Chief Executive Officer and each of the three other most highly compensated executive officers who earned more than $100,000 during fiscal 1999. These individuals are referred to as the "named executive officers."

                           Summary Compensation Table

                                                          Long-Term
                                                     Compensation Awards
                                                    -----------------------
                                     Annual
                                Compensation(1)     Restricted   Securities
Name and Principal       Fiscal -------------------   Stock      Underlying     All Other
Position                  Year   Salary      Bonus   Award(s)     Options      Compensation
------------------       ------ --------    ------- ----------   ----------    ------------
Michael G. Rubin........  1999  $450,000(2)     --       --           --             --
 Chairman of the Board
 and                      1998   398,269        --       --           --             --
 Chief Executive Officer  1997   297,115        --       --           --             --

Michael Golden(3).......  1999   124,038    120,000      --       105,000(4)      $2,034(5)
 Executive Vice
 President,               1998       --         --       --           --             --
 E-Commerce               1997       --         --       --           --             --

Michael R. Conn(6)......  1999   133,269     45,000  $18,563(7)    80,000(8)       2,260(5)
 Senior Vice President,   1998       --         --       --           --             --
 Strategic Development    1997       --         --       --           --             --

Steven A. Wolf..........  1999   138,020     20,625      --           --           9,492(9)
 Vice President           1998   124,481     37,500      --           --           7,422(5)
                          1997   112,178     20,000      --        50,000(10)      7,422(5)

--------
 (1) Excludes perquisites and other personal benefits that do not, in the aggregate, exceed $50,000 or 10% of each officer's total salary and bonus.

 (2) Includes amounts paid by the KPR Companies until December 15, 1997, the date of Global Sports' reorganization, and paid by Global Sports thereafter.

 (3) Mr. Golden's employment with Global Sports commenced in March 1999 and terminated in February 2000.

 (4) Represents options to purchase 32,000, 43,000 and 30,000 shares of common stock granted to Mr. Golden in fiscal 1999 at exercise prices of $11.25, $11.25 and $15.00 per share, respectively. As of the date of termination of Mr. Golden's employment with Global Sports, these options were vested with respect to the following amounts: 19,200 shares, 25,800 shares and 22,500 shares, respectively.

 (5) Represents the value of insurance premiums paid by Global Sports with respect to term life insurance.

 (6) Mr. Conn's employment with Global Sports commenced on February 24, 1999.

 (7) Amount consists of market value of award on date of grant. As of the end of fiscal 1999, Mr. Conn held 1,500 restricted shares with a value of $18,844. On February 24, 1999, restricted stock was awarded in the amount of 1,500 shares to Mr. Conn, which vests on February 24, 2001.

 (8) Represents (1) an option to purchase 50,000 shares of common stock granted to Mr. Conn in fiscal 1999 at an exercise price of $12.375 per share, vesting at a rate of 20% per year over a five-year period with the first portion vesting on February 5, 2000, and (2) an option to purchase 30,000 shares of common stock granted to Mr. Conn in fiscal 1999 at exercise price of $15.00 per share, vesting at the following rate: 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999.

 (9) Consists of (1) Global Sports' matching contribution under its 401(k) Profit Sharing Plan in the amount of $2,070, and (2) insurance premiums paid by Global Sports with respect to term life insurance in the amount of $7,422.

(10) Represents an option to purchase 32,500 shares of common stock granted to Mr. Wolf in fiscal 1997 at an exercise price of $3.20 per share and options to purchase 7,500 shares and 10,000 shares of common stock granted to Mr. Wolf in prior periods which were repriced from $4.00 and $9.375, respectively, to $3.20 in fiscal 1997. These options vest at a rate of 20%, 20% and 33 1/3%, respectively, over five-, five- and three-year periods.

Option/SAR Grants in Last Fiscal Year

   The following table sets forth information regarding options to purchase shares of common stock granted to the named executive officers during fiscal 1999. No SARs were granted during fiscal 1999.

   Percentages shown under "Percent of Total Options Granted to Employees in Fiscal Year" are based on an aggregate of 1,298,566 options granted to Global Sports' employees and directors under its stock option plans during fiscal 1999.

                                Individual Grants                  Potential
                    ------------------------------------------ Realizable Value
                                Percent of                     at Assumed Annual
                                  Total                         Rates of Stock
                    Number of    Options                             Price
                    Securities  Granted to Exercise            Appreciation for
                    Underlying  Employees   Price                 Option Term
                     Options    in Fiscal    per    Expiration -----------------
Name                Granted(#)   Year(%)   Share($)    Date     5%($)   10%($)
----                ----------  ---------- -------- ---------- ------- ---------
Michael G. Rubin..       --         --        --        --         --        --

Michael Golden....    75,000(1)    9.1       11.25   3/18/09   530,630 1,344,720
                      30,000(2)    3.7       15.00    8/9/09   283,003   717,184

Michael R. Conn...    50,000(3)    6.1      12.375   2/24/09   389,129   986,128
                      30,000(4)    3.7       15.00    8/9/09   283,003   717,184

Steven A. Wolf....       --         --        --        --         --        --

--------
(1) Represents options that originally vested in the aggregate as follows:
    15,000 shares on December 31, 1999 and 15,000 shares on each of the first four anniversaries of December 31, 1999. Upon termination of Mr. Golden's employment with Global Sports, these options were vested with respect to 45,000 shares.

(2) This option originally vested as follows: 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999. Upon termination of Mr. Golden's employment with Global Sports, this option was vested with respect to 22,500 shares.

(3) This option vests as follows: 10,000 shares on February 5, 2000 and 10,000 shares on each of the first four anniversaries of February 5, 2000.

(4) This option vests as follows: 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999.

Aggregate Option Exercises in Last Fiscal Year

   The following table sets forth the number and value of securities underlying unexercised options that are held by each of the named executive officers at fiscal year end.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                        Options at           In-the-Money Options
                           Shares                     Fiscal Year End        at Fiscal Year End(1)
                         Acquired on    Value    ------------------------- -------------------------
          Name           Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Michael G. Rubin........      --           --         --           --            --           --
Michael Golden..........      --           --      30,000       75,000      $ 19,695     $ 78,780(2)
Michael R. Conn.........      --           --      15,000       65,000           --         9,400(3)
Steven A. Wolf..........   11,000     $176,204     22,750       16,250       213,008      152,149(4)

--------
(1) Represents the aggregate market value (market price of the common stock less the exercise price) of the options granted based upon the closing sales price per share of $12.563 at the end of fiscal 1999.

(2) The exercise prices of options to purchase 75,000 and 30,000 shares held by Mr. Golden are $11.25 per share and $15.00 per share, respectively. These options originally vested as follows: 15,000 shares on December 31, 1999 and 15,000 shares on each of the first four anniversaries of December 31, 1999; and 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999. Upon termination of Mr. Golden's employment with Global, these options were vested with respect to 67,500 shares.

(3) The exercise prices of options to purchase 50,000 and 30,000 shares held by Mr. Conn are $12.375 per share and $15.00 per share, respectively. These options vest as follows: 20% per year over a five-year period with the first portion vesting on February 5, 2000; and 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999.

(4) The exercise prices of options to purchase 32,500 shares, 7,500 shares and 10,000 shares held by Mr. Wolf are $3.20 per share. These options vest at rates of 20%, 20% and 33 1/3%, respectively, of the initial awards per year over five, five and three year periods commencing on December 15, 1998.

Limitation of Liability and Indemnification Matters

   As permitted by Delaware law, Global Sports' amended and restated certificate of incorporation provides that no director will be personally liable to Global Sports or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  . any breach of duty of loyalty to Global Sports or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payment of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   Global Sports' bylaws provide that Global Sports shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. Global Sports believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Global Sports' bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   Global Sports has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its bylaws. These agreements, among other things, indemnify its directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by Global Sports, arising out of such person's services as a director or executive officer with respect to Global Sports, any of Global Sports' subsidiaries or any other company or enterprise to which the person provides services at Global Sports' request. Global Sports believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Employment Agreements

   Michael G. Rubin. On September 25, 1996, Global Sports entered into an agreement with Mr. Rubin for an initial term of five years commencing on December 15, 1997, subject to automatic annual extensions, to serve as Global Sports' Chairman and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Rubin is entitled to receive (1) an annual base salary of $450,000 during the fiscal 1999, increasing by $50,800 effective January 1, 2000 and $49,280 effective January 1, 2001, (2) an annual bonus based upon the achievements of Mr. Rubin and the results of operations of Global Sports and (3) other benefits similar to those provided to Global Sports' other officers. The agreement was entered into in anticipation of Global Sports completing a reorganization on or about January 1, 1997, which reorganization did not occur until December 15, 1997. The terms of the agreement specified that in the event that the reorganization did not occur prior to June 30, 1997, the agreement would become null and void. On the date of the reorganization, the employment agreement was amended such that the terms of the original agreement were adopted.

   Mr. Rubin's employment agreement may be terminated by Global Sports with cause, which is defined to include, among other things, the willful failure or refusal by Mr. Rubin to comply with explicit directions of the board of directors or executive committee or to render the services required by the employment agreement, willful breach or habitual neglect in the performance of his duties, conviction of a felony or fraud or embezzlement involving assets of Global Sports. In the event of termination by Global Sports for any other reason, Mr. Rubin will be entitled to receive any unpaid salary and benefits through the date of termination. Under the employment agreement, for a period of one year following his termination, Mr. Rubin is prohibited from engaging in the planning, research, development, production, manufacturing, marketing, sales or distribution of athletic footwear, rugged outdoor footwear, sportswear, licensed products, related products, equipment or services or any other line of business engaged in or under demonstrable development by Global Sports. In addition, Mr. Rubin is prohibited from enticing, inducing or encouraging other employees of Global Sports to engage in any other activity which done by them would violate any provision of the contract.

   Steven A. Wolf. On August 1, 1995, Global Sports entered into an employment agreement with Steven A. Wolf, Vice President of Global Sports, for an initial term of three years, subject to automatic annual extensions after the initial term. Mr. Wolf's compensation is comprised of the following: (1) an annual base salary of $137,500 during fiscal 1999 increasing by $12,500 effective January 1, 2000 and $5,000 effective January 1, 2001 and January 1, 2002, (2) stock option grants, (3) incentive compensation up to 30% of Mr. Wolf's base salary based upon the achievements of Mr. Wolf and the results of operations of Global Sports and (4) other benefits similar to those provided to Global Sports' other officers.

   Michael R. Conn. On February 24, 1999, Global Sports entered into an employment agreement with Michael R. Conn, Senior Vice President, Strategic Development of Global Sports, for an initial term of five years, subject to automatic annual extensions after the initial term. Mr. Conn's compensation is comprised of the following: (1) an annual base salary of $150,000 during fiscal 1999 increasing by $12,500 effective January 1, 2000 and January 1, 2001, (2) stock option grants, (3) a restricted stock award, (4) incentive compensation up to 30% of Mr. Conn's base salary based upon the achievements of Mr. Conn and the results of operations of Global Sports and (5) other benefits similar to those provided to Global Sports' other officers.

   Each of Mr. Wolf's and Mr. Conn's employment agreements may be terminated by Global Sports with cause, which is defined the same as in Mr. Rubin's agreement. In the event of termination by Global Sports for any other reason, they would also be entitled to receive any unpaid salary and benefits through their respective dates of termination. Mr. Wolf's employment agreement contains a three-year restrictive covenant similar to the one in Mr. Rubin's agreement while Mr. Conn's employment agreement contains a one-year restrictive covenant similar to the one in Mr. Rubin's agreement.

Benefit Plans

 2000 Employee Stock Purchase Plan

  Purpose

   The purpose of the 2000 Purchase Plan is to provide a means by which employees of Global Sports, and any parent or subsidiary of Global Sports designated by the board of directors to participate in the 2000 Purchase Plan, may be given an opportunity to purchase common stock of Global Sports through payroll deductions, to assist Global Sports in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of Global Sports. All of Global Sports' approximately 390 employees are eligible to participate in the 2000 Purchase Plan, other than employees who own, or hold stock options to purchase, or who, as a result of participation in the 2000 Purchase Plan, would own, or hold stock options to purchase, stock of Global Sports possessing 5% or more of the total combined voting power or value of all classes of stock of Global Sports.

   The rights to purchase common stock granted under the 2000 Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

  Administration

   The board of directors administers the 2000 Purchase Plan and has the final power to construe and interpret both the 2000 Purchase Plan and the rights granted under it. The board of directors has the power, subject to the provisions of the 2000 Purchase Plan, to determine when and how rights to purchase common stock of Global Sports will be granted, the provisions of each offering of such rights, which need not be identical, and whether employees of any parent or subsidiary of Global Sports will be eligible to participate in the 2000 Purchase Plan. The board of directors also may impose vesting restrictions, restrictions on transferability or other similar conditions on shares purchased under the 2000 Purchase Plan, as it determines to be appropriate.

   The board of directors has the power to delegate administration of the 2000 Purchase Plan to a committee composed of not fewer than two members of the board of directors. The board of directors has delegated administration of the 2000 Purchase Plan to the compensation committee of the board of directors. As used herein with respect to the 2000 Purchase Plan, the "board of directors" refers to any committee the board of directors appoints, as well as to the board of directors itself.

  Offerings

   The 2000 Purchase Plan is implemented by periodic offerings of rights to all eligible employees from time to time, as determined by the board of directors. The maximum period of time for an offering is 27 months. The board of directors, when establishing an offering, will determine the specific terms for such offering within the criteria permitted by the 2000 Purchase Plan, including the length of the offering and the date or dates on which purchases will occur during the offering.

   The board of directors also may provide for additional benefits to be extended to participants outside the scope of Section 423 of the Code, in addition to or in conjunction with an offering under the 2000 Purchase Plan, in the form of vested or unvested shares of common stock awarded outside of the 2000 Purchase Plan, cash or other property. The receipt of any such additional benefits, if provided, may be conditioned on continued employment, the holding of shares purchased under the 2000 Plan for a specified period or other events determined by the board of directors to be appropriate. Any such additional benefits will be fully taxable to participants under the Code and shall not be eligible for the favorable treatment available to rights granted under an employee stock purchase plan provided by Section 423 of the Code (see "Federal Income Tax Information" below).

  Eligibility

   The board of directors has the discretion, from time to time, and within the parameters specified in the 2000 Purchase Plan, to establish the eligibility requirements for employees to participate in any offering under the 2000 Purchase Plan, including whether employees of any of Global Sports' subsidiaries are eligible and the length of time (if any) an employee must have been employed by Global Sports or a participating subsidiary in order to become eligible. However, the period of employment for eligibility may not exceed two years. In addition, the board of directors may exclude employees who customarily work 20 or fewer hours per week or five or fewer months per year.

   No employee is eligible to participate in the 2000 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Global Sports or of any parent or subsidiary of Global Sports (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue rights to purchase common stock under the 2000 Purchase Plan at an annual rate that would exceed $25,000 worth of shares of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Global Sports and its affiliates.

  Participation in the Plan

   Eligible employees will enroll in the 2000 Purchase Plan by delivering to Global Sports, prior to the date selected by the board of directors as the offering date for the offering, an agreement authorizing payroll deductions from such employees' compensation during the offering. The board of directors for each offering shall define "compensation" that will be taken into account for such purpose (for example, as base salary only or as total compensation, including bonuses and commissions, etc.). The board of directors also shall designate the maximum amount of such compensation, not exceeding 20 percent thereof, that a participant may have withheld and contributed during the offering.

  Purchase Price

   The purchase price per share at which shares of common stock are sold in an offering under the 2000 Purchase Plan will be established by the board of directors prior to the commencement of the offering, but such price shall in no event be less than the lower of (1) 85 percent of the fair market value of a share of common stock on the date the right to purchase such shares was granted, generally the first day of the offering, or (2) 85 percent of the fair market value of a share of common stock on the applicable purchase date. The closing sale price of Global Sports' common stock on November 30, 2000, the latest practicable date before the printing of this prospectus/proxy statement, was $8.375 per share.

  Payment of Purchase Price; Payroll Deductions

   The purchase price of the shares is accumulated by payroll deductions over the course of an offering. A participant may increase, reduce, or terminate his or her payroll deductions during an offering to the extent provided by the board of directors in the terms of the offering. The board of directors also may provide the extent to which eligible employees, including employees who were not yet eligible at the start of the offering, may commence participating in an offering after the offering already has begun.

   All payroll deductions made for a participant will be credited to his or her account under the 2000 Purchase Plan and deposited with the general funds of Global Sports. A participant may not make additional payments into such account, unless specifically provided for in the offering terms and only if the maximum permitted amount has not already been withheld.

  Purchase of Stock

   On each purchase date under the 2000 Purchase Plan, the balance of payroll deductions then held by Global Sports for the account of each participant will be applied to the purchase of shares of common stock for the participant. In connection with each offering under the 2000 Purchase Plan, the board of directors may specify a maximum number of shares of common stock an employee may be granted the right to purchase on each purchase date or during an offering and a maximum aggregate number of shares of common stock that may be purchased by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, then the board of directors will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued (see "Withdrawal" below), his or her right to purchase shares is exercised automatically on each purchase date at the applicable price.

  Withdrawal

   A participant may withdraw from a given offering under the 2000 Purchase Plan by terminating his or her payroll deductions and by delivering to Global Sports a notice of such withdrawal. The terms of an offering established by the board of directors may limit withdrawals to specified periods prior to a purchase date.

   Upon any withdrawal from an offering by the employee, Global Sports will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the 2000 Purchase Plan.

  Termination of Employment

   Rights granted pursuant to any offering under the 2000 Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and Global Sports will distribute to such employee all of his or her accumulated payroll deductions, without interest.

  Restrictions on Transfer

   Rights granted under the 2000 Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

  Duration, Amendment and Termination

   The board of directors may suspend or terminate the 2000 Purchase Plan at any time.

   The board of directors may amend the 2000 Purchase Plan at any time. Any amendment of the 2000 Purchase Plan must be approved by Global Sports' stockholders within 12 months of its adoption by the board of directors if the amendment would require stockholder approval in order for the 2000 Purchase Plan to comply with Section 423 of the Code or Rule 16b-3 under the Exchange Act.

   Rights granted before amendment or termination of the 2000 Purchase Plan may not be impaired by any amendment or termination of the 2000 Purchase Plan without consent of the employee to whom such rights were granted, except as may be necessary to comply with any applicable law or Section 423 of the Code.

  Effect of Certain Corporate Events

   In the event of a dissolution, liquidation or specified type of merger of Global Sports, the surviving corporation either will assume the rights under the 2000 Purchase Plan or substitute similar rights, or the purchase date under any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

  Stock Subject to 2000 Purchase Plan

   An aggregate of 200,000 shares of common stock is reserved for issuance under the 2000 Purchase Plan. If rights granted under the 2000 Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again become available for issuance under the 2000 Purchase Plan.

  Federal Income Tax Information

   Rights granted under the 2000 Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

   A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant until the sale or disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

   If the stock is sold or otherwise disposed of more than two years after the granting of the right to purchase the stock, typically, the beginning of the offering period, and more than one year after the purchase date on which the stock is sold to the participant, then the lesser of (1) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (2) the excess of the fair market value of the stock as of the time the right was granted over the purchase price (determined as of the time the right was granted) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

   If the stock is sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is recognized by the participant, and a capital loss is realized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held. There are no federal income tax consequences to Global Sports by reason of the grant or exercise of rights under the 2000 Purchase Plan. Global Sports is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

  New Plan Benefits

   The purchase of common stock pursuant to the 2000 Purchase Plan is within the discretion of the participants therein. Global Sports cannot forecast the extent to which shares of common stock will be purchased under the 2000 Purchase Plan. Because of the discretionary nature of purchases of common stock pursuant to the plan, Global Sports has omitted the tabular disclosure of the benefits or amounts to be allocated under the plan.

 1996 Equity Incentive Plan

   The following summary of the Incentive Plan is qualified in its entirety by the specific language of the Incentive Plan, a copy of which is available to any stockholder upon request.

  General

   The purposes of the Incentive Plan are to attract and retain key employees and certain other persons who are in a position to make significant contributions to the success of Global Sports, to reward these employees and other persons for their contributions, to provide additional incentive to these employees and other persons to continue making similar contributions and to further align the interests of these employees and other persons with those of Global Sports' stockholders. To achieve these purposes, the Incentive Plan permits grants of incentive stock options ("ISOs"), options not intended to qualify as incentive stock options ("Non-ISOs"), stock appreciation rights ("SARs"), restricted and unrestricted stock awards, performance awards, loans, and supplemental cash awards and combinations of the foregoing (all referred to as "Awards"). Shares issuable under Awards that terminate unexercised, shares issuable under Awards that are payable in stock or cash but are paid in cash and shares issued but later forfeited will be available for future Awards under the Incentive Plan.

  Eligibility

   All of Global Sports' approximately 390 current employees, future employees of Global Sports and other persons who, in the opinion of the board of directors, are in a position to make significant contributions to the success of Global Sports, such as consultants and non-employee directors, are eligible to receive Awards under the Incentive Plan.

  Administration

   The Incentive Plan is administered by the board of directors, which determines, among other things and subject to certain conditions, the persons eligible to receive Awards, the persons who actually receive Awards, the type of each Award, the number of shares of common stock subject to each Award, the date of grant, exercise schedule, vesting schedule and other terms and conditions of each Award, whether to accelerate the exercise or vesting schedule or waive any other terms or conditions of each Award, whether to amend or cancel an Award and the form of any instrument used under the Incentive Plan. The board of directors has the right to adopt rules for the administration of the Incentive Plan, settle all controversies regarding the Incentive Plan or any Award, and construe and correct defects and omissions in the Incentive Plan or any Award. The Incentive Plan may be amended, suspended or terminated by the board of directors, subject to certain conditions, provided that stockholder approval will be required whenever necessary for the Incentive Plan to continue to satisfy the requirements of certain securities and tax laws, rules and regulations. The board of directors may delegate its authority under the Incentive Plan to a Committee of the board of directors.

  Options

   Recipients of stock options under the Incentive Plan will have the right to purchase shares of common stock at an exercise price, during a period of time and on such other terms and conditions as are determined by the board of directors. For ISOs, the recipient must be an employee, the exercise price must be at least 100%, or 110% if issued to a 10% or greater stockholder of Global Sports, of the fair market value of Global Sports' common stock on the date of grant and the term cannot exceed ten years, or five years if issued to a 10% or greater stockholder of Global Sports, from date of grant. If permitted by the board of directors and subject to certain conditions, an option exercise price may be paid by delivery of shares of Global Sports' common stock that have been outstanding, a promissory note, a broker's undertaking to promptly deliver the necessary funds or by a combination of those methods. If permitted by the board of directors, options, other than those granted in tandem with SARs, may be settled by Global Sports paying to the recipient, in cash or shares of common stock, valued at the then fair market value of Global Sports' common stock, an amount equal to such fair market value minus the exercise price of the option shares. No employee will be eligible to receive options covering more than 250,000 shares of common stock during any calendar year.

  Stock Appreciation Rights

   SARs may be granted under the Incentive Plan either alone or in tandem with stock options. Generally, recipients of SARs are entitled to receive upon exercise, cash or shares of common stock, valued at the then fair market value of Global Sports' common stock, equal to such fair market value on the date of exercise minus such fair market value on the date of grant of the shares subject to the SAR, although certain other measurements also may be used. A SAR granted in tandem with a stock option is exercisable only if and to the extent that the option is exercised.

  Stock Awards

   The Incentive Plan provides for restricted and unrestricted stock awards. Stock awards allow the recipient to acquire shares of Global Sports' common stock for their par value or any higher price determined by the board of directors. In the case of restricted stock awards, the shares acquired are subject to a vesting schedule and other possible conditions determined by the board of directors.

  Performance Awards

   The Incentive Plan provides for performance awards entitling the recipient to receive stock options, stock awards or other types of Awards conditional upon achieving performance goals determined by the board of directors. Performance goals may involve overall corporate performance, operating group or business unit performance, personal performance or any other category of performance determined by the board of directors. Financial performance may be measured by revenue, operating income, net income, earnings per share, common stock price, price-earnings multiple or other financial factors determined by the board of directors.

  Loans and Cash Awards

   Under the Incentive Plan, loans or supplemental cash awards may be granted to recipients of Awards to help defray taxes due as a result of the Awards. The terms and conditions of loans and supplemental cash awards, including the interest rate, which may be zero, are determined by the board of directors. Under the Incentive Plan, the board of directors determines whether any loan will be forgiven.

  Termination of Awards

   Except as otherwise determined by Global Sports, upon termination of a recipient's employment or other relationship with Global Sports, (1) stock options and SARs remain exercisable for a period of three months one year if termination is due to death or disability, to the extent that they were exercisable at the time of termination and (2) unvested shares under outstanding restricted stock awards vest immediately, except in the case of a voluntary resignation or termination for cause, as defined in the Incentive Plan. Stock options, SARs and other Awards that are not exercisable at the time of termination automatically terminate, and payments or benefits under deferred stock awards, performance awards and supplemental cash awards that are not irrevocably due at the time of termination are forfeited.

  Summary of Federal Income Tax Consequences

   This discussion generally summarizes certain federal income tax consequences associated with the Incentive Plan. The tax consequences to executive officers may be different from those summarized below. No taxable income is realized upon the grant of a stock option, or upon the exercise of an ISO except to the extent that the exercise may result in alternative minimum tax liability. Upon the exercise of a non-qualified option, the recipient realizes ordinary income equal to the fair market value on the date of exercise minus the exercise price of the option shares. If restricted shares of Global Sports' common stock are used to settle a stock option, however, then the realization of income may be deferred. Upon a disposition of shares acquired by exercise of a stock option, the gain or loss generally constitutes a capital gain or loss. In the case of a disposition of ISO shares within one year after the date of exercise or within two years after the date of grant, the difference between the fair market value on the date of exercise and the exercise price constitutes ordinary income, and any additional gain or loss above or below the fair market value on the date of exercise constitutes a capital gain or loss.

   Upon the grant of an unrestricted stock award, the recipient realizes ordinary income equal to the fair market value on the date of grant minus the price paid for the shares awarded. A recipient of a restricted stock award realizes ordinary income only as of and when the shares vest. The ordinary income realized on each vesting or transfer date equals the fair market value on that date less the price paid for the shares. A recipient of a restricted stock award may, however, choose or be required by the terms of the award to elect under Section 83(b) of the Code to have the ordinary income associated with all of the restricted shares realized and measured on the date of grant. A recipient who makes such an election and later forfeits restricted shares may not claim a loss for tax purposes. The tax consequences of a performance award depend upon the nature of the underlying Award earned if and when the performance goals are achieved. Generally, loans made under the Incentive Plan do not result in taxable income to the recipient. If the interest rate is lower than certain rates specified under the Code, however, then ordinary income may be imputed to the recipient. Forgiveness of all or part of a loan also results in ordinary income to the recipient. The recipient of a supplemental cash award realizes ordinary income equal to the amount received.

   Generally, whenever a recipient realizes ordinary income, a corresponding deduction is available to Global Sports. Under Section 162(m) of the Code, however, Global Sports will be denied a deduction for certain compensation exceeding $1,000,000 paid to its chief executive officer and four other highest paid executive officers, excluding (among other things) certain performance-based compensation.

                     CERTAIN TRANSACTIONS OF GLOBAL SPORTS

   Global Sports does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by Global Sports or in any transaction to which Global Sports is a party or has an interest. Global Sports will not enter into any such transactions unless approved by a majority of the entire board of directors, not including any interested director.

   Stock option grants to Global Sports' executive officers and directors are described in this prospectus/proxy statement under the headings "Global Sports Management--Director Compensation," and "Global Sports Management--Executive Compensation."

   Global Sports has entered into employment agreements with Michael G. Rubin, Chairman and Chief Executive Officer, Steven A. Wolf, Vice President, and Michael R. Conn, Senior Vice President, Strategic Development. See "Global Sports Management--Employment Agreements."

   Global Sports has entered into indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. Global Sports also intends to execute these agreements with its future directors and officers. See "Global Sports Management--Limitations of Liability and Indemnification Matters."

   Prior to moving to its current location, Global Sports' main executive offices and warehouse were located in a 75,000 square foot facility leased from Mr. Rubin, Global Sports' Chief Executive Officer. Pursuant to its terms, the lease expires on September 30, 2009; however, Mr. Rubin is in the process of selling the facility, at which time the lease would be terminated. Global Sports pays approximately $29,000 per month, plus maintenance and utilities, for the facility. Payments by Global Sports to Mr. Rubin under the lease totaled $349,008 in fiscal 1999.

   In July 1999, Global Sports repaid the entire balance of a note in connection with a loan by Mr. Rubin to Global Sports. The outstanding principal balance of the note at the time of repayment was $1,805,841 and accrued interest, at prime rate plus 3%, for fiscal 1999 was $82,661.

   On July 23, 1999, SOFTBANK acquired an aggregate of 6,153,850 shares of Global Sports' common stock at a price of $13.00 per share, the closing price on May 26, 1999, the day prior to the day Global Sports and SOFTBANK agreed in principle to the transaction, for an aggregate purchase price of approximately $80.0 million. On May 1, 2000, SOFTBANK acquired an additional 2,500,000 shares of common stock at a price of $8.00 per share for an aggregate purchase price of $20.0 million. Messrs. Lax and Fisher are Managing Directors of the general partner of SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, the SOFTBANK affiliates through which SOFTBANK acquired such shares. On May 1, 2000, TMCT acquired 625,000 shares of common stock at a price of $8.00 per share for an aggregate purchase price of $5.0 million. Mr. Menell is a Partner of TMCT.

   On January 5, 1999, Harvey Lamm was granted a non-incentive stock option to purchase 50,000 shares of Global Sports' common stock at an exercise price of $7.625 per share, the closing price on the date of grant. The option was granted to Mr. Lamm in connection with his services to Global Sports above and beyond his duties as a member of the board of directors.

        SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF GLOBAL SPORTS

   The following table sets forth summary information regarding the beneficial ownership of Global Sports' outstanding common stock as of November 7, 2000 by:

  . each of the named executive officers of Global Sports;

  . each of Global Sports' directors;

  . each person or group who is known by Global Sports to beneficially own more than 5% of Global Sports common stock; and

  . all of Global Sports' current directors and executive officers as a group.

   Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by such person. Shares of common stock subject to options currently exercisable or exercisable within 60 days of November 7, 2000 as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 26,809,910 shares of common stock outstanding as of November 7, 2000. Unless otherwise indicated, the address of each individual listed in the table is in care of Global Sports, Inc., 1075 First Avenue, King of Prussia, PA 19406.

                                                      Number of
                                                        Shares     Percentage
                                                     Beneficially Beneficially
        Name and Address of Beneficial Owner            Owned        Owned
        ------------------------------------         ------------ ------------
Executive Officers and Directors:
Michael G. Rubin....................................   8,052,746     30.04%
Michael Golden(1)...................................      77,500       *
Michael R. Conn(2)..................................      32,250       *
Steven A. Wolf(3)...................................      33,589       *
Kenneth J. Adelberg(4)..............................      56,250       *
Harvey Lamm(5)......................................     115,000       *
Charles Lax(6)......................................   9,922,600     35.34%
Ronald D. Fisher(7).................................   9,918,850     35.33%
Jeffrey Rayport(8)..................................      18,750       *
Mark S. Menell(9)...................................   1,091,900      4.02%

5% Stockholders:
SOFTBANK Affiliates(10).............................   9,903,850     35.30%
ITH(11).............................................   9,500,000     30.34%
All directors and executive officers as a group (14
 persons)(12).......................................  19,507,241     71.05%

--------
  * Represents beneficial ownership of less than 1 percent.

 (1) In February, 2000, Mr. Golden's employment with Global Sports terminated and Mr. Golden was appointed to Global Sports' Advisory Board. Consists of 77,500 shares of common stock issuable pursuant to options awarded to Mr. Golden under Global Sports' 1996 Equity Incentive Plan, which options are exercisable as of the date of the table. Does not include 10,000 shares of common stock issuable pursuant to options awarded to Mr. Golden which are not exercisable within 60 days of the date of this table.

 (2) Includes 28,750 shares of common stock issuable pursuant to options awarded to Mr. Conn under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of the table. Does not include 121,250 shares of common stock issuable pursuant to options awarded to Mr. Conn which are not exercisable within 60 days of the date of this table.

 (3) Includes 30,875 shares of common stock issuable pursuant to options awarded to Mr. Wolf under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of the table. Does not include 14,375 shares of common stock issuable pursuant to options awarded to Mr. Wolf which are not exercisable within 60 days of the date of this table.

 (4) Includes 56,250 shares of common stock issuable pursuant to options awarded to Mr. Adelberg under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table.

 (5) Includes 115,000 shares of common stock issuable pursuant to options awarded to Mr. Lamm under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table. Does not include 35,000 shares of common stock issuable pursuant to options awarded to Mr. Lamm which are not exercisable within 60 days of the date of this table.

 (6) Includes 18,750 shares of common stock issuable pursuant to options awarded to Mr. Lax under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table, 8,533,792 shares of common stock held by SOFTBANK Capital Partners LP and 120,058 shares of common stock held by SOFTBANK Capital Advisors Fund LP, 1,232,125 shares of common stock issuable pursuant to warrants held by SOFTBANK Capital Partners LP and 17,875 shares of common stock issuable pursuant to warrants held by SOFTBANK Capital Advisors Fund LP. Mr. Lax is a Managing Director of the general partner of each of these SOFTBANK entities. Mr. Lax disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Does not include 11,250 shares of common stock issuable pursuant to options awarded to Mr. Lax which are not exercisable within 60 days of the date of this table.

 (7) Includes 15,000 shares of common stock issuable pursuant to options awarded to Mr. Fisher under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table, 8,533,792 shares of common stock held by SOFTBANK Capital Partners LP, and 120,058 shares of common stock held by SOFTBANK Capital Advisors Fund LP, 1,232,125 shares of common stock issuable pursuant to warrants held by SOFTBANK Capital Partners LP and 17,875 shares of common stock issuable pursuant to warrants held by SOFTBANK Capital Advisors Fund LP. Mr. Fisher is a Managing Director of the general partner of each of these SOFTBANK entities. Mr. Fisher disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Does not include 15,000 shares of common stock issuable pursuant to options awarded to Mr. Fisher which are not exercisable within 60 days of the date of this table.

 (8) Includes 18,750 shares of common stock issuable pursuant to options awarded to Mr. Rayport under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table. Does not include 11,250 shares of common stock issuable pursuant to options awarded to Mr. Rayport which are not exercisable within 60 days of the date of this table.

 (9) Includes 15,000 shares of common stock issuable pursuant to options awarded to Mr. Menell under Global Sports' 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table, 764,000 shares of common stock held by Rustic Canyon Ventures, L.P. (f/k/a TMCT Ventures, L.P.), and 312,500 shares issuable pursuant to warrants held by Rustic Canyon Ventures, L.P. The business address of Rustic Canyon Group Ventures is 2425 Olympic Boulevard, Suite 6050W, Santa Monica, CA 90404. Mr Menell is a partner of Rustic Canyon Ventures. Mr Menell disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest. Does not include 15,000 shares of common stock issuable pursuant to options awarded to Mr. Menell which are not exercisable within 60 days of the date of this table.

(10) Consists of 8,533,792 shares of common stock held by SOFTBANK Capital Partners LP and 120,058 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP. The business address of SOFTBANK is 10 Langley Road, Suite 403, Newtown Center, MA 02159.

(11) Includes 4,500,000 shares of common stock issuable pursuant to warrants held by Interactive Technology Holdings, LLC. The business address of Interactive Technology Holdings is c/o QVC, Inc., Studio Park, Mail Code 223, West Chester, PA 19380.

(12) Includes an aggregate of 385,051 shares of common stock issuable pursuant to options awarded to Global Sports' executive officers and directors, which options are exercisable within 60 days of the date of this table. Does not include an aggregate of 836,199 shares of common stock issuable pursuant to options awarded to Global Sports' executive officers and directors which are not exercisable within 60 days of the date of this table.

                         INFORMATION RELATING TO FOGDOG

                               FOGDOG'S BUSINESS

   Fogdog is a leading online retailer of sporting goods. It has designed fogdog.com, its online store, to offer an extensive product selection, detailed product information and other value-added services. Fogdog believes that it offers the largest selection of sporting goods online, with up to 90,000 distinct stock keeping units representing approximately than 900 brands in all major sports categories. According to Media Metrix, Inc., Fogdog's Web site received more visits during the third quarter of 2000 than any other retailer focusing exclusively on sporting goods. Fogdog.com features a collection of specialty shops, including soccer, baseball, golf, outdoors, fan/memorabilia and other popular categories, organized to appeal to a broad base of customers from the avid enthusiast to the occasional participant. Fogdog provides information and analysis authored by its own experts, helpful shopping services, innovative merchandising and an emphasis on customer service to help customers make more educated purchasing decisions. Fogdog offers customers the convenience and flexibility of shopping 24 hours a day, seven days a week, which makes fogdog.com the "anytime, anywhere, sports store."

Industry Overview

   Electronic Commerce. The Internet is an increasingly significant medium for communication, information exchange and commerce. Forrester Research estimates that online purchases by U.S. consumers will grow from approximately $44 billion in 2000 to $269 billion in 2005. Forrester Research has also projected that U.S. consumers will purchase approximately $8.7 billion of sporting goods online in 2005. Fogdog believes that the projected growth in Internet usage is being fueled primarily by easier and cheaper access to the Internet and improvements in network security, infrastructure and bandwidth.

   The Internet provides a number of advantages for online retailers. Because online retailers are not constrained by shelf space or catalog page limitations, they are able to "display" a larger number of products at a lower cost than traditional store-based or catalog retailers. In addition, online retailers can more easily and frequently adjust their featured selections, editorial content and pricing, providing significant merchandising flexibility. Online retailers also benefit from the ability to reach a large group of customers from a central location, and the potential for low-cost customer interaction. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a retail store infrastructure or the significant printing and mailing costs of catalogs. Online retailers also can more easily obtain demographic and behavioral data about customers, increasing their opportunities for targeted marketing and personalized services.

   Traditional Sporting Goods Industry. Fogdog believes that the sporting goods industry, which includes apparel, equipment and athletic footwear, is large and growing. According to the Sporting Business Research Network, total U.S. retail sales of sporting goods were approximately $77 billion in 1998 and have grown at an approximately 6.8% compound annual rate since 1994. Additionally, according to the Sporting Goods Manufacturers Association, retail sales of sporting goods, including equipment, sports apparel, athletic footwear and recreational transport, was approximately $95 billion in 1999. Fogdog believes that the sporting goods industry will continue to benefit from the continued growth in participation and interest in sports, recreation, health, fitness and outdoor activities.

   Limitations of the Traditional Sporting Goods Retail Channel. The traditional sporting goods retail channel is fragmented, including mass merchant retailers and discount stores, regional or national chain stores, local specialty shops and mail order catalogers. Mass merchant retailers and discount stores often offer attractive pricing. However, they typically offer only a limited selection of each brand's products and lack trained, knowledgeable sales people. Local and regional chain stores often have a broader line of branded products, but lack extensive product knowledge at the individual store level. Specialty stores such as golf and ski shops may offer better customer service, but with higher prices and a narrower selection. Mail order catalogers typically focus on one sport category, and are limited by catalog space constraints in offering either extensive selection or in-depth product information. As a result of these factors, Fogdog believes that the traditional retail channel for sporting goods fails to fully satisfy consumers' desire for selection, product information, expert advice, personalized service and convenience.

   Fogdog believes that, in addition to failing to fully satisfy the needs of the customer, the traditional sporting goods retail channel presents significant limitations for manufacturers. Traditional sporting goods retailers often do not provide manufacturers global distribution or proper and consistent brand merchandising. In addition, traditional sporting goods retailers cannot offer manufacturers unlimited shelf space, full product line presentation with high-quality product information, and extensive customer service with knowledgeable salespersons. Similarly, traditional retailers offer manufacturers limited flexibility in how a product is sold and presented directly to the consumer.

   Taken together, Fogdog believes that these factors serve to make the traditional retail sporting goods experience inefficient and inconvenient for both customers and manufacturers.

The Fogdog Solution

   Fogdog has designed its online store to offer an extensive product selection, detailed product information and other value-added services to address the limitations of the traditional sporting goods retail channel for customers and manufacturers. With up to 90,000 distinct stock keeping units representing more than 900 brands, Fogdog believes it offers a broader product selection and more sporting goods categories than many of the largest brick and mortar retailers. Fogdog's online store is designed to provide customers with a convenient and enjoyable shopping experience through a collection of specialty shops for popular sporting goods categories. Fogdog's exclusive focus on sporting goods and commitment to excellent customer service enable it to effectively address the needs and desires of its customers.

   The key components of Fogdog's solution include:

   Specialty Shops Featuring Extensive Product Selection. Fogdog offers a broad range of product lines in a wide variety of sports in order to make Fogdog a "one-stop-shop." Most of Fogdog's products, representing 45 different sports, are featured in 58 specialty shops and 16 brand concept shops. This presentation gives manufacturers an opportunity to merchandise their entire product lines and maintain brand identity and pricing. Fogdog's specialty shops feature soccer, outdoor, baseball, golf, tennis and racquet sports, football, hockey, fan/memorabilia and other categories and provide useful information and expert advice to help customers make product selections. Fogdog also offers an outlet store featuring close-out and discount merchandise and a "her.fogdog" specialty store catering to female athletes and sports participants. Each shop offers equipment, apparel and accessories designed to appeal to avid enthusiasts and occasional participants. For example, Fogdog's soccer shop features soccer cleats, protective equipment, balls, uniforms, shorts, tops, cross training shoes, pants, tights, warm-ups, athletic tape, socks, equipment bags and other goods. Because Fogdog believes that its customers tend to participate in several sports, a positive shopping experience in one specialty shop may encourage shopping in its other specialty shops.

   Value-Added Shopping Services. Fogdog offers helpful services to assist its customers with their purchasing decisions, including:

  . Detailed Product Information, Guides and Comparison Charts. Fogdog.com features extensive information on products, including product descriptions, high-quality product pictures, technical specifications and the intended product use descriptions. Fogdog's Web site's technology allows the user to zoom in on selected products to view construction, materials and other product details. Fogdog provides a "360 Info Spin" feature on its Web site, allowing consumers to zoom in on and spin images of selected products to better understand their features and benefits. To further aid consumers in finding the right product for their specific needs, Fogdog's staff of experts writes product guides which incorporate manufacturers' data and are intended to help consumers learn about various product features, sizing, fit and other relevant information before purchasing. Fogdog's experts research the products and summarize the information in easy-to-read comparison charts.

  . Brand Concept Shops. In addition to its specialty shops, Fogdog offers brand shops devoted exclusively to selected high-end brands for customers loyal to a particular brand. Created in conjunction with top brand manufacturers, such as Nike, Oakley, Hi-Tech, K-Swiss, Pearl Izumi and Moving Comfort, these shops surround the customer with in-depth information, broad selection and the "look and feel" consistent with the manufacturers' product merchandising. These shops are accessible from Fogdog's home page and from its specialty shops.

  . Advice and Product Recommendations by Recognized Sports Experts. Fogdog offers information to help customers select the right product for their sports needs. Fogdog has retained world-class athletes, notable equipment experts and recognized sports journalists to write product articles for the site, respond to customer emails, answer customer service questions and recommend products as "Fogdog Picks," chosen for their features and value. Fogdog also hosts bulletin board sessions in which its expert staff shares ideas with visitors to its Web site.

   Consumer Reviews. To further enhance the site experience and to increase involvement in its online sporting community, Fogdog encourages customers to offer their personal reviews of any product available on the site. Its customers review products on a five-star rating scale. Fogdog moderates the reviews for appropriate language and user authenticity. To encourage reviews, recent shoppers at fogdog.com receive a follow-up email generally within three weeks after their purchase, which inquires about the overall shopping experience and asks the customer to submit a review of the purchased products. This email also serves as an opportunity for cross selling of additional related products.

   My Fogdog. To provide a more personalized shopping experience, Fogdog has developed an environment for registered users of the site known as "My Fogdog." Every registered user of fogdog.com is greeted by name on the home page and is offered a link into a customized area focusing on the individual's product interests and buying history. This area includes merchandised items that are specific to that individual's interests, targeted promotions and links to Fogdog's online order history and tracking system which enables customers to check order status and reorder more easily. Registered My Fogdog users are able to receive product offers that are relevant to their sports preferences, check-out faster with "Express Shopper" which stores shipping and credit card information, gain access to special items and promotions and, reorder items easily.

   Convenient Shopping Experience. Fogdog's online store provides customers with an easy-to-use Web site. Fogdog.com is available 24 hours a day, seven days a week and may be reached from the shopper's home or office. Fogdog's online store enables it to deliver a broad selection of products to customers who do not have convenient access to physical stores. Its "Power Search" technology allows customers to locate products more efficiently based on user-defined criteria such as shoe size, gender, product category and manufacturer.

   Commitment to Excellent Customer Service. Fogdog emphasizes customer service during all phases of the customer's online shopping experience. Fogdog's staff includes sports consultants who are hired for their broad knowledge of athletics, sports products and training to assist customers in their purchasing decisions. To ensure that its staff receives ongoing information on product features and functionality, Fogdog offers training sessions sponsored by key manufacturers. Its consultants, together with its in-house staff, provide free pre- and post-sales support via both email and toll-free telephone service during extended business hours. Once a customer places an order, that customer can view order-tracking information on the Web site or contact Fogdog customer service department to obtain the status of the order and, when necessary, resolve order and product questions. Furthermore, Fogdog's Web site contains extensive information for first-time and repeat visitors, including helpful hints in searching for, selecting, ordering and returning its products. If the purchased product does not satisfy the customer, Fogdog offers an unconditional, 45-day money-back return policy.

   Network of Fulfillment Partners. Fogdog believes its solution simplifies the order fulfillment process in the complex and highly fragmented sporting goods industry. It has developed proprietary technologies and implemented a fulfillment system that currently utilizes distributors, converted catalogers and direct shipping from selected manufacturers to support and secure reliable online retailing. Fogdog believes that its current distribution network provides it with a competitive advantage and allows it to effectively manage the distribution process and efficiently deliver products to its customers.

Strategy

   Fogdog's goal is to continue to provide customers with a value proposition of selection, information and service. Key elements of Fogdog's strategy include:

  . Building Brand Recognition. Fogdog intends to continue to build its brand for sporting goods and in the process build consumer trust, confidence and loyalty. Fogdog believes that it can continue to build awareness for Fogdog by providing a compelling shopping experience targeting a broad base of customers who are passionate about their sports, from the avid enthusiast to the occasional participant. A compelling site experience reinforces the brand promise that fogdog.com is "your anytime, anywhere sports store" and "the athlete's toy store."

  . Affiliate Network. Fogdog has agreements with numerous Web sites that it refers to as "affiliates." Affiliates direct traffic to Fogdog's Web site and receive a commission on resulting sales. Fogdog expects its affiliates program to continue to draw customers to its Web site.

  . Promote Repeat Purchases. Fogdog is focused on promoting customer loyalty and building relationships with its customers to drive repeat sales. To accomplish this strategy, Fogdog strives to provide quality customer service seven days per week, ship products promptly and for a reasonable cost and provide an easy-to-shop online retail environment. Fogdog also employs technology which targets returning customers and makes specific offers to them based on the customers' purchase history, sports preferences and shopping behavior. Fogdog intends to continue to enhance features that promote loyalty, provide offerings unique to each individual customer and continually strive to enhance its customer service. In addition, Fogdog continues to use direct e-mail marketing as a method of communicating with customers and driving repeat purchases.

  . Broad Product Selection. Fogdog intends to continue to sell and deliver a broad array of top branded products to its customers. Fogdog currently buys products directly from numerous sporting goods manufacturers with well-known consumer brands and intends to maintain its relationships with these manufacturers to secure a high level of premium product inventory.

The Fogdog Store

   Fogdog designed its online retail store to be a destination site for sports enthusiasts from the avid enthusiast to the occasional participant. Fogdog believes its online store is well-organized, attractive and easy to use, and offers customers an enjoyable shopping experience. The look and feel of the Fogdog Web site is action-oriented, and navigation is user-friendly and consistent throughout. All of its product pages are "three clicks" from its home page, allowing customers to find and purchase products easily. A consumer shopping on Fogdog's Web site can, in addition to ordering products, browse the different specialty shops, conduct targeted searches by product or brand, view recommended products, participate in promotions and check order status.

Specialty Shops

   Fogdog categorizes many of its products into different specialty shops, including soccer, baseball, golf, outdoor, and others. Within each shop, products are organized by brand, such as Nike and Oakley, by department, such as footwear, apparel and equipment, and by Fogdog's recommendations, which it calls "top sellers" and "Fogdog Picks." Each shop has helpful product information and many feature tips from a site expert with extensive knowledge about the right gear for specific sports. The following is a summary of Fogdog's largest specialty shops:

  . Soccer. Fogdog offers an extensive selection of soccer footwear, apparel, and equipment, with key brands such as Kappa, Nike, Puma and Umbro. The soccer shop includes a Power Search feature, which allows customers to search all soccer products for available in-stock merchandise in their size. Fogdog provides advice on soccer cleat selection and evaluates equipment. The soccer shop features a footwear comparison chart as well as a technology report with information on the way different manufacturers design their cleats, along with a special section on "What the Pros Wear," where customers can click directly to purchase products worn by professional athletes.

  . Outdoor. Fogdog's outdoor shop features an extensive selection of products for hiking, backpacking, mountaineering, adventure travel and other outdoor activities from manufacturers such as Vasque, Merrell, Hi-Tec, Nike ACG, Marmot, Gregory and Sierra Designs. The outdoor shop provides helpful information in areas such as camping and backpacking to make sure the customer experience is the best possible, as well as providing detailed product descriptions. The outdoor shop also features a bulletin board service where customers can post questions about products and sports activities. It also offers an extensive product information resource online, with comparison charts for items such as backpacks, tents and sleeping bags.

  . Baseball. Fogdog believes that it offers one of the largest selection of baseball equipment available on the Internet. It also provides a comprehensive selection of apparel and footwear, including such key brands as Easton, Louisville Slugger, Mizuno, Nike, Rawlings and Wilson. In the baseball shop, customers can use a bat configurator that takes input on the individual's height, weight and league type and chooses an appropriate selection of product.

  . Golf. The golf shop offers golf equipment, apparel and footwear including brands such as Adams, Nike Golf, Orlimar, Etonic and Maxfli, and concept shops featuring Ashworth and Pebble Beach. It also provides expert information to help customers in their purchases and includes an area called "What's in the Bag," which shows what professional golfers carry on the course.

  . Hockey. Fogdog's hockey shop features equipment to outfit players of all skill levels from the novice to the expert in ice and roller hockey. It offers products from leading brands such as CCM, Bauer, Jofa and Koho.

  . Snowboard. Fogdog believes that its snowboard shop is one of the most comprehensive snowboard stores online today with manufacturers including Santa Cruz, Switch, Flow and Westbeach. The shop also features expert advice on carving and equipment selection.

  . Tennis & Racquet Sports. The tennis and racquet shop includes a wide selection of tennis equipment, footwear and apparel from top manufacturers such as Wilson, Prince, Head, Yonex and Penn. The tennis racquet shop also offers a racquet configurator which gives customers the ability to customize their racquets with their desired grip, string and stringing tension, which generally ship the same day the order is placed.

  . Football. The football shop serves a range of players from the recreational, weekend participant to the serious league player. Fogdog offers the merchandise necessary to outfit a player and/or team including pads, helmets, guards and braces, from leading manufacturers such as Bike, Nike, Pony, Rawlings and Wilson.

  . Fan/Memorabilia. The fan and memorabilia shop is designed to outfit fans with apparel and souvenirs from their favorite teams and players. Fogdog helps fans of a specific team or player find the favorite products that show how they support their teams. The shop includes products licensed from the National Football League, Major League Baseball, the National Basketball Association, the National Hockey League, the National Collegiate Athletic Association and international soccer teams. The shop also carries vintage era replicas and other related sports memorabilia such as autographed photos. Fogdog's fan shop offers many brands including Champion, Majestic, Nike Team Sports, Russell, CCM, Bulova and Riddell.

  . Fitness & Health. Fogdog's fitness and health shop is an extensive collection of products and content associated with general fitness. The fitness shop offers Reebok, Nike, Danskin, Thorlo, Tanita, Horizon

   Fitness, Linex, Avia, Champion, Harbinger, Hind and Moving Comfort. The shop features advice on exercise, apparel selection and nutrition tips.

  . Group and Institutional Sales. Fogdog believes that it is among the first online retailers to offer custom uniforms and volume discounts for teams and institutions. The group and institutional sales shop enables the team or institutional buyer to design custom uniforms and place the entire order online. It features a large in-stock selection of uniforms, and Fogdog is able to ship most orders the same day, with a five to seven day turnaround for custom orders as compared to three to four weeks for most traditional team dealers.

Shopping at the Fogdog Store

   Customers navigate Fogdog's online store through its simple, intuitive and easy-to-use Web site. Fogdog's goal is to make the shopping process as easy as possible for customers. Users accessing its online store generally fall into two categories: individuals who want to purchase a particular product immediately in a highly convenient manner, and individuals who browse the store, seeking an entertaining and informative shopping experience. Fogdog designed its online store to satisfy both types of users in a simple, intuitive fashion.

  . Browsing and Comparing. Fogdog's Web site offers visitors a variety of highlighted subject areas and special features arranged in a simple, easy-to-use format intended to enhance product search, selection and discovery. By clicking on the permanently displayed specialty shop names, the consumer moves directly to the home page of the desired shop and can quickly view promotions and featured products. On the Web site, customers can find detailed product information, including expert reviews of a product, how to use the product and how to care for it. Customers can use a quick keyword search or search by brand in order to locate a specific product. They can also execute more sophisticated searches based on pre-selected criteria depending upon the department. In addition, customers can browse the online store by linking to specially designed pages dedicated to products from key national and specialty brands. Fogdog provides product information in tabular form across brands and stock keeping units for easy comparison of features and benefits.

  . Customization and Personalization. Fogdog uses configurators which it calls the "Fogdog Fetch" to identify merchandise unique to a customer's sport requirements and interests. Fogdog also cross-sells merchandise to customers based on what they have identified as their sport preferences in My Fogdog, what they have added to their shopping basket during the checkout process and what they have purchased. The Fogdog Power Search tool also enables customers to search for products in some of Fogdog's shops based on size and brand preferences.

  . Selecting a Product and Checking Out. To purchase products, customers simply click on the "add to basket" button to add products to their virtual shopping cart. Customers can add and subtract products from their shopping cart as they browse around Fogdog's store prior to making a final purchase decision, just as in a traditional store. Fogdog's Web site is updated through the direct uploading of supply information from distributors to remove products that are out of stock. To execute orders, customers click on the "checkout" button and, depending upon whether the customer has previously shopped with Fogdog, are prompted to supply shipping details online. Fogdog also offers customers a variety of shipping options during the checkout process. Prior to finalizing an order by clicking the "submit order" button, customers are shown their total charges along with the various options chosen at which point customers still have the ability to change their order or cancel it entirely.

  . Paying. To pay for orders, a customer must use a gift certificate or credit card, which is authorized during the checkout process, but which is charged when the product is shipped. Fogdog's Web site uses a security technology that works with the most common Internet browsers. The system automatically confirms receipt of each order via email within minutes and notifies the customer when the order is shipped, typically within one to two business days for in-stock items. Fogdog also offers its customers an unconditional, 45-day money-back return policy. Repeat customers can use an "Express Checkout" feature in which customer data and payment information is automatically entered into the system.

  . Getting Help. From every page of Fogdog's Web site, a customer can click on a "help" button to go to the customer service area. The customer service area of the Web site contains extensive information for first-time and repeat visitors. In this area, Fogdog assists customers in searching for, shopping for, ordering and returning its products as well as provide information on its low price guarantee, shipping charges and other policies. In addition, Fogdog provides customers with answers to the most frequently asked questions and encourages its visitors to send it feedback and suggestions via email. Furthermore, customer service agents are available to answer questions about products and the shopping process during extended business hours via its toll-free number, which is displayed in the customer service area of the Web site.

  . Promotional Area. Through its promotional area, which is located on the Fogdog home page, Fogdog offers products that tie into recent sporting events or seasonal themes. For example, Fogdog offered soccer jerseys and equipment following the Women's World Cup, golf equipment and apparel to tie into the U.S. Open, and backpacks in time for back to school. Customers can also purchase gift certificates from Fogdog in any denomination. Fogdog keeps each customer's gift certificate balance on record on the site.

Marketing

   Fogdog has in the past implemented an aggressive advertising and marketing campaign to increase awareness of the Fogdog brand. Fogdog plans to limit such marketing activity in the future and concentrate its focus on the following areas:

  . building brand recognition through a compelling Web site experience;

  . increasing consumer traffic to its Web site;

  . acquiring new customers through its affiliate program;

  . building strong customer loyalty;

  . maximizing repeat purchases; and

  . developing additional ways to increase its net sales.

   Positioning and Branding Strategy. Fogdog aggressively seeks to brand the Fogdog online experience at every customer touch point, including site experience, packaging and delivery. It seeks to position Fogdog as the trusted online sports store built for people who "live to play sports" with a selection of top brands, information and expertise. Fogdog targets a broad range of customers in active lifestyle households.

   Affiliate Network. The Fogdog affiliate program provides a low-cost means of acquiring customers by providing a sales commission of between 7.5% and 20% to affiliate partners. Fogdog expects to increase its customer base and continue to draw customers to its Web site through the use of affiliates.

   Promotions, Events and Sponsorships. In the past, Fogdog has sponsored multiple events to build credibility with and recognition by athletes and sports enthusiasts, including the Hi-Tec Adventure Racing Series, an 8-city series that features teams of three trail running, mountain biking and kayaking; Let it Fly Flag Football, the largest grassroots flag football tournament in the U.S. traveling to 18 cities and attracted more than 50,000 participants and The Fogdog 24 Hour Adventure Challenge. Fogdog intends to limit future spending on such promotions, events and sponsorships, and will focus solely on those events that it feels will provide the most increase in sales revenues and new customers.

   Loyalty, Retention and Personalization. Fogdog believes that it is building a loyal base of customers through a total shopping experience that emphasizes customer service and marketing incentive programs. For example, it communicates with prospective customers through email campaigns and with customers through follow-up emails. In addition, through My Fogdog, it collects relevant information from registered customers that allow it to market more specifically to each customer's interest. Each registered member of My Fogdog has access to special product offerings, promotions and targeted offers, which Fogdog believes helps build loyalty.

   Performance Based Marketing. Fogdog is focusing on developing performance-based marketing relationships in order to more effectively control its customer acquisition costs. These performance-based arrangements would provide a fixed fee to be paid for each customer that is acquired through the relationship. Fogdog believes that this type of marketing relationship will help it to lower its overall customer acquisition costs.

Distribution Strategy and Operations

   Fogdog's strategy for delivering its products to its customers is to focus on obtaining products through authorized distribution channels while maximizing customer selection and product availability. Inventory available to Fogdog is either shared with its partners or purchased for its account. Fogdog's shared inventory partners include distributors, manufacturers and catalogers who purchase and inventory products and then make products available for sale on Fogdog's Web site. These partners ship products directly to Fogdog's customers using Fogdog packaging and shipping materials, so that customers only interact with the Fogdog brand throughout the order and delivery process. A portion of Fogdog's purchased inventory will be held at Global Sports' distribution centers for processing, packaging and shipment to Fogdog's customers. The shipment of products directly from Fogdog's distributors, manufacturers and catalogers to its customers reduces the level of inventory it is required to carry. Fogdog handles all merchandise returns itself to ensure customer satisfaction.

   Fogdog uses technology to optimize the exchange of information between Fogdog and its distribution partners, so that it can properly set customer expectations about product availability and delivery dates. Fogdog's distribution, engineering and logistics teams work with its partners to manage and monitor order accuracy, fulfillment rate, shipment speed, and overall delivery reliability and timeliness. Fogdog measures performance through daily reports, frequent on-site visits with partners and quarterly reviews.

Merchandising

   Merchandising. Fogdog's merchandising strategy is to provide a broad assortment of quality equipment, athletic footwear and apparel at prices that meet those of leading sporting goods retailers. Fogdog's Web site, particularly in its specialty and brand shops, offers a core selection of brand name merchandise complemented by a selection of accessories and related products designed to enable enthusiasts to have a quality shopping experience. Fogdog's leading product category is sporting equipment, which represented approximately 48% of sales in the third quarter of 2000, followed by apparel and athletic footwear.

   Brand Name Merchandise. Fogdog emphasizes quality brand name merchandise. It believes that the breadth of its brand name merchandise selection generally exceeds the merchandise selection carried by traditional, store-based competitors. Many of these branded products are technical and its customers benefit from extensive product information and sales assistance. Fogdog works with manufacturers to obtain product information and educate its staff on the latest features and trends.

   Strategic Relationship with Nike. Fogdog's relationship with Nike provides it with an extensive selection of high quality branded products. In addition, Fogdog has access to all of Nike's generally available product lines, including Jordan, Bauer, Nike ACG, Nike Golf and Nike Team Sports. The agreement also allows Fogdog advance availability on mutually agreed upon products included in Nike's generally available product line and the right to return a percentage of some product lines to Nike for a full refund. Under the agreement, Nike and its affiliates are not legally obligated to sell Fogdog any quantity of product or deliver on any particular schedule. In addition, Nike can and may choose to supply products to other Internet-only retailers in competition with Fogdog.

   Purchasing. Fogdog's general managers and merchandise buyers analyze current sporting goods trends by maintaining close relationships with its manufacturers, monitoring sales at competing stores, studying specialized data about traffic to its Web site and reviewing industry trade publications.

Customer Service

   Fogdog believes that a high level of customer service and support is critical to retaining and expanding its customer base. First, Fogdog's Web site is designed to help answer many questions customers might have in selecting products. Its customer service representatives are available seven days a week to provide assistance via email or telephone. It strives to answer all customer inquiries within 24 hours. Sports consultants on its customer service team are hired for their extensive knowledge and background in athletics and sporting goods. Their backgrounds include experience as athletes, coaches and working for sporting goods manufacturers and retailers. The combination of specific sport and category understanding, knowledge of products and their use, and technical capabilities enable them to guide Fogdog's customers in making an informed product selection. Fogdog's sports consultants also handle questions about orders, assist customers in finding desired products and register customers' credit card information over the telephone. Fogdog generally allows returns for any reason within 45 days of the sale for a full refund. Fogdog's Web site also contains a customer service page that outlines store policies and provides answers to frequently asked questions.

Technology

   Fogdog has implemented a broad array of Web site management, search, customer interaction, distribution services and systems that it uses to process customers' orders and payments. These services and systems use a combination of its own technologies and commercially available, licensed technologies and are designed to be easily expanded to grow with its business. The systems that it uses to process customers' orders and payments are integrated with its financial systems. Fogdog uses a set of applications for:

  . generating and running its Web site;

  . managing product data, including product details, inventory and pricing;

  . accepting and validating customer orders;

  . organizing, placing and managing orders with suppliers and partners; and

  . capturing and analyzing customer information and trends.

   Fogdog's systems are based on commercially available software and industry standard protocols and have been designed to reduce downtime in the event of outages or catastrophic occurrences. Fogdog's system hardware is hosted at a third-party data center in Santa Clara, California, which provides redundant communications lines and emergency power backup. Fogdog has implemented load balancing systems and its own redundant servers to provide for fault tolerance. System security is managed by both internal staff as well as by security staff at the third-party data center.

Government Regulation

   Fogdog is not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or electronic commerce. However, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties and has proposed regulations restricting the collection and use of information from minors online. Fogdog does not currently provide individual personal information regarding its users to third parties and it currently does not identify registered users by age. However, the adoption of additional privacy or consumer protection laws could create uncertainty in Web usage and reduce the demand for its products and services or require it to redesign its Web site.

   Fogdog is not certain how its business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for Fogdog's services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

Intellectual Property

   Fogdog relies on various intellectual property laws and contractual restrictions to protect its proprietary rights in services and technology. These include confidentiality, invention assignment and nondisclosure agreements with employees, contractors, suppliers and strategic partners. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Fogdog's intellectual property without its authorization. In addition, Fogdog pursues the registration of its trademarks and service marks in the U.S. and internationally. However, effective intellectual property protection may not be available in every country in which its services are made available online. Fogdog's trademarks and service marks include Fogdog, Fogdog with the accompanying design and the Fogdog logo.

   Fogdog relies on technologies that its licenses from third parties. These licenses may not continue to be available to Fogdog on commercially reasonable terms in the future. As a result, Fogdog may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect its business, results of operations and financial condition.

   Fogdog does not believe that its technologies infringe the proprietary rights of third parties. However, third parties have in the past and may in the future claim that Fogdog's business or technologies infringe their rights. From time to time, Fogdog has received notices from third parties questioning its right to present specific images or mention athletes' names on its Web site, or stating that it has infringed their trademarks or copyrights. For example, in October 1999 Fogdog received a letter from a third party alleging that its use of the trademark "Fogdog" and the domain name for its Web site fogdog.com, infringed a registered trademark licensed by this third party, and further alleging unfair competition under state and federal trademark law. In January 2000, Fogdog received a letter from a third party stating his belief that its Web site induces infringement by others of a patent for a remote query communication system, and inviting Fogdog to license this technology. Fogdog expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in its industry segment grows. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require Fogdog to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to Fogdog or at all. As a result, any such claim of infringement against Fogdog could have a material adverse effect upon its business, results of operations and financial condition.

Competition

   The online commerce market is new, rapidly evolving and intensely competitive. Fogdog expects competition to intensify in the future. Fogdog's primary competitors are currently traditional national chain retailers of sporting goods, including Venator Group, which operates Footlocker stores and Champs, national chain retailers of outdoor equipment, such as REI, and national chain retailers of athletic footwear, such as Footstar Inc. For example, MVP.com recently launched as a new Internet sporting goods retailer. MVP.com is backed by celebrity former professional athletes John Elway, Wayne Gretsky and Michael Jordan, financed by well known venture capital firms and affiliated with a brick and mortar sporting goods retailer. Fogdog also competes against traditional regional chain retailers of sporting goods, such as Gart's, Dick's Sporting Goods and Galyan's. Its competitors also include major discount retailers, such as Wal-Mart, Kmart and Target, catalog retailers and numerous local sporting goods or outdoor activities stores. In addition to traditional store-based retailers, Fogdog competes with numerous online retailers. Online retailers that Fogdog competes with include the online efforts of traditional retailers such as Dick's, Copeland's and REI and manufacturers of sporting goods that currently sell some of their products directly online, such as K-Swiss and Patagonia. In addition, Fogdog competes against Internet portal sites and online service providers that either offer or feature shopping services, such as AOL, Yahoo!, Excite@Home, GO Network and Lycos. It also competes against other online retailers that include sporting goods as part of their product lines, such as Buy.com and Onsale. In addition, sports-oriented Web sites such as ESPN.com and CBS Sportsline offer sporting goods and fan memorabilia over the Web, and Fogdog expects greater competition from these Web sites in the future. Finally, Fogdog competes with other retailers selling sporting goods exclusively online, such as MVP.com, many of which sell products in only one or a few sports categories.

   Fogdog believes that it competes primarily on the basis of recognition of the brands it offers on its Web site, the breadth of its product offerings, the amount of product information provided to customers, convenience of the shopping experience and price. Particularly with online retailers, Fogdog competes on the basis of speed and accessibility of its Web site, quality of site content, customer service and reliability and speed of order shipment. Although Fogdog believes it competes favorably with both traditional, store-based retailers and its online competitors, its market is relatively new and is evolving rapidly. It may not be able to maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

   Many of Fogdog's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and more traffic to their Web sites. In addition, many of its competitors have well-established relationships with manufacturers and more extensive knowledge about the industry. It is possible that new competitors or alliances among competitors will emerge in the future.

Employees

   As of September 30, 2000, Fogdog had 146 full-time employees. None of Fogdog's employees is represented by a labor union. Fogdog has not experienced any work stoppages to date.

Properties

   Fogdog's corporate offices are located in Redwood City, California, where it leases 32,000 square feet under a lease that expires in July 2004. Fogdog believes its existing facilities are adequate to meet its needs for at least the next 12 months.

   Fogdog also maintains the lease on its previous corporate offices in San Jose, California, comprising approximately 8000 square feet through March 2001. This property is subleased to another entity for the duration of Fogdog's existing lease.

   Commercial building vacancy rates are very low in the market where Fogdog has its principal place of business. Competition for present and future available commercial space is intense, resulting in upward pressure on lease rates and less desirable terms to tenants. As a result, Fogdog could experience difficulty in obtaining additional space for expansion, or in obtaining such space on favorable terms. Failure to obtain space or to obtain it on reasonably attractive commercial terms may inhibit Fogdog's ability to grow, or otherwise adversely effect its operations and financial results.

Legal Proceedings

   Fogdog is currently a party to the following legal proceedings:

  . Fogdog is a co-defendant in an action brought by Zampese et al. in the District Court of Harris County, Texas, in which plaintiffs allege that defendants misappropriated and offered for sale without consent certain football playbooks on the Sportsplaybooks.com Web site. Plaintiffs contend these playbooks are trade secrets, confidential and proprietary. Fogdog is alleged to have participated, aided and abetted in the alleged misconduct by virtue of Sportsplaybooks.com "affiliate" agreement with Fogdog. Plaintiffs seek damages and injunctive relief.

  . Fogdog is a defendant in an action brought by Michael DiFirro in the Superior Court of Alameda, California, in which plaintiff alleges that Fogdog violated California Health and Safety Code Section 25249 (Proposition 65) and Business and Professions Code Section 17200 by offering for sale on its Web site certain products containing lead or lead compounds. Plaintiff seeks civil penalties, restitution and injunction.

  . Fogdog is a defendant in an action brought by Eastbay, Inc. and Venator
    Group Retail Inc. in the U.S. District Court of the Western District of Wisconsin, in which plaintiffs allege violation of the Lanham Act, common law trademark and service mark infringement, unfair competition, fraudulent representation and unjust enrichment in connection with search engine keywords and metatags. Plaintiffs seek declaratory relief, injunctive relief, damages and corrective advertisements.

                                  FOGDOG, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following selected historical consolidated financial data should be read in conjunction with "Fogdog Management's Discussion and Analysis of Financial Condition and Results of Operations" and Fogdog's consolidated financial statements and related notes included elsewhere in this prospectus/proxy statement. Information as of December 31, 1995, 1996, 1997, 1998 and 1999 and for the years then ended has been derived from audited financial statements. The information as of September 30, 2000 and the nine-month periods ended September 30, 1999 and 2000 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

                                                                      Nine Months Ended
                                 Year Ended December 31,                September 30,
                          ------------------------------------------  ------------------
                           1995    1996    1997     1998      1999      1999      2000
                          ------  ------  -------  -------  --------  --------  --------
                                (In thousands, except per share information)
Statement of Operations
 Data:
Net revenue.............  $  213  $  677  $ 1,041  $   765  $  7,023  $  2,577  $ 16,443
Cost of revenue.........      84      90      156      275     6,374     2,551    14,786
                          ------  ------  -------  -------  --------  --------  --------
Gross profit............     129     587      885      490       649        26     1,657
Operating expenses:
  Marketing and sales...      65     686    1,285    2,399    21,450    10,326    35,710
  Technology and
   content..............      15     119      259    1,318     3,448     2,205     3,891
  General and
   administrative.......      87     248      378      705     2,052     1,181     4,598
  Amortization of
   intangible assets....     --      --       --       --        473       144       996
  Amortization of stock-
   based compensation...     --      --       --       243     3,424     1,582     4,529
                          ------  ------  -------  -------  --------  --------  --------
    Total operating
     expenses...........     167   1,053    1,922    4,665    30,847    15,438    49,724
                          ------  ------  -------  -------  --------  --------  --------
Operating loss..........     (38)   (466)  (1,037)  (4,175)  (30,198)  (15,412)  (48,067)
Interest income
 (expense), net.........      (6)     (3)      (8)      29       585       276     2,613
Other income............     --      --       --        26       --        --        --
                          ------  ------  -------  -------  --------  --------  --------
Net loss................     (44)   (469)  (1,045)  (4,120)  (29,613)  (15,136)  (45,454)
Deemed preferred stock
 dividend...............     --      --       --       --    (12,918)  (12,918)      --
                          ------  ------  -------  -------  --------  --------  --------
    Net loss available
     to common
     stockholders.......  $  (44) $ (469) $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                          ======  ======  =======  =======  ========  ========  ========
Basic and diluted net
 loss per share.........  $(0.01) $(0.13) $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
Shares used in computing
 basic and diluted net
 loss per share.........   3,105   3,631    4,544    4,323     7,148     4,645    36,154

                                        December 31,
                               --------------------------------- September 30,
                               1995  1996 1997    1998    1999       2000
                               ----  ---- -----  ------ -------- -------------
Balance Sheet Data:
Cash, cash equivalents and
 short-term investments....... $ 36  $471 $ 311  $2,117 $ 72,901    $42,574
Working capital (deficit).....  (71)  375  (172)    590   68,451     41,506
Total assets..................  144   763   580   2,840  108,192     71,557
Long-term liabilities.........    8    87     3     189      300        --
Total stockholders' equity
(deficit).....................  (21)  483   (13)    917   98,498     61,792

 FOGDOG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

   The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Fogdog's business, prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause Fogdog's actual business, prospects and results of operations to differ from those that may be anticipated by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus/proxy statement. Fogdog undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by Fogdog in this prospectus/proxy statement and in Fogdog's other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect its business.

Overview

   Fogdog is a leading online retailer of sporting goods. Fogdog has designed fogdog.com, Fogdog's online store, to offer extensive product selection, detailed product information and a personalized shopping experience. Fogdog believes that it offers the largest selection of sporting goods online, with approximately 90,000 distinct stock keeping units representing approximately 900 brands in all major sports categories. Fogdog.com features a collection of specialty shops, including soccer, baseball, golf, outdoors, fan/memorabilia and other popular categories, organized to appeal to a broad base of customers from the avid enthusiast to the occasional participant. Fogdog's online store is designed to address the limitations of the traditional sporting goods retail channel for consumers and manufacturers. Most of Fogdog's products, representing 45 different sports, are featured in 58 specialty shops and 16 brand concept shops. Fogdog provides information and analysis authored by experts, helpful shopping services and innovative merchandising.

   Fogdog derives revenue from the sale of sporting goods from its Web site. Merchandise revenue is recognized when goods are shipped to Fogdog's customers from manufacturers, distributors or third-party warehouses, which occurs only after credit card authorization. For sales of merchandise, Fogdog is responsible for pricing, processing and fulfilling the orders. Fogdog processes merchandise returns and bears the credit risk for these transactions. Fogdog generally allows returns for any reason within 45 days of the sale. Accordingly, Fogdog provides for allowances for estimated future returns at the time of shipment based on historical data. Historically, Fogdog's rate of product returns has ranged between 8% and 10% of total revenues, but its future return rates could differ significantly from its historical averages. Currently, approximately 50% of Fogdog's revenue is generated by shipments from its inventory held at third party warehouses. This percentage is at the upper end of the range established by management, and may increase or decrease in future periods depending on Fogdog's merchandising strategy and the availability of products from third-party fulfillers. In connection with Fogdog's planned merger with Global Sports, in October 2000 Fogdog sold a portion of its inventory to Global Sports, which will increase the amount of product fulfilled by third parties.

Results of Operations

Nine Months Ended September 30, 2000 Compared to the Nine Months Ended September 30, 1999

   The following table presents selected financial data for the periods indicated as a percentage of total net revenues.

                                                           Nine Months Ended
                                                             September 30,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
   Net revenue............................................      100 %      100 %
   Cost of revenue........................................       90         99
                                                           --------   --------
   Gross profit...........................................       10          1
                                                           --------   --------
   Operating expenses:
     Marketing and sales..................................      217        401
     Technology and content...............................       24         85
     General and administrative...........................       28         46
     Amortization of intangible assets....................        6          6
     Amortization of stock-based compensation.............       27         61
                                                           --------   --------
       Total operating expenses...........................      302        599
                                                           --------   --------
   Operating loss.........................................     (292)      (598)
   Interest income, net...................................       16         11
                                                           --------   --------
       Net loss...........................................     (276)%     (587)%
                                                           ========   ========

   Net revenue. Net revenue increased by 538% to $16.4 million from $2.6 million for the nine months ended September 30, 2000 and 1999. The increase in Fogdog's net revenue was due to increased transactions on Fogdog's fogdog.com Web site. The top selling sports in the nine months ended September 30, 2000 were baseball, representing approximately 16% of revenue, fitness and health, golf and tennis each representing between 6% and 11% of revenue. Revenue from merchandise shipped outside the United States was approximately 3.3% and 10.3% of total merchandise revenue for the nine months ended September 30, 2000 and 1999, respectively. The decline in international merchandise revenues as a percentage of revenue in the first nine months of 2000 was due to the increased volume of North American sales.

   In December 1999, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 101, "Revenue Recognition," or SAB 101. SAB 101 summarizes certain interpretations and practices followed by the SEC in applying generally acceptable accounting principles to revenue recognition. SAB 101 is effective for all periods beginning with the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Fogdog has evaluated its current revenue recognition policies and believes that it is in compliance with guidance provided under SAB 101.

   Cost of revenue. Cost of revenues consists of product costs, shipping and handling costs, credit card processing fees, out-bound freight costs and certain promotional expenses. Cost of revenue was $14.8 million and $2.6 million or 90% and 99% of merchandise revenues for the nine months ended September 30, 2000 and 1999, respectively. Cost of revenues increased in total dollars in 2000 compared to 1999 as a result of the significant increase in volume of transactions and a resulting increase in freight costs. The decrease in the cost of revenue as a percentage of net revenues was due to growth in revenue with less than a proportional increase in promotional and shipping costs.

   Marketing and sales expenses. Fogdog's marketing and sales expenses consist primarily of advertising expenditures, distribution facility expenses, including equipment and supplies, credit card verification fees and payroll and related expenses for personnel engaged in marketing, merchandising, customer service and distribution activities. Marketing and sales expenses were $35.7 million and $10.3 million for the nine months ended September 30, 2000 and 1999, respectively. As a percentage of net revenues, marketing and sales expenses were 217% and 401% for the nine months ended September 30, 2000 and 1999, respectively. The increase in marketing and sales expenses in dollars year over year was attributable to an increase in advertising, merchandising, customer service, distribution, and marketing personnel and related costs as Fogdog continued to expand its online store and establish the Fogdog brand. The decrease in marketing and sales expenses as a percentage of net revenues was due to the growth in merchandise revenue without a proportionate increase in marketing and sales expenses during 2000. Fogdog has more recently adopted a strategy that focuses on increasing profitability by controlling Fogdog's operating expenses while increasing revenue at a more moderate pace. However, Fogdog may substantially increase its marketing and promotional efforts and hire additional marketing, merchandising, customer service, and operations personnel in the future.

   In September 1999, Fogdog entered into a two year strategic agreement with Nike USA, Inc. to distribute Nike products on Fogdog's Web site. In exchange for certain online exclusivity rights, Fogdog granted Nike a fully-vested warrant to purchase 4,114,349 shares of Fogdog's common stock at an exercise price of $1.54 per share, as adjusted in connection with Fogdog's initial public offering. Fogdog's marketing and sales expenses in each quarter over the two-year term of the agreement include a portion of the warrant's estimated fair value of approximately $28.8 million, amortized on a straight-line basis. For the nine months ended September 30, 2000, Fogdog recorded $9.6 million of amortization related to the Nike warrant. Fogdog paid $250,000 to Nike upon execution of the agreement and an additional $250,000 was paid in the first quarter of 2000 in accordance with the agreement. These payments are being amortized to marketing and sales expense over the life of the agreement.

   Technology and content expenses. Fogdog's technology and content expenses primarily consist of payroll and related expenses for Web site maintenance and information technology personnel, Internet access, hosting charges and logistics engineering, and Web content and design expenses. Technology and content expenses were $3.9 million and $2.2 million for the nine months ended September 30, 2000 and 1999, respectively. As a percentage of net revenues, technology and content expenses were 24% and 85% for the nine months ended September 30, 2000 and 1999, respectively. The increase in technology and content expenses in dollars in 2000 compared to 1999 was due to higher costs of maintaining and hosting the Web site. The decrease in technology and content expenses as a percentage of net revenues was due to the growth in merchandise revenue without a proportionate increase in technology and content expenses during 2000. Fogdog has more recently adopted a strategy that focuses on increasing profitability by controlling its operating expenses while increasing revenue at a more moderate pace. However, Fogdog may substantially increase its technology and content efforts and hire additional engineering and design support in the future.

   General and administrative expenses. General and administrative expenses consist of payroll and related expenses for executive and administrative personnel, facilities expenses, professional service expenses and other general corporate expenses. General and administrative expenses were $4.6 million and $1.2 million for the nine months ended September 30, 2000 and 1999, respectively. As a percentage of net revenues, general and administrative expenses were 28% for the nine months ended September 30, 2000 and 46% for the nine months ended September 30, 1999. The increase in general and administrative expenses in dollars was due to increased personnel and related costs to support the implementation of Fogdog's business strategy. The decrease in general and administrative expenses as a percentage of net revenues was due to the growth in merchandise revenue without a proportionate increase in general and administrative expenses during 2000.

   Amortization of intangible assets. Amortization of intangible assets was $996,000 and $144,000 for the nine months ended September 30, 2000 and 1999, respectively. As a percentage of net revenues, amortization of intangible assets was 6% for both of the nine months ended September 30, 2000 and 1999. The increase in amortization in dollars and as a percentage of net revenues was due to the acquisition of Sports Universe, Inc. in September of 1999.

   Amortization of stock-based compensation. Employee stock-based compensation expense is amortized over the vesting period of the options, which is generally four years, using the multiple-option approach. Fogdog recorded employee stock-based compensation expenses of approximately $4.5 million and $1.6 million for the nine months ended September 30, 2000 and 1999, respectively. The increase in stock-based compensation expense in dollars was due to the increased headcount in late 1999. Unearned stock-based compensation expense will be reduced in future periods to the extent that options are terminated prior to full vesting.

   Interest income, net. Interest income, net, consists of interest earned on cash and short-term investments, offset by interest expense related to bank borrowings and other financing lines. Interest income, net, was $2.6 million and $276,000 for the nine months ended September 30, 2000 and 1999, respectively. The increase in interest income, net, in 2000 was due to higher average cash balances from Fogdog's initial public offering in the fourth quarter of 1999 as well as the proceeds from the exercise of the underwriters' over-allotment option in January 2000.

Comparison of Fiscal 1999, 1998 and 1997

Results of Operations

   The following table presents selected financial data for the periods indicated as a percentage of total net revenues:

                                   Year Ended
                                  December 31,
                                 ------------------
                                 1999   1998   1997
                                 ----   ----   ----
   Net revenue:
     Merchandise...............   100 %   25 %  --  %
     Commission................   --      16      1
     Web development...........   --      59     99
                                 ----   ----   ----
       Total net revenue.......   100    100    100
   Cost of revenue:
     Merchandise...............    91     21    --
     Commission................   --       2    --
     Web development...........   --      13     15
                                 ----   ----   ----
   Total cost of revenues......    91     36     15
                                 ----   ----   ----
       Gross profit............     9     64     85
   Operating expenses:
     Marketing and sales.......   305    314    123
     Technology and content....    49    172     25
     General and
      administrative...........    29     92     36
     Amortization of intangible
      assets...................     7    --     --
     Amortization of stock-
      based compensation.......    49     32    --
                                 ----   ----   ----
       Total operating
        expenses...............   439    610    184
     Operating loss............  (430)  (546)   (99)
     Interest income (expense),
      net......................     8      4     (1)
     Other income..............   --       3    --
                                 ----   ----   ----
       Net loss................  (422)% (539)% (100)%
                                 ====   ====   ====

Years Ended December 31, 1999, 1998 and 1997

   Net revenue. Merchandise revenue increased to $7.0 million for the year ended December 31, 1999 from $195,000 for the year ended December 31, 1998, and there was no merchandise revenue for the year ended December 31, 1997. Fogdog's merchandise revenue resulted from customer transactions on the fogdog.com Web site. In November 1998, Fogdog began taking title to its own merchandise and bearing the credit risk on an increasing number of transactions; as a result Fogdog moved away from the commission structure in 1999. Merchandise revenue also increased due to an increase in the number of merchandise transactions processed on the Web site. Revenue from merchandise shipped outside the United States was approximately 6% of total merchandise revenue for the years ended December 31, 1999 and 1998.

   Commission revenue was $35,000, $123,000 and $11,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The decrease in commission revenue in 1999 was due to the elimination of commission transactions in March 1999. The increase in commission revenue in 1998 was due to an increased number of commission transactions processed on the Web site.

   Fogdog had no Web development revenue for the year ended December 31, 1999 because it terminated its Web development services in July 1998. Web development revenue was $447,000 and $1.0 million for the years ended December 31, 1998 and 1997, respectively. The decrease in Web development revenue in 1998 compared to 1997 occurred as Fogdog shifted its focus from being a Web development services provider to an online retailer.

   Cost of Revenue. Cost of merchandise revenue consists of product costs, shipping and handling costs, credit card processing fees, and in fiscal 1999 included out-bound freight costs and certain promotional expenses. Cost of merchandise revenue was $6.4 million and $157,000 or 91% and 81% of merchandise revenues for the years ended December 31, 1999 and 1998, respectively. Fogdog had no cost of merchandise revenue for the years ended December 31, 1997. Cost of revenues increased in total dollars and as a percentage of merchandise revenues in 1999 compared to 1998 as a result of Fogdog taking title to the merchandise and bearing the credit risk prior to delivery to the customer for the full twelve months compared to the last two months of 1998. Fogdog has reclassified out-bound freight and certain promotional expenses totaling $482,000 in cost of merchandise revenue for the year ended December 31, 1999 that were previously recorded in Marketing and Sales Expense in the first three quarters of 1999. These additional costs were not significant in prior years due to the commission structure of Fogdog's on-line sporting goods business.

   Cost of Web development revenue consists of third-party fees and salaries and related costs for site development and maintenance on behalf of clients. Cost of Web development revenue was $0, $99,000 and $156,000 for the years ended December 31, 1999, 1998 and 1997, respectively. As a percentage of Web development revenue, cost of Web development revenue was 0%, 22% and 15% for the years ended December 31, 1999, 1998 and 1997, respectively. The decrease in the cost of Web development in dollars in 1999 and 1998 compared to 1997 was due to a reduction of hosting and maintenance activity as Fogdog shifted its focus from being a Web development services provider to an online retailer in 1998.

   Marketing and sales expenses. Fogdog's marketing and sales expenses consist primarily of advertising expenditures, distribution facility expenses, including equipment and supplies, credit card verification fees and payroll and related expenses for personnel engaged in marketing, merchandising, customer service and distribution activities. Marketing and sales expenses were $21.5 million, $2.4 million and $1.3 million for the years ended December 31, 1999, 1998 and 1997. As a percentage of net revenues, marketing and sales expenses were 305%, 314% and 123% for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in marketing and sales expenses in dollars was attributable to an increase in advertising and merchandising, customer service, distribution, and marketing personnel and related costs as Fogdog continued to expand the online store and establish the Fogdog brand. In September 1999, Fogdog entered into an agreement with Nike USA, Inc. to distribute Nike products on the Fogdog Web site. In connection with this agreement, Fogdog granted Nike a warrant to purchase 4,114,349 shares of Fogdog common stock at an exercise price of $1.54 per share, as adjusted in connection with Fogdog's initial public offering. Fogdog's marketing and sales expenses in each quarter over the two-year term of the agreement will include a portion of the warrant's estimated fair value of approximately $28.8 million, calculated on a straight-line basis. For the year ended December 31, 1999, Fogdog recorded $3.7 million of amortization related to the Nike warrant. Fogdog paid $250,000 to Nike upon execution of the agreement and an additional $250,000 was accrued in December 1999 and paid in January 2000. The payments are being amortized to marketing and sales expense over the life of the agreement. The increase in marketing and sales expenses in dollars and as a percentage of net revenues from 1998 to 1997 was attributable to an increase in advertising and merchandising, customer service, distribution, and marketing personnel and related costs. Fogdog has more recently adopted a strategy that focuses on increasing profitability by controlling its operating expenses while increasing revenue at a more moderate pace. However, Fogdog may substantially increase its marketing and promotional efforts and hire additional marketing, merchandising, customer service, and operations personnel in the future.

   Technology and content expenses. Fogdog's technology and content expenses consist of payroll and related expenses for Web site maintenance and information technology personnel, Internet access, hosting charges and logistics engineering, and Web content and design expenses. Technology and content expenses were $3.4 million, $1.3 million and $259,000 for the years ended December 31, 1999, 1998 and 1997, respectively. As a percentage of net revenues, technology and content expenses were 49%, 172% and 25% for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in technology and content expenses in dollars from 1999 to 1998 was due to higher costs of maintaining and hosting the Web site. The decrease in technology and content expenses as a percentage of net revenues was due to the growth in merchandise revenue without a proportionate increase in site development expenses during 1999. The increase in dollars and as a percentage of net revenues from 1998 compared to 1997 was due to the development and enhancement of the fogdog.com Web site and the development of technologies for integrating with suppliers. Fogdog has more recently adopted a strategy that focuses on increasing profitability by controlling its operating expenses while increasing revenue at a more moderate pace. However, Fogdog may continue to substantially increase its technology and content efforts and hire additional engineering and design support in the future.

   General and administrative expenses. General and administrative expenses consist of payroll and related expenses for executive and administrative personnel, facilities expenses, professional service expenses and other general corporate expenses. General and administrative expenses were $2.1 million, $705,000 and $378,000 for the years ended December 31, 1999, 1998 and 1997, respectively. As a percentage of net revenues, general and administrative expenses were 29%, 92% and 36% for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in general and administrative expenses in dollars and as a percentage of net revenues was due to increased personnel and related costs to support the implementation of Fogdog's business strategy. The decrease in general and administrative expenses as a percentage of net revenues in fiscal 1999 was due to the fact that general and administrative expenses were more fixed in nature and consequently did not grow with the increased net revenues.

   Amortization of intangible assets. Amortization of intangible assets consists of goodwill amortization. In September 1999, Fogdog acquired Sports Universe, Inc. ("Sports Universe"). The merger was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values as of the acquisition date. The purchase price was allocated to net tangible liabilities assumed of $538,000 and goodwill of $2.7 million. The acquired goodwill will be amortized over its estimated useful life of two years. Goodwill amortization for the year ended December 31, 1999 was $432,000.

   Amortization of stock-based compensation. In connection with the grant of employee stock options, Fogdog recorded aggregate unearned stock-based compensation of $15.0 million through December 31, 1999. Employee stock-based compensation expense is amortized over the vesting period of the options, which is generally four years, using the multiple-option approach. Fogdog recorded employee stock-based compensation expenses of approximately $3.4 million for the year ended December 31, 1999 and $243,000 for the year ended December 31, 1998. Unearned stock-based compensation expense will be reduced in future periods to the extent that options are terminated prior to full vesting.

   Interest income (expense), net. Interest income (expense), net consists of interest earned on cash and short-term investments, offset by interest expense related to bank borrowings and other financing lines. Interest income (expense), net was $585,000, $29,000 and $(8,000) for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in interest income (expense), net in 1999 was due to higher average cash balances from additional sales of preferred stock completed in the first three quarters of 1999, and increased merchandise revenue.

   Other income. Other income consists of the proceeds Fogdog received when it transitioned its remaining Web development service obligations to a third party, which was completed in the third quarter of 1998.

   Provision for income taxes. Fogdog has incurred operating losses for all periods from inception through December 31, 1999, and therefore have not recorded a provision for income taxes. Fogdog's deferred tax asset primarily consists of net operating loss carryforwards and nondeductible accruals and allowances. Fogdog has recorded a valuation allowance for the full amount of its net deferred tax assets, as the future realization of the tax benefit is not currently likely.

   As of December 31, 1999, Fogdog had net operating loss carryforwards for federal and state tax purposes of approximately $25.4 million and $12.8 million, respectively. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates into the year 2019. Fogdog expects that the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income will be limited by "change in ownership" provisions of the Internal Revenue Code. This annual limitation may result in the expiration of net operating loss carryforwards before their utilization.

Liquidity and Capital Resources

   Fogdog raised approximately $59.7 million in December 1999 from an initial public offering of 6,000,000 shares of Fogdog's common stock, net of underwriting discounts and issuance costs. Fogdog raised an additional $4.3 million in the first quarter of 2000 from the sale of 425,000 shares from the underwriters' over-allotment option. Prior to the offering, Fogdog had financed its operations primarily from private sales of convertible preferred stock totaling $38.8 million and, to a lesser extent, from bank borrowings and lease financing.

   Fogdog's operating activities used cash of $33.1 million for the nine months ended September 30, 2000 and $11.8 million for the nine months ended September 30, 2000 and 1999, respectively. This negative operating cash flow resulted primarily from Fogdog's net losses experienced during these periods, less significant levels of amortization related to stock-based compensation and the Nike warrant. Throughout 2000 and 1999, Fogdog invested in the development of its brand and online store, hired additional personnel and expanded its technology infrastructure to support its growth.

   Fogdog's investing activities, consisting of the maturity, sale, and purchase of short-term investments and purchase of furniture, fixtures and computer equipment to support Fogdog's growing number of employees, generated cash of $43.6 million and used cash of $970,000 for the nine months ended September 30, 2000 and 1999, respectively.

   Fogdog's financing activities generated cash of $4.7 million and $32.9 million, for the nine months ended September 30, 2000 and 1999, respectively. The cash generated from these financing activities was primarily related to the exercise of the underwriters' over-allotment option of 425,000 shares of common stock for $4.3 million, net of discounts and issuance costs in the first quarter of 2000, and the issuance and sale of Fogdog's Series C and D preferred stock in the first nine months of 1999.

   At September 30, 2000, Fogdog had cash and cash equivalents and short-term investments aggregating $42.6 million. Approximately $150,000 of Fogdog's cash equivalents secure a letter of credit issued in connection with the lease of its corporate offices. Fogdog has an agreement with a bank, which provides it with the ability to borrow up to $5.0 million, subject to specified limitations. The agreement provides for the following:

  . a revolving line of credit facility for $3,000,000 expiring in December of 2000;

  . an equipment term loan facility for $2,000,000 limited to 75% of the invoice amount of the equipment;

  . an equipment term loan for $88,552 payable in 26 equal installments commencing December 22, 1998; and

  . an equipment term loan for $766,667 payable in 24 equal installments commencing September 30, 1999.

   Fogdog had an outstanding aggregate debt balance at September 30, 2000 of $418,000. Interest on the borrowings range from the prime rate plus one-half percent to the prime rate plus one percent and is payable monthly. Fogdog must meet financial covenants with respect to the borrowings, with which it was in compliance at September 30, 2000.

   During the first nine months of 2000, Fogdog entered into commitments for online and traditional offline advertising. As of September 30, 2000, Fogdog's remaining commitments were approximately $2.5 million. In addition, Fogdog has remaining commitments under the lease for its headquarters of $4.1 million.

   Fogdog may in the future devote substantial resources to continue the development of its online store, expand its sales, support, marketing and engineering organizations, and build the systems necessary to support its growth. Fogdog may also continue the development of its brand and establish additional facilities worldwide. Although Fogdog believes that its current cash and cash equivalents will be sufficient to fund its activities for at least the next 12 months, there can be no assurance that Fogdog will not require additional financing within this time frame or that additional funding, if needed, will be available on terms acceptable to it or at all. In addition, although at present Fogdog does not have any legally binding agreements or commitments with respect to any acquisition of other businesses, products or technologies, from time to time, it evaluates potential acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, Fogdog may issue additional securities or need additional equity or debt financing and these financings may be dilutive to existing investors; however, the merger agreement with Global Sports precludes the issuance of debt or equity securities except under certain limited circumstances with the prior consent of Global Sports.

Year 2000 Readiness

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   Prior to December 31, 1999, Fogdog completed its Year 2000 compliance program. The program was directed by Fogdog's information technology group. Fogdog has not experienced any material Year 2000 related difficulties in either Fogdog's IT or non-IT systems, or otherwise.

   Fogdog may discover Year 2000 compliance problems in its systems in the future. In addition, third-party software, hardware or services incorporated into Fogdog's business or used in its Web site may need to be revised or replaced, all of which could be time-consuming and expensive and could adversely affect Fogdog's business.

Quantitative and Qualitative Disclosures about Market Risk

   Fogdog currently markets its merchandise in the United States and internationally. As a result, Fogdog's financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make Fogdog's products less competitive in foreign markets. Fogdog's interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of Fogdog's investments are in short-term instruments. Due to the short-term nature of Fogdog's investments, Fogdog believes that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

                               FOGDOG MANAGEMENT

   The following sets forth certain information regarding the executive officers and directors of Fogdog as of October 31, 2000.

             Name           Age                      Position
             ----           ---                      --------
   Timothy P. Harrington...  43 President, Chief Executive Officer and Director

   Bryan J. LeBlanc........  34 Vice President, Finance and Chief Financial Officer

   Robert S. Chea..........  29 Chief Technology Officer

   Donna de Varona.........  53 Director

   Warren J. Packard.......  33 Director

   Ralph T. Parks..........  54 Director and Chairman of the Board

   Ray A. Rothrock.........  45 Director

   Lloyd D. "Chip" Ruth....  53 Director

   Timothy P. Harrington joined Fogdog in June 1998 as President, Chief Operating Officer and a director. In January 1999, he became Chief Executive Officer and ceased serving as Chief Operating Officer. Prior to joining Fogdog, from March 1997 to April 1998, Mr. Harrington served as General Manager of GolfWeb, Inc., a golf information and e-commerce Web site. From June 1996 to December 1996, Mr. Harrington served as the Director of National Accounts for Cobra Golf, Inc., a manufacturer of golf equipment. Prior to working with Cobra Golf, Inc., from June 1979 to June 1996, Mr. Harrington served in various financial management positions with International Business Machines Corporation, a computer systems corporation, including Chief Operating Officer for International Business Machines' education division. Mr. Harrington was a Sloan Fellow at Stanford University's Graduate School of Business. Mr. Harrington holds a B.B.A. in accounting from Siena College and an M.S. in business management from Stanford University's Graduate School of Business.

   Bryan J. LeBlanc joined Fogdog in November 1999 as the Director of Finance and Planning. In April 2000, Mr. LeBlanc became Vice President of Finance and Chief Financial Officer. Prior to joining Fogdog, Mr. LeBlanc was the director of corporate finance for Documentum, Inc., a public enterprise software development and consulting corporation. Prior to that, between 1988 and 1997, he held various financial management positions with electronic design automation software company Cadence Design Systems, Inc. Mr. LeBlanc holds an MBA from the University of Santa Clara and a BA from Holy Cross College.

   Robert S. Chea is a co-founder of Fogdog and has served as Chief Technology Officer since June 2000. From October 1998 to June 2000, Mr. Chea served as Vice President of Engineering, and from January 1995 to October 1998, he served as Vice President of Information Systems. Prior to founding Fogdog, from January 1994 to September 1994, Mr. Chea served as an engineer at Award Software International, Inc., a firmware software vendor. Mr. Chea holds a B.S. in electrical engineering from Stanford University.

   Donna de Varona has served as director since April 2000. Ms. de Varona was a two-time gold medal winner at the 1964 Olympics in Tokyo. From 1965 to 1999, Ms. de Varona has been a broadcasting personality with ABC, Inc, covering ten Olympic games, receiving an Emmy for her coverage of the 1991 Special Olympic games. Ms. de Varona is the founder of the Women's Sports Foundation and a member of the 1999 Women's World Cup Organizing Committee. Ms. de Varona holds a B.S. in political science from the University of California, Los Angeles.

   Warren J. Packard has served as a director since June 1999. Since June 1997, Mr. Packard has been a venture capitalist with Draper Fisher Jurvetson, a venture capital firm. Prior to joining Draper Fisher Jurvetson, from January 1996 until June 1997, Mr. Packard was Vice President of Business Development of Angara Database Systems, a main-memory database technology company that he founded. From June 1996 to January 1997, Mr. Packard was an Associate at Institutional Venture Partners, a venture capital firm, investing in early-stage technology companies. From August 1991 to August 1995, Mr. Packard served as a Senior Principal Engineer in the New Business and Advanced Product Development Group at Baxter International. He currently serves as a director of BestOffer Inc., BrightLink Networks, Inc., Digital Impact, Inc., DigitalWork Inc., Enviz, Inc. and Outcome, Inc. Mr. Packard holds a B.S. and M.S. in Mechanical Engineering from Stanford University and an M.B.A. from Stanford University's Graduate School of Business.

   Ralph T. Parks has served as a director since September 1999 and as Chairman of the Board since May 2000. Mr. Parks served as President of Footaction USA, a footwear retailer, from 1991 to 1999 and as Footaction's Executive Vice President and Chief Operating Officer from 1987 to 1991. Mr. Parks is a director of Track 'n Trail, a specialty footwear retailer.

   Ray A. Rothrock has served as a director since March 1999. Mr. Rothrock serves as a General Partner of Venrock Associates, a venture capital firm. Mr. Rothrock also serves on the boards of directors of Check Point Software Technologies Ltd., USinternetworking, Inc. and several private companies, including Appliant, PrintNation.com, QPass, Reciprocal, Shym Technology and Space.com. Mr. Rothrock holds a B.S. in nuclear engineering from Texas A&M University, an M.S. in nuclear engineering from the Massachusetts Institute of Technology and an M.B.A. with distinction from the Harvard Business School.

   Lloyd D. "Chip" Ruth has served as a director since March 1999. Since January 1987, Mr. Ruth has served as a Partner of Marquette Venture Partners, a venture capital firm that he co-founded. Mr. Ruth holds a B.S. in industrial engineering from Cornell University, an M.S. in computer science from the Naval Postgraduate School in Monterey and an M.B.A. from Stanford University's Graduate School of Business.

Board Committees

   Audit Committee. The audit committee is currently comprised of Messrs. Rothrock and Packard. The audit committee reviews the results and scope of audits and other services provided by Fogdog's independent public accountants and reviews Fogdog's system of internal accounting and financial controls. The audit committee also reviews such other matters with respect to Fogdog's accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

   Compensation Committee. The compensation committee is currently comprised of Messrs. Ruth and Parks. It reviews and evaluates the salaries and incentive compensation of Fogdog's management and key employees and makes recommendations concerning these matters to the board of directors. The compensation committee also administers Fogdog's stock option and stock purchase plans.

Compensation Committee Interlocks and Insider Participation

   None of the present or former members of Fogdog's compensation committee were at any time an officer or employee of Fogdog. None of Fogdog's executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Fogdog's board of directors or compensation committee.

Executive Compensation

   The following table sets forth certain information concerning compensation during the years ended December 31, 1998 and December 31, 1999 of Fogdog's Chief Executive Officer and each of the four other most highly compensated executive officers for the fiscal years ended December 31, 1998 and December 31, 1999, respectively. In November 1999, Mr. LeBlanc joined Fogdog as its Director of Finance and Planning, and in April 2000 was promoted to the position of Chief Financial Officer. His annualized base salary for 2000 is $175,000. Mr. LeBlanc is eligible for a bonus of up to 30% of his base salary based on the achievement of performance criteria.

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                                   ------------
                                   All Other
                          Fiscal  Compensation      Securities
Name and Principal         Year  --------------     Underlying      Annual
Position                  Ended  Salary  Bonus      Options (#) Compensation(1)
------------------        ------ ------- ------    ------------ ---------------
Timothy P.
 Harrington(2)...........  1999  170,000 50,000(3)   533,333           --
 President and Chief
  Executive Officer        1998   86,442    --       800,000           --

Marcy E. von
 Lossberg(4).............  1999  115,000 17,986          --            --
 Former Chief Financial
  Officer                  1998   95,517 13,000       66,666           --

Brett M. Allsop(5).......  1999  135,000 17,952(3)    33,333         8,000(6)
 Former President,         1998   86,884    --        33,333           --
  International Division
  and Former Chief
  Financial Officer

Robert S. Chea...........  1999  110,000 17,204(3)    33,333           --
 Vice President,
  Engineering              1998   78,585    --        33,333           --

Timothy J. Joyce(7)......  1999  116,667 15,271(8)   750,000        60,000(9)
 Former President          1998      --     --           --            --

--------
(1) Excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers in 1998.

(2) Mr. Harrington joined Fogdog in June 1998. His annualized salary for 1998 was $150,000.

(3) The officer is eligible for a bonus of up to 20% of his base salary based on the achievement of performance goals that are mutually agreeable to him and Fogdog.

(4) Ms. von Lossberg resigned effective April 30, 2000.

(5) Mr. Allsop resigned effective May 25, 2000.

(6) This represents a supplement to base salary as compensation for the higher cost of living abroad.

(7) Mr. Joyce resigned effective August 15, 2000.

(8) The officer is eligible for a bonus of up to 20% of his base salary with the opportunity to earn more through the attainment of performance goals.

(9) This compensation was in the form of relocation expenses.

Option Grants in Last Fiscal Year

   The following table contains information concerning the stock option grants made to each of Fogdog's named executive officers for fiscal year 1999. No stock appreciation rights were granted to these individuals during fiscal year 1999. In 1999, Fogdog granted options to purchase an aggregate of 4,176,000 shares to employees, directors and consultants under its Amended and Restated 1996 Stock Option Plan and its 1999 Stock Incentive Plan at exercise prices equal to the fair market value of its common stock on the date of grant, as determined in good faith by its board of directors. Options granted under the Amended and Restated 1996 Stock Option Plan are immediately exercisable in full, but any shares purchased under these options that are not vested are subject to Fogdog's right to repurchase the shares at the option exercise price. Under the 1999 Stock Incentive Plan, the shares only become exercisable as they vest. In general, the shares issued pursuant to Fogdog's options vest as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period.

                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                       Annual Rates of
                         Number of   % of Total                          Stock Price
                         Securities   Options    Exercise              Appreciation for
                         Underlying  Granted to  or Base                 Option Term
                          Options   Employees in   Price  Expiration --------------------
          Name            Granted   Fiscal Year   ($/Sh)     Date    5% ($)(1) 10% ($)(2)
          ----           ---------- ------------ -------- ---------- --------- ----------
Timothy P.
 Harrington(2)..........  533,333      12.77       0.33    3/31/04     48,625   107,450

Timothy J. Joyce(2).....  750,000      17.96       1.32    8/26/04    273,518   604,404

Marcy E. von Lossberg...   66,666       1.60       0.33    3/31/04      6,078    13,431

Robert S. Chea(3).......   33,333       0.79       0.33    3/31/04      3,039     6,716

Brett M. Allsop(3)......   33,333       0.79       0.33    3/31/04      3,039     6,716

--------
(1) There can be no assurance provided to any executive officer or any other holder of Fogdog's securities that the actual stock price appreciation over the five-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) Options granted pursuant to Fogdog's option plans generally vest as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period. However, with respect to Mr. Harrington and Mr. Joyce, the shares vest in a series of 48 equal monthly installments.

(3) Options granted pursuant to Fogdog's option plans generally vest as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period. However, with respect to Mr. Chea and Mr. Allsop, 8,333 of the options granted to each individual vested on January 1, 1999, and the remaining options vest in a series of 36 equal monthly installments, as measured from January 1, 1999.

Aggregate Option Exercises in Last Fiscal Year

   The table below sets forth certain information with respect to Fogdog's named executive officers concerning their exercise of options during fiscal year 1999 and the unexercised options they held as of the end of such fiscal year. No stock appreciation rights were exercised by such individuals during fiscal year 1999, nor did any individual hold any outstanding stock appreciation rights at the end of such fiscal year.

                                                    Number of
                          Shares              Securities Underlying     Value of Unexercised
                         Acquired            Unexercised Options at    in-the-Money Options at
                            on      Value      Fiscal Year End (#)     Fiscal Year End ($) (2)
                         Exercise Realized  ------------------------- -------------------------
Name                       (#)     ($) (1)  Exercisable Unexercisable Exercisable Unexercisable
----                     -------- --------- ----------- ------------- ----------- -------------
Timothy P. Harrington... 294,444  1,242,595  1,038,889        --       9,753,488        --

Timothy J. Joyce........     --         --     750,000        --       6,135,000        --

Marcy E. von Lossberg...  50,000    212,875    116,666        --       1,082,202        --

Robert S. Chea..........  17,360     73,054     49,306        --         456,949        --

Brett M. Allsop.........     --         --      66,666        --         619,577        --

--------
(1) Based on the fair market value of the shares on the exercise date ($4.34 per share as determined by the board of directors in September 1999) less the exercise price paid for those shares.

(2) Based on the fair market value of the shares at fiscal year end ($9.50 per share on the basis of the closing selling price on the Nasdaq National Market at fiscal year end) less the exercise price. If the closing price is less than the exercise price, then the value of unexercised options equals zero.

Limitation of Liability and Indemnification Matters

   Fogdog's certificate of incorporation provides that none of its directors shall be personally liable to Fogdog or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

   Fogdog's certificate of incorporation further provides for the indemnification of its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of Fogdog's directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Employment Agreements, Termination of Employment and Change in Control Arrangements

   Fogdog has entered into employment agreements with Mr. Harrington, Mr. Joyce, Mr. Chea and Mr. Allsop. The material terms of each employment agreement are set forth below.

   Timothy P. Harrington. In June 1998, Fogdog entered into an employment agreement with Mr. Harrington to serve as its President, Chief Operating Officer and a member of its board of directors. The agreement was amended in September 1999 and in October 2000. Mr. Harrington's base salary for his services was initially $150,000 per year and was increased to $170,000 per year in 1999 when Mr. Harrington became Fogdog's Chief Executive Officer, and has since been increased to $240,000 per year. Mr. Harrington is eligible to receive a bonus of up to 20% of his base salary based on the achievement of performance goals that are mutually agreeable to Mr. Harrington and the board of directors. Mr. Harrington also received options to purchase 800,000 shares of Fogdog's common stock at an exercise price of $0.082 per share. The options are vesting in 48 equal monthly installments over Mr. Harrington's period of service with Fogdog. However, the options will become fully vested if Fogdog is acquired and the successor corporation does not assume the options or if Mr. Harrington is involuntarily terminated within 12 months following an acquisition. Other than within 12 months following an acquisition, if Mr. Harrington is terminated by Fogdog for any reason other than cause, he will receive a payment of $200,000 or one full year of salary, whichever is greater, an additional 333,333 option shares will accelerate and Mr. Harrington will provide services to Fogdog as a consultant for a period of six months during which time he will continue to vest in his remaining options. Notwithstanding the above, if Mr. Harrington's employment with Fogdog terminates, either voluntarily or involuntarily, following or upon the merger with Global Sports, he shall receive a severance payment of $240,000.
Mr. Harrington's employment agreement terminated in September 2000 and automatically renews for successive one-year periods, unless terminated earlier upon death, disability, notice from Fogdog, with or without cause, or voluntary resignation.

   Timothy J. Joyce. In August 1999, Fogdog entered into a letter agreement with Mr. Joyce to serve as its President. Mr. Joyce is entitled to a base salary of $280,000 per year. Mr. Joyce is also eligible to receive a target bonus of 20% of his base salary with the opportunity to earn more through the attainment of performance goals. Mr. Joyce is also entitled to receive options to purchase 666,666 shares of Fogdog's common stock, at an exercise price of $1.32 per share, which were granted on August 26, 1999, and vest over a period of four years in a series of 48 equal monthly installments over Mr. Joyce's continued period of service with Fogdog. However, if Mr. Joyce were still employed and were Fogdog acquired within one year of the date of the agreement and the successor corporation did not assume Mr. Joyce's options, the options would vest on an accelerated basis such that 24 months worth of unvested options would become vested. Mr. Joyce also received a grant of an option to purchase 83,333 shares of Fogdog's common stock, at an exercise price of $1.32 per share, when Nike USA, Inc., opened a retail account for its premium products with Fogdog in September 1999, which options would vest fully six months from the date of grant. Mr. Joyce was eligible for reimbursement of $60,000 for relocation expenses.

   Robert S. Chea. In June 1998, Fogdog entered into an employment agreement with Mr. Chea to serve as its Vice President of Technology. Mr. Chea's initial base salary for his services was $90,000 and was increased to $110,000 per year in 1999 when Mr. Chea became Vice President, Engineering. Mr. Chea is entitled to receive an annual bonus of up to 20% of his annual base salary based on the achievement of performance goals. Mr. Chea received options to purchase 33,333 shares of Fogdog's common stock at an exercise price of $0.082 per share. Of these options, 8,333 vested on January 1, 1999, and the remainder are vesting in a series of 36 equal monthly installments over Mr. Chea's period of service with Fogdog, as measured from January 1, 1999. Mr. Chea is entitled to 12 weeks of severance pay if he is terminated without cause or if he voluntarily departs with good reason. Mr. Chea's employment agreement terminates in January 2001, unless terminated earlier upon death, disability, notice from Fogdog, with or without cause, or voluntary resignation.

   Brett M. Allsop. In April 1999, Fogdog entered into an amended and restated employment agreement with Mr. Allsop to serve as its President of International Division and Chairman of the Board for a base salary of $105,000 per year. Pursuant to the agreement, Mr. Allsop's base salary was increased to $135,000 per year upon Mr. Allsop's relocation to Fogdog's London office. Mr. Allsop was entitled to receive a supplement of $8,000 to his base salary to compensate him for the higher cost of living abroad. Mr. Allsop was also eligible to receive a bonus of up to 20% of his base salary upon achievement of performance goals mutually determined by Mr. Allsop and Fogdog's Chief Executive Officer. Mr. Allsop received options to purchase 33,333 shares of Fogdog's common stock at an exercise price of $0.33 per share. Of these options, 8,333 vested on January 1, 1999, and the remainder were vesting in a series of 36 equal monthly installments over Mr. Allsop's period of service with Fogdog, as measured from January 1, 1999. Mr. Allsop would also be entitled to 26 additional weeks of salary if he was terminated without cause.

   Marcy E. von Lossberg. In September 1999, Fogdog's board of directors approved a severance package for Ms. von Lossberg. Pursuant to this severance package, she would have been entitled to three months' salary if she had been terminated without cause.

   Timothy J. Joyce. Fogdog entered into a separation agreement with Timothy Joyce, by which Mr. Joyce may be paid the equivalent of his usual salary through December 15, 2000, at the latest. In addition, Fogdog agreed to pay Mr. Joyce's COBRA premiums through December 15, 2000 at the latest. Mr. Joyce was also permitted to continue vesting in his stock options through September 26, 2000, and the time in which he is able to exercise his options was extended through August 15, 2001.

   Timothy P. Harrington and Bryan J. LeBlanc. In October 2000, Fogdog entered into agreements with Messrs. Harrington and LeBlanc providing that upon a merger of Fogdog and Global Sports, or one of its affiliates, they would be entitled to one year's salary and reimbursement of COBRA premiums for a period of six months upon termination of employment, whether by Fogdog, the successor company or by them.

   Robert S. Chea and Other Vice Presidents. In October 2000, Fogdog entered into agreements, which were modified in November 2000, with each of its vice presidents, including Mr. Chea, providing that each employee who as of October 20, 2000 had the title of "vice president" would be entitled to receive, upon termination of his employment by Fogdog without cause following the announcement of a merger of Fogdog and Global Sports, or one of its affiliates:
(1) a lump sum payment equal to three months' salary, less applicable withholding and (2) reimbursement of COBRA premiums for a period of three months following such officer's termination of employment. In addition, to the extent that any such employee had been awarded an option to purchase shares of Fogdog's common stock, in which such employee had not yet vested in any such shares because one year had not yet elapsed from the vesting commencement date to the current date, upon such termination the option would be amended such that the employee would be vested in such number of shares as if the option had vested in equal monthly installments commencing on the grant date. Further, if the employee is either terminated after October 20, 2000 but prior to the closing of the merger or employed through and including January 31, 2001, each such employee would be entitled to the benefits described above, except that the lump sum payment would be equal to four months' salary, payable on the earlier of (1) the date of termination or (2) January 31, 2001. Mr. Harrington also has the authority to award bonuses, of not to exceed $40,000 in the aggregate, to such employees, upon termination of their employment, in his sole discretion.

Benefit Plans

 2000 Severance Plan

   In October 2000, Fogdog's board of directors authorized severance arrangements with the company's officers and other employees. The board modified these arrangements in November 2000. As modified, these arrangements provide for severance packages upon a merger of Fogdog and Global Sports, or one of its affiliates. The specific terms of these arrangements are set forth below.

 Severance Arrangements with Timothy Harrington and Bryan LeBlanc

   The board of directors authorized Fogdog to enter into agreements with Messrs. Harrington and LeBlanc providing that upon a merger of Fogdog with Global Sports, or one of its affiliates, they would be entitled to one year's salary and reimbursement of COBRA premiums for a period of six months upon termination of employment, whether by Fogdog, the successor company or by such executive.

 Severance Arrangements with Vice Presidents

   Each employee who as of October 20, 2000 had the title of "vice president" is entitled to receive, upon termination of employment by Fogdog without cause following the announcement of a merger with Global Sports, or one of its affiliates: (1) a lump sum payment equal to three months' salary, less applicable withholding, and (2) reimbursement of COBRA premiums for a period of three months following the officer's termination of employment. In addition, to the extent that any of these employees has been awarded an option to purchase shares of Fogdog's common stock, in which the employee has not yet "vested" in any shares because one year has not yet elapsed from the vesting commencement date to the current date, upon termination without cause the option shall be amended so that the employee would be vested in a number of shares as if the option has vested in equal monthly installments commencing on the grant date. Further, if the employee is either terminated after October 20, 2000 but prior to the closing of the merger or employed through and including January 31, 2001, the employee would be entitled to the benefits described above, except that the lump sum payment would be equal to four months' salary payable on the earlier of the date of termination of January 31, 2001. Mr. Harrington also has the authority to award bonuses, of not to exceed $40,000 in the aggregate, to these employees, upon termination of their employment, in his sole discretion. These employees are also entitled to receive the bonus he or she would otherwise be entitled to receive.

 Severance Arrangements with General Managers and other Employees

   Each employee who as of October 20, 2000 did not have a title of "vice president" is entitled to receive, upon termination following announcement of a merger with Global Sports, or one of its affiliates: (1) a lump sum payment equal to one month's salary, less applicable withholding, and (2) reimbursement of COBRA premiums for a period of three months following the employee's termination of employment. In addition, to the extent that any of these employees has been awarded an option to purchase shares of Fogdog's common stock, in which the employees has not yet "vested" in any shares because one year has not yet elapsed from the vesting commencement date to the current date, upon termination without cause the option shall be amended so that the employee would be vested in a number of shares as if the option had vested in equal monthly installments commencing on the grant date. Further, if the employee is either terminated after October 20, 2000 but prior to the closing of the merger or employed through and including January 31, 2001, the employee would be entitled to the benefits described for vice presidents above, except that the lump sum payment would be equal to three months' salary, payable on the earlier of the date of termination or January 31, 2001, and the employee would be entitled to receive the bonus he or she would otherwise be entitled to receive.

 Severance Arrangements with Robert Roche

   If Robert Roche is either terminated after October 20, 2000 but prior to the closing of the merger or employed through and including January 31, 2001, Mr. Roche would be entitled to (1) a lump sum payment equal to six months' salary, less applicable witholding, payable on the earlier of the date of termination and January 31, 2001, and (2) reimbursement of COBRA premiums for a period of three months following his termination of employment. In addition, to the extent that he has been awarded an option to purchase shares of Fogdog's common stock, in which he has not yet "vested" in any shares because one year has not yet elapsed from the vesting commencement date to the current date, upon termination without cause, the option shall be amended so that Mr. Roche is vested in a number of shares as if the option has vested in equal monthly installments commencing on the grant date. He is also entitled to receive the bonus that he would otherwise be entitled to receive.

 1999 Stock Incentive Plan

   Fogdog's 1999 Stock Incentive Plan serves as the successor program to Fogdog's Amended and Restated 1996 Stock Option Plan and consists of five separate equity incentive programs: (1) the Discretionary Option Grant Program,
(2) the Salary Investment Option Grant Program, (3) the Stock Issuance Program,
(4) the Automatic Option Grant Program for non-employee board members and (5) the Director Fee Option Grant Program for non-employee board members. The principal features of each program are described below. The compensation committee of the board has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to Fogdog's executive officers and non-employee board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the board may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than executive officers and non-employee board members. The compensation committee has complete discretion to determine the calendar year or years in which the Salary Investment Option Grant and Director Fee Option Grant Programs will be in effect and to select the individuals who are to participate in the Salary Investment

Option Grant Program. All grants made to the participants in the Salary Investment Option Grant and Director Fee Option Grant Programs are governed by the express terms of those programs. Neither the compensation committee nor any secondary committee exercises any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of such program.

   The term "plan administrator," as used in this summary, will mean the compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1999 plan.

 Share Reserve

   Seven million seven hundred ninety-six thousand six hundred thirty-one (7,796,631) shares of common stock have been reserved for issuance over the term of the 1999 plan. In addition, on the first trading day of each calendar year for calendar years 2001 through 2005, the number of shares of common stock available for issuance under the 1999 plan will automatically increase by an amount equal to three percent (3%) of the shares of Fogdog's common stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 2,000,000 shares.

   As of October 23, 2000, 3,445,851 shares of common stock were subject to outstanding options under the 1999 plan, an aggregate of 8,644,915 shares of common stock had been issued under the 1999 plan, and 2,256,364 shares of common stock remained available for future issuance.

   No participant in the 1999 plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,000,000 shares of common stock in the aggregate per calendar year. The shares of common stock issuable under the 1999 plan may be drawn from shares of Fogdog's authorized but unissued shares of common stock or from shares of common stock reacquired by Fogdog, including shares repurchased on the open market.

   If any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without Fogdog's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the 1999 plan and the securities and the exercise price per share in effect under each outstanding option.

 Eligibility

   Officers and employees, non-employee board members and independent consultants in the service of Fogdog, or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly paid employees are also eligible to participate in the Salary Investment Option Grant Program. Participation in the Automatic Option Grant and Director Fee Option Grant Programs is limited to non-employee members of the board.

 Valuation

   The fair market value per share of common stock on any relevant date under the 1999 plan will be deemed to be equal to the closing selling price per share on that date on The Nasdaq National Market.

 Discretionary Option Grant Program

   The plan administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than the fair market value of the shares on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by Fogdog, at the exercise price paid per share, if the optionee ceases service with Fogdog prior to vesting in those shares.

   Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

   The plan administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from Fogdog equal to the excess of (1) the fair market value of the vested shares of common stock subject to the surrendered option over (2) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of common stock.

   The plan administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of common stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

 Salary Investment Option Grant Program

   The compensation committee has complete discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the compensation committee an irrevocable authorization directing Fogdog to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $10,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

   Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

   The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Fogdog's common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as an immediate prepayment, as of the time of the option grant, of two-thirds of the then current market price of the shares of common stock subject to the option.

   The option will become exercisable in a series of 12 equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should Fogdog experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (1) the expiration of the ten-year option term or (2) the end of the three-year period measured from the date of the optionee's cessation of service.

   Fogdog has not yet implemented the Salary Investment Option Grant Program.

 Stock Issuance Program

   Shares of common stock will be issued under the Stock Issuance Program at a price per share determined by the plan administrator, but the purchase price will not be less than the fair market value of the shares on the issuance date. Shares will be issued for such valid consideration as the plan administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The plan administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

 Automatic Option Grant Program

   Under the Automatic Option Grant Program, eligible non-employee board members receive a series of option grants over their period of board service. Each non-employee board member will, at the time of his or her initial election or appointment to the board, receive an option grant for 10,000 shares of common stock provided such individual has not been in Fogdog's previous employ. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 2,500 shares of common stock, provided he or she has served as a non-employee board member for at least six months. There will be no limit on the number of such 2,500-share option grants any one eligible non-employee board member may receive over his or her period of continued board service.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by Fogdog, at the exercise price paid per share, if the optionee ceases service with Fogdog prior to vesting in those shares. Each initial 10,000-share automatic option will vest in three successive equal annual installments upon the optionee's completion of each year of board service over the three-year period measured from the grant date. Each annual 2,500-share automatic option will vest in one installment upon optionee's completion of the one-year period of service measured from the grant date. However, each outstanding automatic option grant will automatically accelerate and become immediately exercisable for any or all of the option shares as fully-vested shares upon certain changes in control or ownership of Fogdog or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of board service.

 Director Fee Option Grant Program

   The compensation committee has complete discretion in implementing the Director Fee Option Grant Program for one or more calendar years in which non-employee board members may participate. As a condition to such participation, each non-employee board member must, prior to the start of the calendar year of participation, file with the compensation committee an irrevocable authorization directing Fogdog to apply all or a portion of his or her cash retainer fee for the upcoming calendar year to the acquisition of a special option grant under the program.

   Each non-employee board member who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that retainer fee election is to be in effect.

   The number of shares subject to each such option will be determined by dividing the amount of the retainer fee for the calendar year to be applied to the program by two-thirds of the fair market value per share of Fogdog's common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee that optionee has elected to be applied to the program. In effect, the portion of the annual retainer fee otherwise payable in cash serves as an immediate prepayment, as of the time of the option grant, of two-thirds of the then current market price of the shares of common stock subject to the option.

   The option will become exercisable in a series of 12 equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such retainer fee election is in effect and will become immediately exercisable for all the option shares on an accelerated basis if Fogdog experiences certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (1) the expiration of the ten-year option term or (2) the end of the three-year period measured from the date of the optionee's cessation of service.

   Fogdog has not yet implemented the Director Fee Option Grant Program.

 General Provisions

 Acceleration

   If Fogdog is acquired by merger, asset sale or sale by the stockholders of more than 50% of Fogdog's outstanding voting stock recommended by the board, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent Fogdog's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

   The plan administrator will have the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (1) upon an acquisition, whether or not those options are assumed or replaced, (2) upon a hostile change in control effected through a tender offer for more than 50% of Fogdog's outstanding voting stock or by proxy contest for the election of board members, or (3) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period, not to exceed 18 months, following an acquisition in which those options are assumed or replaced or otherwise continued in effect upon a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Salary Investment Option Grant Program, the Automatic Option Grant Program and the Director Fee Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

   The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Fogdog.

 Limited Stock Appreciation Rights

   Each option granted under the Salary Investment Option Grant Program, the Automatic Option Grant Program and the Director Fee Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than 50% of Fogdog's outstanding voting securities or a change in a majority of the board as a result of one or more contested elections for board membership, the option may be surrendered to Fogdog in return for a cash distribution from Fogdog. The amount of the distribution per surrendered option share will be equal to the excess of (1) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over, and
(2) the exercise price payable per share under such option. In addition, the plan administrator may grant such rights to Fogdog's officers as part of their option grants under the Discretionary Option Grant Program.

 Financial Assistance

   The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

 Special Tax Election

   The plan administrator may provide one or more holders of non-statutory options or unvested share issuances under the 1999 plan with the right to have Fogdog withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

 Amendment and Termination

   The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board, the 1999 plan will terminate on the earliest of (1) September 21, 2009, (2) the date on which all shares available for issuance under the 1999 plan have been issued as fully-vested shares or (3) the termination of all outstanding options in connection with certain changes in control or ownership.

 1999 Employee Stock Purchase Plan

   Fogdog's 1999 Employee Stock Purchase Plan was adopted by the board in September 1999 and was approved by the stockholders in December 1999. The plan is designed to allow eligible employees and the eligible employees of Fogdog's participating subsidiaries to purchase shares of Fogdog's common stock, at semi-annual intervals, with their accumulated payroll deductions.

 Share Reserve

   Five hundred thousand shares of Fogdog's common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January of each year from 2001 through 2005, by an amount equal to 1% of the total number of outstanding shares of Fogdog's common stock on the last trading day in December in the prior year. In no event will any such annual increase exceed 1,000,000 shares.

 Offering Periods

   The plan will have a series of successive overlapping offering periods with a new offering period beginning on the first business day of February and August each year and each continuing for a period of 24 months.

 Eligible Employees

   Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. Employees may participate in only one offering period at a time.

 Payroll Deductions

   A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July of each year. In no event, however, may any participant purchase more than 750 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date.

 Reset Feature

   If the fair market value per share of Fogdog's common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and participants will automatically be enrolled in the new 24-month offering period beginning on the next business day.

 Change in Control

   If Fogdog is acquired by merger or sale of substantially all of its assets or more than 50% of its voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

 Plan Provisions

   The following provisions will also be in effect under the plan: (1) the plan will terminate no later than the last business day of July 2009 and (2) the board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

                         CERTAIN TRANSACTIONS OF FOGDOG

   Since January 1996, Fogdog has been a party to several transactions in which the amount involved exceeded $60,000 and in which the following persons had a direct or indirect material interest: (1) any of Fogdog's directors or executive officers; (2) any nominee for election as one of Fogdog's directors;
(3) any person or entity who is known by Fogdog to own beneficially more than five percent of Fogdog's outstanding stock; or (4) any member of the immediate family of any of the foregoing persons. These transactions include:

Sales of Securities

   In September 1996, Fogdog issued to various investors including Novus Ventures, L.P., the Robert Maxfield Separate Property Trust and Frederick Gibbons an aggregate of 1,155,554 shares of its Series A preferred stock for an aggregate consideration of $974,999. At the time of the transaction, Messrs. Gibbons and Maxfield became directors of Fogdog, as did Mr. Daniel Tompkins, a partner with Novus Ventures.

   In September 1996, Fogdog issued and sold an aggregate of 221,164 shares of its common stock to Robert Maxfield, one of its directors, for an aggregate consideration of $18,661.

   In September 1996, Fogdog issued and sold an aggregate of 110,581 shares of common stock to Frederick Gibbons, one of its directors, for an aggregate consideration of $9,330.

   In December 1997, Fogdog issued to Novus Ventures, L.P., Robert Maxfield and Frederick Gibbons warrants to purchase up to an aggregate of 29,778 shares of its Series A preferred stock at an exercise price of $0.844 per share, 17,778 of which shares were exercised in November 1999 by Novus Ventures, L.P., and convertible promissory notes in aggregate principal amount of $162,500 accruing interest at a rate of 8% per annum.

   In May 1998, Fogdog issued to Novus Ventures, L.P., Robert Maxfield and Frederick Gibbons warrants to purchase up to an aggregate of 29,778 shares of its Series A preferred stock at an exercise price of $0.844 per share, 17,778 of which shares were exercised in November 1999 by Novus Ventures, L.P., and convertible promissory notes in aggregate principal amount of $162,500 accruing interest at a rate of 8% per annum.

   In June 1998, Novus Ventures, L.P., Robert Maxfield and Frederick Gibbons converted the principal of the convertible promissory notes, a total of $325,000, into an aggregate of 434,622 shares of Fogdog's Series B preferred stock;

   In June 1998, Fogdog sold to various investors, including entities affiliated with Draper Fisher Jurvetson Management and entities affiliated with Whitney Equity Partners, an aggregate of 6,017,844 shares of its Series B preferred stock for an aggregate consideration of $4,500,000, which included $75,000 of cancellation of indebtedness. At the time of the transaction, Draper Fisher Jurvetson and Whitney Equity Partners became greater than five percent stockholders of Fogdog, and Draper Fisher Jurvetson and Whitney Equity Partners appointed representatives to Fogdog's Board of Directors.

   In March and April 1999, Fogdog sold to various investors, including Novus Ventures, L.P., entities affiliated with Vertex Management, Inc., entities affiliated with Draper Fisher Jurvetson Management, entities affiliated with Whitney Equity Partners, entities affiliated with Sprout Group, L.P., entities affiliated with Marquette Ventures and entities affiliated with Venrock Associates, an aggregate of 11,657,277 shares of its Series C preferred stock for an aggregate consideration of $18,000,000. At the time of the transaction, Vertex Management, Sprout Group and Venrock Associates became greater than five percent stockholders of Fogdog, and Sprout Group and Venrock Associates appointed representatives to Fogdog's board of directors.

   In September 1999, Fogdog issued and sold 3,529,410 shares of its Series D preferred stock for an aggregate purchase price of $15,300,000 to entities affiliated with Draper Fisher Jurvetson, entities affiliated with Whitney Equity Partners, entities affiliated with Venrock Associates, entities affiliated with Sprout Group, L.P., entities affiliated with Marquette Venture Partners and Vertex Technologies Fund (II) Ltd. Fogdog also sold shares of Series D preferred stock to entities affiliated with Worldview Technology Partners, Boston Millenia Partners, L.P., entities affiliated with Lycos Ventures, Hikari Tsushin, Inc., Aman Ventures L.L.C., Peder Smedvig Capital Venture III and certain individual investors that are neither officers, directors, nor greater than five percent stockholders of Fogdog.

   In September 1999, Fogdog issued to Nike USA, Inc. a warrant to purchase an aggregate of 6,171,524 shares of its Series C preferred stock at an exercise price of $1.0294 per share. Upon consummation of Fogdog's initial public offering, the warrant automatically became exercisable for 4,114,349 shares of common stock at $1.54 per share.

   Certain holders of Fogdog's common stock have been granted registration rights pursuant to the terms of agreements between Fogdog and the holders of these securities. If Fogdog proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. Holders of these rights may also require Fogdog to file a registration statement under the Securities Act at Fogdog's expense with respect to their shares of common stock, and Fogdog is required to use its best efforts to effect the registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require Fogdog to file additional registration statements on Form S-3, subject to conditions and limitations.

Agreement with Nike USA, Inc.

   In September 1999, Fogdog entered into an agreement with Nike USA, Inc., pursuant to which Fogdog has the right to market on its Web site the generally available Nike product lines, including Jordan, Bauer, Nike ACG, Nike Golf and Nike Team Sports. Fogdog also receives a discount on the products that it purchases. Under the agreement, Fogdog also has advance product availability for mutually agreed upon, newly released products. The agreement prohibits Fogdog from selling any of these products to consumers with shipping addresses outside of the United States unless Nike.com is allowed to sell in those countries and the sales do not constitute a violation of any agreement with any third party. Fogdog also agreed to use Nike USA as the exclusive supplier of Nike brand products, and Nike USA agreed not to sell its products to any other retailer that sells only on the Internet, except entities affiliated with Nike customers that derive the majority of their revenue from traditional retail stores or entities that serve as Web sales outsourcing providers for these Nike customers through March 2000. Nike USA may terminate the agreement at any time without cause upon 90 days notice to Fogdog, but must pay Fogdog a termination fee if it exercises this right prior to December 31, 2001. In addition, Nike, at its sole discretion, has the right to consent to the assignment of the agreement by Fogdog to Global Sports or any other third party.

Agreements with Officers and Directors

   In July 1995, Fogdog entered into an employment agreement with Ms. von Lossberg. Pursuant to the terms of this agreement, Fogdog agreed to grant Ms. von Lossberg a 2.5% equity interest in the company after six months of employment and another 2.5% equity interest in December 1995. In August 1996, Fogdog entered into an agreement with Ms. von Lossberg pursuant to which Fogdog issued 315,792 shares of its common stock to Ms. von Lossberg in satisfaction of its obligations under the prior employment agreement.

   In August 1999, Mr. Harrington exercised vested options to purchase 294,444 shares of Fogdog's common stock for an aggregate purchase price of $35,292. Mr. Harrington exercised these options by issuing Fogdog a promissory note that is secured by the stock.

   In September 1999, Ms. von Lossberg exercised options to purchase 50,000 shares of Fogdog's common stock for an aggregate purchase price of $4,192. Ms. von Lossberg exercised these options by issuing Fogdog a promissory note that is secured by the common stock.

   In October 2000, Mr. Harrington exercised vested options to purchase 372,221 shares of Fogdog's common stock for an aggregate purchase price of $68,666.43. Mr. Harrington exercised these options by issuing Fogdog a promissory note that is secured by the stock.

   Fogdog's board of directors approved a $4,000 per month payment to Ralph Parks in connection with his serving as chairman of Fogdog's board of directors.

   In addition to the indemnification provisions contained in Fogdog's certificate of incorporation and bylaws, Fogdog has entered into indemnification agreements with each of its directors and officers. These agreements require Fogdog, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Fogdog, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Fogdog.

   Fogdog has entered into employment arrangements and severance arrangements with its executive officers. See "--Employment Agreements, Termination of Employment and Change in Control Arrangements."

   Fogdog has granted options and issued common stock to its executive officers and directors. See "Fogdog Management--Director Compensation" and "Security Ownership by Certain Beneficial Owners of Fogdog."

   Fogdog has entered into non-competition and confidentiality agreements with some of its officers.

   Fogdog believes that all of the transactions set forth above were made on terms no less favorable to Fogdog than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between the company and its officers, directors and principal stockholders and their affiliates and any transactions between the company and any entity with which its officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to Fogdog than could be obtained from unaffiliated third parties.

           SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF FOGDOG

   The following table sets forth certain information known to Fogdog with respect to the beneficial ownership of its common stock as of October 31, 2000 by (1) all persons who are beneficial owners of five percent or more of its common stock, (2) each director and nominee, (3) the named executive officers, and (4) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                      Number of    Percentage
                                                        Shares     of Shares
                                                     Beneficially Beneficially
      Name and Address of Beneficial Owner(1)           Owned       Owned(2)
      ---------------------------------------        ------------ ------------
Entities affiliated with Draper Fisher
 Jurvetson(3).......................................   4,322,337      11.6%
Nike USA, Inc.(4)...................................   4,114,349      10.0%
Entities affiliated with Sprout Group, L.P.(5)......   2,728,969       7.3%
Entities affiliated with Venrock Associates(6)......   2,976,923       8.0%
Timothy P. Harrington(7)............................   1,354,013       3.6%
Timothy J. Joyce(8).................................     264,388        *
Marcy E. von Lossberg...............................     271,028        *
Robert S. Chea(9)...................................   1,188,383       3.2%
Brett M. Allsop(10).................................   1,046,806       2.8%
Bryan J. LeBlanc(11)................................      78,333        *
Donna de Varona(12).................................      10,000        *
Warren J. Packard(3)................................   4,322,337      11.6%
Ralph T. Parks(13)..................................      35,832        *
Lloyd D. Ruth(14)...................................   1,089,281       2.9%
Ray A. Rothrock(6)..................................   2,976,923       8.0%
All directors and executive officers as a group (9
 persons)(15).......................................  11,055,102      29.1%

--------
  * Less than one percent of the outstanding common stock.

 (1) Unless otherwise specified, the address of each beneficial owner is c/o Fogdog, Inc., 500 Broadway, Redwood City, CA 94063.

 (2) Percentage of ownership is based on 37,158,918 shares of common stock outstanding on October 31, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 31, 2000, are deemed outstanding for computing the ownership percentage of the person holding such option or warrant but are not deemed outstanding for computing the ownership percentage of any other person.

 (3) Principal address is 400 Seaport Court, Suite 250, Redwood City, CA 94063. Represents 4,017,450 shares of common stock held by Draper Fisher Associates Fund IV, L.P., and 302,387 shares of common stock held by Draper Fisher Partners IV, L.L.C. Mr. Packard disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest in entities affiliated with Draper Fisher Jurvetson. Also represents 2,500 shares of common stock issuable upon the exercise of an immediately exercisable option held by Mr. Packard.

 (4) Principal address is One Bowerman Drive, Beaverton, OR 97005. Represents a warrant held by Nike USA, Inc., to purchase 4,114,349 shares of common stock at an exercise price of $1.54 per share.

 (5) Principal address is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025-7114. Includes 7,913 shares of common stock held by DLJ Capital Corp., 206,431 shares of common stock held by DLJ ESC II, L.P., 2,372,288 shares of common stock held by Sprout Capital VIII, L.P. and 142,337 shares of common stock held by Sprout Venture Capital, L.P.

 (6) Principal address is 30 Rockefeller Plaza, Room 5508, New York, NY 10112. Represents 1,219,470 shares of common stock held by Venrock Associates and 1,754,953 shares of common stock held by Venrock Associates II, L.P. Mr. Rothrock disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest in entities affiliated with Venrock Associates. Also represents 2,500 shares of common stock issuable upon the exercise of an immediately exercisable option held by Mr. Rothrock.

 (7) Includes 688,542 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2000.

 (8) Includes 263,888 shares of common stock issuable upon the exercise of immediately exercisable options.

 (9) Includes 49,306 shares of common stock issuable upon the exercise of immediately exercisable options.

(10) Based on information provided to Fogdog on September 11, 2000. Principal address is 52A Halford Road, Richmond, Surrey, United Kingdom TW106AP. Represents 1,018,334 shares of common stock held by the Brett and Amy Allsop Family 1999 Trust.

(11) Includes 77,083 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 31, 2000.

(12) Includes 10,000 shares of common stock issuable upon the exercise of immediately exercisable options.

(13) Represents 35,832 shares of common stock issuable upon the exercise of immediately exercisable options.

(14) Principal address is 520 Lake Cook Road, Suite 450, Deerfield, IL 60015. Represents 1,086,780 shares of common stock held by Marquette Venture Partners III, L.P. Mr. Ruth disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest in Marquette Venture Partners III, L.P. Also represents 2,500 shares of common stock issuable upon the exercise of an immediately exercisable option held by Mr. Ruth.

(15) Includes 868,263 shares of common stock issuable upon the exercise of warrants and immediately exercisable options.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined financial information for Global Sports consists of the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2000 and the fiscal year ended January 1, 2000, and the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000.

   The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2000 and fiscal year ended January 1, 2000 give effect to the merger as if it had taken place on January 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had taken place on September 30, 2000.

   The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000 combines Global Sports' historical results of operations for the nine months ended September 30, 2000 with Fogdog's historical results of operations for the nine months ended September 30, 2000. The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended January 1, 2000 combines Global Sports' historical results of operations for the fiscal year ended January 1, 2000 with Fogdog's historical results of operation for the fiscal year ended December 31, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000 combines Global Sports' unaudited balance sheet as of September 30, 2000 with Fogdog's unaudited balance sheet as of September 30, 2000.

   The merger will be accounted for using the purchase method of accounting.

   The pro forma financial information has been prepared on the basis of assumptions described in the notes, and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Fogdog, based on preliminary estimates of their fair value. The actual allocation of the consideration may differ from that reflected in the pro forma financial information after valuations and other procedures to be performed after the closing of the merger.

   The pro forma financial information should be read in conjunction with the related notes included in this document and the historical consolidated financial statements of Global Sports and Fogdog, and the related notes thereto, which are included elsewhere in this prospectus/proxy statement.

   The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect during the periods or on the dates indicated, nor is it necessarily indicative of future operating results or financial position of Global Sports following the merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                 Nine Months Ended
                                September 30, 2000
                               ---------------------
                                                                       Pro
                                  Global    Fogdog,    Pro Forma      forma
                               Sports, Inc.   Inc.    Adjustments    Combined
                               ------------ --------  -----------    --------
Net revenues..................   $ 22,484   $ 16,443   $    --       $ 38,927
Cost of revenues..............     15,742     14,786                   30,528
                                 --------   --------   --------      --------
    Gross Profit..............      6,742      1,657        --          8,399
Operating expenses:
  Sales and marketing.........     27,937     35,710     (9,012)(2)    54,146
                                                           (489)(3)
  Product development.........      5,421      3,891       (131)(3)     9,181
  General and administrative..      6,462      4,598        (87)(3)    10,973
  Stock-based compensation....      4,297      4,529        236 (4)     9,062
  Depreciation and
   amortization...............      5,468        996       (996)(5)     5,468
                                 --------   --------   --------      --------
    Total operating expenses..     49,585     49,724    (10,479)       88,830
                                 --------   --------   --------      --------
Operating loss................    (42,843)   (48,067)    10,479       (80,431)
Other (income) expense:
  Interest (income) expense,
   net........................       (826)    (2,613)       --         (3,439)
                                 --------   --------   --------      --------
Loss from continuing
 operations...................    (42,017)   (45,454)    10,479       (76,992)
                                 ========   ========   ========      ========
Loss from continuing
 operations per share--basic
 and diluted..................   $  (2.06)  $  (1.26)                $  (3.02)
                                 ========   ========                 ========
Weighted average shares
outstanding--basic and
diluted.......................     20,466     36,154    (31,137)       25,483
                                 ========   ========   ========      ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                Fiscal year ended
                         --------------------------------
                             January 1,      December 31,
                                2000             1999                     Pro
                         ------------------- ------------  Pro forma     forma
                         Global Sports, Inc. Fogdog, Inc. Adjustments   Combined
                         ------------------- ------------ -----------   --------
Net revenues............      $  5,511         $  7,023     $   --      $ 12,534
Cost of revenues........         3,817            6,374                   10,191
                              --------         --------     -------     --------
    Gross Profit........         1,694              649         --         2,343
Operating expenses:
  Sales and marketing...        11,609           21,450      (3,470)(2)   29,383
                                                               (206)(3)
  Product development...         7,264            3,448         (55)(3)   10,657
  General and
   administrative.......         8,583            2,052         (37)(3)   10,598
  Stock-based
   compensation.........         2,655            3,424         315 (4)    6,394
  Depreciation and
   amortization.........           728              473        (473)(5)      728
                              --------         --------     -------     --------
    Total operating
     expenses...........        30,839           30,847      (3,926)      57,760
                              --------         --------     -------     --------
Operating loss..........       (29,145)         (30,198)      3,926      (55,417)
Other (income) expense:
  Interest (income)
   expense, net.........          (461)            (585)        --        (1,046)
  Other, net............            (2)             --          --            (2)
                              --------         --------     -------     --------
    Total other (income)
     expense............          (463)            (585)        --        (1,048)
                              --------         --------     -------     --------
Loss from continuing
 operations before
 income tax benefit.....       (28,682)         (29,613)      3,926      (54,369)
Benefit from income
 taxes..................         2,221              --          --         2,221
                              --------         --------     -------     --------
Loss from continuing
 operations.............      $(26,461)        $(29,613)    $ 3,926     $(52,148)
                              ========         ========     =======     ========
Loss from continuing
 operations per share--
 basic and diluted......      $  (1.78)        $  (4.14)                $  (2.62)
                              ========         ========                 ========
Weighted average shares
 outstanding--basic and
 diluted................        14,874            7,148      (2,131)      19,891
                              ========         ========     =======     ========

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (in thousands)

                                         September 30, 2000
                                      -------------------------
                                                                                 Pro
                                         Global                  Pro forma      forma
                                      Sports, Inc. Fogdog, Inc. Adjustments    Combined
                                      ------------ ------------ -----------    --------
               ASSETS

Current assets:
  Cash and cash equivalents.........    $ 31,098     $41,587     $    --       $ 72,685
  Short-term investments............         799         987          --          1,786
  Accounts receivable, net..........       7,619         689          --          8,308
  Inventory.........................      14,923       4,964          --         19,887
  Prepaid expenses and other current
   assets...........................       1,982       3,044          --          5,026
                                        --------     -------     --------      --------
    Total current assets............      56,421      51,271          --        107,692
Property and equipment, net of
 accumulated depreciation...........      25,004       3,352       (2,885)(6)    25,471
Other assets, net...................         537      16,934      (13,552)(7)     1,011
                                                                   (2,908)(6)
                                        --------     -------     --------      --------
    Total assets....................    $ 81,962     $71,557     $(19,345)     $134,174
                                        ========     =======     ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
   expenses.........................    $ 16,617     $ 6,395     $    --       $ 23,012
  Deferred revenue..................         812         --           --            812
  Current portion of long-term
   debt.............................         202         418          --            620
  Other current liabilities.........         --        2,952          --          2,952
                                        --------     -------     --------      --------
    Total current liabilities.......      17,631       9,765          --         27,396
Long-term debt......................       7,200         --           --          7,200

Commitments and contingencies

Stockholders' equity:
  Common stock......................         236          37           14           287
  Additional paid-in capital and
   other components of stockholders'
   equity...........................     147,029     147,452     (104,111)      190,370
  Unearned stock-based
   compensation.....................         --       (4,848)       3,903          (945)
  Accumulated deficit...............     (90,134)    (80,849)      80,849       (90,134)
                                        --------     -------     --------      --------
    Total stockholders' equity......      57,131      61,792      (19,345)(8)    99,578
                                        --------     -------     --------      --------
    Total liabilities and
     stockholders' equity...........    $ 81,962     $71,557     $(19,345)     $134,174
                                        ========     =======     ========      ========

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The pro forma financial information gives effect to the following pro forma adjustments:

   1. In accordance with the agreement for the Fogdog merger:

      The Fogdog merger will be accounted for as a purchase. The purchase price is based on $7.75 per share, which is the closing price of Global Sports common stock on October 23, 2000.

      All vested and unvested Fogdog stock options and warrants are deemed to have been assumed by Global Sports upon consummation of the merger for purposes of these pro forma statements. These stock options and warrants are included as part of the purchase price based on their fair value as of the date of the merger agreement.

      The pro forma financial information has been prepared on the basis of assumptions described in these notes, and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Fogdog, based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial information, after valuations and other procedures to be performed after the closing of the Fogdog acquisition.

      Tangible assets of Fogdog acquired in the merger principally include cash and cash equivalents, and inventory. Liabilities of Fogdog assumed in the merger principally include accounts payable and accrued expenses.

      The pro forma financial information does not reflect cost savings, estimated at $19.5 million for the nine months ended September 30, 2000, and $4.5 million for the year ended January 1, 2000, that may result from the elimination of duplicate functions, expenditures, and activities. Although management expects that cost savings will result from the merger, there can be no assurance that cost savings will be achieved.

   2. The pro forma adjustment is to adjust the amortization related to the warrant held by Nike based on the adjustment of the warrant to fair market value as of the date of the merger agreement, and the assumption of the warrant by Global Sports.

   3. The pro forma adjustment reduces Fogdog's depreciation expense based on the write-down of Fogdog's property and equipment.

   4. The pro forma adjustment is for amortization of unearned stock-based compensation based on the adjustment of Fogdog's unvested stock options to fair market value as of the date of the merger agreement, and the assumption of the unvested stock options by Global Sports.

   5. The pro forma adjustment eliminates Fogdog's amortization of goodwill relating to its merger with Sports Universe, Inc. which was effective on September 3, 1999.

   6. The pro forma adjustment is to write down Fogdog's non-current assets acquired due to the excess of the fair market value of Fogdog's net assets over the purchase price.

   7. The pro forma adjustment is to adjust the Fogdog warrant held by Nike to fair market value as of the date of the merger agreement.

   8. The pro forma adjustment to stockholders' equity reflects the elimination of Fogdog's stockholders' equity ($61.8 million) and the impact of the issuance of Global Sports common stock ($43.4 million) in connection with the Fogdog merger.

                   DESCRIPTION OF GLOBAL SPORTS CAPITAL STOCK

   The following describes certain of the provisions of the amended and restated certificate of incorporation and bylaws of Global Sports. Global Sports' amended and restated certificate of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus/proxy statement is a part. The authorized capital stock of Global Sports consists of 60,000,000 shares common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

   Global Sports Common Stock. As of November 7, 2000, there were 26,809,910 shares of Global Sports common stock outstanding held of record by approximately 1,900 stockholders. The holders of Global Sports common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as the Global Sports board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Global Sports, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of Global Sports common stock are fully paid and nonassessable.

   Global Sports Preferred Stock. As of November 7, 2000, there were 800 shares of Series A preferred stock of Global Sports outstanding held of record by one stockholder. The holder of Series A preferred stock is not entitled to receive dividends. If certain financial conditions are met, Global Sports will redeem shares of Series A preferred stock on specific dates from any source of funds legally available therefor. The redemption price is set based on Global Sports' achievement of certain financial goals. The holder of Series A preferred stock is entitled to a liquidation preference equal to any amounts Global Sports owes them, without interest, in connection with the redemption of the Series A preferred stock, but only to the extent Global Sports has not paid those amounts at the time of liquidation, dissolution or winding up. Except as otherwise required by law, the Series A preferred stock is not convertible into any other class or series of capital stock of Global Sports, and the holder of Series A preferred stock has no voting rights and are not entitled to notice of any meeting of stockholders or to vote on matters submitted to Global Sports' stockholders.

   The Global Sports board has the authority to issue up to 1,000,000 shares of Global Sports preferred stock, in one or more series and to determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the destination of any series. The issuance of Global Sports preferred stock could diminish the voting power of holders of Global Sports common stock, and the likelihood that holders of Global Sports preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Global Sports. Global Sports has no present plans to issue any additional shares of Global Sports preferred stock.

   Global Sports Warrants. As of November 7, 2000, the following warrants to purchase an aggregate of 6,589,381 shares of Global Sports common stock were outstanding:

  . warrants to purchase 30,000 shares of common stock at an exercise price of $3.00 per share, which expire on December 16, 2007;

  . warrants to purchase 250 shares of common stock at an exercise price of $3.20 per share, which expire on December 16, 2007;

  . warrants to purchase 100,000 shares of common stock at an exercise price of $4.31 per share, which expire on June 19, 2001;

  . warrants to purchase 26,000 shares of common stock at an exercise price of $5.00 per share, which expire on December 31, 2006;

  . warrants to purchase 12,500 shares of common stock at an exercise price of $5.30 per share, which expire on June 6, 2006;

  . warrants to purchase 2,000 shares of common stock at an exercise price of $6.375 per share, which expire on September 29, 2008;

  . warrants to purchase 5,000 shares of common stock at an exercise price of $7.25 per share, which expire on June 30, 2008;

  . warrants to purchase 10,000 shares of common stock at an exercise price of $7.625 per share, which expire on April 6, 2009;

  . warrants to purchase 3,333 shares of common stock at an exercise price of $7.688 per share, which expire on July 12, 2008;

  . warrants to purchase 10,000 shares of common stock at an exercise price of $7.938 per share, which expire on July 27, 2008;

  . warrants to purchase 1,000 shares of common stock at an exercise price of $8.00 per share, which expire on December 16, 2002;

  . warrants to purchase 720,000 shares of common stock at an exercise price of $8.15 per share, which expire on September 12, 2005;

  . warrants to purchase 1,280,000 shares of common stock at an exercise price of $8.15 per share, which expire on October 3, 2005;

  . warrants to purchase 1,250,000 shares of common stock at an exercise price of $10.00 per share, which expire on April 30, 2003;

  . warrants to purchase 1,600,000 shares of common stock at an exercise price of $10.00 per share, which expire on October 3, 2005;

  . warrants to purchase 312,500 shares of common stock at an exercise price of $10.00 per share, which expire on May 1, 2010;

  . warrants to purchase 900,000 shares of common stock at an exercise price of $10.00 per share, which expire on September 13, 2010;

  . warrants to purchase 30,000 shares of common stock at an exercise price of $11 per share, which expire on December 30, 2004;

  . warrants to purchase 2,500 shares of common stock at an exercise price of $12.00 per share, which expire on January 3, 2004;

  . warrants to purchase 293,320 shares of common stock at an exercise price of $15.00 per share, which expire on December 31, 2006; and

  . warrants to purchase 978 shares of common stock at an exercise price of $22.50 per share, which expire on July 14, 2004.

   The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrants if a stock dividend, stock split, reorganization, reclassification or consolidation occurs.

   Registration Rights of Global Sports Stockholders. Holders of an aggregate of approximately 22.7 million shares of common stock and holders of warrants to purchase an aggregate of approximately 6.1 million shares of common stock are entitled to rights to register these shares under the Securities Act. If

Global Sports proposes to register any of its securities under the Securities Act, either for its own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at Global Sports' expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration and in some cases, exclude these shares entirely. In addition, the holders of some of these shares may require Global Sports, at its expense and on a limited number of occasions, to file a registration statement under the Securities Act with respect to their shares of common stock.

   Delaware General Corporation Law and Certain Charter Provisions. In general,
Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to that date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to that date, the business combination is approved by the Global Sports board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

   Global Sports' bylaws provide that any action required or permitted by law or by the certificate of incorporation to be taken at any meeting of the stockholders may be taken without a meeting and without prior notice if a written consent, setting forth the action so taken, is signed by the holders of a majority of the outstanding common stock entitled to vote at a meeting of the stockholders. Prompt notice of any action taken with less than unanimous consent must be given to those stockholders who have not consented in writing to such action.

   Global Sports' amended and restated certificate of incorporation and bylaws do not provide for cumulative voting. Global Sports' bylaws provide that the authorized number of directors may be changed only by resolution of its board of directors. Additionally, the Global Sports board of directors is authorized to issue blank check preferred stock to increase the amount of outstanding shares.

   The Global Sports board of directors currently consists of seven members. Under Global Sports' bylaws, the board of directors is not divided into separate classes. The entire board of directors will be elected each year. The Global Sports board of directors may appoint new directors to fill vacancies or newly created directorships. The bylaws limit who may call a special meeting of stockholders.

   Delaware law and certain of these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of Global Sports' management, which could depress the market price of its common stock. See "Global Sports Management--Board Composition."

   Transfer Agent and Registrar. The transfer agent and registrar for Global Sports common stock is Computershare Trust Company, located in Lakewood, CO.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

   Both Fogdog and Global Sports are Delaware corporations and are governed by the Delaware General Corporation Law. In addition, the rights of Fogdog stockholders are currently governed by the Fogdog second amended and restated certificate of incorporation and the Fogdog amended and restated bylaws, and the rights of Global Sports stockholders are governed by the Global Sports amended and restated certificate of incorporation and the Global Sports bylaws. After the effective time of the merger, the rights of holders of Fogdog capital stock who become holders of Global Sports common stock will be governed by the Global Sports amended and restated certificate of incorporation, the Global Sports bylaws and Delaware law. In most respects, the rights of holders of Fogdog capital stock are similar to the rights of holders of Global Sports common stock. The following is a summary of the material differences between such rights. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law as well as to the Fogdog second amended and restated certificate of incorporation, the Fogdog amended and restated bylaws, the Global Sports amended and restated certificate of incorporation and the Global Sports bylaws.

Authorized Capital Stock

   Global Sports. The authorized capital stock of Global Sports consists of 60,000,000 shares of common stock and 1,000,000 shares of preferred stock.

   Fogdog. The authorized capital stock of Fogdog consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Number of Directors

   Global Sports. The Global Sports board of directors currently consists of seven members.

   Fogdog. The Fogdog board of directors currently consists of nine members, although there are currently three vacancies on the Fogdog board of directors.

Changes in the Number of Directors

   Global Sports. The Global Sports bylaws provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by resolution of its board of directors.

   Fogdog. The Fogdog second amended and restated certificate of incorporation and amended and restated bylaws provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by resolution of the board of directors. The Fogdog second amended and restated bylaws further provide that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

Election of Directors

   Global Sports. The Global Sports board of directors is not divided into classes. As a result, the entire board of directors is elected each year by a majority vote of outstanding stockholders.

   Fogdog. All members of the Fogdog board of directors serve on a staggered board that is divided into three classes, with each class serving a three-year term. As a result, a portion of the board of directors is elected each year by a majority vote of outstanding stockholders.

Removal of Directors

   Global Sports. The Global Sports bylaws state that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

   Fogdog. The Fogdog second amended and restated certificate of incorporation and amended and restated bylaws state that a director may be removed only with cause by a vote of 66 2/3% of the outstanding shares of voting stock of the corporation entitled to vote at an election of directors.

Special Meeting of Stockholders

   Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws.

   Global Sports. The Global Sports bylaws state that a special meeting of the stockholders may be called for any purpose or purposes by the chairman of the board of directors, the president, a majority of the board of directors or the holders of not less than 10% of the shares of capital stock of Global Sports issued and outstanding and entitled to vote.

   Fogdog. The Fogdog second amended and restated certificate of incorporation states that a special meeting of stockholders, for any purpose or purposes, may be called only by the board of directors.

Action by Written Consent of Stockholders

   Global Sports. The Global Sports bylaws state that any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting and without prior notice if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock constituting a majority of the shares that would be entitled to vote on such action at a meeting. The Global Sports bylaws further state that prompt notice shall be given to the stockholders who have not consented in writing to such action.

   Fogdog. The Fogdog second amended and restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amendments to Bylaws

   The Delaware General Corporation Law states that stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of a corporation. A corporation, in its certificate, may also confer this power on the board of directors in addition to the stockholders.

   Global Sports. The Global Sports amended and restated certificate of incorporation expressly states that the Global Sports board of directors is authorized to make, alter or repeal the bylaws. The Global Sports bylaws provide that the board of directors shall have the power to alter and repeal the bylaws and to adopt new bylaws by an affirmative vote of a majority of the whole board of directors, provided that notice of the proposal to alter or repeal the bylaws or to adopt new bylaws must be included in the notice of the meeting of the board of directors at which such action takes place.

   Fogdog. The Fogdog second amended and restated certificate of incorporation confers the power to make, repeal, alter, amend and rescind any and all of the bylaws upon the board of directors. The Fogdog amended and restated bylaws confer the power to alter, amend or repeal the bylaws upon the board of directors when such power is conferred upon the board of directors in the corporation's certificate of incorporation.

   The Fogdog second amended and restated certificate of incorporation and the amended and restated bylaws provide that the bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock entitled to vote at an election of the directors. In addition, the Fogdog second amended and restated certificate of incorporation states that the provision in the certificate regarding amendment of the bylaws may not be repealed or amended in any respect without the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock entitled to vote at an election of directors.

   The Fogdog amended and restated bylaws state that the bylaws may be amended, altered or repealed at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if such notice of amendment, alteration, repeal or adoption of new bylaws be contained in the notice of such special meeting.

Voting Stock

   Global Sports. The outstanding voting stock of Global Sports consists solely of Global Sports common stock.

   Fogdog. The outstanding voting stock of Fogdog consists solely of Fogdog common stock.

Stockholder Rights Plan

   Global Sports. Global Sports does not currently have a stockholder rights plan.

   Fogdog. Fogdog does not currently have a stockholder rights plan.

Issuance of Additional Stock

   Global Sports. Subject to limitations prescribed by Delaware law, the Global Sports board of directors has the authority to issue up to one million shares of preferred stock (including shares of Global Sports preferred stock currently issued and outstanding) and to fix the rights, preferences, privileges and restrictions of those shares, and to issue up to a total of 60 million shares of Global Sports common stock (including shares of Global Sports common stock currently issued and outstanding), all without any vote or action by Global Sports stockholders, except as may be required by law or any stock exchange or automated securities interdealer quotation system on which its common stock may then be listed or quoted.

   Fogdog. Subject to limitations prescribed by Delaware law, the Fogdog board of directors has the authority to issue up to 5 million shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares, and to issue up to a total of 100 million shares of Fogdog common stock (including shares of Fogdog common stock currently issued and outstanding), all without any vote or action by Fogdog stockholders, except as may be required by law or any stock exchange or automated securities interdealer quotation system on which its common stock may then be listed or quoted.

Preemptive Rights

   Global Sports. The Global Sports amended and restated certificate of incorporation and bylaws do not contain any provision relating to preemptive rights.

   Fogdog. The Fogdog second amended and restated certificate of incorporation and amended and restated bylaws do not contain any provision relating to preemptive rights.

Compliance with California Law

   Global Sports. Global Sports is not subject to Section 2115 of the California Corporations Code.

   Fogdog. Fogdog is currently subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. Section 2115 has the following effects, among others:

  . stockholders may cumulate votes in electing directors;

  . directors may be removed with or without cause with majority shareholder approval;

  . limitations are imposed on the distribution of dividends;

  . dissenters' rights apply in situations where they may not otherwise be available; and

  . additional informational rights and required filings exist in the event of a sale of assets or merger.

                                 LEGAL MATTERS

   The validity of the Global Sports common stock to be issued in the merger will be passed upon for Global Sports by Cooley Godward LLP. Certain tax consequences of the merger will be passed upon for Global Sports by Cooley Godward LLP and for Fogdog by Brobeck Phleger & Harrison LLP. As of November 14, 2000, attorneys of the firm Brobeck Phleger & Harrison LLP beneficially own an aggregate of approximately 11,939 shares of Fogdog common stock.

                                    EXPERTS

   The consolidated financial statements of Global Sports, Inc., as of January 1, 2000 and December 31, 1998 and for each of the three years in the period ended January 1, 2000 included in this prospectus/proxy statement have been so included in reliance upon the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Fogdog, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Global Sports, Inc. is a Delaware corporation. Global Sports' principal executive offices are located 1075 First Avenue, King of Prussia, PA 19406, and its telephone number is (610) 265-3229.

   Fogdog, Inc. is a Delaware corporation. Fogdog's principal executive offices are located at 500 Broadway, Redwood City, CA 94063, and its telephone number is (650) 980-2500.

   Global Sports and Fogdog each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Global Sports' and Fogdog's public filings are also available to the public from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov.

   If you would like to request documents, please do so by December 20, 2000 to receive them before the special meeting. If you request any documents that have been incorporated by reference herein, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

   Global Sports common stock is listed on The Nasdaq National Market under the symbol "GSPT." Fogdog common stock is listed on The Nasdaq National Market under the symbol "FOGD." You may inspect reports and other information concerning Global Sports and Fogdog at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   Global Sports has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of Global Sports common stock to be issued to Fogdog stockholders in the merger. This prospectus/proxy statement is a part of such registration statement and constitutes a prospectus of Global Sports and a proxy statement of Fogdog for the special meeting. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

   Global Sports has supplied all information contained in this prospectus/proxy statement relating to Global Sports or Fido Acquisition Corp., and Fogdog has supplied all information contained in this prospectus/proxy statement relating to Fogdog.

   You should rely only on the information contained in this prospectus/proxy statement to vote your shares at the special meeting. Neither Global Sports nor Fogdog has authorized anyone to provide you with information that differs from that contained in this prospectus/proxy statement. This prospectus/proxy statement is dated December 1, 2000. You should not assume that the information contained in this prospectus/proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement/ prospectus to stockholders nor the issuance of shares of Global Sports common stock in the merger shall create any implication to the contrary.

   Global Sports, Inc., the Global Sports, Inc. logos and all other Global Sports product and service names are registered trademarks or trademarks of Global Sports, Inc. in the USA and in other select countries. Fogdog, Inc., the Fogdog logos and all other Fogdog product and service names are registered trademarks or trademarks of Fogdog, Inc. in the USA and in other select countries. "(R)"and "(TM)"indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
GLOBAL SPORTS, INC. AND SUBSIDIARIES

Independent Auditors' Report...............................................  F-2
Consolidated Balance Sheets................................................  F-3
Consolidated Statements of Operations......................................  F-4
Statements of Stockholders' Equity (Deficiency)............................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

Unaudited Condensed Consolidated Balance Sheets............................ F-30
Unaudited Condensed Consolidated Statements of Operations.................. F-31
Unaudited Condensed Consolidated Statements of Cash Flows.................. F-32
Notes to Unaudited Condensed Consolidated Financial Statements............. F-33

FOGDOG, INC.

Report of Independent Accountants.......................................... F-38
Consolidated Balance Sheet................................................. F-39
Consolidated Statement of Operations....................................... F-40
Consolidated Statement of Stockholders' Equity............................. F-41
Consolidated Statement of Cash Flows....................................... F-42
Notes to Consolidated Financial Statements................................. F-43

                          INDEPENDENT AUDITORS' REPORT

   To the Stockholders and Board of Directors of Global Sports, Inc.

     We have audited the accompanying consolidated balance sheets of Global Sports, Inc. and Subsidiaries (the "Company") as of December 31, 1998 and January 1, 2000 and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and January 1, 2000 and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
_____________________________________
Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 22, 2000

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      December 31,   January 1,
                                                          1998          2000
                                                      ------------  ------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $    83,169   $ 27,345,263
  Accounts receivable, net..........................          --       2,738,201
  Inventory.........................................          --      10,697,438
  Prepaid expenses and other current assets.........      599,224      1,444,634
  Refundable income taxes...........................          --       1,337,584
  Net assets of discontinued operations.............   41,127,839     18,380,806
                                                      -----------   ------------
    Total current assets............................   41,810,232     61,943,926
Property and equipment, net of accumulated deprecia-
 tion and amortization..............................    2,988,714     20,681,724
Other assets, net...................................      253,626        109,887
                                                      -----------   ------------
    Total assets....................................  $45,052,572   $ 82,735,537
                                                      ===========   ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $ 3,595,996   $ 15,761,340
  Accrued advertising, promotion and other ex-
   penses...........................................       56,028      5,483,300
  Income taxes payable..............................    1,378,820            --
  Current portion--capital lease obligation, related
   party............................................      127,966        141,016
  Subordinated notes payable, related party.........    1,805,841            --
                                                      -----------   ------------
    Total current liabilities.......................    6,964,651     21,385,656
Notes payable, bank.................................   18,812,156            --
Capital lease obligation, related party.............    2,181,265      2,040,249
Mandatorily redeemable preferred stock..............          100             80
Commitments and contingencies.......................
Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
   authorized in 1998 and 1999; 10,000 and 8,000
   shares issued as mandatorily redeemable preferred
   stock in 1998 and 1999, respectively.............          --             --
  Common stock, $0.01 par value, 20,000,000 and
   60,000,000 shares authorized in 1998 and 1999;
   12,994,464 and 19,544,249 shares issued in 1998
   and 1999, respectively; 11,925,378 and 18,475,163
   shares outstanding in 1998 and 1999,
   respectively.....................................      129,947        195,442
  Additional paid in capital........................   17,111,166    102,460,622
  Accumulated other comprehensive loss..............      (47,431)           --
  Retained earnings (accumulated deficit)...........      114,535    (43,132,695)
                                                      -----------   ------------
                                                       17,308,217     59,523,369
  Less: Treasury stock, at cost.....................      213,817        213,817
                                                      -----------   ------------
    Total stockholders' equity......................   17,094,400     59,309,552
                                                      -----------   ------------
    Total liabilities and stockholders' equity......  $45,052,572   $ 82,735,537
                                                      ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                    Year Ended December 31,
                                    ------------------------
                                                              Fiscal Year Ended
                                       1997         1998       January 1, 2000
                                    -----------  -----------  -----------------
Net revenues....................... $       --   $       --     $  5,510,576
Cost of revenues...................         --           --        3,816,767
                                    -----------  -----------    ------------
  Gross profit.....................         --           --        1,693,809
Operating expenses:
  Sales and marketing..............         --           --       11,608,556
  Product development..............         --           --        7,264,425
  General and administrative.......   2,389,223    3,452,914       9,310,744
  Stock-based compensation,
   primarily related to sales and
   marketing.......................         --           --        2,654,834
                                    -----------  -----------    ------------
    Total operating expenses.......   2,389,223    3,452,914      30,838,559
                                    -----------  -----------    ------------
Other (income) expenses:
  Interest expense.................   2,013,028    2,366,935         312,655
  Interest income..................         --           --         (774,139)
  Other, net.......................         --           --           (1,999)
                                    -----------  -----------    ------------
    Total other (income) expenses..   2,013,028    2,366,935        (463,483)
                                    -----------  -----------    ------------
Loss from continuing operations
 before income taxes...............  (4,402,251)  (5,819,849)    (28,681,267)
Benefit from income taxes..........         --     1,978,749       2,220,878
                                    -----------  -----------    ------------
Loss from continuing operations....  (4,402,251)  (3,841,100)    (26,460,389)
Discontinued operations:
  Income from discontinued
   operations (net of income tax
   provisions (benefits) of $--,
   $3,879,567, and $(582,804) in
   1997, 1998 and 1999,
   respectively)...................     246,956    9,664,956         549,838
  Loss on disposition of
   discontinued operations (net of
   income tax provision of
   $2,159,916).....................         --           --      (17,336,679)
                                    -----------  -----------    ------------
Net income (loss).................. $(4,155,295) $ 5,823,856    $(43,247,230)
                                    ===========  ===========    ============
Earnings (losses) per share:
  Basic and diluted--
    Loss from continuing opera-
     tions......................... $     (1.47) $      (.34)   $      (1.78)
    Income from discontinued opera-
     tions.........................         .08          .85             .04
    Loss on disposition of discon-
     tinued operations.............         --           --            (1.17)
                                    -----------  -----------    ------------
    Net income (loss).............. $     (1.39) $       .51    $      (2.91)
                                    ===========  ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                     Common Stock                                                                Treasury Stock
                  -------------------                                                          --------------------
                                                      Retained                    Accumulated
                                       Additional     Earnings                       Other
                                        Paid in     (Accumulated  Comprehensive  Comprehensive
                    Shares   Dollars    Capital       Deficit)    Income (Loss)  Income (Loss)  Shares     Dollars      Total
                  ---------- -------- ------------  ------------  -------------  ------------- ---------  ---------  ------------
Combined balance
 at December 31,
 1996...........       2,000 $  2,000 $  1,066,758  $ (1,554,026)                  $(41,865)         100  $  25,000  $   (502,133)
Net loss........                                      (4,155,295) $ (4,155,295)                                        (4,155,295)
Translation
 adjustments....                                                         6,345        6,345                                 6,345
                                                                  ------------
Comprehensive
 loss...........                                                  $ (4,148,950)
                                                                  ============
Warrant
 compensation
 related to
 former
 officer........                           152,333                                                                        152,333
Equity in stock
 issuances of
 RYKA Inc.......                           356,534                                                                        356,534
Adjustments
 arising from
 reorganization,
 1,608.06-for-1
 stock split and
 change from no
 par value to
 $.01 per
 share..........   3,316,111   31,184       (6,184)                                                 (100)   (25,000)          --
Common stock
 issued in
 acquisition of
 RYKA Inc. and
 acquisition of
 treasury
 stock..........   8,169,086   81,691    6,431,691                                             1,069,086   (213,817)    6,299,565
                  ---------- -------- ------------  ------------                   --------    ---------  ---------  ------------
Consolidated
 balance at
 December 31,
 1997...........  11,487,197  114,875    8,001,132    (5,709,321)                   (35,520)   1,069,086   (213,817)    2,157,349
Net income......                                       5,823,856  $  5,823,856                                          5,823,856
Translation
 adjustments....                                                       (11,911)     (11,911)                              (11,911)
                                                                  ------------
Comprehensive
 income.........                                                  $  5,811,945
                                                                  ============
Acquisition of
 the Gen-X
 Companies......   1,500,000   15,000    8,936,850                                                                      8,951,850
Issuance of
 warrants to
 purchase common
 stock in
 exchange for
 services.......                           150,000                                                                        150,000
Issuance of
 common stock
 upon exercise
 of options.....       7,267       72       23,184                                                                         23,256
                  ---------- -------- ------------  ------------                   --------    ---------  ---------  ------------
Consolidated
 balance at
 December 31,
 1998...........  12,994,464  129,947   17,111,166       114,535                    (47,431)   1,069,086   (213,817)   17,094,400
Net loss........                                     (43,247,230) $(43,247,230)                                       (43,247,230)
Translation
 adjustments....                                                        47,431       47,431                                47,431
                                                                  ------------
Comprehensive
 loss...........                                                  $(43,199,799)
                                                                  ============
Issuance of
 common stock to
 SOFTBANK, net
 of costs.......   6,153,850   61,538   79,755,065                                                                     79,816,603
Issuance of
 options and
 warrants to
 purchase common
 stock in
 exchange for
 services.......                         3,770,778                                                                      3,770,778
Issuance of
 common stock
 upon exercise
 of options and
 warrants.......     395,935    3,957    1,823,613                                                                      1,827,570
                  ---------- -------- ------------  ------------                   --------    ---------  ---------  ------------
Consolidated
 balance at
 January 1,
 2000...........  19,544,249 $195,442 $102,460,622  $(43,132,695)                  $    --     1,069,086  $(213,817) $ 59,309,552
                  ========== ======== ============  ============                   ========    =========  =========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                         Year Ended December 31,
                                         ------------------------
                                                                   Fiscal Year
                                                                      Ended
                                                                    January 1,
                                            1997         1998          2000
                                         -----------  -----------  ------------
Cash Flows from Operating Activities:
  Net income (loss)....................  $(4,155,295) $ 5,823,856  $(43,247,230)
   Deduct:
    Income from discontinued
     operations........................      246,956    9,664,956       549,838
    Loss on disposal of discontinued
     operations........................          --           --    (17,336,679)
                                         -----------  -----------  ------------
  Loss from continuing operations......   (4,402,251)  (3,841,100)  (26,460,389)
  Adjustments to reconcile loss from
   continuing operations to net cash
   provided by (used in) operating
   activities:
    Depreciation and amortization......      368,227      567,310       728,000
    Loss on disposition of equipment...          --        19,819           --
    Stock-based compensation expense...      152,333      150,000     2,654,834
  Changes in operating assets and
   liabilities, net of acquisitions and
   discontinued operations:
    Accounts receivable................          --           --     (2,738,201)
    Inventory..........................          --           --    (10,697,438)
    Prepaid expenses and other current
     assets............................   (3,551,074)    (168,945)     (845,410)
    Refundable income taxes............          --           --     (1,337,584)
    Other assets.......................     (576,542)      33,571       173,739
    Accounts payable and accrued
     expenses..........................      491,169    4,292,548    17,727,273
    Income taxes payable...............          --           --     (1,378,820)
                                         -----------  -----------  ------------
    Net cash provided by (used in)
     continuing operations.............   (7,518,138)   1,053,203   (22,173,996)
    Net cash provided by (used in)
     discontinued operations...........   (1,629,605)   1,617,846    (3,241,206)
                                         -----------  -----------  ------------
    Net cash provided by (used in)
     operating activities..............   (9,147,743)   2,671,049   (25,415,202)
                                         -----------  -----------  ------------
Cash Flows from Investing Activities:
  Proceeds from sale of discontinued
   operations..........................          --           --     10,317,322
  Acquisition of property and
   equipment...........................     (231,987)    (397,990)  (18,421,010)
                                         -----------  -----------  ------------
    Net cash used in investing
     activities........................     (231,987)    (397,990)   (8,103,688)
                                         -----------  -----------  ------------
Cash Flows from Financing Activities:
  Net borrowings (repayments) under
   line of credit......................    9,984,077   (1,853,992)  (18,812,156)
  Costs of debt issuance...............     (266,304)     (80,000)      (30,000)
  Repayments of capital lease
   obligation..........................     (105,378)    (116,124)     (127,966)
  Proceeds from subordinated note from
   SOFTBANK............................          --           --     15,000,000
  Proceeds from issuance of common
   stock to SOFTBANK...................          --           --     64,727,378
  Proceeds from exercises of common
   stock options and warrants..........          --        23,256     1,827,570
  Proceeds from sale of minority
   interest in subsidiary..............          --           --          1,999
  Repayment of subordinated notes
   payable, related party..............     (416,000)    (250,000)   (1,805,841)
                                         -----------  -----------  ------------
    Net cash provided by (used in)
     financing activities..............    9,196,395   (2,276,860)   60,780,984
                                         -----------  -----------  ------------
Effect of exchange rate changes on cash
 and cash equivalents..................        6,345      (11,911)          --
                                         -----------  -----------  ------------
Net increase (decrease) in cash and
 cash equivalents......................     (176,990)     (15,712)   27,262,094
Cash and cash equivalents, beginning of
 year..................................      275,871       98,881        83,169
                                         -----------  -----------  ------------
Cash and cash equivalents, end of
 year..................................  $    98,881  $    83,169  $ 27,345,263
                                         ===========  ===========  ============
Supplemental disclosure of cash flow
 information:
  Cash paid during the year for
   interest............................  $ 1,882,198  $ 3,056,160  $  1,993,647
                                         ===========  ===========  ============
Supplemental disclosure of non-cash
 investing and financing activities:
  Notes payable issued in
   acquisitions........................  $       --   $ 6,000,000  $        --
                                         ===========  ===========  ============
  Issuance of common stock of affiliate
   at a price per share in excess of
   the Company's carrying amount.......  $   356,534  $       --   $        --
                                         ===========  ===========  ============
  Refinancing of revolving credit
   agreement...........................  $16,718,420  $       --   $        --
                                         ===========  ===========  ============
  Issuance of common stock for
   acquisition of the Gen-X Companies..  $       --   $ 8,951,850  $        --
                                         ===========  ===========  ============
  Issuance of mandatorily redeemable
   preferred stock.....................  $       --   $       100  $        --
                                         ===========  ===========  ============
  Issuance of common stock in
   satisfaction of accrued interest on
   subordinated note from SOFTBANK.....  $       --   $       --   $     89,225
                                         ===========  ===========  ============
  Issuance of common stock upon
   conversion of the SOFTBANK
   subordinated note...................  $       --   $       --   $ 15,000,000
                                         ===========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS

   Global Sports, Inc. ("Global" or the "Company"), a Delaware corporation, develops and operates the electronic commerce ("e-commerce") sporting goods businesses of several traditional sporting goods retailers, general merchandisers, internet companies and media companies under exclusive long-term agreements. The Company currently derives virtually all of its revenues from the sale of merchandise through or to its partners' e-commerce sporting goods businesses. The Company currently does not derive revenues from the provision of services to its partners' e-commerce sporting goods businesses. Each of the Company's partners owns the URL address of its Web site. Based upon the terms of the agreements with its partners, the Company owns certain components of the Web sites and the partners own other components. The Company's partners include BlueLight.com, Dunham's Sports, Healtheon/WebMD, MC Sports, Oshman's Sporting Goods, Sport Chalet, The Athlete's Foot and The Sports Authority.

   See Note 18 for a description of discontinued operations.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

   The following summarize the Company's significant accounting policies, some of which apply only to discontinued operations (see Note 18):

   Fiscal Year: During 1999, the Company changed its fiscal year end date from a calendar year end to a year end date representing the Saturday closest to December 31, beginning with the fiscal year ended January 1, 2000. The fiscal year is named for the calendar year ending on that December 31. The effect on results of operations of the extra day in the fiscal year ended January 1, 2000 is not significant.

   Principles of Consolidation: The financial statements presented include the accounts of Global Sports, Inc., a Delaware corporation, and the following wholly-owned or controlled subsidiaries:

       Global Sports Interactive, Inc. (PA)
       TheSportsAuthority.com, Inc. (PA)
       APEX Sports International, Inc. (PA)
       KPR Sports International, Inc. (PA)
       MR Management, Inc. (PA)
       1075 First Global Associates, LLC (PA)
       RYKA Inc. (PA)
       G.S.I., Inc. (DE)
       Gen-X Holdings, Inc. (WA)
       Gen-X Equipment Inc. (Ontario)
       Lamar Snowboards, Inc. (MO)

   All intercompany balances and transactions have been eliminated in consolidation.

   Use of Estimates: The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

   Cash and Cash Equivalents: The Company considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. As of January 1, 2000, the Company had $26,749,053 of excess cash invested in a money market fund with a major financial institution, which is

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
included in cash and cash equivalents. Interest income related to this investment for the fiscal year ended January 1, 2000 was $774,139.

   Inventory: Inventory, primarily consisting of sporting goods, athletic equipment, footwear and apparel, is valued at the lower of cost (determined using the first-in, first-out method) or market.

   Property and Equipment: Property and equipment are stated at cost, net of accumulated depreciation or amortization. Costs incurred to develop internal-use computer software during the application development stage generally are capitalized. Certain costs incurred to develop our partners' websites are expensed as incurred due to their short and unpredictable useful lives. There was no material difference between expensing these costs as incurred and capitalizing and amortizing these costs. In addition, costs of enhancements to internal-use computer software are capitalized, provided that these enhancements result in additional functionality. Depreciation or amortization is provided using the straight-line method over the estimated useful lives of the assets, which are generally:

  .  Two years for computer hardware and software;

  .  Three to seven years for furniture and office equipment;

  .  The lesser of fifteen years or lease term for leasehold improvements;

  .  Fifteen years for building improvements; and

  .  Thirty years for buildings.

   Upon retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is reflected in results of operations. Expenditures for maintenance and repairs are expensed as incurred.

   Goodwill, Intangibles and Other Assets: The cost of goodwill and intangibles is amortized on a straight-line basis over ten to twenty years. Goodwill is reported net of accumulated amortization of $777,376 as of December 31, 1998. Intangibles, which principally represent the cost of acquiring licenses, patents and trademarks, are reported net of accumulated amortization of $270,124 as of December 31, 1998. Amortization of goodwill and intangibles is included in discontinued operations. As a result of the disposition of the Branded division on December 29, 1999 (see Note 18), goodwill and intangibles were fully amortized and the related charge is included in the loss on disposition of discontinued operations.

   Closing and other fees incurred at the inception of loan facilities are deferred and are amortized over the term of the loan agreement (see Note 15). As a result of the disposition of the Branded division on December 29, 1999 (see Note 18), the Company accelerated the amortization of the balance of all such loan fees and the related charge is included in the loss on disposition of discontinued operations. As of December 31, 1998, the unamortized balance of all such loan fees was $247,772.

   The realizability of goodwill, intangibles and other assets is evaluated periodically as events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow and profitability projections that incorporate, as applicable, the impact on existing company businesses. The analyses necessarily involve significant management judgment. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the goodwill or intangible assets exceeds its estimated fair value.

   Long-Lived Assets: The realizability of long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow and profitability projections that incorporate, as applicable,

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
the impact on existing company businesses. The analyses necessarily involve significant management judgment. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

   Sale of Stock by an Equity Method Investee: Prior to the 1997 reorganization (see Note 16), changes in the KPR Companies' proportionate share of the underlying equity of RYKA, an equity method investee, which result from the issuance of additional securities by such investee, were credited directly to additional paid-in capital. In 1997, $356,534 of such gains were credited to additional paid-in capital (see Note 17).

   Foreign Currency Translation: In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation, exchange adjustments resulting from foreign currency transactions generally are recognized currently in income, whereas adjustments resulting from translations of financial statements are reflected in accumulated other comprehensive income (loss). The cumulative currency translation loss as of December 31, 1998 was $47,431. Gains and losses on foreign currency transactions for the fiscal years ended December 31, 1998 and January 1, 2000 resulted in net foreign currency losses of $194,064 and $103,955, respectively, and are included in discontinued operations. There were no foreign currency transactions in the fiscal year ended December 31, 1997.

   Financial Instruments: Gains and losses on foreign currency hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and recognized in income as part of the related transaction. Unrealized gains and losses related to qualifying hedges of firm commitments are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

   Fair Value of Financial Instruments: The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable are a reasonable estimate of their fair values as of December 31, 1998 and January 1, 2000, based on the short maturity of these instruments.

   Net Revenues: The Company provides various services to its partners, including the design, development, maintenance and promotion of customized Web sites. The Company has not derived revenues from the provision of these services. The Company currently derives virtually all of its revenues from the sale of product through or to its partners' e-Commerce sporting goods businesses. Revenues from product sales, net of discounts and allowances for returns, are recognized upon the shipment of product to customers. Other sources of revenues, including the sale of gift certificates to the Company's retail partners' land-based stores, the sale of advertising on the partners' Web sites and outbound shipping charges, were not significant for the fiscal year ended January 1, 2000.

   Sales and Marketing: Sales and marketing expenses include advertising, promotional expenses including temporary free shipping, distribution facility expenses, order processing fees and payroll and related expenses. Also included in this amount are partner revenue shares which are payments made to our partners in exchange for the use of their brand assets, the promotion of their URL's in marketing and communications materials, the implementation of programs to provide incentives to the in-store customers to shop online and other programs and services provided to the customers of our partners' Web sites. Partner revenue shares were not significant in fiscal 1999.

   Promotional Shipping Costs: During the fiscal year ended January 1, 2000, as part of a promotion in connection with the launch of the Company's partners' Web sites, the Company offered free shipping on certain orders. The expense related to this temporary promotion for the fiscal year ended January 1, 2000 was $566,091 and has been included in selling and marketing expense.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   Advertising: The Company expenses the cost of advertising, which includes media, agency and production expenses, in accordance with the AICPA Accounting Standards Executive Committee's Statement of Position ("SOP") 93-7, Reporting on Advertising Costs. Advertising production costs are expensed the first time the advertisement is run. Media (television, radio and print) placement costs are expensed in the month the advertising appears. Agency fees are expensed as incurred. Advertising expense was $2,471,731 for the fiscal year ended January 1, 2000. Advertising expense of discontinued operations was $431,753 and $1,774,753 for the fiscal years ended December 31, 1997 and December 31, 1998, respectively.

   Product Development: Product development expenses consist primarily of expenses associated with content development; developing and operating the partners' Web sites; payroll and related expenses for the engineering, production, creative and management information systems departments; and depreciation expense related to capitalized hardware and software.

   Stock-Based Compensation: SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company accounts for stock-based compensation issued to non-employees in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

   Income Taxes: Prior to December 15, 1997, the KPR Companies (see Note 16) had elected to be taxed as S Corporations under provisions of the Internal Revenue Code and various state income tax regulations. As such, current taxable income had been included on the income tax returns of the then sole shareholder for federal and state income tax purposes and no provision had been made for federal income taxes. On December 15, 1997, the KPR Companies effected a reorganization with RYKA Inc. As a result of the reorganization, the KPR Companies' S election was terminated. The Company, now renamed Global Sports, Inc., is considered a C corporation and is subject to federal and state income taxes. As such, taxes on income are provided based upon SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 New Accounting Pronouncements

   Computer Costs: In March 1998, the AICPA Accounting Standards Executive Committee issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies the characteristics of internal-use software. This statement was adopted on January 1, 1999 and did not have a material effect on the Company's results of operations, cash flows or financial position.

   The Company will be required to adopt EITF Issue No. 00-2, "Accounting for Web Site Development Costs," no later than July 1, 2000. This EITF consensus sets forth capitalization and expense requirements for web site development costs. Management has not yet assessed what impact, if any, the EITF consensus will have on the Company's future earnings or financial position.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   Start-Up Costs: In April 1998, the AICPA Accounting Standards Executive Committee issued SOP 98-5, Reporting on the Costs of Start-Up Activities. The statement requires that costs of start-up activities, including organization costs, be expensed as incurred. This statement was adopted on January 1, 1999 and did not have a material effect on the Company's results of operations, cash flows or financial position.

   Derivative Instruments: SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 2000, although early adoption is encouraged. The Company has not yet assessed what the impact of this statement will be on the Company's future earnings or financial position.

NOTE 3--PROPERTY AND EQUIPMENT

   The major classes of property and equipment, at cost, as of December 31, 1998 and January 1, 2000 are as follows:

                             December 31,  January 1,
                                 1998         2000
                             ------------  -----------
   Computer hardware and
    software...............  $   957,654   $10,178,971
   Building................          --      6,437,916
   Building--under capital
    lease (see Note 4).....    2,666,958     2,666,958
   Furniture and office
    equipment..............      232,414     1,793,037
   Land....................          --      1,240,000
   Leasehold improvements..      336,926       328,042
   Construction in
    progress...............       17,392        33,725
                             -----------   -----------
                               4,211,344    22,678,649
   Less: Accumulated
    depreciation and
    amortization...........   (1,222,630)   (1,996,925)
                             -----------   -----------
   Property and equipment,
    net....................  $ 2,988,714   $20,681,724
                             ===========   ===========

NOTE 4--CAPITAL LEASE

   In September 1994, the Company entered into a fifteen-year capital lease with its Chairman and Chief Executive Officer for its former corporate headquarters and warehouse space. The rental amount is subject to annual increases based on the Consumer Price Index and is currently $351,396 per annum. The Company pays all insurance and maintenance relating to the leased property. The mortgages on the leased property are collateralized by guarantees of a subsidiary of the Company and have an aggregate outstanding principal balance of $1,525,169 and $1,456,101 as of December 31, 1998 and January 1, 2000, respectively. As of December 31, 1998 and January 1, 2000, the Company's net investment in this capital lease was $2,007,035, and $1,801,884, respectively, which were included in property and equipment. Interest recorded on this capital lease for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000 was $242,120, $234,345, $223,430, respectively.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   Future minimum lease payments under this capital lease as of January 1, 2000, together with the present value of those future minimum lease payments, are as follows:

     2000........................................................... $  351,396
     2001...........................................................    351,396
     2002...........................................................    351,396
     2003...........................................................    351,396
     2004...........................................................    351,396
     Thereafter.....................................................  1,669,136
                                                                     ----------
     Total future minimum lease payments............................  3,426,116
     Less: Interest discount amount.................................  1,244,851
                                                                     ----------
     Total present value of future minimum lease payments...........  2,181,265
     Less: Current portion..........................................    141,016
                                                                     ----------
     Long-term portion.............................................. $2,040,249
                                                                     ==========

   In November 1999, the Company relocated its corporate headquarters to a Company-owned facility and is currently negotiating the termination of the lease for its former corporate headquarters. Management expects that this lease termination will not have a material effect on future results of operations, cash flows or financial position.

NOTE 5--STOCKHOLDERS' EQUITY

 Preferred Stock

   The Company is authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights shares.

   In connection with the acquisition of the Gen-X Companies on May 12, 1998, the Company issued 10,000 shares of mandatorily redeemable preferred stock. The redemption price of these preferred shares is contingent on certain sales and gross profit targets, ranging from a minimum of $.01 per share to a maximum of $50.00 per share, and are redeemable over a five year period. During the fiscal year ended January 1, 2000, 2,000 shares were redeemed for $100,000 (see Note
18).

 Common Stock

   On July 13, 1999, the shareholders approved an amendment to the Company's Certificate of Incorporation that increased the maximum number of authorized shares of common stock by 40,000,000 to 60,000,000.

   On June 10, 1999, the Company and SOFTBANK America Inc. ("SOFTBANK") entered into a stock purchase agreement and related agreements for the sale of 6,153,850 shares of the Company's common stock to certain affiliates of SOFTBANK at a price of $13.00 per share (the closing price on May 26, 1999, the day prior to the day the Company and SOFTBANK agreed in principle to the transaction) for an aggregate purchase price of $80,000,050, reduced by transaction costs of $183,447 and accrued interest of $89,225 and principal related to an interim loan from SOFTBANK. In order to provide capital to the Company until closing, which occurred on July 23, 1999, the Company and SOFTBANK entered into an interim subordinated loan agreement

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
on June 10, 1999 pursuant to which SOFTBANK loaned the Company $15,000,000 at an interest rate of 4.98% per annum until closing. At the July 23, 1999 closing, this loan amount was converted into shares of the Company's common stock.

   On April 21, 1997, RYKA sold 125,000 shares of its common stock for $750,000 to certain private investors. The proceeds from this sale were used to repay $385,000 of a subordinated note payable to the KPR Companies from RYKA and to enable the Company to open $810,000 in letter of credit agreements for the benefit of KPR.

   In connection with the investment in RYKA Inc. in 1995, MR Acquisitions, L.L.C. ("MR Acquisitions"), a company wholly-owned by the Company's Chairman and Chief Executive Officer, was granted contingent warrants to purchase 455,000 shares of common stock. As of December 31, 1997, MR Acquisitions had exercised warrants to purchase 361,587 of the 455,000 shares of RYKA common stock for which it paid an aggregate exercise price of $72,317. These 361,587 shares represent the full number of warrants that MR Acquisitions was entitled to exercise under the terms of the warrants. MR Acquisitions was not entitled to exercise the remaining warrants for 93,413 shares because certain contingencies were not fully satisfied.

NOTE 6--STOCK OPTIONS AND WARRANTS

   As part of the 1997 reorganization (see Note 16), on December 15, 1997 the Company assumed eight separate stock option plans (the "Plans"). Under the terms of the 1987 Stock Option Plan, the 1988 Stock Option Plan, the 1990 Stock Option Plan, the 1992 Stock Option Plan, the 1993 Stock Option Plan, the 1995 Stock Option Plan, the 1995 Non-Employee Directors' Stock Option Plan and the 1996 Equity Incentive Plan (as amended), the Company may grant qualified and nonqualified options and warrants to purchase up to 31,321; 17,500; 37,500; 43,750; 45,000; 75,000; 12,500 and 3,000,000 shares of common stock, respectively, to employees, directors and consultants of the Company. The options and warrants vest at various times over periods ranging up to five years. The options and warrants, if not exercised, expire up to ten years after the date of grant. Stock appreciation rights ("SAR's") may be granted under the Plans either alone or in tandem with stock options. Generally, recipients of SAR's are entitled to receive, upon exercise, cash or shares of common stock (valued at the then fair market value of the Company's common stock) equal to such fair market value on the date of exercise minus such fair market value on the date of grant of the shares subject to the SAR, although certain other measurements also may be used. A SAR granted in tandem with a stock option is exercisable only if and to the extent that the option is exercised. No SAR's have been granted to date under the Plans.

   Pursuant to option grant letters issued by RYKA prior to the 1997 reorganization (see Note 16), but not pursuant to any formal plan ("Non-Plan Grants"), the Company assumed options issued to certain individuals to purchase shares of the Company's common stock at prices which approximated fair market value at the date of grant. The options vest at various times over periods ranging up to five years and, if not exercised, expire up to ten years after the date of grant.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   The following table summarizes the stock option activity for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
   Assumed as of December 15, 1997..........................   219,547   $10.90
     Granted................................................   441,850     3.69
     Exercised .............................................       --       --
     Canceled...............................................  (118,716)    8.95
                                                             ---------
   Outstanding as of December 31, 1997......................   542,681     5.45
     Granted................................................   695,750     5.79
     Exercised..............................................    (7,267)    3.20
     Canceled...............................................   (42,583)    6.24
                                                             ---------
   Outstanding as of December 31, 1998...................... 1,188,581     5.71
     Granted................................................ 1,307,907    14.82
     Exercised..............................................  (345,937)    4.84
     Canceled...............................................  (226,934)    8.03
                                                             ---------
   Outstanding as of January 1, 2000........................ 1,923,617    11.71
                                                             =========

   The following table summarizes the stock warrant activity for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000:

                                                                        Weighted
                                                               Number   Average
                                                                 of     Exercise
                                                               Shares    Price
                                                               -------  --------
     Assumed as of December 15, 1997.......................... 236,486   $5.37
       Granted................................................     --      --
       Exercised..............................................     --      --
       Canceled...............................................     --      --
                                                               -------
     Outstanding as of December 31, 1997...................... 236,486    5.37
       Granted................................................  67,000    6.71
       Exercised..............................................     --      --
       Canceled............................................... (96,552)   4.27
                                                               -------
     Outstanding as of December 31, 1998...................... 206,934    6.35
       Granted................................................ 333,320   14.42
       Exercised.............................................. (49,998)   7.63
       Canceled...............................................    (923)  16.25
                                                               -------
     Outstanding as of January 1, 2000........................ 489,333   11.90
                                                               =======

   During the fiscal year ended January 1, 2000, the Company granted to retailers, consultants and employees options, warrants and restricted stock awards to purchase an aggregate of 1,641,227 shares (1,105,741 shares relating to employees and 535,486 shares relating to retailers and consultants) of the Company's common stock at prices ranging from $0.01 to $24.69 per share. The value of options, warrants and restricted stock granted during 1999 amounted to $5,341,195 ($406,069 relating to employees and $4,935,126 relating to retailers and consultants) of which the Company reflected $3,770,778 as expense in the fiscal year ended January 1, 2000. The balance will be recognized as services are provided over terms ranging from four to five years. Of the

                     GLOBAL SPORTS, INC. AND SUBSIDIARIES
amount recognized as expense during the fiscal year ended January 1, 2000, $2,654,834 is included in continuing operations ($217,476 relating to employees and $2,437,358 relating to retailers and consultants) and $1,115,945 is included in discontinued operations.

   During the latter part of the fiscal year ended January 1, 2000, the Company issued options to purchase 123,500 shares of the Company's common stock with a fair market value at the dates of grant amounting to $1,579,495 to non-employees which are included in the options and warrants described above. Because these warrants require certain counterparty performance conditions, they are subject to variable plan accounting. The Company is recording compensation expense over the five-year term of the warrants as required by EITF No. 98-16 and recognized $66,170 as compensation expense for the fiscal year ended January 1, 2000. The amount of compensation expense recognized in future years is subject to adjustment based upon changes in the price of the Company's common stock.

   In connection with the disposition of its historical businesses during the fiscal year ended January 1, 2000, the Company accelerated the vesting of 415,441 options previously granted to employees of the discontinued operations as an inducement to remain with the businesses for a period of ninety days following their sale. For accounting purposes, the Company considers this action a cancellation of a previous award and the grant of a new award. Since the grantees will not be employees of the Company when the options are vested, the Company valued the awards in accordance with the provisions of SFAS No. 123 and charged the related expense to discontinued operations for the fiscal year ended January 1, 2000. As these awards require counterparty performance conditions, they are subject to variable plan accounting and the ultimate cost to be recognized for these awards is subject to adjustment based upon changes in both the number of employees and the price of the Company's common stock through the ninetieth day after the businesses are sold.

   During the year ended December 31, 1998, the Company issued options and warrants to purchase 695,750 shares of common stock to various employees at a range of prices from $2.86 to $7.81 and with terms of five to ten years. The Company also issued warrants to purchase 67,000 shares of common stock to various consultants and sales agents at a range of prices from $5.11 to $7.94 and with terms of five to ten years. The Company recorded a charge of $150,000 for the fiscal year ended December 31, 1998 related to these warrants which is included in stock-based compensation.

   The following table summarizes information about options and warrants outstanding and exercisable as of January 1, 2000:

                           Outstanding                          Exercisable
          --------------------------------------------- ----------------------------
Range of              Weighted Average
Exercise    Number       Remaining     Weighted Average   Number    Weighted Average
 Prices   Outstanding Contractual Life  Exercise Price  Exercisable  Exercise Price
--------  ----------- ---------------- ---------------- ----------- ----------------
$  .01 -
  $ 6.13     525,333        7.32 years      $ 3.95         414,168       $ 3.89
$ 6.25 -
  $11.00     493,033        6.00              7.38         171,700         8.18
$11.20 -
  $13.00     204,511        7.97             12.14          56,011        12.45
$13.13 -
  $15.00     514,120        4.23             14.89         339,620        14.97
$15.13 -
  $30.00     675,953        9.39             18.49          75,553        17.89
           ---------                                     ---------
$  .01 -
  $30.00   2,412,950        7.02             11.75       1,057,052         9.60
           =========                                     =========

   As of January 1, 2000, 927,918 shares of common stock were available for future grants under the Plans.

   The Company accounts for the Plans in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for those incentive stock option awards granted to employees. Had compensation cost for such awards been determined consistent with SFAS No. 123,

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

Accounting for Stock Based Compensation, the Company's pro forma net income
(loss) and earnings (losses) per share for the fiscal years ended January 1, 2000, December 31, 1998 and December 31, 1997 would have been as follows:

                                                    As Reported    Pro Forma
                                                    ------------  ------------
   Fiscal Year Ended December 31, 1997
     Net loss...................................... $ (4,155,295) $ (4,805,295)
                                                    ============  ============
     Losses per share--basic and diluted........... $      (1.39) $      (1.60)
                                                    ============  ============
   Fiscal Year Ended December 31, 1998
     Net income.................................... $  5,823,856  $  4,711,383
                                                    ============  ============
     Earnings per share--basic and diluted......... $        .51  $        .41
                                                    ============  ============
   Fiscal Year Ended January 1, 2000
     Net loss...................................... $(43,247,230) $(46,850,325)
                                                    ============  ============
     Losses per share--basic and diluted........... $      (2.91) $      (3.15)
                                                    ============  ============

   The weighted average fair value of the stock options granted during the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000 were $1.49, $3.79 and $14.82 per share, respectively.

   The fair value of options granted under the Plans during the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000 were estimated on the date of grant using the Black-Scholes multiple option pricing model, with the following assumptions:

                                                                   Fiscal Year
                             Fiscal Year Ended Fiscal Year Ended      Ended
   Assumption                December 31, 1997 December 31, 1998 January 1, 2000
   ----------                ----------------- ----------------- ---------------
   Dividend yield..........           None              None             None
   Expected volatility.....          50.00%            77.17%           50.00%
   Average risk free
    interest rate..........           6.10%             5.16%            5.57%
   Average expected lives..     5.00 years        5.76 years       6.28 years

                     GLOBAL SPORTS, INC. AND SUBSIDIARIES

NOTE 7--INCOME TAXES

   The loss from continuing operations before income taxes and the related benefit from income taxes were as follows:

                                               For the Fiscal Years Ended
                                            ---------------------------------
                                            December 31, 1998 January 1, 2000
                                            ----------------- ---------------
   Loss from continuing operations before
    income taxes:
    Domestic...............................    $5,819,849       $28,681,267
    Foreign................................           --                --
                                               ----------       -----------
     Total.................................    $5,819,849       $28,681,267
                                               ==========       ===========
   Benefit from income taxes:
   Current:
    Federal................................    $1,978,749       $ 2,114,352
    State..................................           --                --
    Foreign................................           --                --
                                               ----------       -----------
     Total Current.........................    $1,978,749       $ 2,114,352
                                               ==========       ===========
   Deferred:
    Federal................................    $      --        $   106,526
    State..................................           --                --
    Foreign................................           --                --
                                               ----------       -----------
     Total Deferred........................    $      --        $   106,526
                                               ==========       ===========
   Total:
    Federal................................    $1,978,749       $ 2,220,878
    State..................................           --                --
    Foreign................................           --                --
                                               ----------       -----------
     Total.................................    $1,978,749       $ 2,220,878
                                               ==========       ===========

   For the fiscal year ended December 31, 1997, the Company had no provision for federal and state income taxes.

   As of January 1, 2000, the Company has recorded $1,337,584 in refundable income taxes resulting from the carryback of operating losses incurred during the fiscal year ended January 1, 2000. This balance is included in current assets.

   The significant components of net deferred tax assets and liabilities as of December 31, 1998 and January 1, 2000 consisted of the following:

                                             December 31, 1998 January 1, 2000
                                             ----------------- ---------------
     Deferred tax assets:
       Net operating loss carryforwards.....    $ 8,035,764     $ 21,508,643
       Deferred revenue.....................            --           205,549
       Employee benefits....................            --           416,473
       Inventory............................            --           241,308
       Depreciation.........................            --           154,408
       Provision for doubtful accounts......        308,600          111,925
                                                -----------     ------------
         Gross deferred tax assets..........      8,344,364       22,638,306
     Deferred tax liabilities...............            --               --
                                                -----------     ------------
     Net deferred tax assets and
      liabilities...........................      8,344,364       22,638,306
       Valuation allowance..................     (8,344,364)     (22,638,306)
                                                -----------     ------------
     Net deferred tax asset.................    $       --      $        --
                                                ===========     ============

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   Due to the uncertainty surrounding the realization of the Company's tax attributes in future income tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. As of January 1, 2000, the Company had available net operating loss carryforwards of approximately $54,759,299 which expire in the years 2002 through 2018. The use of certain net operating loss carryforwards may be subject to annual limitations based on ownership changes of the Company's stock, as defined by
Section 382 of the Internal Revenue Code.

   The differences between the statutory federal income tax rate and the effective income tax rate are provided in the following reconciliation:

                                                         December 31, January 1,
                                                             1998        2000
                                                         ------------ ----------
     Statutory federal income tax rate..................     34.0%      (34.0)%
     Increase (decrease) in taxes resulting from:
       Valuation allowance..............................      --         30.8
       Carryback claim refund...........................      --         (4.6)
       Other............................................      --           .1
                                                             ----       -----
     Effective income tax rate..........................     34.0%       (7.7)%
                                                             ====       =====

NOTE 8--EARNINGS (LOSSES) PER SHARE

   Earnings (losses) per share have been computed in accordance with SFAS No. 128, Earnings Per Share. Basic and diluted earnings (losses) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Outstanding common stock options and warrants have been excluded from the calculation of diluted earnings (losses) per share because their effect would be antidilutive.

   The amounts used in calculating earnings (losses) per share data are as follows:

                                                                  Fiscal Year
                            Fiscal Year Ended Fiscal Year Ended      Ended
                            December 31, 1997 December 31, 1998 January 1, 2000
                            ----------------- ----------------- ---------------
Loss from continuing
 operations...............     $(4,402,251)      $(3,841,100)    $(26,460,389)
Income from discontinued
 operations...............         246,956         9,664,956          549,838
Loss on disposition of
 discontinued operations..             --                --       (17,336,679)
                               -----------       -----------     ------------
Net income (loss).........     $(4,155,295)      $ 5,823,856     $(43,247,230)
                               ===========       ===========     ============
Weighted average shares
 outstanding--
 basic and diluted........       2,996,027        11,378,918       14,874,018
                               ===========       ===========     ============
Outstanding common stock
 options having no
 dilutive effect..........         542,681           533,132        1,923,617
                               ===========       ===========     ============
Outstanding common stock
 warrants having no
 dilutive effect..........         236,486           384,117          489,333
                               ===========       ===========     ============

NOTE 9--SIGNIFICANT CUSTOMER/CONCENTRATIONS OF CREDIT RISK

   For the fiscal year ended January 1, 2000, net revenues included revenues from Healtheon/WebMD of $2,792,350 through the sale of product to support the launch of the WebMD Sports & Fitness Store. As of January 1, 2000, Healtheon/WebMD represented substantially all of the balance in accounts receivable. During the fiscal year ended January 1, 2000, the Company also agreed to purchase advertising from Healtheon/WebMD in the aggregate amount of $3,000,000 to occur in 1999 through the second quarter of 2000.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

NOTE 10--MAJOR SUPPLIERS/ECONOMIC DEPENDENCY

   The Company purchased inventory from two suppliers during the fiscal year ended January 1, 2000 amounting to $2,206,882 and $1,764,021 or 15% and 12% of total inventory purchased, respectively. As of January 1, 2000, the Company had $1,624,321 and $1,737,666, respectively, in amounts owed to these suppliers included in accounts payable. No other supplier amounted to more than of 10% of total inventory purchased for any period presented.

NOTE 11--COMMITMENTS AND CONTINGENCIES

 Legal Proceedings

   The Company is involved in various routine litigation, including litigation in which the Company is a plaintiff, incidental to its business. The Company believes that the disposition of such routine litigation will not have a material adverse effect on the financial position or results of operations of the Company.

 Employment Agreements

   As of January 1, 2000, the Company had employment agreements with several of its officers for an aggregate annual base salary of $1,543,300 plus bonus and increases in accordance with the terms of the agreements. Terms of such contracts range from three to five years and are subject to automatic annual extensions.

 Advertising and Media Agreements

   As of January 1, 2000, the Company was contractually committed for the purchase of future advertising totaling approximately $6,447,000 (including the remaining commitment referred to in Note 9 with a significant customer) for the fiscal year ending December 30, 2000. One such agreement requires the Company to pay an additional fee based upon revenues generated from the advertising. The expense related to these commitments will be recognized in accordance with the Company's accounting policy related to advertising (see Note 2).

   In addition, as of January 1, 2000, the Company was contractually committed to provide barter media with a value of no less than $5.0 million for fiscal 2000. The barter media consists of participation by a third party in joint advertising which the Company is entitled to receive in one of its partner's retail stores and newspaper promotions. The Company has no history of similar advertising arrangements for cash. Accordingly, no revenue or expense will be recorded for this arrangement. Minimum required joint advertising with the third party includes specified quantities for combined traffic in the partner's retail stores and copies of joint newspaper promotions.

 Partner Relationships

   During the fiscal year ended January 1, 2000, the Company had two different structures for its alliances. The Company's arrangement with The Athlete's Foot, Oshman's Sporting Goods, MC Sports, Dunham's Sports, Sport Chalet and Healtheon/WebMD are exclusive licensing arrangements ranging in term from five to ten years, whereby the Company records 100% of the revenues generated through the Company's partners' e-commerce sporting goods businesses and pays a percentage of those revenues to the partner in exchange for the right to operate their e-commerce sporting goods businesses under their brand names, the promotion of their URL's and other programs and services provided to their customers. Healtheon/WebMD, The Sports Authority, Inc. and the Company are presently operating in accordance with a binding letter of intent, which expired on October 29, 1999, and the parties are in the process of negotiating a formal contract. The Company entered into

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
a fifteen-year exclusive agreement with The Sports Authority, Inc. (the "TSA Agreement"), through the Company's 80.1%-owned subsidiary TheSportsAuthority.com ("TSA.com"). TSA.com pays a royalty to The Sports Authority, Inc. based on a percentage of sales generated by the TSA.com's electronic storefront. On or after February 1, 2002, The Sports Authority, Inc. has the right to receive (for no consideration) up to an additional 30% interest in TSA.com if certain performance targets are met. The Sports Authority, Inc. has an option to purchase, on the earlier to occur of May 9, 2002 or an initial public offering of shares of TSA.com common stock, up to a total ownership interest of 49.9% in TSA.com at a price determined by a formula defined in the TSA Agreement.

NOTE 12--SAVINGS PLAN

   The Company sponsors a voluntary defined contribution savings plan covering all U.S. employees. Company contributions to the plan for each employee may not exceed 1.5% of the employee's annual salary. Total Company contributions were $18,594, $21,431 and $28,147 for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000, respectively.

NOTE 13--BUSINESS SEGMENTS

   The Company operates in one principal business segment which develops and operates the e-commerce sporting goods businesses of traditional sporting goods retailers, general merchandisers, internet and media companies in domestic markets. All of the domestic net sales, operating results and identifiable assets are in the United States. See Note 18 for a discussion of the Company's discontinued operations.

NOTE 14--RELATED PARTY TRANSACTIONS

   The Company leases an office and warehouse facility from the Company's Chairman and Chief Executive Officer (see Note 4).

   A summary of the KPR Companies' related party transactions with RYKA Inc. (prior to the 1997 reorganization--see Note 16) for the year ended December 31, 1997 is as follows:

                                                Financial Statement
   Nature of Transaction                          Classification          1997
   ---------------------                   ----------------------------  -------
   Rent................................... Other (income) expenses       $45,521
   Interest on subordinated debt.......... Interest expense              $56,854

NOTE 15--NOTES PAYABLE

 Notes Payable, Bank

   The components of the notes payable, bank balances as of December 31, 1998 and January 1, 2000 are as follows:

                                           December 31, 1998 January 1, 2000
                                           ----------------- ---------------
   Revolving credit facility, secured by
    substantially all assets of KPR and
    RYKA (weighted average interest rate
    at December 31, 1998--8.15%)..........    $18,812,156         $ --
                                              ===========         =====

   On November 20, 1997, the KPR Companies and RYKA entered into a Loan and Security Agreement (the "Loan Agreement"). Under the Loan Agreement, as amended, the Company had access to a combined credit facility of $40,000,000 which was comprised of the KPR Companies' credit facility of $35,000,000 and

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

RYKA's credit facility of $5,000,000. The term of the Loan Agreement was five years expiring on November 19, 2002. The KPR Companies and RYKA had an interest rate choice of prime plus 1/4% or LIBOR (Adjusted Eurodollar Rate) plus two hundred seventy-five basis points. Under the Loan Agreement, both the KPR Companies and RYKA may have borrowed up to the amount of their revolving line based upon 85% of their eligible accounts receivable and 65% of their eligible inventory, as those terms are defined in the Loan Agreement. The Loan Agreement also included 50% of outstanding letters of credit as collateral for borrowing.

   All borrowings under this line were repaid in full as of January 1, 2000 and the credit facility is in the process of being terminated. The total interest incurred in connection with this facility was $1,088,554 for the fiscal year ending January 1, 2000. The maximum amount outstanding on this line during the fiscal year ended January 1, 2000 was $25,459,189.

 Subordinated Notes Payable, Related Party

   The components of the subordinated notes payable balances as of December 31, 1998 and January 1, 2000 are as follows:

                                           December 31, 1998 January 1, 2000
                                           ----------------- ---------------
   Subordinated notes payable to
    shareholder (interest rate at
    December 31, 1998--8.25%).............    $1,805,841          $ --
                                              ==========          =====

   As of December 31, 1998, the Company had $1,805,841 in outstanding subordinated notes payable held by its Chairman and Chief Executive Officer, plus accrued interest on such notes of $24,094 which was recorded in accrued expenses. This debt consists primarily of a note representing undistributed Subchapter S corporation retained earnings previously taxed to him as the sole shareholder of the KPR Companies prior to the 1997 reorganization (see Note
16). Interest accrues on such notes at the Company's choice of prime plus 1/4% or LIBOR (Adjusted Eurodollar Rate) plus two hundred seventy-five basis points. Based on its Loan Agreement, the Company is permitted to make regular payments of interest on the subordinated notes and to further reduce principal on a quarterly basis, commencing subsequent to the first quarter of 1998, in an amount up to 50% of the cumulative consolidated net income of the Company. During 1998, aggregate principal payments of $250,000 were made. On July 27, 1999, the principal balance of $1,805,841 plus interest accrued to date of $58,987 was repaid in full, for which a waiver was obtained from the Company's primary lender.

NOTE 16--REORGANIZATION

   On December 15, 1997, the Company consummated a reorganization (the "Reorganization"), among RYKA Inc. ("RYKA"), KPR Sports International, Inc. ("KPR"), Apex Sports International, Inc., MR Management, Inc. (the last three companies collectively referred to as the "KPR Companies"), and Michael G. Rubin, the former sole shareholder of the KPR Companies and now the Chairman and Chief Executive Officer of the Company. As part of the Reorganization, (i) RYKA was renamed Global Sports, Inc., (ii) the Company transferred all of its assets and liabilities to RYKA in exchange for all of the issued and outstanding shares of capital stock of RYKA, (iii) a subsidiary of the Company merged with and into KPR, with KPR surviving the merger as a wholly-owned subsidiary of the Company, (iv) the Company acquired all of the issued and outstanding shares of capital stock of Apex and MR Management, and (v) the Company issued to Mr. Rubin an aggregate of 8,169,086 of its common stock in exchange for all of the issued and outstanding shares of capital stock of the KPR Companies.

   Immediately after the Reorganization, Mr. Rubin, the former sole shareholder of the KPR Companies, then owned approximately 78% of the outstanding voting power of the Company. Accordingly, the Reorganization

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
was accounted for as a reverse purchase under generally accepted accounting principles pursuant to which the KPR Companies were considered to be the acquiring entity and the Company was the acquired entity for accounting purposes, even though the Company was the surviving legal entity. Accordingly, references to the Company's financial statements refer to the financial statements of the KPR Companies prior to the Reorganization and to the financial statements of the KPR Companies, including RYKA, Inc., after the Reorganization.

NOTE 17--INVESTMENT IN RYKA INC.

   A summary of activity relating to the Company's investment in RYKA Inc. for the year ended December 31, 1997 follows:

     Investment in RYKA, December 31, 1996.......................... $1,167,986
     Equity in net loss of RYKA.....................................   (592,093)
     Equity in stock issuances of RYKA..............................    356,534
     Additional advances............................................     12,311
     Amortization of negative goodwill..............................     12,446
     RYKA partial repayment of initial advance......................   (385,000)
                                                                     ----------
     Investment in RYKA, December 14, 1997.......................... $  572,184
                                                                     ==========

   During the fiscal year ended December 31, 1997, RYKA issued for cash 125,000 shares of common stock for $6.00 per share, which was in excess of the Company's per share carrying amount. Also during the fiscal year ended December 31, 1997, MR Acquisitions exercised its warrants to purchase an additional 361,587 RYKA shares. The Company accounted for these transactions as an increase in both its investment and additional paid-in capital. As of December 14, 1997, just prior to the Reorganization (See Note 16), the Company had a 33% equity interest in the net assets of RYKA.

NOTE 18--DISCONTINUED OPERATIONS

   On April 20, 1999, the Company formalized a plan to sell two of its businesses, the Branded division and the Off-Price and Action Sports division, in order to focus exclusively on its e-commerce business. The Branded division designs and markets the RYKA and Yukon footwear brands. The Off-Price and Action Sports division is a third-party distributor and make-to-order marketer of off-price footwear, apparel and sporting goods. Accordingly, for financial statement purposes, the assets, liabilities, results of operations and cash flows of these divisions have been segregated from those of continuing operations and are presented in the Company's financial statements as discontinued operations. The accompanying financial statements have been reclassified to reflect this presentation.

   On September 24, 1999, the Company and a management group led by James J. Salter and Kenneth J. Finkelstein entered into an acquisition agreement providing for the sale of the Company's Off-Price and Action Sports division, including the sale of all of the issued and outstanding capital stock of the Company's wholly-owned subsidiaries Gen-X Holdings Inc. and Gen-X Equipment Inc. (collectively, the "Gen-X Companies"). On March 13, 2000, the acquisition agreement was amended to, inter alia, (i) extend the date after which either party could terminate the acquisition agreement, (ii) provide for a larger portion of the purchase price to be paid in cash instead of a combination of cash and promissory notes, (iii) reduce the purchase price as a result of more of the purchase price being paid in cash, (iv) provide the purchaser with a breakup fee of $1,500,000, if the Company terminated the agreement under certain circumstances, and (v) to accelerate the vesting of options to purchase an aggregate of 281,930 shares of Global Common Stock held by certain employees of Global. Pursuant to the terms of the acquisition agreement, as amended, the aggregate purchase price for the Off-Price

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
and Action Sports division is approximately $17,200,000, consisting of a cash payment of $6,000,000 deposited in an escrow account by the purchaser on March 13, 2000, a cash payment at closing of $7,200,000 and assumption of certain notes payable by Global in the aggregate principal amount of approximately $4,000,000. For fiscal 1999, the Company recognized a loss of $5.2 million related to the disposition of this division.

   On December 29, 1999, Global sold substantially all of the assets of its Branded division (other than the accounts receivable which totaled approximately $6,600,000 as of December 29, 1999) to American Sporting Goods Corporation in exchange for a cash payment of $10,447,409. The Company recognized a loss of $12,102,841 on the sale of the Branded division, including operating losses of $5,289,344 subsequent to the measurement date of April 20, 1999.

   Upon initial adoption of the plan to sell these businesses, management expected to recognize a gain upon the disposal of its historical businesses. During the quarter ended June 30, 1999, management revised its estimates and recorded a loss on disposal of $5,632,158. During the quarter ended January 1, 2000, when the Company consummated the sale of its Branded division, the proceeds from the sale were substantially lower than formerly anticipated. As a result of this transaction and the renegotiation of the sales price for the Off-Price and Action Sports division, management made further revisions to its estimates and recognized additional losses on disposal of $11,704,521 during the quarter ended January 1, 2000.

   Net sales of discontinued operations for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000 were $60,671,407, $131,434,971 and
$112,823,357, respectively. For the period subsequent to April 20, 1999, the measurement date, discontinued operations incurred net operating losses of $7,575,861, of which $5,289,344 was attributable to the Branded division and $2,286,517 was attributable to the Off-Price and Action Sports division. The income tax provision for discontinued operations arose as a result of the taxable income of a foreign subsidiary as well as a tax provision related to gains on the disposal of certain intangibles owned by a U.S. subsidiary.

   The discontinued operations components of amounts reflected in the balance sheets are as follows:

                                                    December 31,   January 1,
                                                        1998          2000
                                                    ------------  ------------
     Balance Sheet Data:
       Cash........................................ $    772,916  $    590,952
       Accounts receivable.........................   36,782,732    29,692,418
       Inventory...................................   20,954,168     3,518,312
       Property and equipment......................    1,397,189     1,242,526
       Goodwill and intangibles....................   16,507,073    11,148,024
       Other assets................................      936,293       499,650
       Accounts payable and accrued expenses.......  (16,192,954)  (10,360,404)
       Subordinated notes payable..................   (1,999,065)          --
       Note payable, banks.........................  (14,823,955)  (15,520,167)
       Notes payable, other........................   (3,206,558)   (2,430,505)
                                                    ------------  ------------
         Net assets of discontinued
          operations(/1/).......................... $ 41,127,839  $ 18,380,806
                                                    ============  ============

    --------
    (/1/) Included in current assets.

 Acquisition of Discontinued Operations

   Prior to its decision to focus exclusively on its e-commerce business, the Company acquired Gen-X Holdings Inc. and Gen-X Equipment Inc. on May 12, 1998. The Gen-X Companies were privately-held companies based in Toronto, Ontario specializing in selling off-price sporting goods and winter sports

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
equipment (including ski and snowboard equipment), in-line skates, sunglasses, skateboards and specialty footwear. In consideration for the stock of the Gen-X Companies, the Company issued 1,500,000 shares of its common stock and contingent consideration in the form of non-interest bearing notes and 10,000 shares of mandatorily redeemable preferred stock in the aggregate amount of $5,000,000. The notes are payable and shares are redeemable at an aggregate of $1,000,000 per year over a five-year period upon achieving certain sales and gross profit targets. The total purchase price, including acquisition expenses of approximately $330,000 but excluding the contingent consideration described above ($1,000,000 of which was paid in May of 1999), was $9,279,645. This purchase price was based on the 5-day average market price of the 1,500,000 shares discounted by 10% to reflect restrictions on the transferability of these shares.

   The following table details the allocation of the total consideration:

     Fair value of assets acquired................................ $ 13,913,937
     Fair value of liabilities assumed............................  (13,765,000)
     Goodwill.....................................................    9,130,708
                                                                   ------------
                                                                   $  9,279,645
                                                                   ============

   During the one-year period ended April 30, 1999, the Gen-X Companies achieved the first of their sales and gross profit targets, and accordingly, in May 1999, the Company redeemed 2,000 shares of the mandatorily redeemable preferred stock for $100,000 and paid $900,000 against the contingent notes payable, resulting in a corresponding increase to goodwill of $1,000,000.

   Effective July 27, 1998, the Company acquired Lamar Snowboards, Inc. ("Lamar"), a privately-held manufacturer of snowboards, bindings and related products based in San Diego, California. In consideration for the stock of Lamar, the Company paid $250,000 in cash and issued notes in the aggregate principal amount of $1,000,000, payable over five years. The fair value of the assets acquired was $927,124 and the fair value of the liabilities assumed was $1,881,116, resulting in goodwill of $2,203,992.

 Notes Payable of Discontinued Operations

   The components of the notes payable, banks balances as of December 31, 1998 and January 1, 2000 are as follows:

                                                          December
                                                             31,     January 1,
                                                            1998        2000
                                                         ----------- -----------
   Revolving credit facility, secured by substantially
    all assets of the Gen-X Companies (weighted average
    interest rate at January 1, 2000--7.71%)...........  $14,500,000 $15,240,000
   Mortgage payable, secured by building due 8/15/09
    (interest rate at January 1, 2000--7.91%)..........      323,955     280,167
                                                         ----------- -----------
     Total.............................................  $14,823,955 $15,520,167
                                                         =========== ===========

   The Company has a line of credit of approximately $20,000,000 for use by the Gen-X Companies, which is available for either direct borrowing or for import letters of credit. The loan bears interest at prime plus one half percent and is secured by a general security agreement covering substantially all of the Gen-X Companies' assets. As of January 1, 2000, draws of $15,240,000 were committed under this line. Based on available collateral and outstanding import letters of credit commitments an additional $9,184,000 was available for borrowing as of January 1, 2000. The maximum amount outstanding on this line during the fiscal year ended January 1, 2000 was $15,240,000.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   Notes payable, banks includes a mortgage payable secured by land and building in Ontario, Canada of $280,167 bearing interest at the bank's cost of funds plus 2.5% and maturing on August 15, 2009.

   The components of the notes payable, other balances as of December 31, 1998 and January 1, 2000 are as follows:

                                                       December 31, January 1,
                                                           1998        2000
                                                       ------------ ----------
   Note payable to Ride, Inc., due 12/31/02 (interest
    rate as of January 1, 2000--8%)...................  $1,600,000  $1,200,000
   Notes payable to former shareholders of Lamar, due
    7/27/03 (interest rate as of January 1, 2000--
    6%)...............................................   1,606,558   1,230,505
                                                        ----------  ----------
      Total...........................................  $3,206,558  $2,430,505
                                                        ==========  ==========

   Other debt related to the Gen-X Companies includes an outstanding loan payable to Ride Inc. of $1,200,000. The original loan of $2,000,000 is repayable in equal quarterly installments of $100,000 which commenced on March 31, 1998 and bears interest at the prime lending rate.

   Notes payable, other also includes $1,230,505 of promissory notes payable to the former shareholders of Lamar. The notes are payable in five equal annual installments and bear interest at 6% per annum.

   The components of the subordinated notes payable balances as of December 31, 1998 and January 1, 2000 are as follows:

                                                      December 31, January 1,
                                                          1998        2000
                                                      ------------ ----------
   Subordinated notes payable to former shareholders
    of the Gen-X Companies, due January 1, 2000......  $1,999,065     $--
                                                       ==========     ====

   Upon closing the Gen-X transaction on May 12, 1998, several subordinated notes payable were executed with the former shareholders of the Gen-X Companies for an aggregate of $1,999,065 which is payable upon the earlier of the Company raising certain additional capital or in four equal consecutive quarterly payments beginning March 31, 1999. This note bears interest at 7% per annum until December 31, 1998 and the prime lending rate thereafter.

   Net interest expense incurred related to notes payable of discontinued operations amounting to $-- , $905,197 and $2,430,151 for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000, respectively, has been allocated to discontinued operations.

 Property and Equipment of Discontinued Operations

   The major classes of property and equipment, at cost, as of December 31, 1998 and January 1, 2000 are as follows:

                                                      December 31, January 1,
                                                          1998        2000
                                                      ------------ ----------
      Computers and equipment........................  $  574,040  $  693,100
      Building.......................................     686,365     678,375
      Leasehold improvement..........................      21,846      14,247
      Land...........................................     268,800     268,800
                                                       ----------  ----------
                                                        1,551,051   1,654,522
      Less: Accumulated depreciation and
       amortization..................................    (153,862)   (411,996)
                                                       ----------  ----------
         Property and equipment, net.................  $1,397,189  $1,242,526
                                                       ==========  ==========

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

 Purchase Commitments of Discontinued Operations

   As of January 1, 2000, outstanding purchase commitments exist totaling $2,412,167.

 Related Party Transactions of Discontinued Operations

   For the year ended December 31, 1997, the KPR Companies' purchased $196,274 of inventory from RYKA Inc. (prior to the Reorganization).

 Financial Instruments of Discontinued Operations

   The Company uses derivative financial instruments to manage the impact of foreign exchange rate changes on earnings and cash flows. The Company does not enter into financial instruments for trading or speculative purposes. The counterparties to these contracts are major financial institutions with high credit ratings and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would be immaterial.

   As part of its foreign exchange risk management strategy, the Company uses forward exchange contracts to minimize currency risk on anticipated inventory purchases and cash flows from collections of accounts receivable. The terms of these contracts are typically from one to three months. From time to time during 1998 and 1999, the Company entered into several forward currency exchange contracts with one of its main lending banks, accounted for as direct hedges on certain of its accounts payable exposures in Swiss Francs, German Marks and British Pounds. All gains and losses from such contracts are recognized in cost of sales as the related inventories are sold. The Company had no amounts outstanding related to these contracts as of January 1, 2000.

 Significant Customers/Concentrations of Credit Risk of Discontinued Operations

   The Company's sales and accounts receivable of discontinued operations were primarily with major national retail stores. If the financial condition or operations of these customers deteriorate substantially, the Company's operating results could be adversely affected. Credit risk with respect to other trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base and mitigated in part by credit insurance. The Company performs ongoing credit evaluations of its customers' financial condition and generally the Company does not require collateral.

   For the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000, net sales to key customers each amounting to in excess of 10% of net sales are as follows:

                                                      Fiscal Year Ended
                                             -----------------------------------
                                             December 31, December 31 January 1,
                                                 1997        1998        2000
                                             ------------ ----------- ----------
      Customer A............................     N/A           27%       N/A
      Customer B............................      22%          13%        13%
      Customer C............................      13%         N/A        N/A

   As of December 31, 1998, accounts receivable for Customer A and Customer B amounted to $8,881,106 and $4,080,369, respectively, or 24% and 11%, respectively, of total accounts receivable outstanding. As of January 1, 2000, accounts receivable for Customer B amounted to $1,957,882, or 5% of total accounts receivable outstanding in discontinued operations.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

 Major Suppliers/Economic Dependency of Discontinued Operations

   Inventory purchased for the fiscal years ended December 31, 1997 and December 31 1998 from a supplier amounted to 26% and 11%, respectively, of total inventory purchased. As of December 31, 1997, the amount owed to this supplier was $11,261,105, or 70% of total accounts payable outstanding. As of December 31, 1998 and January 1, 2000, the Company had no amounts owed to this supplier. No other supplier amounted to in excess of 10% of total inventory purchased for each of the years then ended.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

NOTE 19--QUARTERLY RESULTS (UNAUDITED)

   The following tables contain selected unaudited Statement of Operations information for each quarter of the fiscal years ended December 31, 1998 and January 1, 2000. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                              For the Fiscal Year Ended December 31, 1998
                              -----------------------------------------------
                                First       Second      Third       Fourth
                               Quarter     Quarter     Quarter      Quarter
                              ----------  ----------  ----------  -----------
Net revenues................. $      --   $      --   $      --   $       --
                              ==========  ==========  ==========  ===========
Gross profit.................        --          --          --           --
                              ==========  ==========  ==========  ===========
Loss from continuing
 operations.................. $ (439,448) $ (452,616) $ (875,998) $(2,073,038)
Income from discontinued
 operations..................  1,971,021   1,258,993   3,314,628    3,120,314
                              ----------  ----------  ----------  -----------
Net income................... $1,531,573  $  806,377  $2,438,630  $ 1,047,276
                              ==========  ==========  ==========  ===========
Losses per share--basic and
 diluted(/1/):
  Loss from continuing
   operations................ $     (.04) $     (.04) $     (.07) $      (.17)
  Income from discontinued
   operations................        .19         .11         .27          .26
                              ----------  ----------  ----------  -----------
  Net income................. $      .15  $      .07  $      .20  $       .09
                              ==========  ==========  ==========  ===========
Weighted average shares
 outstanding--basic and
 diluted..................... 10,418,198  11,226,403  11,922,515   11,925,378
                              ==========  ==========  ==========  ===========

--------
(/1/) The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.

                                For the Fiscal Year Ended January 1, 2000
                             --------------------------------------------------
                               First       Second        Third        Fourth
                              Quarter      Quarter      Quarter      Quarter
                             ----------  -----------  -----------  ------------
Net revenues...............  $      --   $       --   $       --   $  5,510,576
                             ==========  ===========  ===========  ============
Gross profit...............         --           --           --      1,693,809
                             ==========  ===========  ===========  ============
Loss from continuing
 operations................  $ (763,287) $(3,221,021) $(7,116,645) $(15,359,436)
Income (loss) from
 discontinued operations...   1,157,175     (607,335)         --            --
Gain (loss) on disposition
 of discontinued
 operations................         --    (5,632,158)      97,951   (11,802,472)
                             ----------  -----------  -----------  ------------
Net income (loss)..........  $  393,888  $(9,460,514) $(7,018,694) $(27,161,908)
                             ==========  ===========  ===========  ============
Losses per share--basic and
 diluted(/1/):
  Loss from continuing
   operations..............  $     (.06) $      (.27) $      (.42) $       (.83)
  Income (loss) from
   discontinued
   operations..............         .09         (.05)         --            --
  Gain (loss) on
   disposition of
   discontinued
   operations..............         --          (.46)         --           (.64)
                             ----------  -----------  -----------  ------------
  Net income (loss)........  $      .03  $      (.78) $      (.42) $      (1.47)
                             ==========  ===========  ===========  ============
Weighted average shares
 outstanding--basic and
 diluted...................  12,018,517   12,120,085   16,824,139    18,424,942
                             ==========  ===========  ===========  ============

--------
(/1/) The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


NOTE 20--SUBSEQUENT EVENT

   On February 29, 2000, the Company entered into a long-term distribution agreement with BlueLight.com, an independent company formed to operate the e-commerce businesses of Kmart Corporation. The Company will provide a product information database to BlueLight.com that it will use to merchandise the sporting goods department of its flagship Web site. BlueLight.com will process orders for sporting goods on its Web site and deliver the orders to the Company electronically. The Company will then sell the products from its inventory and transfer title to BlueLight.com at a predetermined discount to the selling price of the product and pick, pack and ship the products to consumers on behalf of BlueLight.com. The Company will generate revenues from the sale of product to BlueLight.com and will recognize such revenues upon delivery of the merchandise to a common carrier.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                       January 1, September 30,
                                                          2000        2000
                                                       ---------- -------------
                                                        (In thousands, except
                                                           per share data)
                        ASSETS
                        ------

Current assets:
  Cash and cash equivalents...........................  $ 27,345    $ 31,098
  Short-term investments..............................       --          799
  Accounts receivable, net............................     2,738       7,619
  Inventory...........................................    10,697      14,923
  Prepaid expenses and other current assets...........     2,782       1,982
  Net assets of discontinued operations...............    18,382         --
                                                        --------    --------
    Total current assets..............................    61,944      56,421
Property and equipment, net of accumulated
 depreciation and amortization........................    20,682      25,004
Other assets, net.....................................       110         537
                                                        --------    --------
    Total assets......................................  $ 82,736    $ 81,962
                                                        ========    ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses...............  $ 20,740    $ 16,617
  Deferred revenue....................................       505         812
  Current portion of long-term debt...................       141         202
                                                        --------    --------
    Total current liabilities.........................    21,386      17,631
Long-term debt........................................     2,040       7,200

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000 shares
   authorized; 8 shares issued as mandatorily
   redeemable preferred stock as of January 1, 2000...       --          --
  Common stock, $0.01 par value, 60,000 authorized;
   19,544 issued and 18,475 outstanding as of January
   1, 2000; 23,512 issued and outstanding as of
   September 30, 2000.................................       195         236
Additional paid in capital............................   102,462     147,029
Accumulated deficit...................................   (43,133)    (90,134)
                                                        --------    --------
                                                          59,524      57,131
Less: Treasury stock, at cost.........................       214         --
                                                        --------    --------
    Total stockholders' equity........................    59,310      57,131
                                                        --------    --------
    Total liabilities and stockholders' equity........  $ 82,736    $ 81,962
                                                        ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                             Nine Months Ended
                                                               September 30,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
                                                              (In thousands,
                                                             except per share
                                                                   data)
Net revenues...............................................  $    --   $ 22,483
Cost of revenues...........................................       --     15,742
                                                             --------  --------
  Gross profit.............................................       --      6,741
                                                             --------  --------

Operating expenses:
  Sales and marketing......................................     1,871    27,937
  Product development......................................     3,399     5,422
  General and administrative...............................     5,268     6,462
  Stock-based compensation.................................     2,565     4,297
  Depreciation and amortization............................       365     5,467
                                                             --------  --------
    Total operating expenses...............................    13,468    49,585
                                                             --------  --------
Operating loss.............................................   (13,468)  (42,844)
Other (income) expense:
  Interest income, net.....................................      (146)     (826)
                                                             --------  --------
Loss from continuing operations before income tax benefit..   (13,322)  (42,018)
Income tax benefit.........................................     2,221       --
                                                             --------  --------
Loss from continuing operations............................   (11,101)  (42,018)
Discontinued operations:
  Income from discontinued operations (less income tax
   expense of $583 for the nine-month period ended
   September 30, 1999).....................................       550       --
  Gain (loss) on disposition of discontinued operations
   (less income tax expense of $1,390 and $831 for the
   three- and nine-month periods ended September 30,
   1999)...................................................    (5,534)   (4,983)
                                                             --------  --------
Net loss...................................................  $(16,085) $(47,001)
                                                             ========  ========

Losses per share--basic and diluted:
  Loss from continuing operations..........................  $  (0.92) $  (2.06)
  Income from discontinued operations......................      0.05       --
  Loss on disposition of discontinued operations...........     (0.46)    (0.24)
                                                             --------  --------
Net loss...................................................  $  (1.33) $  (2.30)
                                                             ========  ========
Weighted average shares outstanding--basic and diluted.....    12,119    20,446
                                                             ========  ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                           ------------------
                                                             1999      2000
                                                           --------  --------
                                                            (In thousands)
Cash Flows from Operating Activities:
Net loss.................................................. $(16,085) $(47,001)
  Deduct:
    Income from discontinued operations...................      550       --
    Loss on disposition of discontinued operations........   (5,534)   (4,983)
                                                           --------  --------
    Loss from continuing operations.......................  (11,101)  (42,018)

Adjustments to reconcile net loss from continuing
 operations to net cash used in operating activities:
  Depreciation and amortization...........................      365     5,467
  Stock-based compensation................................    2,565     4,297

  Changes in operating assets and liabilities:
    Deferred income taxes.................................   (2,221)      --
    Accounts receivable...................................      --     (4,881)
    Inventory.............................................   (4,669)   (4,226)
    Prepaid expenses and other current assets.............      (22)      800
    Other assets..........................................       64      (427)
    Accounts payable and accrued expenses and other.......   11,880    (4,062)
    Deferred revenue......................................      --        307
    Income taxes payable..................................   (1,379)      --
                                                           --------  --------
  Net cash used in continuing operations..................   (4,518)  (44,743)
  Net cash (used in) provided by discontinued operations..   (6,637)      256
                                                           --------  --------
  Net cash used in operating activities...................  (11,155)  (44,487)
                                                           --------  --------

Cash Flows from Investing Activities:
  Acquisition of property and equipment, net..............  (13,761)   (9,804)
  Proceeds from sale of discontinued operations...........      --     13,200
  Purchase of short-term investment.......................      --       (799)
                                                           --------  --------
  Net cash (used in) provided by investing activities.....  (13,761)    2,597
                                                           --------  --------

Cash Flows from Financing Activities:
  Net repayments under lines of credit....................  (15,113)      --
  Repayments of capital lease obligation..................      (95)      (71)
  Repayments of subordinated note payable.................   (1,806)      --
  Proceeds from exercises of common stock options and
   warrants...............................................    1,342       541
  Proceeds from SOFTBANK agreement........................   80,000       --
  Proceeds from mortgage note.............................      --      5,300
  Proceeds from sale of common stock and warrants.........      --     39,873
  Costs of debt issuance and other........................      (28)      --
                                                           --------  --------
  Net cash provided by financing activities...............   64,300    45,643
                                                           --------  --------
Net increase in cash and cash equivalents.................   39,385     3,753
Cash and cash equivalents, beginning of period............       83    27,345
                                                           --------  --------
Cash and cash equivalents, end of period.................. $ 39,468  $ 31,098
                                                           ========  ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

   Global Sports, Inc. ("Global" or the "Company"), a Delaware corporation, develops and operates the electronic commerce ("e-commerce") sporting goods businesses of several traditional sporting goods retailers, general merchandisers, Internet companies and media companies under exclusive long-term agreements. The Company currently derives virtually all of its revenues from the sale of sporting goods through the Internet and other electronic media. The Company currently does not derive revenues from the provision of services to its partners' e-commerce sporting goods businesses. Each of the Company's partners owns the URL address of its Web site. Based upon the terms of the agreements with its partners, the Company owns certain components of the Web sites and the partners own other components.

   The accompanying condensed consolidated financial statements of Global have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements.

   The accompanying financial information is unaudited; however, in the opinion of the Company's management, all adjustments (consisting solely of normal recurring adjustments and accruals) necessary to present fairly the financial position, results of operations and cash flows for the periods reported have been included. The results of operations for the periods reported are not necessarily indicative of those that may be expected for a full year.

   This quarterly report should be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements presented in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 2, 2000.

   Certain reclassifications have been made to the prior year condensed consolidated financial statements to conform to those used in the current period.

NOTE 2--ACCOUNTING POLICIES

 Deferred Revenue

   Deferred revenue consists of fees to be earned in future periods under an agreement existing at the balance sheet date, as well as amounts received from the sale of gift certificates redeemable on our partners' Web sites.

 Net Revenues

   The Company provides various services to its partners, including the design, development, maintenance and promotion of customized web sites. The Company has not derived revenues from the provision of these services. Net revenues are derived from sales of sporting goods through our partners' Web sites, direct marketing, business to business group sales and 800-number sales, and related outbound shipping charges, net of allowances for returns and discounts. Revenues from product sales are recognized upon the shipment of product to customers. Revenues may occasionally be recognized on a "bill and hold" basis when, at the request of our partners to support specific unique merchandising needs, title and risks of ownership pass to them prior to shipment and the Company has substantially met its performance obligations. Related inventories held for such partners were not significant at September 30, 2000. Net revenues also include fees, recorded as they are earned, related to certain marketing efforts.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   Other sources of revenue, including the sale of gift certificates to the Company's retail partners' land-based stores and the sale of advertising on the partners' Web sites, were not significant during the nine-month period ended September 30, 2000.

 Recent Accounting Pronouncements

   Effective July 2, 2000, the Company adopted the Emerging Issues Task Force of the Financial Accounting Standards Board ("EITF") Statement of Position Issue 00-2, "Accounting for Web Site Development Costs". This statement provides guidance on accounting for web site development costs. Adoption of this statement had no material effect on the Company's results of operations, cash flows or financial position.

   In July, 2000, the EITF reached a consensus on EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to customers related to shipping and handling, if any, represent revenue and should be classified as revenue. The Company has classified shipping charges to customers as revenue.

   In September, 2000, the EITF further refined this consensus and stated that the classification of shipping and handling costs is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion 22. The EITF further stated that a company may adopt a policy of including shipping and handling costs in cost of sales. However, if shipping costs or handling costs are significant and are not included in cost of sales, a company should disclose both the amount(s) of such costs and the line item(s) on the income statement that include them. This consensus must be adopted by the Company in the fourth quarter of fiscal 2000 and is not expected to have a significant impact on the Company's financial position or results of operations.

   In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. In September 2000, the EITF reached consensus on EITF issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Each of these pronouncements is required to be adopted in the fourth quarter of 2000. The Company does not expect these pronouncements to have a significant impact on the Company's financial position or results of operations.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

NOTE 3--EARNINGS (LOSSES) PER SHARE

   Earnings (losses) per share for all periods have been computed in accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share". Basic and diluted earnings (losses) per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Outstanding common stock options and warrants have been excluded from the calculation of diluted earnings (losses) per share because their effect would be antidilutive.

   The amounts used in calculating earnings (losses) per share data are as follows (in thousands):

                                                            Nine Months Ended
                                                              September 30,
                                                            ------------------
                                                              1999      2000
                                                            --------  --------
Loss from continuing operations...........................  $(11,101) $(42,018)
Income from discontinued operations, net of income taxes..       550       --
Gain (loss) on disposition of discontinued operations, net
 of income taxes..........................................    (5,534)   (4,983)
                                                            ========  ========
Net loss..................................................  $(16,085) $(47,001)
                                                            ========  ========
Weighted average shares outstanding--basic and diluted....    12,119    20,446
                                                            ========  ========
Outstanding common stock options having no dilutive
 effect...................................................     1,953     3,102
                                                            ========  ========
Outstanding common stock warrants having no dilutive
 effect...................................................       403     3,709
                                                            ========  ========

NOTE 4--COMMITMENTS AND CONTINGENCIES

 Employment Agreements

   As of September 30, 2000, the Company had employment agreements with several of its officers and other employees for an aggregate annual base salary of $1.6 million plus bonuses and increases in accordance with the terms of the agreements. Terms of such contracts range from three to five years and are subject to automatic annual extensions.

 Advertising and Media Agreements

   As of September 30, 2000, the Company was contractually committed for the purchase of future advertising totaling approximately $1.3 million through the second quarter of the fiscal year ending December 29, 2001. In addition, the Company contractually committed to provide barter media with a value of no less than $5.0 million for fiscal 2000. The barter media consists of participation by a third party in joint advertising that the Company is entitled to receive in one of its partner's retail stores and newspaper promotions. The Company has no history of similar advertising arrangements for cash. Accordingly, no revenue or expense will be recorded for this arrangement. Minimum required joint advertising with the third party includes specific quantities for combined traffic in the partner's retail stores and copies of joint newspaper promotions.

NOTE 5--EQUITY TRANSACTIONS

   On September 13, 2000, the Company agreed to sell to Interactive Technology Holdings, LLC, a joint venture company formed by Comcast Corporation and QVC, Inc., ("ITH"), 5,000,000 shares of common stock at $8.15 per share in cash, for an aggregate purchase price of $40.8 million. In addition, ITH agreed to acquire, for an aggregate purchase price of $562,500, warrants to purchase 2,500,000 shares of the Company's common stock

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES
at an exercise price of $10.00 per share and 2,000,000 shares of the Company's common stock at an exercise price of $8.15 per share. These warrants have terms of five years. This investment was completed through two separate closings. On September 13, 2000, ITH invested $14.9 million, and on October 5, 2000, ITH invested $26.4 million. The Company has granted ITH certain "demand" and "piggy-back" registration rights with respect to the shares of common stock issued to ITH and issuable to ITH upon exercise of the warrants.

   On April 27, 2000, the Company agreed to sell to funds affiliated with SOFTBANK America Inc. (collectively "SOFTBANK") 2,500,000 shares of common stock and to TMCT Ventures, LP ("TMCT") 625,000 shares of common stock at a price of $8.00 per share in cash for an aggregate purchase price of $25.0 million. The sale of these shares was completed on May 1, 2000. In addition, as part of this financing, the Company issued to SOFTBANK warrants to purchase 1,250,000 shares of common stock and to TMCT warrants to purchase 312,500 shares of common stock. These warrants have three-year terms and exercise prices of $10.00 per share.

   In addition to the warrants described in the preceding paragraphs, the Company granted options and warrants to purchase 223,350 and 1,643,790 shares of the Company's common stock to employees, consultants and partners of the Company during the nine-month period ended September 30, 2000. The range of exercise prices for all options and warrants granted was from $1.00 to $20.75 for the nine-month period ended September 30, 2000. As a result of the grant of these options and warrants and the amortization of deferred compensation from prior grants, the Company recorded stock-based compensation expense of $4.3 million for the nine-month period ended September 30, 2000, primarily as a result of non-employee grants. As of September 30, 2000, the Company had an aggregate of $2.5 million of deferred compensation remaining to be amortized over the next five years.

   Options and warrants to purchase 112,117 shares of the Company's common stock were exercised during the nine-month period ended September 30, 2000. The range of exercise prices was from $3.20 to $15.63 for the nine-month period ended September 30, 2000. These exercises resulted in cash proceeds to the Company of $536,000 for the nine-month period ended September 30, 2000.

NOTE 6--BUSINESS SEGMENTS

   The Company operates in one principal business segment which sells sporting goods over the Internet and other electronic media. The Company develops and operates the e-commerce sporting goods businesses of traditional sporting goods retailers, general merchandisers, Internet companies and media companies in domestic markets. All of the Company's net sales, operating results and identifiable assets are in the United States. See Note 7 for a discussion of the Company's discontinued operations.

NOTE 7--DISCONTINUED OPERATIONS

   On May 26, 2000, the Company completed the previously announced sale of its Off-Price and Action Sports division. The Company received $13.2 million in cash proceeds from the sale. This sale completed the disposition of the Company's discontinued operations.

   During the nine-month period ended September 30, 2000, the Company recognized an additional loss on the disposition of discontinued operations of $5.0 million resulting from actual expenses and losses differing from estimated amounts, uncollectable accounts receivable, and goodwill impairment related to these businesses. Included in accounts payable and accrued expenses as of September 30, 2000 is approximately $1.9 million related to certain remaining obligations of the discontinued operations.

                      GLOBAL SPORTS, INC. AND SUBSIDIARIES

   Net sales of discontinued operations for the nine-month period ended September 30, 1999 were $92.5 million and for the nine-month period ended September 30, 2000 were $36.2 million.

   Net interest expense related to notes payable of discontinued operations of $569,000 for the nine-month period ended September 30, 1999 and $619,000 for the nine-month period ended September 30, 2000, has been allocated to discontinued operations.

NOTE 8--MORTGAGE NOTE

   On April 20, 2000, the Company entered into a $5.3 million mortgage note collateralized by the land, building, improvements, furniture and equipment of its corporate headquarters. The mortgage note has a term of ten years and bears interest at 8.49% per annum. The Company recorded $204,000 of interest expense related to this note during the nine-month period ended September 30, 2000.

NOTE 9--SIGNIFICANT TRANSACTIONS

   For the nine-month period ended September 30, 2000, net revenues included approximately $8.3 million of sales of one vendor's product sold primarily through direct marketing in addition to Web site and other 800-number sales. The resulting accounts receivable are due over a weighted average period of nine months.

NOTE 10--RELATED PARTY TRANSACTIONS

   The Company has entered into strategic alliances to provide procurement and fulfillment services for certain partners which are affiliates of SOFTBANK (or its related companies). The Company recognized net revenues of approximately $900,000 on sales to these related parties for the nine-month period ended September 30, 2000. The terms of these sales are comparable to those given to other partners of the Company. As of September 30, 2000, $700,000 was due to the Company for these sales and is included in accounts receivable.

NOTE 11--SUBSEQUENT EVENT

   On October 24, 2000, the Company entered into a definitive merger agreement to acquire all of the outstanding shares of Fogdog, Inc. ("Fogdog"), an online sporting goods retailer. Under the terms of the agreement, upon consummation of the merger, Fogdog stockholders will receive 0.135 of a share of Global's common stock for each share of Fogdog common stock. Global expects to issue approximately 5.0 million shares of common stock in exchange for all issued and outstanding shares of Fogdog. In addition, Global will assume all of Fogdog's outstanding options. The transaction, which will be accounted for as a purchase, is expected to close in the first quarter of 2001, subject to the satisfaction of certain customary closing conditions, including the approval of the stockholders of Fogdog and termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Fogdog, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Fogdog, Inc. at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 31, 2000

                                  FOGDOG, INC.

                           CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share amounts)

                                                 December 31,
                                               -----------------  September 30,
                                                1998      1999        2000
                                               -------  --------  -------------
                                                                   (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents................... $ 1,694  $ 26,451    $ 41,587
  Short-term investments......................     423    46,450         987
  Accounts receivable, net of allowances of
   $35, $213 and $196, respectively...........      75       216         689
  Merchandise inventory.......................     --      2,765       4,964
  Prepaid expenses and other current assets...     132     1,963       3,044
                                               -------  --------    --------
    Total current assets......................   2,324    77,845      51,271
Property and equipment, net...................     470     2,427       3,352
Intangible assets, net........................      46     2,212       1,217
Other assets, net.............................     --     25,708      15,717
                                               -------  --------    --------
Total assets.................................. $ 2,840  $108,192    $ 71,557
                                               =======  ========    ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................ $   705  $  5,638    $  6,395
  Current portion of long-term debt...........     606       473         418
  Other current liabilities...................     423     3,283       2,952
                                               -------  --------    --------
    Total current liabilities.................   1,734     9,394       9,765
                                               -------  --------    --------
Long-term debt, less current portion..........     189       300         --
                                               -------  --------    --------
Commitments and contingencies (Note 5)
Stockholders' equity:
  Convertible Preferred Stock, issuable in
   series, $0.001 par value, 14,200, 5,000 and
   5,000 shares authorized at December 31,
   1998, 1999 and September 30, 2000
   (unaudited), respectively; 8,239, 0 and 0
   shares issued and outstanding at December
   31, 1998, 1999 and September 30, 2000
   (unaudited), respectively..................       8       --          --
  Common Stock, $0.001 par value, 50,000 and
   100,000 shares authorized at December 31,
   1998 and 1999 and 100,000 shares authorized
   at September 30, 2000 (unaudited),
   respectively; 4,886, 35,792 and 36,678
   shares issued and outstanding at December
   31, 1998, 1999 and September 30, 2000
   (unaudited), respectively..................       5        36          37
  Additional paid-in capital..................   7,664   145,441     147,510
  Notes receivable............................     --        (50)        (58)
  Unearned stock-based compensation...........    (978)  (11,534)     (4,848)
  Accumulated deficit.........................  (5,782)  (35,395)    (80,849)
                                               -------  --------    --------
    Total stockholders' equity................     917    98,498      61,792
                                               -------  --------    --------
Total liabilities and stockholders' equity.... $ 2,840  $108,192    $ 71,557
                                               =======  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                                --------------------------  ------------------
                                 1997     1998      1999      1999      2000
                                -------  -------  --------  --------  --------
                                                               (unaudited)
Net revenues:
  Merchandise.................. $   --   $   195  $  6,988  $  2,542  $ 16,443
  Commission...................      11      123        35        35       --
  Web development..............   1,030      447       --        --        --
                                -------  -------  --------  --------  --------
    Total net revenues.........   1,041      765     7,023     2,577    16,443
                                -------  -------  --------  --------  --------
Cost of revenues:
  Merchandise..................     --       157     6,374     2,551    14,786
  Commission...................     --        19       --        --        --
  Web development..............     156       99       --        --        --
                                -------  -------  --------  --------  --------
    Total cost of revenues.....     156      275     6,374     2,551    14,786
                                -------  -------  --------  --------  --------
Gross profit...................     885      490       649        26     1,657
                                -------  -------  --------  --------  --------
Operating expenses:
  Marketing and sales..........   1,285    2,399    21,450    10,326    35,710
  Technology and content.......     259    1,318     3,448     2,205     3,891
  General and administrative...     378      705     2,052     1,181     4,598
  Amortization of intangible
   assets......................     --       --        473       144       996
  Amortization of stock-based
   compensation................     --       243     3,424     1,582     4,529
                                -------  -------  --------  --------  --------
    Total operating expenses...   1,922    4,665    30,847    15,438    49,724
                                -------  -------  --------  --------  --------
Operating loss.................  (1,037)  (4,175)  (30,198)  (15,412)  (48,067)
Interest income (expense),
 net...........................      (8)      29       585       276     2,613
Other income...................     --        26       --        --        --
                                -------  -------  --------  --------  --------
Net loss.......................  (1,045)  (4,120)  (29,613)  (15,136)  (45,454)
Deemed preferred stock
 dividend......................     --       --    (12,918)  (12,918)      --
                                -------  -------  --------  --------  --------
Net loss available to common
 stockholders.................. $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                                =======  =======  ========  ========  ========
Basic and diluted net loss per
 share available to common
 stockholders.................. $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
                                =======  =======  ========  ========  ========
Basic and diluted weighted
 average shares used in
 computation of net loss
 per share available to common
 stockholders..................   4,544    4,323     7,148     4,645    36,154
                                =======  =======  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                            Convertible                                                                         Total
                          Preferred Stock     Common Stock   Additional              Unearned               Stockholders'
                          ------------------  --------------  Paid-In     Notes    Stock-Based  Accumulated    Equity
                           Shares    Amount   Shares  Amount  Capital   Receivable Compensation   Deficit     (Deficit)
                          ---------  -------  ------  ------ ---------- ---------- ------------ ----------- -------------
Balance at December 31,
 1996...................      1,155   $    1   4,542   $ 5    $  1,093     $--       $    --     $   (617)    $    482
Issuance of Series A
 Preferred Stock, net...        631        1     --    --          527      --            --          --           528
Issuance of warrants to
 purchase Series A
 Preferred Stock........        --       --      --    --           21      --            --          --            21
Issuance of Common
 Stock..................        --       --        5   --            1      --            --          --             1
Net loss................        --       --      --    --          --       --            --       (1,045)      (1,045)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at December 31,
 1997...................      1,786        2   4,547     5       1,642      --            --       (1,662)         (13)
Issuance of Series B
 Preferred Stock, net...      6,453        6     --    --        4,774      --            --          --         4,780
Issuance of Common
 Stock..................        --       --      292   --           23      --            --          --            23
Unearned stock-based
 compensation...........        --       --      --    --        1,221      --         (1,221)        --           --
Amortization of stock-
 based compensation.....        --       --      --    --          --       --            243         --           243
Issuance of Common Stock
 for services...........        --       --       47   --            4      --            --          --             4
Net loss................        --       --      --    --          --       --            --       (4,120)      (4,120)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at December 31,
 1998...................      8,239        8   4,886     5       7,664      --           (978)     (5,782)         917
Issuance of Series C
 Preferred Stock, net...     11,657       12     --    --       17,911      --            --          --        17,923
Issuance of Series D
 Preferred Stock, net...      3,529        4     --    --       14,646                    --          --        14,650
Issuance of Common
 Stock..................        --       --    1,067     1         243      (50)          --          --           194
Common Stock issued for
 acquired business......        --       --      267   --        2,132      --            --          --         2,132
Unearned stock-based
 compensation...........        --       --      --    --       13,882      --        (13,802)        --            80
Amortization of stock-
 based compensation.....        --       --      --    --          --       --          3,246         --         3,246
Issuance of warrants to
 purchase Series C
 Preferred Stock........        --       --      --    --       28,840      --            --          --        28,840
Issuance of warrants to
 purchase shares of
 Common Stock...........        --       --      --    --          184      --            --          --           184
Issuance of Common Stock
 upon exercise of
 warrants...............        --       --      147   --          110      --            --          --           110
Issuance of stock
 options for services...        --       --      --    --           99      --            --          --            99
Conversion of Series A,
 B, C and D Preferred
 Stock to Common Stock
 in conjunction with the
 initial public
 offering...............    (23,425)     (24) 23,425    24         --       --            --          --            --
Issuance of Common Stock
 in conjunction with the
 initial public
 offering, net of
 offering costs totaling
 $6,264.................        --       --    6,000     6      59,730      --            --          --        59,736
Allocation of discount
 on Preferred Stock.....        --       --      --    --       12,918      --            --          --        12,918
Deemed Preferred Stock
 dividend...............        --       --      --    --      (12,918)     --            --          --       (12,918)
Net loss................        --       --      --    --          --       --            --      (29,613)     (29,613)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at December 31,
 1999...................        --       --   35,792    36     145,441      (50)      (11,534)    (35,395)      98,498
Issuance of Common Stock
 (unaudited)............        --       --      358     1         728      (12)          --          --           717
Issuance of Common Stock
 upon exercise of
 warrants (unaudited)...        --       --      163   --          --       --            --          --           --
Issuance of Common Stock
 in conjunction with the
 exercise of the
 underwriters over
 allotment, net of
 issuance costs
 (unaudited)............        --       --      425   --        4,297      --            --          --         4,297
Issuance of Common Stock
 for employee stock
 purchase plan
 (unaudited)............        --       --       46   --           54      --            --          --            54
Repurchase of Common
 Stock (unaudited)......        --       --     (106)  --          (43)     --            --          --           (43)
Repayment of notes
 receivable
 (unaudited)............        --       --      --    --          --         4           --          --             4
Amortization of stock-
 based compensation
 (unaudited)............        --       --      --    --       (2,967)     --          6,686         --         3,719
Net loss (unaudited)....        --       --      --    --          --       --            --      (45,454)     (45,454)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at September 30,
 2000 (unaudited).......        --    $  --   36,678   $37    $147,510     $(58)     $ (4,848)   $(80,849)    $ 61,792
                          =========   ======  ======   ===    ========     ====      ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                 --------------------------  ------------------
                                  1997     1998      1999      1999      2000
                                 -------  -------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss......................  $(1,045) $(4,120) $(29,613) $(15,136) $(45.454)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Allowances for bad debt and
  sales returns................      --        30       215        80     1,797
 Depreciation and
  amortization.................      105      122       428       242       965
 Amortization of intangible
  assets.......................      --       --        473       144       996
 Amortization of stock-based
  compensation.................      --       243     3,424     1,582     3,719
 Non-employee stock-based
  expense......................      --         4     3,737       475     9,732
 Changes in assets and
  liabilities:
  Accounts payable and other
   current liabilities.........       27      945     7,311     3,476       426
  Other assets.................        8      --      1,738    (1,084)      259
  Accounts receivable..........      (17)     (12)     (356)     (210)   (2,271)
  Merchandise inventory........      --       --     (2,765)     (722)   (2,199)
  Prepaid expenses and other
   current assets..............        7     (164)   (1,881)     (601)   (1,081)
                                 -------  -------  --------  --------  --------
   Net cash used in operating
    activities.................     (915)  (2,952) (17,289)   (11,754)  (33,111)
                                 -------  -------  --------  --------  --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment....................      (81)    (269)   (2,385)      423    (1,890)
 Sale or maturity of short-term
  investments..................      --       --      9,600       --    115,036
 Purchase of short-term
  investments..................      --      (423)  (55,627)   (1,393)  (69,573)
                                 -------  -------  --------  --------  --------
   Net cash provided by (used
    in) investing activities...      (81)    (692)  (48,412)     (970)   43,573
                                 -------  -------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from the sale of
  Common Stock.................      --        23    57,908       298     5,074
 Proceeds from the sale of
  Preferred Stock..............      528    4,455    32,573    32,523       --
 Proceeds from (payments under)
  term loan....................      (70)     266       506       599      (355)
 Payments under capital
  leases.......................      (21)     (15)       (3)       (3)      --
 Proceeds from (payments under)
  line of credit...............      237      186      (423)     (423)      --
 Payments under software loan..      --       (58)     (103)      (84)      --
 Proceeds from (payments under)
  notes payable to
  Stockholders.................      162      170       --        --        --
 Repurchase of Common Stock....      --       --        --        --        (45)
                                 -------  -------  --------  --------  --------
   Net cash provided by
    financing activities.......      836    5,027    90,458    32,910     4,674
                                 -------  -------  --------  --------  --------
Net increase (decrease) in cash
 and cash equivalents..........     (160)   1,383    24,757    20,186    15,136
Cash and cash equivalents at
 the beginning of the period...      471      311     1,694     1,694    26,451
                                 -------  -------  --------  --------  --------
Cash and cash equivalents at
 the end of the period.........  $   311  $ 1,694  $ 26,451  $ 21,880  $ 41,587
                                 =======  =======  ========  ========  ========
Supplemental disclosure of cash
 flow information:
 Interest paid.................  $    14  $    57  $     89  $     67  $     64
                                 =======  =======  ========  ========  ========
Supplemental disclosure of
 noncash transactions:
 Conversion of note to Series B
  Preferred Stock..............  $   --   $   325  $    --   $    --     $----
                                 =======  =======  ========  ========  ========
 Conversion of Preferred Stock
  to Common Stock..............  $   --   $   --   $     24       --   $    --
                                 =======  =======  ========  ========  ========
 Issuance of warrants..........  $    21  $   --   $ 29,024  $    --   $    --
                                 =======  =======  ========  ========  ========
 Software purchased under loan
  agreement....................  $   --   $   161  $    --   $    --   $    --
                                 =======  =======  ========  ========  ========
 Issuance of stock in exchange
  for notes....................  $   --   $   --   $     50  $     94  $     12
                                 =======  =======  ========  ========  ========
 Issuance of common stock in
  acquisition..................  $   --   $   --   $  2,132  $    --   $    --
                                 =======  =======  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


Note 1--The Company and Summary of Significant Accounting Policies:

The Company

   Fogdog, Inc. (the "Company") is an online retailer of sporting goods. The Company's online retail store, "fogdog.com," offers products, detailed product information and personalized shopping services. During 1998 and 1997, the Company also provided web development services to sporting goods manufacturers, trade associations and retailers. The Company was incorporated in California in October 1994 as Cedro Group, Inc. and in November 1998, changed its name to Fogdog, Inc. The Company was reincorporated in the state of Delaware as Fogdog, Inc in September 1999.

Principles of consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Sports Universe, Inc. All intercompany accounts have been eliminated.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, cash equivalents and short-term investments

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company classifies all short-term investments as available-for-sale. At December 31, 1999, the fair value of these short-term investments approximated amortized cost and primarily mature within the next 12 months. Unrealized and realized gains and losses have been insignificant for all periods presented. Short-term investments at December 31, 1999 and September 30, 2000 consist primarily of municipal bonds.

Merchandise inventory

   Inventory is stated at the lower of cost or market, determined on a weighted average basis.

Property and equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three years, or the remaining lease term.

Intangible assets

   Purchased intangible assets are presented at cost, net of accumulated amortization, and are amortized using the straight line method over the estimated useful life of the assets. At each balance sheet date, the Company assesses the value of recorded intangible assets for possible impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS 121"), based upon a number of factors including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows. Since inception, the

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

Company has not recorded any provisions for possible impairment of intangible assets. In September 1999, the Company acquired Sports Universe, Inc. in a purchase transaction which included recording goodwill of $2.7 million which is being amortized over its two year life. In October 1998, the Company purchased the mailing list, Internet domain name and client database from Sportscape.com for $55,000. The Company amortized the balance over a twelve month period.

Revenue recognition

   Merchandise revenue is earned by the Company from the sale of sporting goods through its online retail store. Merchandise revenue is recognized upon the shipment of the merchandise, which occurs only after credit card authorization is obtained. For sales of merchandise, the Company is responsible for establishing prices, processing the orders, and forwarding the information to the manufacturer, distributor or third-party warehouse for shipment. For these transactions, the Company assumes credit risk and is responsible for processing returns. The Company provides for estimated returns at the time of shipment based on historical data.

   Commission revenue was earned by the Company from catalog partners for transactions processed through the Company's online retail store. Revenue was recognized when the order was transmitted to the catalog partner. In commission sales, the Company processed orders in exchange for a commission on the sale of the vendor's merchandise. At the conclusion of the sale, the Company forwarded the order information to the vendor, which then charged the customer's credit card and shipped the merchandise directly to the customer. In a commission sale transaction, the Company did not take title or possession of the merchandise, and the vendor assumed all the risk of credit card chargebacks. The Company also earned commission revenue from transactions processed on several client sites. Commission revenue from these transactions has been immaterial to date.

   Revenue from web development services was recognized when the client's site had either been placed on-line or completed to the client's satisfaction, the Company had the right to invoice the customer, collection of the receivable was probable and there were no significant obligations remaining.

Advertising costs

   Advertising costs are expensed as in accordance with Statement of Position 93-7, "Reporting on Advertising Costs." Advertising expenses for the years ended December 31, 1997, 1998, and 1999 and the nine months ended September 30, 1999 and 2000 were $64,000, $541,000, $9.2 million, $3.9 million, and
$11.6 million, respectively.

Development Costs

   Technology and content expenses primarily consist of payroll and related costs for web site maintenance and information technology personnel, Internet access, hosting charges and logistics engineering, and web content and design costs. Effective January 1, 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". In accordance with SOP 98-1, the Company classifies technology and content costs into one of three categories (I) preliminary project stage (II) application development stage and (III) operational stage. During 1999 and for the nine months ended September 30, 2000, costs associated with the preliminary project stage were insignificant and charged to technology and content expense as incurred. Costs associated with the application development stage primarily consist of external software purchased and internal costs to develop software with a life in excess of three months. During 1999 and for the nine months ended September 30, 2000, the Company

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

capitalized approximately $411,000 and $682,000, respectively, of costs associated with the application development stage and is amortizing such amounts to technology and content expense over the estimated useful life of one to three years. Costs associated with the operational stage primarily consist of internal costs to maintain and enhance the Company's web site and internal costs to develop software with an expected life of three months or less. During 1999 and for the nine months ended September 30, 2000 the Company expensed approximately $3.4 and $3.9 million, respectively, to technology and content expense associated with the operational stage.

Net loss per share

   Basic net loss per share available to common stockholders is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share available to common stockholders is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights, incremental shares of Common Stock issuable upon the exercise of stock options and warrants and incremental shares of Common Stock issuable upon conversion of Preferred Stock. For the year ended December 31, 1999 and the nine months ended September 30, 1999, net loss per share available to common stockholders includes a charge of $12.9 million to reflect the deemed preferred stock dividend recorded in connection with the Series D Preferred Stock financing.

   The following table sets forth the computation of basic and diluted net loss per share available to common stockholders for the periods indicated (in thousands, except per share amounts):

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                                --------------------------  ------------------
                                 1997     1998      1999      1999      2000
                                -------  -------  --------  --------  --------
                                                               (unaudited)
   Numerator:
     Net loss.................  $(1,045) $(4,120) $(29,613) $(15,136) $(45,454)
     Deemed preferred stock
      dividend................      --       --    (12,918)  (12,918)      --
                                -------  -------  --------  --------  --------
     Net loss available to
      common stockholders.....  $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                                =======  =======  ========  ========  ========
   Denominator:
     Weighted average shares..    4,544    4,728     7,291     5,117    36,390
     Weighted average Common
      Stock subject to
      repurchase Agreements...      --      (405)     (143)     (472)     (236)
                                -------  -------  --------  --------  --------
     Denominator for basic and
      diluted calculation.....    4,544    4,323     7,148     4,645    36,154
                                =======  =======  ========  ========  ========
     Basic and diluted net
      loss per share available
      to common Stockholders..  $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
                                =======  =======  ========  ========  ========

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


   The following table sets forth the weighted average potential shares of Common Stock that are not included in the diluted net loss per share available to common stockholders calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                                  Nine Months
                                                                     Ended
                                                  Year Ended     September 30,
                                                 December 31,         2000
                                              ------------------ --------------
                                              1997  1998   1999   1999    2000
                                              ----- ----- ------ ------- ------
                                                                  (unaudited)
   Weighted average effect of dilutive
    securities:
     Preferred Stock........................    777 5,299 18,208  16,413    --
     Warrants to purchase Series A Preferred
      Stock.................................      1    78     89      89    --
     Warrants to purchase Series C Preferred
      Stock.................................    --    --   1,200     196    --
     Warrants to purchase Common Stock......    --    --      71      54  4,137
     Employee stock options.................    524   810  3,714   1,601  4,828
     Common Stock subject to repurchase
      agreements............................    --    405    143     472    236
                                              ----- ----- ------ ------- ------
                                              1,302 6,592 23,425  18,825  9,201
                                              ===== ===== ====== ======= ======

Income taxes

   A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any benefits that, based on available evidence, are not expected to be realized.

Comprehensive income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During each of the three years ended December 31, 1999, and the nine months ended September 30, 1999 and 2000, the Company has not had any significant adjustments to net loss that are required to be reported in comprehensive income (loss).

Segment information

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information." During each of the three years ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, the Company's management focused its business activities on the marketing and sale of sporting goods over the Internet. Since management's primary form of internal reporting is aligned with the marketing and sale of sporting goods, the Company believes it operates in one segment. Revenue from shipments to customers outside of the United States was 0%, 6%, 6%, 10.3% and 3.3% for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively.

Stock-based compensation

   The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28 using the multiple-option approach. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Concentration of risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, short-term investments and accounts receivable. Cash equivalents are primarily composed of investments in money market funds and certificates of deposits and are maintained with two institutions and the composition and maturities are regularly monitored by management. The Company's short-term investments are managed by a single financial institution.

   The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of all accounts receivable. At December 31, 1997, approximately 47% of web development accounts receivable represented amounts due from three different customers. Sales to these web development customers accounted for approximately 25% of the related revenues in 1997. At December 31, 1998, two customers accounted for 21% and 15% of commission-related accounts receivable. At December 31, 1999, no customer represented more than 10% of outstanding accounts receivable. At September 30, 2000, one account represented 45% of outstanding accounts receivable.

   Due to their short-term nature, the carrying value of all financial instruments approximate their respective fair value.

   Approximately 10% and 19% of the Company's revenue is derived from purchases from one manufacturer for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively. The Company relies on a limited number of product manufacturers and third-party distributors to fulfill a large percentage of products offered on the online retail store. While management believes that alternate suppliers could provide product at comparable terms, the loss of any one manufacturer or distributor could delay shipments and have a material adverse effect on the Company's business, financial position and results of operations.

Reclassifications

   Freight, coupons and promotional discounts totaling $481,000 were reclassified in the first three quarters of 1999 from operating expense to cost of revenues, to conform to the fiscal 1999 presentation in accordance with applicable accounting requirements.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 summarizes certain interpretations and practices followed by the SEC in applying generally acceptable accounting principles to revenue recognition. SAB 101 is effective for all periods beginning with the fourth fiscal quarter of fiscal years beginning after December 15,

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

1999. The Company has evaluated its current revenue recognition policies and believes that they are in compliance with guidance provided under SAB 101.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued interpretation No. 44, "Accounting for Certain Transaction Involving Stock
Compensation: an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants and modifications to existing stock option awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1998, and modifying a fixed option to add a reload feature, for which the guidance was effective after January 12, 2000. The adoption of FIN 44 did not have a material effect on the financial statements of the Company.

   In May 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-02, "Accounting for Web Site Development Costs." EITF 00-02 establishes guidance for how companies should account for costs incurred to develop a web site including costs incurred in the web site application and infrastructure development stage, costs incurred to develop graphics, costs incurred to develop content and costs incurred in the operating stage. EITF 00-02 is effective for web site development costs incurred for fiscal quarters beginning after June 30, 2000. The adoption of EITF 00-02 did not have a material effect on the financial statements of the Company.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


Note 2--Balance Sheet Components (in thousands):

                                                  December 31,
                                                  --------------  September 30,
                                                  1998    1999        2000
                                                  -----  -------  -------------
                                                                   (unaudited)
   Prepaid expenses and other current assets:
     Prepaid advertising......................... $ --   $ 1,024     $ 1,897
     Strategic agreements........................   --       268         245
     Insurance...................................   --       414          92
     Other.......................................   132      257         810
                                                  -----  -------     -------
                                                  $ 132  $ 1,963     $ 3,044
                                                  =====  =======     =======
   Property and equipment:
     Computer equipment and software............. $ 627  $ 2,201     $ 3,951
     Office furniture and fixtures...............   134      945       1,085
                                                  -----  -------     -------
                                                    761    3,146       5,036
   Less: accumulated depreciation................  (291)    (719)     (1,684)
                                                  -----  -------     -------
                                                  $ 470  $ 2,427     $ 3,352
                                                  =====  =======     =======
   Other assets:
     Deferred alliance costs, net (Note 7)....... $ --   $25,288     $15,555
     Deposits....................................   --       244         152
     Other.......................................   --       176          10
                                                  -----  -------     -------
                                                  $ --   $25,708     $15,717
                                                  =====  =======     =======
   Other current liabilties:
     Accrued professional fees................... $ --   $   410     $   438
     Strategic agreements........................   --     1,274         --
     Deferred revenue............................   --       386         404
     Accrued compensation........................   375    1,028       1,555
     Other.......................................    48      185         555
                                                  -----  -------     -------
                                                  $ 423  $ 3,283     $ 2,952
                                                  =====  =======     =======

Note 3--Long-Term Debt (in thousands):

   Long-term debt consists of the following:

                                                   December 31,
                                                   --------------  September 30,
                                                    1998    1999       2000
                                                   ------  ------  -------------
                                                                    (unaudited)
   Equipment term loan (a)........................ $  134  $  700      $ 400
   Line of credit (b).............................    423     --         --
   Equipment term loan (b)........................    132      73         18
   Software loan (c)..............................    103     --         --
   Capital leases.................................      3     --         --
                                                   ------  ------      -----
                                                      795     773        418
   Current portion of long-term debt..............   (606)   (473)      (418)
                                                   ------  ------      -----
                                                   $  189  $  300      $ --
                                                   ======  ======      =====

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

(a) In September 1998, the Company entered into a loan agreement with a bank which provided borrowings up to $800,000. Borrowings under the agreement bear interest at the prime rate plus one-half percent at December 31, 1998 and 1999 (8.25% and 9.0%, respectively) and at the prime rate plus one percent at September 30, 2000 (10.5%) and are payable in equal monthly installments over a twenty-four month period beginning in October 1999. Borrowings for software, furniture, fixtures or telephone equipment are limited to 75% of the invoice amount. The Company must meet certain financial covenants in connection with the loan agreement with which it was in compliance at September 30, 2000.

(b) In December 1997, the Company entered into a loan agreement with a bank which provided for a line of credit and an equipment term loan. Under the line of credit, the Company was permitted to borrow up to $500,000 and was required to keep cash on hand to cover the balance outstanding. At December 31, 1998, the Company had short-term investments of $423,000 collateralized under the agreement. The line of credit bore interest at 8.75% at December 31, 1998. Interest on the line was payable monthly. The line was paid off and terminated by the Company in September 1999. The company entered into a new line of credit in December 1999. Under the new credit line, the Company is permitted to borrow up to $3,000,000. The line of credit bears interest at the prime rate plus one half percent (10.0% at September 30, 2000) and there was no outstanding balance at September 30, 2000.

     As of September 30, 2000 the Company had $18,000 outstanding under an existing term loan used to purchase capital equipment, furniture, software or other equipment. The term loan bears interest at the prime rate plus one-half percent at December 31, 1998 and 1999 (8.25% and 9.0%, respectively) and at the prime rate plus one percent at September 30, 2000 (10.5%) and is payable in twenty-four equal installments, including interest, commencing on January 28, 1999. In December of 1999 the Company entered into a new equipment term loan. Under the equipment term loan, the Company can borrow up to $2,000,000 to be used to purchase capital equipment, furniture, software or other equipment. The term loan bears interest at the prime rate plus one percent (10.5% at September 30, 2000), and interest on the unpaid principal is due monthly. The term loan is subject to two semi-annual term out and principal payments. Borrowings made after July 1, 2000 through December 2000 will be paid back in 33 monthly payments of interest and principal beginning on January 15, 2001. The Company must meet certain financial covenants in connection with the loan agreement with which it was in compliance at September 30, 2000.

(c) In October 1998, the Company entered into a loan agreement with a software company to purchase software. Borrowings under the agreement bear interest at 7.5% and were repaid in 1999.

    Under the terms of the loan agreements, the Company is prohibited from paying dividends without approval from the bank.

Note 4--Acquisition:

   Effective September 3, 1999, the Company merged with Sports Universe, Inc. ("Sports Universe"). Sports Universe sells equipment and apparel for wakeboarding, waterskiing, inline skating, surfing and skateboarding on the Internet. The merger was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values as of the acquisition date. The total purchase price of approximately $2.1 million consisted of 266,665 shares of Company Common Stock with an estimated fair value of approximately $8.00 per share and other acquisition related expenses of approximately $30,000 primarily consisting of payments for professional fees. The purchase price was allocated to net tangible liabilities assumed of $538,000 and goodwill

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

of $2.7 million. The acquired goodwill will be amortized over its estimated useful life of two years. The results of operations for Sports Universe have been included in the Company's operations as of September 3, 1999.

   The following table summarizes unaudited consolidated information for the Company and Sports Universe (in thousands except per share amounts), giving effect to this merger as if it had occurred on February 9, 1998 ("inception") by consolidating the results of operations of Sports Universe from inception through the year ended December 31, 1999.

                                                              Pro Forma
                                                      -------------------------
                                                       Year ended   Year ended
                                                      December 31, December 31,
                                                          1998         1999
                                                      ------------ ------------
                                                             (unaudited)
   Net revenues.....................................    $   944      $  7,508
   Net loss available to common stockholders........     (5,790)      (43,569)
   Basic and diluted net loss per share available to
    common stockholders.............................    $ (1.27)     $  (6.10)

Note 5--Commitments and contingencies:

Operating leases

   The Company leases office space under noncancelable operating leases at three locations, expiring in April 2001, April 2002 and July 2004. Rent expense totaled $51,000, $157,000, $556,000, $299,000 and $897,000 for the years ended
December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, respectively. The Company sublets one of the spaces for a total of $140,000 through April 2001.

   Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

   Years Ending December 31,
   -------------------------
      2000............................................................... $  310
      2001...............................................................  1,088
      2002...............................................................  1,038
      2003...............................................................  1,066
      2004...............................................................    635
                                                                          ------
                                                                          $4,137
                                                                          ======

Distributor and Strategic Agreements

   The Company maintains agreements with independent distributors to provide merchandise. Annual minimum payments under these agreements are $60,000. The Company is also obligated under the strategic agreement signed with Nike USA, Inc. ("Nike") (Note 7) to make two installment payments of $250,000, one of which was paid upon entering the agreement and the second of which was due upon the earlier of seven days after the closing of the Company's initial public offering or January 15, 2000. The second payment was accrued at December 31, 1999 and the related expense is being amortized over the life of the strategic agreement. The second installment was paid in January 2000.

Advertising

   As of September 30, 2000, the Company had commitments for online and traditional offline advertising of approximately $2.5 million.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

Contingencies

   From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

Note 6--Income Taxes:

   The Company incurred net operating losses for each of the three years ended December 31, 1999 and accordingly, no provision for income taxes has been recorded. The tax benefit is reconciled to the amount computed using the federal statutory rate as follows (in thousands):

                                                    Year Ended December 31,
                                                   ---------------------------
                                                    1997     1998      1999
                                                   ------- --------  ---------
   Federal statutory benefit...................... $ (355) $ (1,400) $ (10,023)
   State taxes, net of federal benefit............    (63)     (247)      (905)
   Future benefits not currently recognized.......    418     1,550      8,238
   Nondeductible compensation.....................    --         97      1,164
   Other..........................................    --        --       1,526
                                                   ------  --------  ---------
                                                   $  --   $    --   $     --
                                                   ======  ========  =========

   At December 31, 1999, the Company had approximately $25.4 million of federal and $12.8 million of state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2019. Under the Tax Reform Act of 1986, the amount of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

   Deferred tax assets and liabilities consist of the following (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
   Deferred tax assets:
     Net operating loss carryforwards........................ $ 1,843  $  9,383
     Accruals and allowances.................................     354       714
                                                              -------  --------
       Net deferred tax assets...............................   2,197    10,097
   Valuation allowance.......................................  (2,197)  (10,097)
                                                              -------  --------
                                                              $   --   $    --
                                                              =======  ========

   The Company has incurred losses for the three years ended December 31, 1999. Management believes that based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation allowance has been recorded at December 31, 1998 and 1999.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

Note 7--Common Stock:

   In December 1999, the Company completed an initial public offering of 6,000,000 shares of Common Stock at $11.00 per share, proceeds were approximately $59.7 million, net of issuance costs. The Company's Certificate of Incorporation, as amended in the State of Delaware in September 1999, authorizes the Company to issue 100,000,000 shares of Common Stock with a par value of $0.001. In January 2000, the Company sold an additional 425,000 shares at $11.00 per share which generated proceeds of approximately $4.2 million, net of issuance costs in connection with the exercise of the underwriters over-allotment.

   In November 1999, the Company's Board of Directors approved a two for three reverse stock split of the outstanding shares of common, convertible redeemable preferred stock and stock options. In September 1997, the Board of Directors approved a two-for-one stock split of the Company's Common Stock and Preferred Stock with a corresponding adjustment to outstanding stock options. All common and preferred share and per share data in the accompanying financial statements have been adjusted retroactively to give effect to both of the stock splits.

   A portion of the shares owned by the employees prior to the initial public offering are subject to a right of repurchase by the Company subject to vesting. At December 31, 1998 and 1999 and the nine months ended September 30, 2000, there were approximately 870,000, 351,000 and 128,000 shares, respectively, subject to repurchase.

   During the years ended December 31, 1998, the Company issued 47,413 shares of Common Stock to consultants in exchange for services. In connection with these issuances, the Company recorded expenses of $4,000, respectively, based on the fair value of the Common Stock on the date of grant as determined by the Board of Directors. The Board in determining the fair value of the common stock considered, among other things, the relative level of revenues and other operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market.

Warrants for Common Stock

   In connection with the loan agreement entered into in December 1997, the Company issued to the bank a warrant to purchase 29,630 shares of Series A Preferred Stock. The warrant may be exercised at any time between May 1, 1998 and December 24, 2002 at an exercise price of $0.84 per share. The warrant was recorded as a debt discount at its estimated fair value of $8,000. Amortization of the discount was recognized as interest expense over the term of the loan agreement. The warrant automatically converted to a warrant to purchase Common Stock upon the effective date of the initial public offering, December 9, 1999. The warrant was fully exercised in February 2000.

   In connection with the issuance of convertible promissory notes to certain holders of the Series A Preferred Stock in May 1998 and December 1997, the Company issued warrants to purchase 35,556 shares of Series A Preferred Stock. The warrants may be exercised at any time prior to December 26, 2002 at an exercise price of $0.84 per share. The warrants were recorded as a debt discount at its estimated fair value of $13,000. Amortization of the discount recognized as interest expense over the term of the promissory notes. The warrants were fully exercised in November 1999.

   In May 1998 and December 1997, the Company issued warrants to purchase 24,000 shares of Series A Preferred Stock to certain members of the Board of Directors for services. The warrants may be exercised at any time prior to May 22, 2003 and December 26, 2002 at an exercise price of $0.84 per share. The warrants automatically converted to warrants to purchase Common Stock upon the effective date of the initial public

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

offering, December 9, 1999. The warrants were fully exercised in December 1999. The estimated fair value of the warrants was $8,000. The Company has not recorded any expense for the estimated fair value of the warrants because such amounts were insignificant.

   In November 1998, the Company issued fully-vested warrants to purchase 146,667 shares of Common Stock to certain investors for services provided. The warrants were exercisable at the option of the holder at any time prior to March 7, 1999 at an exercise price of $0.75 per share. The estimated fair value of the warrants was $2,000. The Company has not recorded any expense for the estimated fair value of the warrants because such amount was insignificant. The warrants were fully exercised in May 1999.

   In March 1999, the Company issued a fully-vested warrant to purchase 64,762 shares of Common Stock to a distributor in exchange for exclusivity rights. The warrant is exercisable at the option of the holder at any time prior to March 31, 2000 at an exercise price of $1.54 per share. The warrant is recorded as a marketing and sales expense at its estimated fair value of $26,000 over the term of the distribution agreement. The warrant was fully exercised in January 2000.

   In May 1999, the Company issued a fully-vested warrant to purchase 4,166 shares of Common Stock to a distributor in exchange for exclusivity rights. The warrant is exercisable at the option of the holder at any time prior to May 31, 2000, at an exercise price of $4.50 per share. The estimated fair value of the warrant was $3,000. The Company has not recorded any expense for the estimated fair value of the warrants because such amount was insignificant. The warrant was fully exercised in March 2000.

   In September 1999, the Company entered into a two-year strategic agreement with Nike to distribute Nike products over the Company's web site. In exchange for certain online exclusivity rights, the Company granted Nike a fully-vested warrant to purchase 4,114,349 shares of Series C Preferred Stock at $1.54 per share. The warrant automatically converted to a warrant to purchase Common Stock upon the closing of the initial public offering on December 9, 1999. The Company is expensing the estimated fair value of the warrant of approximately $28.8 million over the term of the distribution agreement as marketing and sales expense. The Company estimated the fair value using the Black-Scholes option model with a per share value of $8.00 for the Series C Preferred Stock. The unamortized balance at September 30, 2000 is included in other assets, net as deferred alliance costs.

   In September 1999, the Company issued fully-vested warrants to purchase 46,667 shares of Common Stock to distributors in exchange for exclusivity rights. The warrants are exercisable at the option of the holders at any time prior to March 31, 2000 at an exercise price of $4.50 per share. The warrants are recorded as marketing and sales expenses at their estimated fair values of $184,000 over the term of their respective distribution agreements. The warrants were fully exercised in March 2000.

   The Company estimated the fair value of each warrant using the Black-Scholes option pricing model using the following assumptions:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                               1998     1999
                                                               ----  ----------
   Risk-free interest rate.................................... 5.46% 4.88%-5.11%
   Expected life (in years)................................... Term        Term
   Dividend yield.............................................    0%          0%
   Expected volatility........................................   50%         90%

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


Note 8--Preferred Stock:

   The Company is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. At December 31, 1999, there were 5,000,000 shares of Preferred Stock authorized for issuance, and no shares issued or outstanding.

   Convertible Preferred Stock ("Preferred Stock") prior to the initial public offering on December 9, 1999 consisted of the following (in thousands, except per share amounts):

                                                                        Proceeds
                                                                         Net of
                             Shares               Per Share Liquidation Issuance
   Series                  Authorized Outstanding  Amount     Amount     Costs
   ------                  ---------- ----------- --------- ----------- --------
   A.....................     2,813      1,786      $0.84     $ 1,502   $ 1,473
   B.....................     9,679      6,453       0.75       4,839     4,780
   C.....................    23,804     11,657       1.54      18,000    17,923
   D.....................     5,500      3,529       4.34      15,300    14,650
                             ------     ------                -------   -------
                             41,796     23,425                $39,641   $38,826
                             ======     ======                =======   =======

   The Preferred Stock converted to Common Stock upon consummation of the initial public offering. The Company recorded a deemed preferred stock dividend of $12.9 million to reflect the difference between the issuance price of $4.34 and estimated fair value of the Series D Preferred Stock of $8.00.

Note 9--Employee Benefits:

Stock Option Plans

   In November 1996, the Board of Directors adopted the 1996 Stock Option Plan providing for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. In September 1999, the Company's Board of Directors approved the 1999 Stock Incentive Plan (the "Plan"), which will serve as the successor plan to the 1996 Plan. The Plan provides for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. The Plan became effective immediately prior to the completion of the initial public offering. The common stock reserved under the plan is 6,296,631. The share reserve will automatically increase on the first trading day in January each year, beginning with calendar year 2001 through 2005, equal to 3% of the total number of shares of common stock outstanding on the last trading day in December in the immediately preceding year, but in no event will any such annual increase exceed 2,000,000 shares.

   Options may be granted at an exercise price at the date of grant of not less than the fair market value per share for incentive stock options and not less than 85% of the fair market value per share for nonstatutory stock options, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the option must be not less than 110% of the fair market value. Prior to the initial public offering, the fair market value of the Company's Common Stock was determined by the Board of Directors or a committee thereof.

   Options granted under the Plan generally become exercisable at a rate of 25% after the first year and ratable each month over the next three years and expire no later than ten years after the grant date.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


   The following table summarizes information about stock option activity under the Plan (in thousands, except per share amounts):

                                                                               Nine Months
                                      Year Ended December 31,                     Ended
                          --------------------------------------------------  September 20,
                               1997             1998             1999             2000
                          ---------------- ---------------- ---------------- ----------------
                                  Weighted         Weighted         Weighted         Weighted
                                  Average          Average          Average          Average
                                  Exercise         Exercise         Exercise         Exercise
                          Shares   Price   Shares   Price   Shares   Price   Shares   Price
                          ------  -------- ------  -------- ------  -------- ------  --------
                                                                               (unaudited)
Outstanding at beginning
 of period..............    --     $  --   1,199    $0.083   2,404   $0.083   4,999   $1.64
Granted below fair
 value..................    --        --   1,931     0.083   4,176     2.08     --      --
Granted at fair value...  1,231     0.083     13     0.083     --       --    1,244    3.12
Exercised...............     (5)    0.083   (292)    0.083  (1,067)    0.23    (358)   2.03
Canceled................    (27)    0.083   (447)    0.083    (514)    0.87  (1,986)   2.44
                          -----            -----            ------           ------
Outstanding at end of
 period.................  1,199     0.083  2,404     0.083   4,999     1.64   3,899    1.73
                          =====            =====            ======           ======
Options vested..........    --               504             2,762            2,834
                          =====            =====            ======           ======
Weighted average fair
 value of options
 granted during the
 period.................           $0.083           $ 0.72           $ 4.16           $2.67
                                   ======           ======           ======           =====

   At September 30, 2000, the Company had 2,285,322 shares available for future grant under the Plan.

   The following table summarizes the information about stock options outstanding and exercisable as of September 30, 2000 (in thousands, except per share amounts):

                                 Options Outstanding        Options Exercisable
                           -------------------------------- --------------------
                                        Weighted
                                         Average
                                        Remaining  Weighted             Weighted
                                       Contractual Average              Average
                             Number       Life     Exercise   Number    Exercise
      Exercise Price       Outstanding (in years)   Price   Exercisable  Price
      --------------       ----------- ----------- -------- ----------- --------
$.08-$1.00................    2,336       3.74      $0.30      2,030     $0.20
$1.03-$1.88...............      420       3.98       1.33        364      1.32
$2.19-$3.88...............      478       5.85       3.01         30      3.11
$4.00-$7.06...............      560       4.49       5.36        413      5.27
$7.50-$13.94..............      105       4.79       9.91        --        --
                              -----       ----      -----      -----     -----
  Total...................    3,899       4.16      $1.73      2,837     $1.11
                              =====       ====      =====      =====     =====

1999 Employee Stock Purchase Plan

   In September 1999, the Company's Board of Directors approved the 1999 Employee Stock Purchase Plan (the "1999 ESPP"). Under the plan, eligible employees can have up to 15% of their earnings withheld to be used to purchase shares of Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. Accordingly, approximately 46,000 shares were issued in July 2000 in connection with the plan.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

The Board of Directors may specify a look-back period of up to 24 months. The Common Stock reserved for future issuances under the plan is 500,000 shares of Common Stock. Additionally, the shares reserved in the plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000 through 2005, equal to 1% of the total number of shares of common stock outstanding on the last trading day in December in the immediately preceding year, but in no event will exceed 1,000,000 shares.

Fair value disclosures

   The Company applies the measurement principles of APB No. 25 in accounting for its stock option plan. Had compensation expense for options granted for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 been determined based on the fair value at the grant date as prescribed by SFAS No. 123, the Company's net loss and net loss per share would have decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                           Nine Months Ended
                               Year Ended December 31,       September 30,
                               --------------------------  ------------------
                                1997     1998      1999      1999      2000
                               -------  -------  --------  --------  --------
                                                              (unaudited)
   Net loss available to
    common stockholders:
     As reported.............. $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                               =======  =======  ========  ========  ========
     Pro forma................ $(1,048) $(4,018) $(40,669) $(27,119) $(42,984)
                               =======  =======  ========  ========  ========
   Basic and diluted net loss
    per share available to
    common Stockholders:
     As reported.............. $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
                               =======  =======  ========  ========  ========
     Pro forma................ $ (0.23) $ (0.93) $  (5.69) $  (5.84) $  (1.19)
                               =======  =======  ========  ========  ========

   The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                         Year Ended         Nine Months Ended
                                        December 31,          September 30,
                                     --------------------  --------------------
                                       1998       1999       1999       2000
                                     ---------  ---------  ---------  ---------
                                                               (unaudited)
   Risk-free interest rates......... 4.06-5.15% 4.34-5.50% 4.34-5.50% 5.91-6.88%
   Expected lives (in years)........         5          5          5          5
   Dividend yield...................         0%         0%         0%         0%
   Expected volatility..............         0%        90%         0%       122%

Unearned stock-based compensation

   In connection with certain stock option grants during the year ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, the Company recognized unearned stock-based compensation totaling $1.2 million and $13.8 million, $10.9 million and $0 respectively, which is being amortized over the vesting periods of the related options, which is generally four years, using the multiple option approach. Amortization expense recognized for the year ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 was approximately $243,000, $3.4 million, $1.6 million and $4.5 million, respectively. In determining the fair market value on each grant date the Company, prior to the completion of the initial public offering, considered among other things, the relative level of revenues and other

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market. During the year ended December 31, 1999, the Company issued 57,500 options with an estimated fair value of $99,000 to consultants in exchange for services. The Company estimated the fair value of the options using a Black-Scholes option pricing model.

                                                                   Nine Months
                                                     Year Ended       Ended
                                                    December 31,  September 30,
                                                    ------------- -------------
                                                    1998   1999    1999   2000
                                                    ------------- ------ ------
                                                                   (unaudited)
   Marketing and sales............................. $  60 $ 1,236 $  472 $1,914
   Technology and content..........................    38     321    134    299
   General and administrative......................   145   1,867    976  2,316
                                                    ----- ------- ------ ------
   Total stock-based compensation.................. $ 243 $ 3,424 $1,582 $4,529
                                                    ===== ======= ====== ======

401(k) Plan

   During the year ended December 31, 1998, the Board of Directors adopted an employee savings and retirement plan (the "401(k) Plan") offering substantially all of the Company's employees the opportunity to participate. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. To date, the Company has not made any contributions to the 401(k) Plan.

Note 10--Subsequent Event (unaudited):

   On October 24, 2000, the Company announced that it had entered into a definitive agreement to merger with Global Sports, Inc. Under the terms of the merger agreement, Company stockholders will receive 0.135 shares of Global Sports, Inc. common stock for each share of the Company's common stock. In addition, Global Sports, Inc. will assume all of the Company's outstanding options. The transaction is expected to close in the first quarter of 2001, subject to the satisfaction of certain customary closing conditions, including the approval of the stockholders of the Company and termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                     among:

                              Global Sports, Inc.,
                            a Delaware corporation;

                            Fido Acquisition Corp.,
                            a Delaware corporation;

                                      and

                                 Fogdog, Inc.,
                             a Delaware corporation

                               ----------------

                          Dated as of October 24, 2000

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of October 24, 2000, by and among: Global Sports, Inc., a Delaware corporation ("Parent"); Fido Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and Fogdog, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

   A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

   B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

   D. In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (1) Parent and certain stockholders of the Company are executing Voting and Stock Transfer Restriction Agreements (the "Company Stockholder Voting Agreements"), and (2) a subsidiary of Parent ("Strategic Sub") and the Company are entering into a Strategic Alliance Agreement (the "Strategic Alliance Agreement"), pursuant to which Strategic Sub will provide certain merchandising and fulfillment services to the Company, and an Inventory Purchase Agreement (the "Inventory Purchase Agreement", and together with the Strategic Alliance Agreement, the "Ancillary Business Agreements"), pursuant to which the Company is selling certain inventory to Strategic Sub.

                                   Agreement

   The parties to this Agreement, intending to be legally bound, agree as follows:

   Section 1. Description of Transaction

   1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

   1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

   1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing (including the conditions set forth in Section 6.6), but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the

Closing, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

   1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

     (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "Fogdog, Inc.";

     (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

     (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time;

  provided, however, that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall provide for the maximum indemnification permissible under Delaware law with respect to its officers and directors.

   1.5 Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

       (i) any shares of Company Common Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

       (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

       (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(c), 1.5(d) and 1.8, each share of Company Common Stock then outstanding shall be converted into the right to receive one hundred thirty-five thousandths (0.135) of a share of Parent Common Stock; and

       (iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

  The fraction of a share of Parent Common Stock specified in clause "(iii)" of the preceding sentence (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the "Exchange Ratio."

     (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

     (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

   1.6 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Common Stock (a "Company Stock Certificate") shall thereafter represent only the right to receive the consideration referred to in Sections 1.5(a) and 1.5(d) until surrendered in accordance with Section 1.7; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.7.

   1.7 Exchange of Certificates.

     (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with
  Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (c) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent a duly executed Affiliate Agreement as contemplated by Section 5.10.

     (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

     (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

   1.8 Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement (but without limiting the effect of Section 6.4), to the extent that (1) the provisions of Chapter 13 of the California Corporations Code are or prior to the Effective Date may become applicable to the Merger by reason of Section 2115 of the California Corporations Code, or (2) the provisions of Section 262 of the DGCL are or prior to the Effective Date may become applicable to the Merger by reason of a delisting of the Company Common Stock from the Nasdaq National Market, any shares of Company Common Stock that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code or may carry appraisal rights under Section 262 of the DGCL shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code or Section 262 of the DGCL; provided, however, that if the status of any such shares as "dissenting shares" or shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as "dissenting shares" or shares carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5(a) (and cash in lieu of fractional shares in accordance with Section 1.5(d)).

     (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Chapter 13 of the California Corporations Code or Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California Corporations Code or the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

   1.9 Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

   Section 2. Representations and Warranties of the Company

   The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the Company Disclosure Schedule (which disclosure shall be deemed to constitute an exception to or otherwise qualify the representations and warranties of the Company contained in the section of this Agreement corresponding by number and letter to such disclosure, and shall also be deemed to qualify other representations and warranties in this Agreement only to the extent it is reasonably apparent that such disclosure would qualify such other representations or warranties), as follows:

   2.1 Subsidiaries; Due Organization; Etc.

     (a) The Company has no Subsidiaries, except for the corporation identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor the other corporation identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. (The Company and its Subsidiary are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations is bound by any Contract under which it may become obligated to make any future investment in any other Entity.

     (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

     (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not, when taken together with all such other failures, reasonably likely to have a Material Adverse Effect on the Acquired Corporations.

   2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

   2.3 Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 37,159,569 shares have been issued and were outstanding as of October 23, 2000; and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are issued and outstanding. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any other Acquired Corporation. Except as set forth in Part 2.3(a)(ii) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Part 2.3(a)(iii) of the Company Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

     (b) As of October 23, 2000: (i) 3,445,851 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1999 Stock Incentive Plan, and 2,256,364 shares of Company Common Stock remain available for future stock option grants under the Company's 1999 Stock Incentive Plan; (ii) 453,860 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1999 Employee Stock Purchase Plan (the "ESPP"); and (iii) 4,114,349 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants held by Nike, Inc. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company's stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as "Company Options.") Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this
  Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has delivered to Parent accurate and complete copies of the Company Warrants. The exercise price of the Company Warrants held by Nike, Inc. is $1.54 per share. The Company Warrants held by Nike, Inc. by their terms will become automatically exercised one day prior to the Closing Date (if not exercised earlier) and will not be outstanding at the Effective Time.

     (c) Except as set forth in Section 2.3(a) or Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or
  (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     (d) All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     (e) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

   2.4 SEC Filings; Financial Statements.

     (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 1, 1999, and all amendments thereto (the "Company SEC Documents"), as well as the Unaudited Interim Financial Statements. The Company SEC Documents have been filed by the Company with the SEC on a timely basis. None of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements (including any related notes) contained in the Company SEC Documents (at the time they were filed with the SEC or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and the Unaudited Interim Financial Statements (as of the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto (other than the Unaudited Interim Financial Statements); (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

   2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, between September 30, 2000 and the date of this Agreement:

     (a) there was no Material Adverse Effect on the Acquired Corporations, and no event occurred or circumstance arose that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

     (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

     (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

     (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options which may, in the ordinary course of business and consistent with past practices, have been granted under the Company's 1999 Stock Incentive Plan to employees of the Acquired Corporations with an exercise price per share equal to the fair market value of a share of Company Common Stock on the grant date), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

     (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

     (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (g) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest in any other Entity;

     (h) none of the Acquired Corporations has made any capital expenditure or other cash expenditure which, when added to all other capital expenditures and other cash expenditures made on behalf of the Acquired Corporations during such period, exceeds $100,000 in the aggregate;

     (i) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has amended or terminated, or waived any material right or remedy under, any Material Contract;

     (j) none of the Acquired Corporations has (i) acquired, leased or licensed any right or other asset material to the Acquired Corporations taken as a whole from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except in any of the foregoing cases for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

     (k) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness (net of an allowance for doubtful accounts not to exceed $100,000 in the aggregate);

     (l) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

     (m) none of the Acquired Corporations has (i) lent money to any Person (other than loans made in connection with the exercise of Company Options, as set forth in Part 2.5(m) of the Company Disclosure Schedule), or (ii) incurred or guaranteed any indebtedness for borrowed money;

     (n) none of the Acquired Corporations has (i) adopted, established or entered into any Employee Plan (as defined in Section 2.15), (ii) caused or permitted any Employee Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for routine, reasonable salary increases and bonuses granted or paid to employees between September 30, 2000 and October 20, 2000 in connection with their customary employee review process consistent with past practices);

     (o) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by United States generally accepted accounting principles;

     (p) none of the Acquired Corporations has made any material Tax election;

     (q) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

     (r) none of the Acquired Corporations has entered into any material transaction that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

     (s) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

     (t) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

   2.6 Title to Assets. The Acquired Corporations own, and have good and marketable title to, all assets purported to be owned by them, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory and immaterial assets sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet or as otherwise contemplated by the Inventory Purchase Agreement ); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) mechanics' and carriers' liens and other similar Encumbrances arising in the ordinary course of business which are immaterial to the Acquired Corporations, taken as a whole, (3) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (4) liens described in Part 2.6 of the Company Disclosure Schedule.

   2.7 Cash; Receivables; Inventories.

     (a) The fair market value of the cash, cash equivalents and short-term investments held by the Acquired Corporations (i) was $42,573,503 at September 30, 2000, and (ii) is not less than $39,000,000 as of the date of this Agreement determined after deducting the amount of all checks written on or before the date of this Agreement and after deducting the amount of all payments described in Part 2.7(a) of the Company Disclosure Schedule.

     (b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 2000 and have not yet been collected, but other than any account receivable which arises pursuant to the terms of the Inventory Purchase Agreement) (a) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (b) are current and, to the Company's knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $100,000 in the aggregate).

     (c) Part 2.7(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business and those set forth in Part 2.5(m) of the Company Disclosure Schedule.

     (d) The inventory of the Acquired Corporations reflected on the Unaudited Interim Balance Sheet was, and the current inventory of the Acquired Corporations immediately prior to the sale of a portion of such inventory to Strategic Sub pursuant to the Inventory Purchase Agreement is, in all material respects in usable and saleable condition in the ordinary course of business consistent with past practices, and the inventory reflected on the Unaudited Interim Balance Sheet has a fair market value not less than the amounts at which such inventory is carried therein, subject to reserves of $600,000.

   2.8 Real Property; Leasehold. None of the Acquired Corporations owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8(a) of the Company Disclosure Schedule.

   2.9 Proprietary Assets.

     (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by any of the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies each Proprietary Asset owned by any of the Acquired Corporations that is material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies each Proprietary Asset that is licensed or otherwise made available to any of the Acquired Corporations by any Person, and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to any Acquired Corporation under any third party software license generally available to the public). The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets identified or required to be identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Acquired Corporation Proprietary Asset subject thereto or materially impair the operations of any of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Acquired Corporation Proprietary Assets, and have the sole and exclusive right to use of the name "Fogdog". Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset with respect to which such other Person has any rights. There is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) that is material to the business of the Acquired Corporations pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset.

     (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (i) each current or former employee of any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset has executed and delivered to such Acquired Corporation an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current consultant and independent contractor to any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset has executed and delivered to the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. To the knowledge of the Company, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

     (c) To the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights owned by or exclusively licensed to any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products, systems, software, computer programs, source code, models, algorithm, formula, compounds, inventions, designs, technology, proprietary rights or other intellectual property rights or intangible assets that is or has been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any such Proprietary Asset; (iv) none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

     (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of any Acquired Corporation to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

   2.10 Contracts.

     (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract", provided that in addition to the Acquired Corporation Contracts listed in
  Part 2.10 of the Company Disclosure Schedule, any material Contract that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation shall also be considered a Material Contract hereunder. (For purposes of this Agreement, each of the following shall also be deemed to constitute a "Material Contract":

       (i) any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant (excluding offer letters and similar agreements which establish "at-will" employment arrangements), (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

       (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (A) any Proprietary Asset is licensed to the Acquired Corporations under any third-party software license generally available to the public, or (B) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

       (iii) any Contract that provides for indemnification of any officer, director, employee or agent;

       (iv) any Contract imposing any material restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire from any other Person any product or other asset or any services necessary for the conduct of the business of the Acquired Corporations, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor (except for ordinary course third party consulting agreements prohibiting the Acquired Corporations from hiring employees of such consultants), or (D) to develop, sell, supply, distribute, offer, support or service to or for any other Person any product or any technology or other asset necessary for the conduct of the business of the Acquired Corporations;

       (v) any Contract constituting or creating any guaranty of any material obligation or indebtedness of any third party;

       (vi) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

       (vii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

       (viii) any Contract for the provision of professional services to any of the Acquired Corporations that provides for any fees or other compensation to be calculated or paid on other than a standard hourly basis plus reasonable out-of-pocket expenses;

       (ix) any Contract (the termination or cancellation of which could reasonably be expected to be material to the Acquired Corporations) relating to the hosting of any Web sites owned or maintained by the Company ("Company Sites"), relating to the fulfillment of orders placed through any Company Sites, relating to the advertising or marketing of any goods or services offered or otherwise available through any Company Sites, relating to the collection or use of customer or other data collected through any Company Sites, or otherwise relating to or evidencing any strategic alliance between any of the Acquired Corporations and any third party; and

       (x) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

  Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, the Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

     (b) To the Company's knowledge, each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company, and to the Company's knowledge, against the other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) Except as set forth in Part 2.10(c) of the Company Disclosure
  Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract,
  (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

   2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (and including liabilities for warranty claims or the return of merchandise), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since September 30, 2000 in the ordinary course of business and consistent with past practices; and (c) liabilities that, in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Acquired Corporations.

   2.12 Compliance with Legal Requirements. Each of the Acquired Corporations is and has at all times been in compliance in all material respects with all applicable Legal Requirements.

   2.13 Governmental Authorizations.

     (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is and at all times has been in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No Governmental Body has at any time and in any material respect challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any of its respective products or services.

     (b) Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any such grant, incentive or subsidy.

   2.14 Tax Matters.

     (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

     (b) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 2000 in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 2000 through the Closing Date.

     (c) No Acquired Corporation Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

     (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired

  Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Code Section 355(a)(1).

     (e) Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
  Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement, agreement to compensate any service provider for taxes incurred under Code Section 4999 or similar Contract.

     (f) Section 2.14(f) of the Company Disclosure Schedule contains an accurate and complete description of the Company's income tax carryovers. The Company has no net operating losses or other tax attributes currently subject to limitation under Code Sections 382, 383 or 384, or the federal consolidated return regulations (but the limitations of such Code Sections will apply as a result of the Merger).

   2.15 Employee and Labor Matters; Benefit Plans.

     (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the "Employee Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations. The Employee Plans include the 2000 Retention Plan and the 2000 Severance Plan.

     (b) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of any of the Acquired Corporations (a "Pension Plan").

     (c) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of any of the Acquired Corporations (a "Welfare Plan").

     (d) With respect to each Employee Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and
  (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

     (e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA). None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

     (f) None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

     (g) No Employee Plan (other than the 2000 Retention Plan and the 2000 Severance Plan) provides death, medical or health benefits (whether or not insured) after any termination of service of any current or former employee or director of any of the Acquired Corporations (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

     (h) With respect to any Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
  Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Acquired Corporations have performed all of their respective obligations under the Employee Plans.

     (j) Each of the Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such determination.

     (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Employee
  Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.15(k) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

     (l) Part 2.15(l) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees, and except as set forth in Part 2.15(l) of the Company Disclosure Schedule, may be terminated without any of the Acquired Corporations being required to make any payment to any such employee.

     (m) Part 2.15(m) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

     (n) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (o) None of the Acquired Corporations is aware that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations with the members of its engineering and information systems teams, taken as a whole, or (ii) any of the employees of any of the Acquired Corporations who are members of its engineering and information systems teams intends to terminate his or her employment with the Acquired Corporation with which such employee is employed (other than as contemplated by the 2000 Retention Plan and the 2000 Severance Plan).

   2.16 Environmental Matters. Each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws, and
(ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. None of the Acquired Corporations has received any written notice or other written communication, whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance in any material respect with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. (For purposes of this Section 2.16: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

   2.17 Insurance. The Company has delivered or made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. None of the Acquired Corporations has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.17 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

   2.18 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement and except as set forth in Part 2.10 of the Company Disclosure Schedule, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part
2.18 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

   2.19 Legal Proceedings; Orders.

     (a) Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations. None of the Legal Proceedings set forth (or required to be set forth) in Part 2.19 of the Company Disclosure Schedule) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations.

     (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject.

   2.20 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement and under the Ancillary Business Agreements. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Ancillary Business Agreements by the Company and unanimously approved the Merger, and (c) unanimously recommended the approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2). This Agreement and the Ancillary Business Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Stockholder Voting Agreements, the Board of Directors of the Company approved the Company Stockholder Voting Agreements and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

   2.21 Section 203 of the DGCL Not Applicable. Prior to the execution hereof and at all times on or prior to the Effective Time, the board of directors of the Company has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

   2.22 Compliance with Nasdaq Listing Requirements. The Company is and has at all times since the date of the closing of its initial public offering been in full compliance with all listing requirements applicable to companies listed on the Nasdaq National Market, and (other than with respect to the possible effect of any decline in the market price for the Company Common Stock) has no reason to believe that it will for any reason cease to be in full compliance with such requirements at any time (or for any period) prior to the Effective Time.

   2.23 Section 2115 of California Corporations Code. The Company is subject to
Section 2115 of the California Corporations Code.

   2.24 No Discussions. None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. None of the Acquired Corporations has waived, and none of the Acquired Corporations will waive, any rights of any of the Acquired Corporations under any confidentiality, "standstill", nonsolicitation or similar agreement with any third party to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights.

   2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. No vote of the holders of any of the shares of Company Common Stock is or was required for the Company to enter into the Ancillary Business Agreements.

   2.26 Non-Contravention; Consents. Except as set forth in Part 2.26 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Ancillary Business Agreements, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Business Agreements, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or
  (ii) any resolution in force and effect adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

     (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

     (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations; or

     (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or the Ancillary Business Agreements by the Company, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Business Agreements (except filings already made, notices already given and Consents already obtained).

   2.27 Opinion of Financial Advisor. The Company's board of directors has received the oral opinion (which opinion will be confirmed in writing) of CIBC World Markets Corp., financial advisor to the Company, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock. The Company will furnish an accurate and complete copy of such written opinion to Parent for informational purposes as soon as it is available.

   2.28 Financial and Other Professional Advisors.

     (a) Except for CIBC World Markets Corp., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to CIBC World Markets Corp., and all fees, commissions and other amounts that may become payable to CIBC World Markets Corp. by the Company if the Merger is consummated will not exceed $550,000 plus reasonable out-of-pocket expenses. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of CIBC World Markets Corp.

     (b) All fees and other amounts that have been paid by the Acquired Corporations to their outside legal counsel and other professional advisors in connection with this Agreement and the transactions contemplated hereby and all fees and other amounts that may become payable to such legal counsel or other advisors by the Acquired Corporations following the date of this Agreement have been and will be billed solely on a standard hourly basis for time actually incurred plus reasonable out-of-pocket expenses.

   2.29 Full Disclosure. This representations and warranties of the Company contained in Section 2 of this Agreement (as modified by the Company Disclosure Schedule) do not, and the certificate referred to in Section 6.6(e) will not, contain any representation or warranty that is materially false or misleading with respect to any material fact, and the Company Disclosure Schedule does not omit to state any material fact necessary in order to make the representations and warranties of the Company contained in Section 2 of this Agreement (in the light of the circumstances under which such representations and warranties were or will be made or provided) not materially false or misleading.

   2.30 Disclosure Schedule. Certain information set forth in the Company Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

   Section 3. Representations and Warranties of Parent and Merger Sub

   Parent and Merger Sub represent and warrant to the Company as follows:

   3.1 Due Organization; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound.

   3.2 Capitalization. The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock of Parent. As of October 20, 2000, 26,717,320 shares of Parent Common Stock were issued and outstanding, and 800 shares of preferred stock of Parent were issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of October 20, 2000, 9,908,999 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options and warrants.

   3.3 SEC Filings; Financial Statements.

     (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since July 1, 1999 (the "Parent SEC Documents"). The Parent SEC Documents have been filed by Parent with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements contained in the Parent SEC Documents (at the time they were filed with the SEC or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby.

   3.4 Absence of Material Adverse Effect. Except as expressly contemplated by this Agreement, between September 30, 2000 and the date of this Agreement, there was no Material Adverse Effect on Parent, and no event occurred or circumstance arose that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent.

   3.5 Compliance with Legal Requirements. Parent is and has at all times been in compliance in all material respects with all applicable Legal Requirements.

   3.6 Governmental Authorizations.

     (a) Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All such Governmental Authorizations are valid and in full force and effect. Parent is and at all times has been in substantial compliance with the terms and requirements of such

  Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. No Governmental Body has at any time and in any material respect challenged in writing the right of Parent to design, manufacture, offer or sell any of its respective products or services.

     (b) Parent is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy provided or made available to or for the benefit of Parent by any U.S. or foreign Governmental Body or otherwise. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any such grant, incentive or subsidy.

   3.7 Financial Advisor. Except for Robertson Stephens & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

   3.8 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement, and Strategic Sub has the absolute and unrestricted right, power and authority to perform its obligations under the Ancillary Business Agreements; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and by Strategic Sub of the Ancillary Business Agreements have been duly authorized by all necessary action on the part of Parent, Merger Sub, Strategic Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and the Ancillary Business Agreements constitute the legal, valid and binding obligation of Strategic Sub, enforceable against them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.9 Vote Required. Any vote of the holders of Parent Common Stock that may be required to authorize the Merger will be obtained prior to the Effective Time.

   3.10 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Business Agreements, will directly or indirectly (with or without notice or lapse of time) (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Business Agreements (except filings already made, notices already given and Consents already obtained).

   3.11 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

   3.12 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

   Section 4. Certain Covenants of the Company

   4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

     (i) all material operating and financial reports prepared by the Acquired Corporations for the Company's senior management, including (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management;

     (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

     (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

     (iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other transactions contemplated by this Agreement; and

     (v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

   4.2 Operation of the Business of the Acquired Corporations.

     (a) During the Pre-Closing Period, except as Parent may otherwise agree in writing: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with prudent practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material

  Contracts; (ii) except as expressly contemplated by this Agreement and the 2000 Severance Plan, the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.17; (iv) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement or the Ancillary Business Agreements, and (B) any Legal Proceeding commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement; and (v) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company's business, and consult with Parent prior to taking any action, whether or not in the ordinary course of business, that could reasonably have an adverse effect on the business of the Acquired Corporations or the transition of the business of the Acquired Corporations to Parent in accordance with this Agreement and the Ancillary Business Agreements.

     (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which in the case of clause (xvi) below shall not be unreasonably withheld), except as otherwise required by the 2000 Severance Plan or the 2000 Retention Plan, and shall not permit any other Acquired Corporation to:

       (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

       (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement, and (y) pursuant to the ESPP);

       (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

       (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

       (v) form any Subsidiary or acquire any equity interest in any other
    Entity;

       (vi) take or permit to be taken any action other than in accordance with the Operating Budget, or fail to take or cause to be taken any action required to be taken or otherwise contemplated by the Operating Budget, or make or permit to be made any capital expenditure or other cash expenditure which, when aggregated with other such expenditures, exceeds 103% of the aggregate dollar amount of the Operating Budget;

       (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

       (viii) enter into or become bound by any new marketing agreements, other than marketing agreements under which the payments for which the Acquired Corporations are obligated are solely performance-based and do not involve (A) revenue guaranties or (B) revenue sharing arrangements requiring the Acquired Corporations to share over 15% of the applicable revenues with third parties;

       (ix) publish or otherwise make available any coupons or comparable promotions applicable to the purchase of the products sold by the Acquired Corporations;

       (x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

       (xi) lend money to any Person, or incur or guarantee any indebtedness;

       (xii) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

       (xiii) hire or promote any employee or (except as expressly contemplated by this Agreement, the 2000 Severance Plan and the 2000 Incentive Plan) terminate any employee;

       (xiv) change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

       (xv) make any material Tax election;

       (xvi) commence or settle any Legal Proceeding (other than (1) Legal Proceedings commenced by the Company against Parent to enforce the Company's rights under this Agreement or the Ancillary Business Agreements, and (2) Legal Proceedings that the board of directors of the Company, after consulting with outside legal counsel, determines in good faith must be commenced in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law);

       (xvii) cause or permit any of the Acquired Corporations to fail to comply with any material term of any Employee Plan, including the 2000 Severance Plan and the 2000 Incentive Plan;

       (xviii) enter into any transaction or take any other action outside the ordinary course of business or inconsistent with past practices; or

       (xix) agree or commit to take any of the actions described in clauses "(i)" through "(xviii)" of this Section 4.2(b).

     (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;
  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

   4.3 No Solicitation.

     (a) The Company shall not directly or indirectly, and shall not authorize or permit any other Acquired Corporation or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 4.3 shall not be deemed to prevent the Company or its board of directors from complying with its legal obligations under Rules 14d-9 and 14e-2 as promulgated under the Exchange Act with regard to an Acquisition Proposal (it being understood that such compliance may constitute a Triggering Event under certain circumstances); and provided, further, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this
  Section 4.3, (2) the board of directors of the Company concludes in good faith, after having consulted with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing "standstill" provisions no less favorable to the Company than the "standstill" provisions contained in section 4 of that certain Mutual Confidentiality Agreement dated October 10, 2000 between the Company and Parent (the "Confidentiality Agreement"), and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company. Nothing herein shall prohibit the Company filing a copy of this Agreement pursuant to a Form 8-K, Form 10-Q, Form 10-K or other schedule or form under the Securities Exchange Act of 1934.

     (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

     (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill", nonsolicitation or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

   Section 5. Additional Covenants of the Parties

   5.1 Registration Statement; Prospectus/Proxy Statement.

     (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this
  Section 5.1. The Company shall ensure that: (1) none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;
  (2) none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (3) the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If any event relating to any of the Acquired Corporations or Parent occurs, or if either the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company or Parent shall promptly inform the other party thereof and the parties shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

     (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of

  Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

   5.2 Company Stockholders' Meeting.

     (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

     (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and
  (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

     (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer to directly or indirectly purchase all or substantially all of the outstanding shares of Company Common Stock (by way of merger, reorganization, consolidation, tender offer, acquisition or business combination or otherwise) or all or substantially all of the assets of the Company is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least two business days' prior notice of any meeting of the Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Company's board of directors determines in good faith (after consultation with an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Company's board of directors determines in good faith, after having consulted with the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3; provided, however, that nothing contained in this
  Section 5.2(c) shall limit the right or authority of the Company's board of directors to make any disclosures to the Company's stockholders that are required to be made in order to fulfill its disclosure obligations to the Company's stockholders under applicable law.

     (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

   5.3 Regulatory Approvals. Each party shall (i) use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body and (ii) cooperate with the other parties hereto and, subject to Section 5.8(b), use its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and
(3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference with governmental representatives relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. The Company and Parent may, as each reasonably deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel to the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiary's ability to operate or retain any of the businesses, product lines or assets of the Company or its Subsidiary, provided that any such action is conditioned upon the consummation of the Merger.

   5.4 Stock Options.

     (a) Subject to Section 5.4(b), at the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time (whether or not vested) shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.4(a), and shall use reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

     (b) Notwithstanding anything to the contrary contained in this Section 5.4, in lieu of assuming outstanding Company Options in accordance with
  Section 5.4(a), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor.

     (c) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 (including reserving for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Company Stock Options assumed in accordance with Section 5.4(a)), and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

     (d) The board of directors of the Company, to the extent necessary, shall prior to or as of the Effective Time take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger. The board of directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant to Section 5.4(a)). The disposition of shares of Company Common Stock by the Company's executive officers and directors and the issuance of shares of Parent Common Stock to such persons in the Merger shall also be included in the approval process of the boards of directors of Company and Parent for purposes of Section 16(b) of the Exchange Act.

     (e) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(e).

   5.5 Warrants. At the Effective Time, each Company Warrant (if any) which (a) is not and will not be as a result of the consummation (or impending consummation) of the transactions contemplated by this Agreement terminated or deemed exercised, and (b) is outstanding and unexercised immediately prior to the Effective Time, shall be converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the applicable warrant agreement by which it is evidenced. Accordingly, from and after the Effective Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under such Company Warrant by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Warrant shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged;

provided, however, that each Company Warrant assumed by Parent in accordance with this Section 5.5 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

   5.6 Employee Benefits.

     (a) Nothing in this Agreement shall be construed to create a right in favor of any employee to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and notwithstanding any of the other provisions of this Section 5.6 or any of the other provisions of this Agreement, the employment of each employee of the Acquired Corporations who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time shall be "at will" employment and any benefits described in this Agreement shall be applicable only for the duration of such employee's employment following the Effective Time.

     (b) The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participates) that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code.

     (c) From and after the Effective Time, employees of the Acquired Corporations whose employment with the Acquired Corporations has been continued following the Effective Time shall be provided, at Parent's option from time to time, with either (i) employee benefits that are substantially as favorable in the aggregate as those currently provided by the Acquired Corporations to such employees, or (ii) employee benefits that are substantially as favorable in the aggregate as those currently provided by Parent to its employees who are similarly situated to such continuing employees (giving such continuing employees credit for years of service with the Company to the extent permitted by applicable law and by the terms of applicable employee benefit plans of Parent).

   5.7 Indemnification of Officers and Directors.

     (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

     (b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions in their capacities as directors and officers of the Acquired Corporations occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"), to the extent that directors' and officers' liability insurance coverage is commercially available; provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $600,000 (the "Maximum Premium"). In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

     (c) The covenant set forth in this Section 5.7 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and successors. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

     (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case to the extent necessary to effectuate the purpose of this Section 5.7, Parent shall cause the Company to make proper provision so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.7.

   5.8 Additional Agreements.

     (a) Subject to Section 5.8(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
  Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

   5.9 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit its Subsidiary or any Representative of any of the Acquired Corporations to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

   5.10 Affiliate Agreements. The Company shall use all reasonable efforts to cause each Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit C. The Company shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Company Common Stock of any "affiliate" of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.10.

   5.11 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Brobeck, Phleger & Harrison LLP tax representation letters prepared by such counsel. To the extent requested by such counsel, Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Brobeck, Phleger & Harrison LLP the accuracy and completeness as of the Effective Time of any such tax representation letters delivered pursuant to the immediately preceding sentence, or shall deliver at the Closing such tax representation letters as such counsel shall request. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.11, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Brobeck, Phleger & Harrison LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.11.

   5.12 Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

   5.13 Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

   5.14 Resignation of Officers and Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

   Section 6. Conditions Precedent to Obligations of Parent and Merger Sub

   The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

   6.1 Accuracy of Representations.

     (a) The representations and warranties of the Company contained in this Agreement and in the Ancillary Business Agreements that are qualified by "Material Adverse Effect" or otherwise qualified as to materiality shall have been accurate in all respects as of the date of this Agreement, except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     (b) The representations and warranties of the Company contained in this Agreement and in the Ancillary Business Agreements that are not qualified by "Material Adverse Effect" or otherwise qualified as to materiality shall have been accurate in all material respects as of the date of this Agreement, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     (c) The representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3 and 2.7 shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and
  (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     (d) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3 and 2.7) and in the Ancillary Business Agreements shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for those representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date, and except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies in such representations and warranties as of such specific date or the Closing Date (as the case may be and without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute and could not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations determined as of such specific date or the Closing Date (as the case may be) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

   6.2 Performance of Covenants.

     (a) The covenant set forth in Section 4.2(b)(vi) of this Agreement shall have been complied with and performed in all respects.

     (b) Each other covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing pursuant to this Agreement or the Ancillary Business Agreements shall have been complied with and performed in all material respects.

   6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote, and holders of less than eleven percent (11%) in the aggregate of the Company Common Stock shall have filed demands for payment under Chapter 13 of the California Corporations Code or Section 262 of the DGCL with respect to their Company Common Stock or shall otherwise continue to have dissenters' or appraisal rights under any applicable law.

   6.5 Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 6.5 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

   6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

     (a) Affiliate Agreements in the form of Exhibit C, executed by each Person who could reasonably be deemed to be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company;

     (b) an Employment Agreement, executed by Parent and Timothy Harrington, in the form entered into by such parties contemporaneously with the execution of this Agreement;

     (c) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.12;

     (d) a legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.11, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Brobeck, Phleger & Harrison LLP renders such opinion); and

     (e) a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5, 6.7, 6.8 and 6.9 have been duly satisfied.

   6.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

   6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

   6.9 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

   Section 7. Conditions Precedent to Obligation of the Company

   The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

   7.1 Accuracy of Representations.

     (a) The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by "Material Adverse Effect" or otherwise qualified as to materiality shall have been accurate in all respects as of the date of this Agreement, except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date.

     (b) The representations and warranties of Parent and Merger Sub contained in this Agreement that are not qualified by "Material Adverse Effect" or otherwise qualified as to materiality shall have been accurate in all material respects as of the date of this Agreement, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date.

     (c) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date, and except that any inaccuracies in such representations and warranties as of the Closing Date will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on Parent determined as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded).

   7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing pursuant to this Agreement shall have been complied with and performed in all material respects.

   7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

   7.5 Documents. The Company shall have received the following documents:

     (a) a legal opinion of Brobeck, Phleger & Harrison LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that, in rendering such opinion, (i) Brobeck, Phleger & Harrison LLP may rely upon the tax representation letters referred to in Section 5.11, and (ii) if Brobeck, Phleger & Harrison LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion); and

     (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

   7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

   7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

   7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

   Section 8. Termination

   8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 2001 (the "Termination Date"); provided, however, that either the Company or Parent shall have the option, in its sole discretion exercisable by delivery of a written notice to the other party not earlier than July 15, 2001 and not later than July 25, 2001, to extend the Termination Date for an additional period of time not to exceed 90 days if all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated by such date is that either (A) the conditions set forth in Sections 6.7 and 7.6 have not been satisfied and the party giving such notice is still attempting in good faith to satisfy such conditions, or (B) the conditions set forth in Sections 6.8 and 7.8 have not been satisfied due to the existence of a temporary restraining order or preliminary injunction as described therein; and provided further, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Termination Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time, and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(d);

     (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

     (d) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this
  Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this
  Section 8.1(d) unless the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(d);

     (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

     (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach; or

     (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this
  Section 8.1(g) on account of such inaccuracy or breach.

   8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and subject to Section 9.4, the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and
(ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

   8.3 Expenses; Termination Fees.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

       (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; and

       (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made (and shall not have been withdrawn or terminated pursuant to a public announcement at least five days before the Company Stockholders' Meeting), or if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(e), then (without limiting any obligation of the Company to pay any fee payable pursuant to
    Section 8.3(b) or Section 8.3(d)), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.3(c), in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the Ancillary Business Agreements and otherwise in connection with the Merger.

     (b) If this Agreement is terminated by Parent or the Company pursuant to
  Section 8.1(d) then (unless Parent is then entitled to receive a fee pursuant to Section 8.3(d)) the Company shall pay to Parent, in cash at the time specified in Section 8.3(c) (and in addition to the amounts payable by the Company pursuant to Section 8.3(a)) a nonrefundable fee in an amount equal to $700,000.

     (c) In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made, and any fee payable pursuant to Section 8.3(b) shall be paid, by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made, and any fee payable pursuant to Section 8.3(b) shall be paid, by the Company within two business days after such termination.

     (d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in an amount equal to $1,900,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b),
  Section 8.1(d) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

     (e) If the Company fails to pay when due any amount payable under this
  Section 8.3, then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

   Section 9. Miscellaneous Provisions

   9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company's stockholders); provided, however, that after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.2 Waiver.

     (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

   9.4 Entire Agreement; Counterparts. This Agreement, the Ancillary Business Agreements and the other agreements to be entered into pursuant hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that sections 1 through 3 and sections 5 through 12 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect (it being understood that section 4 of the Confidentiality Agreement, and the "standstill" provisions contained therein, shall be deemed to have terminated as of the date of this Agreement and shall be of no further force or effect). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

   9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

   9.6 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

   9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after being sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

   if to Parent or Merger Sub:

   Global Sports, Inc.
   1075 First Avenue
   King of Prussia, PA 19406
   Attention: General Counsel
   Facsimile: 610-265-2866

   if to the Company:

   Fogdog, Inc.
   500 Broadway Street
   Redwood City, CA 94063
   Attention: General Counsel
   Facsimile: 650-980-2600

   9.9 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

   9.10 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   9.11 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

   In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

                                          Global Sports, Inc.

                                                 /s/ Michael R. Conn
                                          By: _________________________________

                                          Fido Acquisition Corp.

                                                 /s/ Michael R. Conn
                                          By: _________________________________

                                          Fogdog, Inc.

                                                /s/ Timothy Harrington
                                          By: _________________________________

                                   Exhibit A

                              Certain Definitions

   For purposes of the Agreement (including this Exhibit A):

   Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

   Acquired Corporation Proprietary Asset. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

   Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

   Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

     (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction
  (i) in which any of the Acquired Corporations is a constituent corporation,
  (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

     (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

     (c) any liquidation or dissolution of any of the Acquired Corporations.

   Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

   Company Common Stock. "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

   Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

   Company Warrants. "Company Warrants" shall mean those certain warrants to purchase shares of Company Common Stock described in Section 2.3(b).

   Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

   Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

   Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

   Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

   Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

   Governmental Authorization. "Governmental Authorization" shall mean any:

     (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

   Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

   HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

   Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

   Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any "Material Adverse

Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, the financial condition, the assets and liabilities (taken together) or the capitalization of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or the Ancillary Business Agreements or to perform any of its obligations under the Agreement or the Ancillary Business Agreements, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that (A) the failure of any engineer(s) to continue his or their employment with the Company shall not, in and of itself, be deemed to have or give rise to a Material Adverse Effect on the Acquired Corporations, and (B) the failure of Nike, Inc. or Callaway Golf to continue to supply merchandise to the Company shall not, in and of itself, be deemed to have or give rise to a Material Adverse Effect on the Acquired Corporations. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement, disregarding any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, the financial condition, the assets and liabilities (taken together) or the capitalization of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that a decline in Parent's stock price, in and of itself, shall not be deemed to have a Material Adverse Effect on Parent.

   Operating Budget. "Operating Budget" shall mean that certain Operating Plan and Budget for the Acquired Corporations for the period between the date of this Agreement and the Effective Time in the form of Exhibit B.

   Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent.

   Person. "Person" shall mean any individual, Entity or Governmental Body.

   Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, model, algorithm, formula, compound, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

   Prospectus/Proxy Statement. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

   Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

   SEC. "SEC" shall mean the United States Securities and Exchange Commission.

   Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

   Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

   Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all or substantially all of the outstanding shares of Company Common Stock (by way of merger, reorganization, consolidation, tender offer, acquisition, business combination or otherwise) or all or substantially all of the assets of the Company on terms that the board of directors of the Company determines, in its reasonable judgment, after consultation with the Company's outside legal counsel and an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

   Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

   Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

   Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation;
(ii) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company's stockholders, within 48 hours after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or memorandum of understanding or any Contract contemplating any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable and in any event within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act;
(vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced; (ix) any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (x) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3.

   2000 Retention Plan. "2000 Retention Plan" shall mean that certain written plan providing for the retention of selected employees of the Acquired Corporations for periods ending on various dates between the date of the Agreement and the Closing Date.

   2000 Severance Plan. "2000 Severance Plan" shall mean that certain written plan providing for the severance of selected employees of the Acquired Corporations immediately following the execution of the Agreement.

   Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Acquired Corporations included in the Unaudited Interim Financial Statements.

   Unaudited Interim Financial Statements. "Unaudited Interim Financial Statements" shall mean the unaudited consolidated balance sheet of the Company as of September 30, 2000, and the related unaudited consolidated income statement of the Acquired Corporations for the three-month period ended September 30, 2000, together with the notes (if any) thereto, in the form attached as Exhibit D.

                                                                         ANNEX B

                           VOTING AND STOCK TRANSFER
                             RESTRICTION AGREEMENT

   THIS VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT ("Agreement") is entered into as of October 24, 2000, by and between GLOBAL SPORTS, INC., a
Delaware corporation ("Parent"), and        ("Stockholder").

                                    RECITALS

   A. Stockholder is a holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Fogdog, Inc., a Delaware corporation (the "Company").

   B. Parent, Fido Acquisition Corp., a Delaware corporation ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Reorganization Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

   C. In the Merger, the outstanding shares of common stock of the Company are to be converted into the right to receive shares of common stock of Parent.

   D. In order to induce Parent to enter into the Reorganization Agreement, Stockholder is entering into this Agreement. Even though Stockholder may be a director or officer of the Company, Stockholder is executing this Agreement solely in his individual capacity and not in his capacity as a director or officer of the Company.

                                   AGREEMENT

   The parties to this Agreement, intending to be legally bound, agree as follows:

   Section 1. Certain Definitions

   For purposes of this Agreement:

     (a) The terms "Acquisition Proposal" and "Acquisition Transaction" shall have the respective meanings assigned to those terms in the Reorganization Agreement.

     (b) "Company Common Stock" shall mean the common stock, par value $.001 per share, of the Company.

     (c) An "Identified Termination" shall occur if:

       (i) the Reorganization Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) of the Reorganization Agreement at any time after (A) an Acquisition Proposal has been disclosed, announced, commenced, submitted or made or (B) the occurrence of a Triggering Event (as defined in the Reorganization Agreement); or

       (ii) the Reorganization Agreement is terminated (A) by Parent or the Company pursuant to Section 8.1(d) of the Reorganization Agreement or
    (B) by Parent pursuant to Section 8.1(e) of the Reorganization
    Agreement.

     (d) "Lock-Up Period" shall refer to the period beginning upon the consummation of the Merger and ending 180 days after the consummation of the Merger.

     (e) Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or
  (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

     (f) "Parent Common Stock" shall mean the common stock, par value $.01 per share, of Parent.

     (g) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

     (h) "Subject Company Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

     (i) "Subject Parent Securities" shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the time of consummation of the Merger; and (ii) all additional securities of the Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the Lock-Up Period.

     (j) A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person's beneficial ownership of such security.

     (k) "Voting Covenant Expiration Date" shall mean the earlier of the date upon which the Reorganization Agreement is validly terminated, or the date upon which the Merger is consummated; provided, however, that the "Voting Covenant Expiration Date" shall be the date 180 days following the date on which the Reorganization Agreement is validly terminated, if an Identified Termination occurs.

   Section 2. Transfer of Subject Company Securities and Voting Rights

   2.1 Restriction on Transfer of Subject Company Securities. Subject to
Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Company Securities to be effected.

   2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Company Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Company Securities.

   2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Company Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family, (ii) upon the death of Stockholder, (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder or (iv) that Stockholder cannot prevent (it being understood that Stockholder shall use his or its best efforts to prevent transfers of Company Common Stock other than pursuant to clause "(i)" or "(iii)" of this sentence); provided, however, that a transfer referred to in clause "(i)", "(ii)" or "(iii)" of this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

   Section 3. Voting of Shares

   3.1 Voting Covenant Prior to Termination of Reorganization
Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Company Securities to be voted:

     (a) in favor of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the Reorganization Agreement and the terms thereof, in favor of each of the other actions contemplated by the Reorganization Agreement and in favor of any action in furtherance of any of the foregoing; and

     (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Reorganization Agreement; and

     (c) against the following actions (other than the Merger and the transactions contemplated by the Reorganization Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company's corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement or this Agreement.

Prior to the earlier to occur of the valid termination of the Reorganization Agreement or the consummation of the Merger, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(a)", "(b)", or "(c)" of the preceding sentence.

   3.2 Voting Covenant After Termination of Reorganization Agreement. If an Identified Termination occurs, then, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Company Securities to be voted (i) against any Acquisition Proposal and any related transaction or agreement and (ii) against any action which is intended, or could reasonably be expected, to facilitate the consummation of any Acquisition Transaction. Stockholder shall not enter into any agreement or understanding with any Person prior to the Voting Covenant Expiration Date to vote or give instructions in any manner inconsistent with clause "(i)" or "(ii)" of the preceding sentence.

   3.3 Proxy; Further Assurances.

     (a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration
  Date) with respect to the shares referred to therein (the "Proxy"); and
  (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

     (b) Stockholder shall, at his or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

   3.4 Fiduciary Duties. This Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein, and shall not prohibit Stockholder from acting in his capacity as an officer or director of the Company in the manner required by Stockholder's fiduciary duties as an officer or director of the Company.

   Section 4. Waiver of Appraisal Rights

   Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of any outstanding shares of Company Common Stock Owned by Stockholder.

   Section 5. No Solicitation

   Subject to Section 3.4, Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that his or its Representatives (as defined in the Reorganization Agreement) do not, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;
(ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

   Section 6. Representations and Warranties of Stockholder

   Stockholder hereby represents and warrants to Parent as follows:

   6.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

   6.2 No Conflicts or Consents.

     (a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or
  (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Company Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

     (b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

   6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof;
(c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

   6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

   Section 7. Additional Covenants of Stockholder

   7.1 Restriction on Transfer of Subject Parent Securities. During the Lock-Up Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any Subject Parent Securities to be effected. Without limiting the generality of the foregoing, during the Lock-Up Period, Stockholder shall not directly or indirectly engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Transfer of securities of Parent during the Lock-Up Period, even if such securities would be disposed of by a Person other than Stockholder. The transactions prohibited by this Section 7.1 shall include any short sale (whether or not against the box) and any purchase, sale or grant of any right (including any put or call option) with respect to any securities of Parent or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from any security or securities of Parent.

   7.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

   7.3 Legends.

     (a) If requested by Parent, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Voting Covenant Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

    THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT DATED AS OF OCTOBER 24, 2000, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

     (b) If requested by Parent, immediately after the consummation of the Merger (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Parent Common Stock during the Lock-Up Period), Stockholder shall permit Parent to cause each certificate evidencing any outstanding shares of Parent Common Stock or other securities of Parent Owned by Stockholder to bear a legend in the following form:

    THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT DATED AS OF OCTOBER 24, 2000, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

   Section 8. Miscellaneous

   8.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Reorganization Agreement, and (iii) the Voting Covenant Expiration Date.

   8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

   8.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

   if to Stockholder:

     at the address set forth on the signature page hereof; and

   if to Parent:

     Global Sports, Inc.
     1075 First Avenue
     King of Prussia, PA 19406
     Attn: General Counsel
     Fax: (610) 265-1730

   8.4 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

   8.5 Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

   8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in
Section 2 or Section 7.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Company Securities or Subject Parent Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

   8.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

   8.8 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Agreement.

   8.9 Governing Law; Venue.

     (a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

       (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

       (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

       (iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

       (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 8.9 shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

     (c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

   8.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

   8.11 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

   8.12 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

   8.13 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   8.14 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

   IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

                                          GLOBAL SPORTS, INC.

                                          By:____________________________ _____

                                          STOCKHOLDER

                                          _____________________________________
                                          Name:

                                          Address:_______________________ _____

                                                _______________________________

                                          Facsimile:______________________ ____

                                                           Additional Securities
  Shares Held of Record     Options and Other Rights        Beneficially Owned
  ---------------------     ------------------------       ---------------------

                                   EXHIBIT A

                           FORM OF IRREVOCABLE PROXY

   The undersigned stockholder (the "Stockholder") of FOGDOG, INC., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes MICHAEL G. RUBIN, KENNETH J. ADELBERG and GLOBAL SPORTS, INC., a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

   This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting and Stock Transfer Restriction Agreement, dated as of the date hereof, between Parent and the Stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Fido Acquisition Corp. and the Company (the "Reorganization Agreement"). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

   The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Reorganization Agreement or the effective time of the merger contemplated thereby (the "Merger") at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

     (i) in favor of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the Reorganization Agreement and the terms thereof, in favor of each of the other actions contemplated by the Reorganization Agreement and in favor of any action in furtherance of any of the foregoing; and

     (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Reorganization Agreement; and

     (iii) against the following actions (other than the Merger and the other transactions contemplated by the Reorganization Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company's corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement.

   If an Identified Termination (as defined in the Voting Agreement) occurs, then, during the 180-day period commencing on the date of such Identified Termination, at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares in their discretion against or otherwise with respect to (i) any Acquisition Proposal (as defined in the Voting

Agreement) and any related transaction or agreement and (ii) any action which is intended, or could reasonably be expected, to facilitate the consummation of any Acquisition Transaction (as defined in the Voting Agreement).

   The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

   This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

   If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: October 24, 2000

                                          _____________________________________
                                          Name

                                          Number of shares of common stock of
                                           the
                                          Company owned of record as of the
                                          date of this proxy:

                                          _____________________________________

                                                                         ANNEX C

                              EMPLOYMENT AGREEMENT

Parties: Global Sports Interactive, Inc., a Pennsylvania corporation ("Employer")
         1075 First Avenue
         King of Prussia, PA 19406

         Timothy Harrington ("Executive")
         761 Lytton Ave.
         Palo Alto, CA 94301

Date:    October 24, 2000

Background: Pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of October 24, 2000, Global Sports, Inc. ("Global") will acquire on the effective date (the "Effective Date") of the merger contemplated by such agreement (the "Merger") all of the issued and outstanding shares of Fogdog, Inc. ("Fogdog"). Executive is the President and Chief Executive Officer and a significant shareholder of Fogdog. Pursuant to the Merger, Executive will receive shares of Global in exchange for his shares of Fogdog. Global owns all of the outstanding shares of capital stock of Employer. Employer and its subsidiaries are in the business of developing, operating and/or providing product fulfillment, customer service, technology infrastructure, on-line marketing, product merchandising, web site development, e-commerce management, and related services for traditional retailers, general and specialty merchandisers, Internet companies and media companies (the "Business"). Employer desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions stated below.

   intending to be legally bound, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:

   1. Employment and Term. Effective as of the Effective Date, Employer will employ Executive and Executive will accept such employment, subject to all of the terms and conditions of this Agreement, for a term (the "Term") of forty-two (42) months beginning on the Effective Date, unless sooner terminated in accordance with other provisions hereof. In the event that the Merger does not become effective, then this Agreement shall be of no force and effect.

   2. Position and Duties. Executive shall serve as President of a division or affiliate of Employer (as determined by Employer) and in such capacity shall have such responsibilities and duties as are typically associated with such position. Executive shall report to, and be subject to the direction of, Employer's Chief Executive Officer and Board of Directors. Executive shall also have such other responsibilities and duties as may from time to time be prescribed by Employer's Chief Executive Officer or Board of Directors. Executive shall devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer.

   3. Compensation, Benefits and Expenses.

   3.1 Compensation. Employer shall pay to Executive a minimum annual base salary ("Base Salary") in the amount of Two Hundred Forty Thousand Dollars ($240,000), payable in accordance with Employer's normal payroll practices. Executive's Base Salary shall be reviewed annually by Employer and shall be subject to such annual increases as may be agreed upon by Executive and Employer's Chief Executive Officer. In no event shall Executive's Base Salary be reduced to an amount less than Executive's Base Salary for the prior year.

   3.2 Bonuses. In addition to his Base Salary,

   (a) Executive shall receive a one-time signing bonus equal to $100,000, payable on the first business day following the Effective Date;

   (b) Executive shall receive a one-time bonus of up to $37,500 based on Executive achieving certain investor relations objectives agreed upon by Executive and Employer's Chief Executive Officer.

   (c) Executive shall receive a one-time bonus of up to $37,500 based on Executive achieving certain vendor relations objectives agreed upon by Executive and Employer's Chief Executive Officer.

   (d) for each year of this Agreement, Executive shall be eligible to receive such incentive bonus in an amount not greater than 30% of the Base Salary, as may be determined by Employer's Chief Executive Officer.

   3.3 Benefits. Executive shall be entitled to participate and shall be included in all equity incentive, stock option, stock purchase, profit sharing, savings, bonus, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs of Employer now existing, or established hereafter, and offered to its management-level personnel, subject to the terms and provisions thereof.

   3.4 Vacation. Executive shall be entitled to four (4) weeks paid vacation during each year, in addition to such paid holidays, personal days and days of paid sick leave as are generally permitted to employees of Employer.

   3.5 Expenses. Employer shall reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder. Executive shall properly account for all such expenses, which such expenses shall not exceed $8,000 during any monthly period.

   3.6 Option Awards. Effective as of the Effective Date, Executive shall be granted:

   (a) a stock option (the "First Option Award") under Global's 1996 Equity Incentive Plan (the "Equity Plan") to purchase up to 100,000 shares of Global's common stock at an exercise price equal to the fair market value (determined in accordance with the Equity Plan) of Global's common stock on the Effective Date. The First Option Award shall vest as follows: Fifty Thousand (50,000) shares on the Effective Date and Fifty Thousand (50,000) shares on the six-month anniversary date of the Effective Date; and

   (b) a stock option (the "Second Option Award") under the Equity Plan to purchase up to 200,000 shares of Global's common stock at an exercise price equal to the fair market value (determined in accordance with the Equity Plan) of Global's common stock on the Effective Date. The Second Option Award shall vest as follows: 28,572 shares on the six-month anniversary date of the Effective Date, 4,762 shares upon the same day of each of the next 35 months thereafter and 4,758 on the same day of the 36th month thereafter.

To the extent permitted under applicable law, the options granted pursuant to this Section shall be incentive stock options.

4. Termination.

   4.1 Termination by Death. If Executive dies, then this Agreement shall terminate immediately, and Executive's rights to compensation and benefits hereunder shall terminate as of the date of death, except that Executive's heirs, personal representatives or estate shall be entitled to any unpaid portion of Executive's salary, accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

   4.2 Termination by Disability. If Executive becomes Totally Disabled, Executive shall continue to receive all of his compensation and benefits in accordance with Section 3 for a period of six (6) months following the Onset of Disability (as defined in this Section 4.2). Any amounts due to Executive under this Section 4.2 shall be reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive by Employer. "Onset of Disability" means the first day on which Executive shall be unable to attend to perform the important duties of his employment on a Full-time basis or part-time basis by reason of Injury or Sickness. If Executive's Total Disability continues for more than six (6) consecutive months after the Onset of Disability or for periods aggregating more than six (6) months during any twenty-four (24) month period, then Employer may, upon thirty (30) days prior written notice, terminate Executive's employment, and Executive's rights to compensation and benefits hereunder, except that Executive shall be entitled to any unpaid portion of his Base Salary, accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs. For the purposes of this Section 4.2, the terms "Totally Disabled", "Total Disability", "Injury", "Sickness" and "Full-time" shall have the meanings given to those terms in the Employer's Long Term Disability Group Insurance Policy in effect at the time of the onset of Disability.

   4.3 Termination for Cause. Employer may, upon written notice to Executive, terminate Executive's employment, and Executive's rights to compensation and benefits hereunder, for Cause (as defined in this Section 4.3), except that Executive shall be entitled to any unpaid portion of his salary, accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs. "Cause" shall exist if Executive in any material respect neglects Executive's duties under this Agreement after written notice by Employer to Executive, commits an act of dishonesty or breach of trust, acts in a manner which is inimical or injurious to the business or interest of Employer in any material respect, breaches this Agreement in any material respect or is convicted of a felony.

   4.4 Termination Without Cause. Employer may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment, and Executive's rights to compensation and benefits hereunder, for any reason Employer deems appropriate, except that (i) Executive shall be entitled to any unpaid portion of his salary, accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs, (ii) Employer shall pay Executive a lump sum payment of $240,000 and reimburse Executive for his expenses incurred in continuing his medical coverage for himself and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA) for the period commencing on the date of termination and ending on the date Executive commences full-time employment with another employer, not to exceed six months; and (iii) the options granted pursuant to
Section 3.6(a) will automatically become exercisable with respect to all shares subject to such option.

   4.5 Termination by Executive. Executive may, at any time during the Term, terminate his employment, and his rights to compensation and benefits hereunder, for any reason Executive deems appropriate, in which case Employer shall except that (i) Executive shall be entitled to any unpaid portion of his salary, accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs, and (ii) Employer shall pay Executive a lump sum payment of $240,000 and reimburse Executive for his expenses incurred in continuing his medical coverage for himself and his dependents under COBRA for the period commencing on the date of termination and ending on the date Executive commences full-time employment with another employer, not to exceed six months.

   4.6 Procedure Upon Termination. Upon termination of his employment, Executive shall promptly return to Employer all documents (including copies) and other materials and property of Employer, or pertaining to its business, including without limitation customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.

   5. Discoveries. Executive shall communicate to Employer, in writing when requested, and preserve as confidential information of Employer, all inventions, marketing concepts, software ideas and other ideas or designs relating to the business of the Employer which are conceived, developed or made by Executive, whether alone or jointly with others, at any time during the term of Executive's employment with Employer, which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as "Executive's Discoveries"). All of Executive's Discoveries shall be Employer's exclusive property, and Executive shall, at Employer's expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership thereof.

   6. Nondisclosure. At all times during and after the date of this Agreement, except with Employer's express prior written consent or in connection with the proper performance of services under this Agreement, Executive shall not, directly or indirectly, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct or details of the business of Employer, including, but not limited to, (i) marketing methods and strategies, pricing policies, product strategies and methods of operation, (ii) software source code, software design concepts (including visual expressions and system architecture), technical documentation and technical know-how, (iii) budget and other non-public financial information, and (iv) expansion plans, management policies and other business strategies and policies. For purposes of this Section 6, confidential information shall not include any information which is now known by the general public, which becomes known by the general public other than as a result of a breach of this Agreement by Executive or which is independently acquired by Executive.

   7. Non-Competition. Executive acknowledges that Employer's business is highly competitive. Accordingly, for a period of twelve (12) months after the date of Executive's termination of employment with Employer for any reason, except with Employer's express prior written consent, Executive shall not, directly or indirectly, in any capacity, for the benefit of any Person:

   (a) Communicate with or solicit any Person who is or during such period becomes an employee, consultant, agent or representative of Employer or any of its subsidiaries in any manner which interferes or might interfere with such Person's relationship with Employer or any such subsidiary, or in an effort to obtain any such employee, consultant, agent or representative as an employee, consultant, agent or representative of any other Person; or

   (b) Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business competitive with all or any material part of the Business or any other business in which Fogdog engages during Executive's employment with Employer.

   8. Consideration and Enforcement of Covenants. Executive expressly acknowledges that the covenants contained in Sections 5, 6 and 7 of this Agreement ("Covenants") are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement or to grant the options to Executive that Employer granted as of the date hereof. Executive acknowledges that any breach by Executive of any of the Covenants will result in irreparable injury to Employer for which money damages could not adequately compensate. If there is such a breach, Employer shall be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Executive or any such other Person may have against Employer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Employer must resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. The provisions of Sections 5, 6 and 7 shall survive the termination of this Agreement.

   9. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the [State of California] applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith.

   10. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within twenty-four
(24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 10, provided that any such change of address notice shall not be effective unless and until received.

   11. Prior Agreements. Executive represents to Employer (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that Executive's execution of this Agreement and Executive's employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or which Executive is bound, and (iii) that Executive has full legal right and capacity to execute this Agreement and to enter into employment by Employer. Effective as of the Effective Date, any employment agreement, severance agreement or similar agreement between Executive and Fogdog and any employment agreement, severance or similar agreement between Executive and Employer, shall automatically terminate and shall no longer be of any force or effect.

   12. Parties in Interest. This Agreement is for the personal services of Executive and shall not be assignable by Executive without the express prior written consent of Employer; provided, however, Employer may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer upon such successor's agreement to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place. Subject to the provisions of Section 4 and this Section 12, this Agreement shall inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Executive.

   13. Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

   14. Amendment and Waiver. This Agreement shall not be amended, modified or terminated unless in writing and signed by Executive and a duly authorized representative of Employer other than Executive. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the parties against which enforcement is sought (which, in the case of the Employer, must be a duly authorized representative of Employer other than Executive). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

   15. Section Headings. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, meaning, or effect.

   16. Definitions. As used herein, the term "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

   IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.

                                          GLOBAL SPORTS INTERACTIVE, INC.

                                          By: /s/ Michael G. Rubin
                                            ___________________________________
                                            Michael G. Rubin
                                            Chairman and Chief Executive
                                             Officer

                                            /s/ Tim Harrington
                                            ___________________________________
                                            Tim Harrington

                                                                         ANNEX D



                          STRATEGIC ALLIANCE AGREEMENT

                                    BETWEEN

                        GLOBAL SPORTS INTERACTIVE, INC.

                                      AND

                                  FOGDOG, INC.

                          STRATEGIC ALLIANCE AGREEMENT

   This Strategic Alliance Agreement is made by and between Global Sports Interactive, Inc., (the "Company") a Pennsylvania corporation with its principal place of business located at 1075 First Avenue, King of Prussia, PA 19406, and Fogdog, Inc. ("Partner") a Delaware corporation with its principal place of business located at 500 Broadway, Redwood City, CA 94063, effective this24th day of October, 2000.

                                    RECITALS

    A. The Company is in the business of developing and operating e-commerce sporting goods businesses for specialty retailers, general merchandisers, Internet companies and media companies and providing for those companies, the Company's proprietary technology and product database, customer service capabilities, fulfillment capabilities, relationships with vendors and centralized inventory management.

   B. Partner is in the business of, among other things, owning and operating an e-commerce enabled web site offering various sporting goods items for sale to consumers.

   C. Partner desires to obtain e-commerce sporting goods products and related services from the Company and the Company desires to provide such e-commerce sporting goods products and related services to Partner in connection with the Partner Web Site (as defined below). The parties agree that nothing contained herein shall prevent Partner from performing its obligations under any agreement Partner may have with any third party as of the date of this Agreement.

   D. The parties desire to enter into this Agreement in order to set forth each of their respective rights and obligations with respect to the matters herein.

                                   AGREEMENT

   The Company and Partner (each a "Party" and collectively, the "Parties"), in consideration of the mutual promises contained herein, and intending to be legally bound, agree as follows.

   1 Definitions. Capitalized terms have the following meanings in this Agreement.

   1.1 Agreement means this Strategic Alliance Agreement.

   1.2 Company Product Content means illustrations, graphics, audio, video, text, photographs, films, slides, prints, negatives, recordings, drawings, sketches, artwork, digital images, and other renderings and information, depicting, describing, identifying, or otherwise related to Merchandise, including product reviews, that (a) is reasonably available to the Company; (b) the Company is not prohibited from licensing as required by this Agreement; and
(c) is generally available to the Designated Web Sites, any other Web sites operated by the Company or any party for which the Company provides any supply or fulfillment services.

   1.3 Company Product Database means the database maintained and updated by the Company, in computer-readable format, of information regarding Merchandise which information includes, without limitation, SKU numbers, Merchandise availability, product availability, catalog product descriptions and pricing.

   1.4 Customer means a person who places an Order.

   1.5 Designated Web sites means the Web sites identified on Schedule A attached to this Agreement as such schedule may be amended from time to time upon the mutual agreement of the Parties. Notwithstanding the foregoing, the Company, in its sole discretion, may amend Schedule A by deleting Web sites that the Company no longer operates or to which the Company no longer provides any supply or fulfillment services.

   1.6 Effective Date means the date hereof.

   1.7 Licensed Materials means the Company Product Content and the Company Product Database as provided to Partner and as may be modified, revised, or updated in accordance with this Agreement.

   1.8 Merchandise means Sporting Goods merchandise offered for sale through the Designated Web sites and other merchandise owned by the Company or the Partner that the Company may offer, in its sole discretion, for sale under this Agreement. Merchandise does not include (a) merchandise manufactured exclusively for, or sold under a trademark of, the retailer related to a Designated Web site; (b) markdowns offered through the Designated Web sites; or
(c) merchandise that the Company is prohibited from providing to Partner by the related licensee or licensor of licensed merchandise or the related manufacturer.

   1.9 Order means an order for Merchandise through the Partner Web Site that is to be fulfilled by the Company pursuant to the terms and conditions of this Agreement.

   1.10 Partner Web Site means the e-commerce enabled Web site operated by Partner which is identified by the URL, www.fogdog.com (and any co-branded, successor or replacement Web Site).

   1.11 SKU means a stock keeping unit of merchandise.

   1.12 Sporting Goods means sports, recreational and/or fitness-related equipment (e.g. bats, balls, gloves, rackets, clubs, helmets, skis, fishing equipment, exercise equipment, table games, memorabilia and licensed products) and apparel and footwear (e.g. jerseys, athletic footwear and exercise clothing) and such other goods and products which may now or hereinafter be made available through the Company.

   1.13 Web means the Internet client-server hypertext distributed information retrieval system known as the World Wide Web.

   2 Operation and Maintenance of the Partner Web Site. Except for the services to be provided by the Company hereunder, throughout the Term, the Partner shall be solely responsible for the development, hosting and maintenance of the Partner Web Site; provided, however, Partner agrees that it shall operate the Partner Web Site generally consistent with how the Partner Web Site has been operated immediately prior to the date hereof, except modifications necessary to perform under this Agreement.

   3 Customer Service/Account Support.

   3.1 Partner Customer Service. Partner shall be responsible for any and all sales and similar taxes arising from the sales of Merchandise contemplated hereunder. Additionally, Partner shall be responsible for providing customer support to Customers and prospective Customers of the Partner Web Site. With respect to Orders for Merchandise to be fulfilled through the Company Warehouses (as hereinafter defined), the Company shall provide to Partner the following information in a manner consistent with that provided by its Designated Web Sites: (a) Merchandise inventory levels and availability; (b) Order and shipping confirmations; (c) Order shipping tracking information as made available to the Company by the common carrier; and (d) such other Merchandise information and Order information that is commercially reasonably available to the Company and reasonably necessary for Partner's customer service. The Company shall assign the necessary customer service personnel to provide such information to Partner in accordance with this Agreement. With respect to Orders for Merchandise to be fulfilled through the Partner Warehouses (as hereinafter defined), Partner shall obtain and maintain the information listed in (a)--(d) above and make such information available to the Company upon request.

   3.2 Company Customer Service Support Personnel. The Company shall provide an account manager that is responsible for the oversight of the business relationship between Partner and the Company. The Company shall also provide to Partner toll-free telephone access to the Company's customer service personnel, 24 hours per day, 7 days per week, to support Partner's customer service and as a resource for Merchandise and

Order issues and inquiries for Orders of Merchandise fulfilled and shipped by the Company hereunder (e.g., order status, order availability, etc.) and questions raised by Customers to Partner's customer service call centers.

   4 Licensed Materials.

   4.1 License to the Company Product Content and the Company Product
Database. The Company shall provide to Partner the Licensed Materials subject to, and grants to Partner, a fully-paid, personal, nontransferable, nonexclusive, limited license (without the right to sublicense) for the Term to use, display and distribute the Licensed Materials solely in connection with the sale of Merchandise by Partner in accordance with this Agreement. Partner shall not (a) copy (except as reasonably necessary to use the Licensed Materials in accordance with this Agreement); (b) modify, adapt, translate or create derivative works based upon the Licensed Materials; (c) remove, erase, or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in the Licensed Materials, or fail to preserve all copyright and other proprietary notices in any copy of any of the Licensed Materials made by Partner; or (d) sell, market, license, sublicense, distribute (except as provided in this Section 4.1), or otherwise grant to any person any right to use the Licensed Materials without the prior consent of the Company. Any and all rights not explicitly granted under this Agreement are expressly reserved by and to the Company.

   4.2 Updating the Company Product Database. The Company shall update the information in the Company Product Database in accordance with its standard policies and practices and as otherwise mutually agreed upon by the parties.

   4.3 Updating the Company Product Content. The Company shall periodically update the Company Product Content for all new or additional Merchandise SKUs within the Company Product Database from time to time during the Term. The Company shall also update the Company Product Content for any new content related information that may become available during the Term of the Agreement for existing Merchandise SKUs, including product reviews (where available). The Company shall provide the Company Product Content to Partner when such Company Product Content initially becomes available from the Company.

   5 Supply of Merchandise.

   5.1 Source of Sporting Goods. The Company will fulfill and distribute Orders for Merchandise that is ordered by Partner on behalf of its customers. The Company may provide such fulfillment and distribution services directly, or, at the Company's option, through certain drop-ship partners pursuant to agreements between the Company and certain third parties. Notwithstanding the foregoing, the parties agree that certain Orders for Merchandise will be fulfilled and distributed by Partner from Partner Warehouses through existing distribution center contracts between Partner and third parties prior to the date such Merchandise is transferred to Company's fulfillment center(s). The parties agree to work in good faith to develop a mutually agreeable transition program in order to determine the most effective processing of Orders for Merchandise through the Company Warehouses and Partner Warehouses with the objective of having, as soon as practicable, all fulfillment and distribution of Orders for Merchandise generated through the Company Warehouses. Notwithstanding the foregoing, nothing contained herein shall prevent Partner from performing its obligations under any agreement Partner may have with any third parties as of the date of this Agreement.

   5.2 Conformance with the Company Product Content. Merchandise shall conform in all material respects with the product descriptions and illustrations provided by the Company in the then current related Company Product Content.

   5.3 Inventory. The Company's inventory of Merchandise shall be maintained at its current facility or at facilities owned or controlled by the Company; provided, however, certain inventory of the Company purchased from Partner may be maintained in facilities through existing contracts between Partner and certain third parties' distribution centers (the "Partner Warehouses"). It is the intention of the parties, that as soon as practicable after the date hereof, all inventory of the Company currently maintained at the Partner Warehouses will be transferred to facilities owned or controlled by the Company.

   5.4 Product Selection. Subject to applicable vendor approval, the Company shall use commercially reasonable efforts to make all of its Merchandise available to Partner during the Term. Partner shall determine the specific Merchandise to be made available through the Partner Web Site from the Merchandise made available by the Company hereunder and such other merchandise that Partner determines to include through the Partner Web Site from sources other than the Company; provided, however, the Company shall have no obligations with respect to such other merchandise.

   6 Order Processing.

   6.1 Partner Submission of Orders. Partner shall transmit Orders to the Company that are to be fulfilled through the Company Warehouses by electronic means in accordance with mutually agreed upon policies and procedures. Each Order shall include:

     6.1.1 the Customer's name,

     6.1.2 the recipient's name if different from the Customer's name,

     6.1.3 the complete shipping address which address shall be a street address and shall not be a post office box or similar address,

     6.1.4 the Customer's telephone number if required for delivery by the requested shipping method,

     6.1.5 all shipping instructions,

     6.1.6 the SKU numbers and product descriptions for each SKU, and

     6.1.7 any other information reasonably requested by the Company.

   6.2 The Company's Acceptance or Rejection of Orders. The Company shall accept Orders for shipment to addresses in the United States, as well as all APO/FPO addresses, that include the information required by Section 6.1 of this Agreement and for which the related Merchandise is available or in the Company's reasonable judgment, will be available in time to meet the required shipping date. The Company shall reject all other Orders and shall promptly notify Partner of such rejection.

   6.3 Company Confirmation. With respect to Orders to be fulfilled through the Company Warehouses, the Company shall confirm to Partner, the Company's receipt of an Order in accordance with its standard policies and practices. Such Order confirmation shall state whether the Order was accepted, rejected due to incomplete information, or rejected due to unavailable Merchandise.

   7 Fulfillment of Accepted Orders and Returns.

   7.1 Assembly and Packaging. The Company shall provide fulfillment (picking, packing and shipping) for Partner's customers who place Order for Merchandise in accordance with its standard policies and procedures. Orders will be packaged with no reference to the Company except when required by law and, whenever practicable, the Company will package and ship SKUs in a single Order together. Notwithstanding the foregoing, the parties agree that Partner will provide fulfillment from the Partner Warehouses with respect to certain Orders.

   7.2 Risk of Loss. As between the Parties, title and risk of loss shall pass to Partner upon the delivery of the Merchandise to the common carrier at the point of shipment. The Company shall not be responsible for damage and loss of Merchandise during shipment to the Customers. The Company shall use commercially reasonable efforts to cause any common carriers that it utilizes to provide insurance to Partner for Merchandise shipped by the common carrier at the direction or the Company that is lost or damaged during shipment.

   7.3 Order Priority. All accepted orders from Designated Web Sites, other Web sites to which the Company provides fulfillment services, the Company subsidiaries, affiliates, and other retail customers, and accepted Orders from the Partner Web Site, shall be processed, fulfilled, and shipped by the Company in the order that they are received by the Company. The Company shall not allocate Merchandise inventory or otherwise make Merchandise inventory unavailable to Partner under this Agreement until such order is accepted by the Company.

   7.4 Shipping Methods. The Company shall ship all accepted Orders in accordance with its standard policies and practices and in a manner consistent with the manner in which orders are shipped from the Designated Web sites. The Company shall comply with the special shipping instructions included with an Order unless the Merchandise does not meet the shipper's requirements for the requested methods.

   7.5 Returns. The Company shall perform return and exchange functions in accordance with Partner's returns and exchange policies in effect as of the date hereof.

   7.6 Reports. The Company shall transmit to Partner the reports as shall be mutually agreed upon by the parties. Partner agrees to provide the Company with mutually agreed upon reports relating to fulfillment and distribution of Orders through the Partner Warehouses.

   8 Form of Communication. All Orders transmitted by Partner and all confirmations of Orders and shipments and reports transmitted by the Company pursuant to this Agreement shall be provided in a form reasonably acceptable to the recipient and shall be communicated electronically in accordance with mutually agreed upon specifications.

   9 Payment.

   9.1 Price for Merchandise. Partner shall pay to the Company, for Merchandise sold on the Partner Web Site, and not cancelled or returned in accordance with
Section 7.5, an amount (the "Distribution Fee") equal to eighty-five percent (85%) of the lowest initial selling price that an item is originally made available to the public on the Designated Web sites, without giving effect to any discounts, markdowns, promotions or similar reductions. Notwithstanding the foregoing, in the event that Partner provides fulfillment services for Orders of Merchandise from the Partner Warehouses through existing contracts with third parties, Partner shall pay to the Company, for such Merchandise sold, an amount equal to the Distribution Fee, less the actual costs that Partner is required to pay to such third parties for such fulfillment services.

   9.2 Shipping Costs. Shipping rates for Orders shall be as negotiated with carriers by the Company each year and passed on to and paid by Partner with no additional markup or handling charge. Notwithstanding the foregoing, if Company determines that the shipping rates available to Partner are lower than the shipping rates available to Company, then Company and Partner shall work in good faith to have Orders shipped at the rates available to Partner. Partner will set shipping prices to be charged to Customers.

   9.3 Other Charges. In addition to amounts due the Company for Merchandise shipped by the Company pursuant to an Order, Partner shall pay to the Company its actual costs for post-delivery assembly of Merchandise or other similar post-delivery services, any and all other amounts due the Company under this Agreement, and for taxes, if any, assessed on Orders paid by the Company unless such taxes are paid by Partner.

   9.4 Invoices and Payment. The Company shall submit invoices to Partner on the 15th and last day of each month for amounts due under this Agreement through the date of the invoice. Partner shall pay all amounts due under this Agreement within 14 days of the invoice date. All payments shall be by check or wire transfer to the Company's account as shall be provided by the Company.

   9.5 Late Payment. Interest at the rate of 1 percent per month (or, if lower, the maximum rate permitted by applicable law) shall accrue from the date which is ten days after Company notifies Partner that such amount was due, and the Partner has not made payjment of past-due amounts within 5 days.

   10 No Merchandise Warranty. PARTNER ACKNOWLEDGES THAT THE COMPANY IS NOT THE MANUFACTURER OF THE MERCHANDISE. EXCEPT FOR WARRANTIES, IF ANY, FROM MANUFACTURERS OF THE MERCHANDISE (WHICH IS PASSED THROUGH TO PARTNER AND ITS CUSTOMERS), AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE COMPANY IS FURNISHING THE MERCHANDISE TO CUSTOMERS WITHOUT ANY, AND DISCLAIMS ALL, WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY AGAINST INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, OR OTHER INTELLECTUAL PROPERTY RIGHTS.

   11 Company Representations and Warranties. The Company represents and warrants that

   11.1 during the Term, the Company Product Content and the Company Product Database as delivered to Partner shall not (a) infringe any intellectual property rights of any person or any rights of publicity, personality, or privacy of any person; (b) violate any law, statute, ordinance, or regulation (including without limitation, the laws and regulations governing export control, unfair competition, anti-discrimination, consumer protection, or false advertising); (c) be defamatory, libelous or trade libelous, unlawfully threatening, or unlawfully harassing; (d) be obscene, pornographic, or indecent; or (e) violate any community or Internet standard; and

   11.2 (a) it has the full authority and legal right to carry out the terms of this Agreement; (b) it has taken all action necessary to authorize the execution and delivery of this Agreement; (c) this Agreement is a legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except as limited by bankruptcy and other laws of general application relating to or affecting the enforcement of creditors' rights; (d) it has not entered into and is not currently a party to any agreement that conflicts with the terms of this Agreement; and (e) it has the rights and licenses to permit Partner to market, sell and distribute Merchandise through the Partner Web Site and use, display and distribute the Company Product Database and the Company Product Content; and

   11.3 during the term of this Agreement, it shall abide by the terms of the Partner Web Site privacy policy in effect on the Effective Date and any revisions to such policy of which Partner gives the Company reasonable prior notice; and

   11.4 the Merchandise shall be free and clear of all liens and encumbrances.

   12 Company Indemnification. The Company shall defend and indemnify Partner and its affiliates, and the directors, officers, employees, and agents of Partner and its affiliates ("Indemnitees"), at the Company's sole cost and expense, against any and all claims, actions, suits, or other proceedings against Indemnitees (a) arising from or related to any injuries, including without limitation, death, to persons or any damage to property occurring as a result of the negligence or willful misconduct of the Company or the Company's breach of this Agreement; (b) arising from or related to any breach of any of the Company's representations or warranties in this Agreement; and (c) arising from or related to the Company's failure to abide by the terms of the Partner Web site privacy policy in effect on the Effective Date and any revisions to such policy of which Partner gives the Company reasonable prior notice and shall indemnify and hold Indemnitees harmless from and against any and all judgments, losses, liabilities, damages, costs, and expenses (including without limitation, reasonable attorney's fees and attorney's disbursements) arising out of or incurred in connection with such claims, actions, suits, or other proceedings. The Company shall have the right to control the defense and settlement of any claims or actions that the Company is obligated to defend (so long as any settlement on the part of Partner includes (y) a general release of Partner from all liability in connection therewith and (z) does not contain any admission of wrongdoing or culpability on the part of Partner), but Partner shall have the right to participate in such claims or actions at its own cost and expense. The Company shall have no liability under this Section 12 to the extent that the Company is actually prejudiced by Partner's failure to give notice to the Company promptly after the Indemnitee learns of such claim so as to not prejudice the Company.

   13 Partner Representations and Warranties. Partner represents and warrants that

   13.1 (a) it has the full authority and legal right to carry out the terms of this Agreement; (b) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (c) this Agreement is a legal, valid, and binding obligation of Partner, enforceable in accordance with its terms, except as limited by bankruptcy and other laws of general application relating to or affecting the enforcement of creditors' rights;

   13.2 during the Term, it shall have and abide by the terms of the Partner Web Site privacy policy, which policy shall be consistent with the then current generally accepted privacy policies of retail e-commerce web sites.

   14 Partner Indemnification. Partner shall defend and indemnify the Company and its affiliates, and the directors, officers, employees, and agents of the Company and its affiliates ("Indemnitees"), at Partner's sole cost and expense, against any and all claims, actions, suits, or other proceedings against Indemnitees (a) arising from or related to the failure to pay in full any sales or similar tax arising from the sale of Merchandise through the Partner Web Site or otherwise; or (b) arising from or related to any injuries, including without limitation, death, to persons or any damage to property occurring as a result of the negligence or willful misconduct of Partner or Partner's breach of this Agreement; or (c) arising from or related to any breach of any of Partner's representations or warranties in this Agreement, or (d) arising from or related to any agreement between Partner and a third party which conflicts with the terms of this Agreement, and shall indemnify and hold Indemnitees harmless from and against any and all judgments, losses, liabilities, damages, costs, and expenses (including without limitation, reasonable attorney's fees and attorney's disbursements) arising out of or incurred in connection with such claims, actions, suits, or other proceedings. Partner shall have the right to control the defense and settlement of any claims or actions that Partner is obligated to defend (so long as such settlement on the part of the Company includes (y) a general release of the Company from all liability in connection therewith and (z) does not contain any admission of wrongdoing or culpability on the part of the Company), but the Company shall have the right to participate in such claims or actions at its own cost and expense. Partner shall have no liability under this Section 14 to the extent that Partner is actually prejudiced by the Company's failure to give notice to Partner promptly after the Indemnitee learns of such claim so as to not prejudice Partner.

   15 Customer Data. All information and other data collected from Customers' use of the Partner Web Site and Orders shall be the property of Partner and shall be deemed Confidential Information of Partner. Such data shall not be provided or disclosed to the Company except as is necessary for the Company to perform its obligations hereunder. The Company shall be entitled to use such data only as is reasonably necessary to perform its obligations hereunder, and shall not sell, lease or barter such data to any third party or use such data for e-mail distribution or direct marketing.

   16 Confidentiality.

   16.1 Confidential Information. The term "Confidential Information" means any and all technical and non-technical information including without limitation, patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of either Party, and includes without limitation, their respective information concerning research, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, key personnel, suppliers, customers, prospective customers, policies or operational methods, plans for future developments, business forecasts, sales and merchandising, and marketing plans and information, in whatever form disclosed. Confidential Information does not include items that were:

     16.1.1 possessed by the receiving Party prior to receipt or access pursuant to this Agreement other than through prior disclosure by the disclosing Party as evidenced by the receiving Party's written records;

     16.1.2 independently developed by the receiving Party without the benefit of disclosure by the disclosing Party as evidenced by the receiving Party's written records;

     16.1.3 published or available to the general public other than through a breach of this Agreement or breach by a third party of its confidentiality obligations to the disclosing Party; or

     16.1.4 obtained by the receiving Party from a third party with a valid right to disclose such Confidential Information, provided that such third party is not under a confidentiality obligation to the disclosing Party.

   A combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination is published or is available to the general public or in the rightful possession of the receiving Party.

   16.2 Obligation of Confidentiality. Each Party shall permanently hold, and cause their respective personnel to hold, Confidential Information in strict confidence. The receiving Party may disclose Confidential Information that is required to be disclosed by governmental agencies, regulatory authorities, or pursuant to court order only to the extent such disclosure is required by law and only provided that the receiving Party provides reasonable prior notice to the disclosing Party of the disclosure; provided however, that either Party may disclose the terms of this Agreement if required to be disclosed by the Securities and Exchange Commission; provided further that such Party shall make and consult the other Party in its preparation of a confidential treatment request with respect to such terms of this Agreement as the other Party may reasonably request and use commercially reasonable efforts to obtain such confidential treatment. Except as specifically permitted by this Agreement, neither Party shall duplicate or use, or permit the duplication or use of, Confidential Information or disclose or permit the disclosure of Confidential Information to any person or entity. Each Party shall limit the duplication and use of Confidential Information to the performance of its obligations under this Agreement and shall limit access to and possession of Confidential Information only to those of its personnel whose responsibilities under this Agreement reasonably require such access or possession. Each Party shall advise all such persons before they receive access to or possession of Confidential Information of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. Any duplication, use, disclosure, or other act or omission by any person that obtains access to or possession of Confidential Information through the receiving Party that would be a breach of this Agreement if committed by the receiving Party is deemed a breach of this Agreement by the receiving Party for which the receiving Party shall be responsible.

   16.3 Ownership of Confidential Information and Other Materials. All Confidential Information, and any Derivatives (as defined below) thereof whether the Derivative was created by the disclosing or receiving Party, shall remain the property of the disclosing Party and except as specifically provided by this Agreement, no license or other rights to such Confidential Information or Derivatives is granted or implied by this Agreement. For purposes of this Agreement, "Derivatives" shall mean (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material that is or may be subject to protection as a trade secret, any new material derived from such material, including new material which may be protected by copyright, patent, or trade secret or other proprietary rights.

   16.4 Return of Confidential Information. Each Party shall deliver, or at the disclosing Party's option destroy, all Confidential Information and deliver, or at the disclosing Party's option destroy, all copies to the disclosing Party upon the expiration or termination of this Agreement or at the disclosing Party's request. Notwithstanding the foregoing, each Party may retain such Confidential Information of the other Party as may be reasonably necessary to document their performance under this Agreement but such Confidential Information shall remain subject to this Section 16.

   16.5 Remedy. The Parties each acknowledge that the disclosing Party will be irreparably harmed if the receiving Party's obligations under this Section 16 are not performed, and that the disclosing Party would not have an adequate remedy at law in the event of a violation by the receiving Party of such obligations. The receiving Party agrees and consents that the disclosing Party shall be entitled, in addition to all other rights and remedies to which the disclosing Party may be entitled, to have a decree of specific performance or an injunction issued requiring any such violation to be cured and enjoining all persons involved from continuing the violation. The existence of any claim or cause of action that the receiving Party or any other person may have against the disclosing Party shall not constitute a defense or bar the enforcement of this Section 16. The receiving Party acknowledges that the restrictions in this
Section 16 are reasonable and necessary to protect legitimate business interests of the disclosing Party.

   17 Mutual Limitation of Liability. EXCEPT FOR LIABILITY UNDER SECTIONS 12, 14 AND 16, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY NATURE, REGARDLESS OF LEGAL THEORY AND WHETHER OR NOT FORESEEABLE, EVEN IF THE EXCLUSIVE REMEDIES PROVIDED BY THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES. EXCEPT FOR LIABILITY UNDER SECTIONS 12, 14 AND 16 AND EXCPET FOR ANY LIABILITY FOR MONEY OWED BY PARTNER TO THE COMPANY FOR THE PURCHASE OF MERCHANDISE HEREUNDER, NEITHER PARTY'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL UNDER ANY CIRCUMSTANCES EXCEED THE AMOUNTS ACTUALLY PAID BY PARTNER TO THE COMPANY DURING THE IMMEDIATELY PRECEDING 12 MONTHS UNDER THIS AGREEMENT.

   18 Term and Termination.

   18.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the earlier of (i) 11:59 p.m. prevailing Eastern Time on the first anniversary of the Effective Date, or (ii) the execution of an E-Commerce Agreement described in Section 19 hereof; unless earlier terminated in accordance with this Agreement (the "Term" or "Initial Term").

   18.2 Termination by Partner. Partner may terminate this Agreement immediately by giving notice of termination to the Company and without prejudice to any other rights or remedies Partner may have, upon the occurrence of any of the following events:

     (1) the Company breaches any of its material obligations under this Agreement and does not cure the breach within 30 days after the Company's receipt of Partner's notice of the breach or such longer period as may be reasonably necessary provided that the Company is diligently pursuing a cure; or

     (2) a voluntary petition is commenced by the Company under the Bankruptcy Code, as amended, 11 U.S.C. Section 101 et seq; the Company has an involuntary petition commenced against it under the Bankruptcy Code and such petition is not dismissed within 60 days after filing; the Company becomes insolvent; or any substantial part of the Company's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency; or liquidates or otherwise discontinues all or a significant part of its business operations; or

     (3) the Company ceases to do business or otherwise terminates its business operations.

   18.3 Termination by the Company. The Company may terminate this Agreement

   18.3.1 immediately by giving notice of termination to Partner and without prejudice to any other rights or remedies the Company may have, upon the occurrence of any of the following events:

       (1) Partner fails to pay to the Company within 10 days after the Company makes written demand for any past-due amount payable under this Agreement, unless such past-due amount is subject to a good faith dispute;

       (2) Partner breaches any of its other material obligations under this Agreement and does not cure the breach within 30 days after Partner's receipt of the Company's notice of the breach or such longer period as may be reasonably necessary provided that Partner is diligently pursuing a cure; or

       (3) a voluntary petition is commenced by Partner under the Bankruptcy Code, as amended, 11 U.S.C. Section 101 et seq; Partner has an involuntary petition commenced against it under the Bankruptcy Code and such petition is not dismissed within 60 days after filing; Partner becomes insolvent; or any substantial part of Partner's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency; or liquidates or otherwise discontinues all or a significant part of its business operations.

   18.4 Mutual Termination. In addition to other rights of termination herein, either party may terminate this Agreement, upon no less than 180 days written notice to the other party, in the event that the Agreement and Plan of Merger and Reorganization between the parties, dated as of the date hereof (the "Merger Agreement") expires or is terminated pursuant to its terms, prior to the consummation of the transactions contemplated thereunder.

   18.5 Effect of Expiration or Termination. Upon the expiration or termination of this Agreement, whether under this Section 18 or otherwise, Partner shall discontinue all use of the Licensed Materials, and Partner shall promptly return to the Company all copies of Licensed Materials in Partner's possession. The Company shall also continue to fulfill any Orders then pending at the time of termination or expiration and continue to process any returns for a period of 60 days after such termination or expiration. Partner shall remain liable for all payments due the Company with respect to the period ending on the date of termination.

   18.6 Survival. Sections 10, 12, 14, 15, 16, 17 and 21 (as applicable) of this Agreement survive any expiration or termination of this Agreement.

   19 This Section Intentionally Left Blank.

   20 Force Majeure. Except for the obligation to pay money, neither Party shall be liable to the other Party for non-performance of this Agreement in whole or in part, if (a) the non-performance is caused by the other Party or events or conditions beyond that Party's reasonable and actual control and for which that Party is not responsible under this Agreement, (b) the Party gives prompt notice under Section 21.1, and (c) the Party makes all commercially reasonable efforts to perform.

   21 Miscellaneous Provisions.

   21.1 Notice. All notices, consents, and other communications under or regarding this Agreement shall be in writing and shall be deemed to have been received on the earlier of the date of actual receipt, the third business day after being mailed by certified mail, or the first business day after being sent by a reputable overnight delivery service. Any notice may be given by facsimile, provided that a signed written original is sent by one of the foregoing methods within 24 hours thereafter. Partner's address for notices is

     Fogdog, Inc.
     500 Broadway
     Redwood City, CA 94063
     Attention: Chief Executive Officer
     Facsimile: (650) 980-2263

     with a copy to

     Fogdog, Inc.
     500 Broadway
     Redwood City, CA 94063
     Attention: General Counsel
     Facsimile: (650) 980-2263

   The Company's address for notices is

     Global Sports Interactive, Inc.
     1075 First Avenue
     King of Prussia, PA 19406
     Attention: Chief Executive Officer
     Facsimile: (610) 491-7323

     with a copy to

     Global Sports Interactive, Inc.
     1075 First Avenue
     King of Prussia, PA 19406
     Attention: General Counsel
     Facsimile: (610) 265-1730

   Either Party may change its address for notices by giving written notice of the new address to the other Party in accordance with this Section 21.1.

   21.2 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (a) either Party may assign this Agreement upon notice to, and without the consent of, the other Party to any person or entity that acquires the assignor's business or substantially all of the assignor's assets by merger, stock sale, or other means provided that the assignee is capable of performing assignor's obligations under this Agreement and any assignee of Partner meets the then current Company credit policy, and provided further that any assignee cannot be reasonably deemed a competitor of the Company or Partner, as the case may be, and (b) the Company may assign this agreement upon notice to Partner to a wholly-owned subsidiary of the Company. Any attempted assignment in violation of this Section 21.2 shall be void.

   21.3 No Third-Party Beneficiaries. The Parties do not intend, nor shall any clause be interpreted, to create under this Agreement any obligations or benefits to, or rights in, any third party from either Partner or the Company.

   21.4 Independent Contractor. The Company and Partner are each independent contractors and neither Party shall be, nor represent itself to be, the franchiser, partner, broker, employee, servant, agent, or legal representative of the other Party for any purpose whatsoever. Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, in behalf of, or in the name of, the other Party, or to bind the other Party in any matter or thing whatsoever. The Parties do not intend to form a partnership or joint venture as a result of this Agreement.

   21.5 Publicity. Neither Party shall issue any press release regarding this Agreement or otherwise disclose the existence or terms of this Agreement without the prior written consent of the other Party except to the extent such disclosure is required by law and only if the disclosing Party provides reasonable prior notice to other Party of the disclosure. The Parties shall coordinate with the Company regarding ongoing press inquiries and the distribution of future press materials.

   21.6 Cumulative Remedies. All remedies available to either Party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

   21.7 Waiver. The waiver or failure of either Party to exercise in any respect any right provided hereunder shall not be deemed a waiver of such right in the future or a waiver of any other rights established under this Agreement.

   21.8 Enforceability. This Agreement shall be enforceable notwithstanding the existence of any claim or cause of action one Party may have against the other Party.

   21.9 Severability. Should any term or provision of this Agreement be held to any extent unenforceable, invalid, or prohibited under law, then such provision shall be deemed restated to reflect the original intention of the Parties as nearly as possible in accordance with applicable law and the remainder of this Agreement. The application of such term or provision to persons, property, or circumstances other than those as to which it is invalid, unenforceable, or prohibited, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

   21.10 Headings. Section headings are for reference only and shall not affect the interpretation of this Agreement.

   21.11 Successors in Interest. This Agreement and all of the provisions in this Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of the Parties, subject to the provisions of Section
21.2 of this Agreement.

   21.12 Applicable Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without giving effect to its rules relating to conflict of laws.

   21.13 Order of Precedence. Any and all ambiguities or inconsistencies between a Schedule or Exhibit and this document shall be resolved by giving precedence to this document over the Schedule or Exhibit. Silence on any matter in this document will not negate the provision in a Schedule as to that matter.

   21.14 Entire Agreement. This Agreement and the attached Schedule constitute the complete and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior oral or written communications, proposals, representations, and agreements with respect to the subject matter of this Agreement. It may be amended only by mutual agreement expressed in writing and signed by both Parties.

   21.15 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when executed by and delivered to the other Party shall be an original as against the Party whose signature appears thereon, but all such counterparts shall together constitute one and the same instrument.

   The Parties accept this Agreement and have caused this Agreement to be executed and do each hereby represent and warrant that its respective signatory whose signature appears below has been and is on the date executed duly authorized by all necessary and appropriate corporate action to execute this Agreement on its behalf.

Global Sports Interactive, Inc.           Fogdog, Inc.

     /s/ Michael R. Conn                         /s/ Timothy Harrington
By: _________________________________     By: _________________________________

        Michael R. Conn                             Timothy Harrington
Name: _______________________________     Name: _______________________________

   Sr. V.P., Business Development                President and Chief Executive
                                                         Officer
Title: ______________________________     Title: ______________________________

        October 24, 2000                             October 24, 2000
Date: _______________________________     Date: _______________________________

                                                                         ANNEX E

                          INVENTORY PURCHASE AGREEMENT

   This Inventory Purchase Agreement ("Purchase Agreement") is entered into as of October 24, 2000, by and between Fogdog, Inc., a Delaware corporation (the "Seller") and Global Sports Interactive, Inc., a Pennsylvania corporation (the "Purchaser"). Certain capitalized terms used herein without definition shall have the meanings assigned to them in the Reorganization Agreement (as defined below).

                                    RECITALS

   A. Global Sports, Inc., a Delaware corporation ("Parent"), Fido Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Seller have entered into an Agreement and Plan of Merger and Reorganization dated as of October 24, 2000 (the "Reorganization Agreement"), providing for the merger of Merger Sub into the Company (the "Merger"). In connection with the arrangements contemplated by the Reorganization Agreement, the Seller has agreed to sell certain of its inventory, free and clear of any Encumbrances, to the Purchaser.

   B. This agreement constitutes the "Inventory Purchase Agreement" as that term is defined in the Reorganization Agreement.

                                   AGREEMENT

   Now, Therefore, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Purchase Agreement agree as follows:

1. Sale and Transfer of Inventory.

   Subject to the terms and conditions set forth herein, Seller hereby sells, transfers, assigns and conveys to the Purchaser all of the right, title and interest in and to all of the following inventory (the "Transferred Inventory"):

   (a) All of the inventory held by the Seller for 120 days or less as of the date of this Purchase Agreement, other than the inventory listed on Exhibit A hereto ("Short Inventory"), provided that the aggregate Book Value (as defined below) of the Short Inventory to be sold, transferred, assigned and conveyed by the Seller shall not exceed $6,000,000; and

   (b) All of the inventory listed on Exhibit B hereto ("Long Inventory").

The Purchaser hereby accepts the sale, transfer, assignment and conveyance of the Transferred Inventory. The Seller hereby represents and warrants that Exhibit B sets forth, with respect to each item of Long Inventory, the book value (determined in accordance with generally accepted accounting principles, consistently applied) of each such item ("Book Value"), and that the Book Value of each item of Short Inventory has been calculated in a manner consistent with the manner in which the Book Value of each item of Long Inventory has been calculated.

2. Terms.

   In consideration of the sale, transfer, assignment and conveyance of the Transferred Inventory as provided in Section 1, the Purchaser hereby agrees to pay to the Seller, subject to the prior receipt of evidence satisfactory to the Purchaser that the Transferred Inventory is no longer subject to the Existing Encumbrances (as defined in Section 3) or any other Encumbrances created by or through the Seller, an amount equal to the aggregate Book Value of the Transferred Inventory, reduced by the lesser of (a) $600,000, or (b) the amount

(if any) that the Seller's independent auditors shall reasonably determine is the maximum reduction permitting the Seller to retain adequate reserves for its remaining inventory following the sale and transfer of the Transferred Inventory. Such amount shall be payable on the earliest to occur of the following: (a) the date 120 days after the date hereof; (b) the date ten (10) days after the date (if any) on which the Reorganization Agreement is validly terminated by the Seller in accordance with Section 8 thereof; and (c) the Effective Time.

3. Removal of Encumbrances.

   It is the intent of the parties that all of the right, title and interest in and to all of the Transferred Inventory be sold, transferred, assigned and conveyed to the Purchaser as set forth above free and clear of any Encumbrances. The Seller hereby represents that the Transferred Inventory is subject only to the Encumbrances set forth on Exhibit C hereto (the "Existing Encumbrances") and to no other Encumbrances whatsoever, and hereby agrees and covenants with the Purchaser that the Seller shall take all actions that may be necessary or appropriate to remove the Existing Encumbrances from the Transferred Inventory as soon as possible following the execution hereof and in any event by not later than five business days following the date of this Purchase Agreement. Nothing herein shall preclude the Seller from enforcing any rights it may have under applicable law with respect to any breach by the Purchaser of its obligations under Section 2.

4. Representations and Warranties.

   The Seller hereby represents and warrants to the Purchaser as follows:

   (a) The Seller has good and marketable title to all of the Transferred Inventory, free and clear of any Encumbrances other than the Existing Encumbrances.

   (b) The Transferred Inventory is free from defects, usable and saleable as retail goods by the Purchaser in the ordinary course of business.

   (c) All of the representations and warranties of the Seller with respect to this Purchase Agreement that are set forth in the Reorganization Agreement are true and correct.

   (d) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, THE SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND TO THE PURCHASER OR ANY OTHER PERSON, WHETHER EXPRESS, IMPLIED OR STATUTORY, CONCERNING THE SUBJECT MATTER OF THIS PURCHASE AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5. No Assumption of Liabilities.

   The Purchaser is not, by entering into this Purchase Agreement, acquiring the Transferred Assets, consummating the transactions contemplated hereby or otherwise, assuming any liabilities or obligations whatsoever, whether with respect to the Transferred Inventory or otherwise. The Seller hereby agrees to hold harmless and indemnify the Purchaser from and against any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost or expense of any nature (collectively, "Damages") which are directly or indirectly suffered or incurred by the Purchaser or its affiliates or to which the Purchaser or its affiliates may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with the failure of the Seller to pay any taxes or other amounts owed in connection with the sale or transfer of the Transferred Inventory to the Purchaser.

6. Limitation on Transfer of Certain Inventory.

   The Purchaser hereby agrees and acknowledges that certain of the Transferred Inventory may be subject to certain limitations and restrictions with regard to resale (including, without limitation, geographical and manner of sale restrictions) and otherwise, as set forth in written agreements between the Seller and the manufacturer or supplier of such Transferred Inventory ("Restrictive Agreements"). The Purchaser and the Seller hereby agree that the Seller shall have no duty or obligation to sell or otherwise transfer to the Purchaser any Transferred Inventory whose sale and transfer to the Purchaser by the Seller is prohibited by such Restrictive Agreements ("Prohibited Inventory"), and Purchaser shall have no duty to acquire from Seller such Prohibited Inventory, unless either (a) the Purchaser has a pre-existing business relationship with such manufacturer or supplier, or (b) such manufacturer or supplier agrees in writing to such sale or transfer. In addition, the Purchaser agrees to abide by any restrictions on its ability to sell the Transferred Inventory that may be imposed on it by either (i) provisions of written agreements between the Seller and the manufacturer or supplier of such Transferred Inventory that by their terms apply to the Purchaser, and (ii) the terms of any written consents from such manufacturers to the sale and transfer of the Transferred Inventory to the Purchaser.

7. Miscellaneous Provisions.

   (a) This Purchase Agreement, the Reorganization Agreement and the other agreements to be entered into pursuant hereto and thereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Purchase Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

   (b) This Purchase Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   (c) Any notice or other communication required or permitted to be delivered to any party under this Purchase Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Purchaser:

     Global Sports Interactive, Inc.
     c/o Global Sports, Inc.
     1075 First Avenue
     King of Prussia, PA 19406
     Attention: General Counsel
     Facsimile: 610-265-2866

     if to the Seller:

     Fogdog, Inc.
     500 Broadway Street
     Redwood City, CA 94063
     Attention: General Counsel
     Facsimile: 650-980-2600

   (d) The Seller agrees to cooperate fully with the Purchaser and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Purchaser to evidence or reflect the transactions contemplated by this Purchase Agreement and to carry out the intent and purposes of this Purchase Agreement.

   (e) In the event that any provision of this Purchase Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Purchase Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   (f) This Purchase Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

  (g) Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between the Seller and the Purchaser and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

   (h) The warranties, representations, agreements of the Purchaser and the Seller contained in or made pursuant to this Purchase Agreement shall survive the execution and delivery of this Purchase Agreement (and the Closing as defined in the Reorganization Agreement) unless otherwise specifically set forth herein.

   In Witness Whereof, this Purchase Agreement has been duly executed on behalf of the parties hereto as of the date first written above.

                                          Fogdog, Inc.

                                                /s/ Timothy Harrington
                                          By: _________________________________

                                               President and Chief Executive
                                                        Officer
                                          Title: ______________________________

                                          Global Sports Interactive, Inc.

                                                  /s/ Michael R. Conn
                                          By: _________________________________

                                               Sr. V.P., Business Development

                                          Title: ______________________________

                                                                        ANNEX F

                   [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                               October 24, 2000

The Board of Directors
Fogdog, Inc.
500 Broadway
Redwood City, California 94063

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Fogdog, Inc. ("Fogdog") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger and Reorganization, dated as of October 24, 2000 (the "Merger Agreement"), by and among Global Sports, Inc. ("Global Sports"), Fido Acquisition Corp., a wholly owned subsidiary of Global Sports ("Merger Sub"), and Fogdog. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Fogdog (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.001 per share, of Fogdog ("Fogdog Common Stock") will be converted into the right to receive 0.135 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of Global Sports ("Global Sports Common Stock"). The Merger Agreement further provides that, concurrently with the execution of the Merger Agreement, a subsidiary of Global Sports ("Strategic Sub") and Fogdog will enter into a Strategic Alliance Agreement and Inventory Purchase Agreement pursuant to which Strategic Sub will provide certain merchandising and fulfillment services to Fogdog, and Fogdog will sell certain inventory to Strategic Sub.

In arriving at our Opinion, we:

(a) reviewed the Merger Agreement and certain related documents;

(b) reviewed audited financial statements of Fogdog for the fiscal years ended December 31, 1998 and December 31, 1999 and audited financial statements of Global Sports for the fiscal years ended December 31, 1997, December 31, 1998 and January 1, 2000;

(c) reviewed unaudited financial statements of Fogdog for the fiscal quarters ended March 31, 2000 and June 30, 2000 and projected financial statements for Fogdog prepared by the management of Fogdog for the three months ended September 30, 2000, and unaudited financial statements of Global Sports for the fiscal quarters ended April 1, 2000 and July 1, 2000 and projected financial statements for Global Sports prepared by the management of Global Sports for the three months ended September 30, 2000;

(d) reviewed and discussed with the managements of Fogdog and Global Sports publicly available financial forecasts relating to Fogdog and Global Sports and certain other financial and business information relating to Fogdog and Global Sports;

(e) reviewed historical market prices and trading volumes for Fogdog Common Stock and Global Sports Common Stock;

(f) held discussions with the senior managements of Fogdog and Global Sports with respect to the liquidity needs of, and capital resources available to, Fogdog, and the businesses and prospects for future growth of Fogdog and Global Sports;

The Board of Directors
Fogdog, Inc.
October 24, 2000
Page 2

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Fogdog and Global Sports;

(h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

(i) performed discounted cash flow analyses of Fogdog and Global Sports using certain assumptions of future performance provided to or discussed with us by the managements of Fogdog and Global Sports;

(j) performed a liquidation analysis of Fogdog using certain assumptions of future performance provided to or discussed with us by the management of Fogdog;

(k) reviewed public information concerning Fogdog and Global Sports; and

(l) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Fogdog, Global Sports and their respective employees, representatives and affiliates. With respect to publicly available forecasts relating to Fogdog and Global Sports which we reviewed and discussed with the managements of Fogdog and Global Sports, we assumed, at the direction of the managements of Fogdog and Global Sports, without independent verification or investigation, that such forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Fogdog and Global Sports. We also have assumed, with the consent of Fogdog, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have assumed with the consent of Fogdog that, in the course of obtaining the necessary regulatory or third party approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Fogdog, Global Sports or the contemplated benefits to Fogdog of the Merger. We have relied, at the direction of the managements of Fogdog and Global Sports, without independent verification, upon the assessments of the managements of Fogdog and Global Sports as to the existing and future technology and products of Fogdog and Global Sports and the risks associated with such technology and products. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Fogdog, Global Sports or affiliated entities. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of Fogdog. We have been advised by representatives of Fogdog, however, and have taken into account for purposes of our Opinion, that Fogdog has held discussions from time to time in the past with third parties regarding a possible business combination or a similar transaction involving Fogdog. We express no view as to, and our Opinion does not address, the underlying business decision of Fogdog to effect the Merger nor were we requested to consider the relative merits of the Merger as compared to any alternative business strategies that might exist for Fogdog or the effect of any other transaction in which Fogdog might engage. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Fogdog or Global Sports or the price at which the Global Sports Common Stock will trade upon or subsequent to announcement or consummation of the Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

The Board of Directors
Fogdog, Inc.
October 24, 2000
Page 3

We have acted as financial advisor to Fogdog in connection with the Merger and to the Board of Directors of Fogdog in rendering this Opinion and will receive a fee for our services upon the delivery of this Opinion. CIBC World Markets has in the past provided services to Fogdog unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Fogdog and Global Sports for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Fogdog Common Stock. This Opinion is for the use of the Board of Directors of Fogdog in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

                                          Very truly yours,

                                          /s/ CIBC World Markets Corp.
                                          CIBC WORLD MARKETS CORP.

                                                                         ANNEX G

                    SECTIONS 1300, 1301, 1302, 1303 AND 1304

                          CALIFORNIA CORPORATIONS CODE

(S) 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares"; "Dissenting shareholder"

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. Stamping or endorsing dissenting shares

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   As permitted by Delaware law, Global Sports' amended and restated certificate of incorporation provides that no director of Global Sports will be personally liable to Global Sports or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of duty of loyalty to Global Sports or to its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Global Sports' amended and restated certificate of incorporation further provides that Global Sports must indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. Global Sports believes that indemnification under its amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

   Global Sports has entered into indemnification agreements with each of its directors and certain officers. These agreements, among other things, require Global Sports to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Global Sports, arising out of the person's services as a director or officer to Global Sports, any subsidiary of Global Sports or to any other company or enterprise for which the person provides services at Global Sports' request.

Item 21. Exhibits and Financial Statement Schedules

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Agreement and Plan of Merger and Reorganization dated as of October
          24, 2000, by and among Global Sports, Inc., Fido Acquisition Corp.
          and Fogdog, Inc. (included as Annex A to the prospectus/proxy statement).

   2.2   Form of Voting and Stock Transfer Restriction Agreement between Global
          Sports, Inc. and certain stockholders of Fogdog, Inc. (included as Annex B to the prospectus/proxy statement).

   2.3   Employment Agreement dated as of October 24, 2000, between Global
          Sports Interactive, Inc. and Timothy Harrington (included as Annex C to the prospectus/proxy statement).

   2.4   Strategic Alliance Agreement dated as of October 24, 2000, between
          Global Sports Interactive, Inc. and Fogdog, Inc. (included as Annex D to the prospectus/proxy statement).

   2.5   Inventory Purchase Agreement dated as of October 24, 2000, between
          Global Sports Interactive, Inc. and Fogdog, Inc. (included as Annex E to the prospectus/proxy statement).

   3.1   Amended and Restated Certificate of Incorporation of Global Sports,
          Inc. (filed with Global Sports' Definitive Proxy Materials filed
          November 12, 1997, and incorporated herein by reference).

   3.2   Bylaws, as amended, of Global Sports, Inc. (filed with Global Sports'
          Registration Statement No. 33-33754 and incorporated herein by reference).

   4.1   Specimen Common Stock Certificate (filed with Global Sports'
          Registration Statement No. 33-33754 and incorporated herein by reference).

  4.2    Registration Rights Agreement dated July 31, 1995, by and between
          Global Sports, Inc. and MR Acquisitions, Inc. (filed with Global
          Sports' Current Report on Form 8-K filed on July 31, 1995 and incorporated herein by reference).

  4.3    Second Amended and Restated Registration Rights Agreement dated as of
          September 13, 2000, by and between Global Sports, Inc., Interactive
          Technology Holdings, LLC, SOFTBANK Capital Advisors Fund LP and TMCT
          Ventures, L.P. (filed with Global Sports' Current Report on Form 8-K filed on September 13, 2000 and incorporated herein by reference).

  5.1    Opinion of Cooley Godward LLP.

  8.1    Tax Opinion of Cooley Godward LLP.

  8.2    Tax Opinion of Brobeck Phleger & Harrison LLP.

 10.1**  1996 Equity Incentive Plan, amended and restated as of November 16,
          1999 (filed with Global Sports' Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.2**  2000 Employee Stock Purchase Plan (filed with Global Sports'
          Preliminary Proxy Statement filed on March 22, 2000 in connection with the 2000 Annual Meeting and incorporated herein by reference).

 10.3**  Employment Agreement dated July 31, 1995, by and between Global
          Sports, Inc. and Steven A. Wolf (filed with Global Sports' Current
          Report on Form 8-K filed on July 31, 1995 and incorporated herein by reference).

 10.4**  Employment Agreement dated September 25, 1996, by and between Global
          Sports, Inc. and Michael G. Rubin (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

 10.5** First Amendment to the Employment Agreement dated September 25, 1996, by and between Global Sports, Inc. and Michael G. Rubin (filed with
          Global Sports' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1997 and incorporated herein by reference).

 10.6**  Employment Agreement dated May 12, 1998, by and between Global Sports,
          Inc. and James J. Salter (filed with Global Sports' Annual Report on
          Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

 10.7**  Employment Agreement dated January 1, 1999, by and between Global
          Sports, Inc. and Arthur I. Carver (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

 10.8**  Employment Agreement dated February 24, 1999, by and between Global
          Sports, Inc. and Michael R. Conn (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

 10.9**  Employment Agreement dated March 28, 1998, by and between Global
          Sports, Inc. and Michael Golden (filed with Global Sports' Quarterly
          Report on Form 10-Q, for the three-month period ended March 31, 1999 and incorporated herein by reference).

 10.10** Employment Agreement dated August 9, 1999, by and between Global
          Sports, Inc. and Arthur H. Miller (filed with Global Sports'
          Quarterly Report on Form 10-Q, for the nine-month period ended
          September 30, 1999 and incorporated herein by reference).

 10.11** Employment Agreement dated January 10, 2000, by and between Global
          Sports, Inc. and Steven Davis (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.12** Employment Agreement dated February 9, 2000, by and between Global
          Sports, Inc. and Jordan M. Copland (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.13  Registration Rights Agreement by and between Global Sports, Inc. and MR
         Acquisitions, Inc. (filed with Global Sports' Current Report on Form
         8-K filed on July 31, 1995 and incorporated herein by reference).

 10.14+ Omnibus Service Agreement dated April 1, 1999, by and between Global
         Sports, Inc. and Organic, Inc. (filed with Amendment No. 1 to Global
         Sports' Quarterly Report on Form 10-Q/A filed on April 21, 2000 and incorporated herein by reference).

 10.15+ Amendment No. 1 to the Omnibus Service Agreement dated April 1, 1999, by and between Global Sports, Inc. and Organic, Inc. (filed with
         Amendment No. 1 to Global Sports' Quarterly Report on Form 10-Q/A filed on April 21, 2000 and incorporated herein by reference).

 10.16 Independent Contractor Services Agreement dated June 29, 1999, by and between Global Sports, Inc. and Foundry, Inc. (filed with Global
         Sports' Quarterly Report on Form 10-Q, for the nine-month period ended
         September 30, 1999 and incorporated herein by reference).

 10.17  Addendum No. 1 to the Independent Contractor Services Agreement dated
         June 29, 1999, by and between Global Sports, Inc. and Foundry, Inc.
         (filed with Global Sports' Quarterly Report on Form 10-Q, for the nine-month period ended September 30, 1999 and incorporated herein by reference).

 10.18  Agreement of Sale dated July 27, 1999, by and between Global Sports,
         Inc. and IL First Avenue Associates L.P. for acquisition of property at 1075 First Avenue, King of Prussia, PA (filed with Global Sports'
         Quarterly Report on Form 10-Q, for the nine-month period ended
         September 30, 1999 and incorporated herein by reference).

 10.19+ Advertising and Promotion Agreement dated October 3, 1999, by and between Global Sports, Inc. and Yahoo! Inc. ("Yahoo") (filed with
         Amendment No. 1 to Global Sports' Quarterly Report on Form 10-Q/A filed on April 21, 2000 and incorporated herein by reference).

 10.20+ Amendment No. 1 to the Advertising and Promotion Agreement dated
         February 15, 2000, by and between Global Sports, Inc. and Yahoo (filed with Global Sports' Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.21 Transaction Management Services Agreement dated June 10, 1999, by and between Global Sports, Inc. and Priority Fulfillment Services, Inc.
         (filed with Global Sports' Quarterly Report on Form 10-Q, for the nine-month period ended September 30, 1999 and incorporated herein by reference).

 10.22+ E-Commerce Agreement dated February 1, 1999, by and between Global
         Sports Interactive, Inc. and Michigan Sporting Goods Distributors,
         Inc. ("MC Sports") (filed with Amendment No. 2 to Global Sports'
         Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.23 First Amendment to the E-Commerce Agreement dated June 17, 1999, by and between Global Sports Interactive, Inc. and MC Sports (filed with
         Global Sports' Annual Report on Form 10-K for the fiscal year ended
         January 1, 2000 and incorporated herein by reference).

 10.24+ E-Commerce Management Agreement dated March 10, 1999, by and between
         Global Sports Interactive, Inc. and The Athlete's Foot Stores, Inc.
         (filed with Amendment No. 2 to Global Sports' Current Report on Form
         8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.25+ E-Commerce Agreement dated March 23, 1999, by and between Global Sports
         Interactive, Inc. and Dunham's Athleisure Corporation ("Dunham's")
         (filed with Amendment No. 2 to Global Sports' Current Report on Form
         8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.26  Amendment to E-Commerce Agreement dated May 25, 1999, by and between
         Global Sports Interactive, Inc. and Dunham's (filed with Global
         Sports' Annual Report on Form 10-K for the fiscal year ended January
         1, 2000 and incorporated herein by reference).

 10.27 Amendment to E-Commerce Agreement dated December 5, 1999, by and between Global Sports Interactive, Inc. and Dunham's (filed with
         Global Sports' Annual Report on Form 10-K for the fiscal year ended
         January 1, 2000 and incorporated herein by reference).

 10.28+ E-Commerce Management Agreement dated March 31, 1999, by and between
         Global Sports Interactive, Inc. and Sport Chalet, Inc. (filed with
         Amendment No. 2 to Global Sports' Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.29+ E-Commerce Venture Agreement dated May 7, 1999, by and between Global
         Sports Interactive, Inc. and The Sports Authority, Inc. ("TSA") (filed with Amendment No. 1 to Global Sports' Current Report on Form 8-K/A filed on April 21, 2000 and incorporated herein by reference).

 10.30+ Amendment No. 1 to the E-Commerce Venture Agreement dated May 14, 1999, by and between Global Sports Interactive, Inc. and TSA (filed with
         Amendment No. 1 to Global Sports' Current Report on Form 8-K/A filed on April 21, 2000 and incorporated herein by reference).

 10.31+ License Agreement dated May 14, 1999, by and among TSA, The Sports
         Authority Michigan, Inc. and TheSportsAuthority.com, Inc. ("TSA.com")
         (filed with Amendment No. 1 to Global Sports' Current Report on Form
         8-K/A filed on April 21, 2000 and incorporated herein by reference).

 10.32+ E-Commerce Services Agreement dated May 14, 1999, by and between Global
         Sports Interactive, Inc. and TSA.com (filed with Amendment No. 2 to
         Global Sports' Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.33+ E-Commerce Agreement dated May 14, 1999, by and among Global Sports
         Interactive, Inc. and TSA.com (filed with Amendment No. 2 to Global
         Sports' Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.34  Agreement dated May 14, 1999, by and between Global Sports, Inc. and
         TSA (filed with Global Sports' Current Report on Form 8-K filed on
         December 28, 1999 and incorporated herein by reference).

 10.35+ E-Commerce Management Agreement dated December 30, 1999, by and between
         Global Sports Interactive, Inc. and Oshman's Sporting Goods, Inc.
         (filed with Global Sports' Annual Report on Form 10-K/A for the fiscal year ended January 1, 2000 and filed on filed on April 26, 2000 and incorporated herein by reference).

 10.36+ Strategic Alliance Agreement dated February 28, 2000, by and among
         Global Sports Interactive, Inc. and Bluelight.com LLC (filed with
         Global Sports' Annual Report on Form 10-K/A for the fiscal year ended
         January 1, 2000 and filed on filed on April 26, 2000 and incorporated herein by reference).

 10.37  Strategic Alliance Agreement dated April 20, 2000, between Global
         Sports, Inc, and BUY.COM (filed with Global Sports' Quarterly Report on Form 10-Q for the three month period ended July 1, 2000 and filed on August 15, 2000 and incorporated herein by reference.)

 23.1   Consent of Independent Accountants (Global Sports).

 23.2   Consent of Independent Accountants (Fogdog).

 23.3   Consent of Cooley Godward LLP (included in Exhibit 5.1).

 23.4   Consent of Cooley Godward LLP (included in Exhibit 8.1).

 23.5   Consent of Brobeck Phleger & Harrison LLP (included in Exhibit 8.2).

 24.1*  Power of Attorney.

 99.1   Form of Fogdog Proxy.

 99.2*  Consent of CIBC World Markets Corp.

--------

 * Previously filed.

** Management contract or compensatory plan or arrangement.

 + Confidential treatment has been requested as to certain portions of this exhibit. The omitted portions have been separately filed with the Securities and Exchange Commission.

Financial Statement Schedules

   No schedules are included in the foregoing financial statements because the required information is inapplicable or is presented in the financial statements or related notes thereto.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

   (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

   (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

   (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequently to the effective date of the registration statement through the date of responding to the request; and

   (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the 1st day of December, 2000.

                                          GLOBAL SPORTS, INC.

                                                  /s/ Michael G. Rubin
                                          By: _________________________________
                                                      Michael G. Rubin
                                              Chairman of the Board and Chief
                                                     Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

        Signature                     Title                  Date
        ---------                     -----                  ----

 /s/ Michael G. Rubin       Chairman of the Board and  December 1, 2000
__________________________   Chief Executive Officer
     Michael G. Rubin        (Principal Executive
                             Officer)

/s/ Jordan M. Copland       Executive Vice President   December 1, 2000
__________________________   and Chief Financial
    Jordan M. Copland        Officer (Principal
                             Financial and Accounting
                             Officer)

            *               Director                   December 1, 2000
__________________________
   Kenneth J. Adelberg

            *               Director                   December 1, 2000
__________________________
       Harvey Lamm

            *               Director                   December 1, 2000
__________________________
       Charles Lax

            *               Director                   December 1, 2000
__________________________
     Ronald D. Fisher


            *               Director                   December 1, 2000
__________________________
     Jeffrey Rayport

            *               Director                   December 1, 2000
__________________________
      Mark S. Menell

  /s/ Michael G. Rubin
*By: _____________________
     Michael G. Rubin
     Attorney-in-fact

                               Index to Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger and Reorganization dated as of October
          24, 2000, by and among Global Sports, Inc., Fido Acquisition Corp.
          and Fogdog, Inc. (included as Annex A to the prospectus/proxy statement).

  2.2    Form of Voting and Stock Transfer Restriction Agreement between Global
          Sports, Inc. and certain stockholders of Fogdog, Inc. (included as Annex B to the prospectus/proxy statement).

  2.3    Employment Agreement dated as of October 24, 2000, between Global
          Sports Interactive, Inc. and Timothy Harrington (included as Annex C to the prospectus/proxy statement).

  2.4    Strategic Alliance Agreement dated as of October 24, 2000, between
          Global Sports Interactive, Inc. and Fogdog, Inc. (included as Annex D to the prospectus/proxy statement).

  2.5    Inventory Purchase Agreement dated as of October 24, 2000, between
          Global Sports Interactive, Inc. and Fogdog, Inc. (included as Annex E to the prospectus/proxy statement).

  3.1    Amended and Restated Certificate of Incorporation of Global Sports,
          Inc. (filed with Global Sports' Definitive Proxy Materials filed
          November 12, 1997, and incorporated herein by reference).

  3.2    Bylaws, as amended, of Global Sports, Inc. (filed with Global Sports'
          Registration Statement No. 33-33754 and incorporated herein by reference).

  4.1    Specimen Common Stock Certificate (filed with Global Sports'
          Registration Statement No. 33-33754 and incorporated herein by reference).

  4.2    Registration Rights Agreement dated July 31, 1995, by and between
          Global Sports, Inc. and MR Acquisitions, Inc. (filed with Global
          Sports' Current Report on Form 8-K filed on July 31, 1995 and incorporated herein by reference).

  4.3    Second Amended and Restated Registration Rights Agreement dated as of
          September 13, 2000, by and between Global Sports, Inc., Interactive
          Technology Holdings, LLC, SOFTBANK Capital Advisors Fund LP and TMCT
          Ventures, L.P. (filed with Global Sports' Current Report on Form 8-K filed on September 13, 2000 and incorporated herein by reference).

  5.1    Opinion of Cooley Godward LLP.

  8.1    Tax Opinion of Cooley Godward LLP.

  8.2    Tax Opinion of Brobeck Phleger & Harrison LLP.

 10.1**  1996 Equity Incentive Plan, amended and restated as of November 16,
          1999 (filed with Global Sports' Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.2**  2000 Employee Stock Purchase Plan (filed with Global Sports'
          Preliminary Proxy Statement filed on March 22, 2000 in connection with the 2000 Annual Meeting and incorporated herein by reference).

 10.3**  Employment Agreement dated July 31, 1995, by and between Global
          Sports, Inc. and Steven A. Wolf (filed with Global Sports' Current
          Report on Form 8-K filed on July 31, 1995 and incorporated herein by reference).

 10.4**  Employment Agreement dated September 25, 1996, by and between Global
          Sports, Inc. and Michael G. Rubin (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

 10.5** First Amendment to the Employment Agreement dated September 25, 1996, by and between Global Sports, Inc. and Michael G. Rubin (filed with
          Global Sports' Annual Report on Form 10-K for the fiscal year ended
          December 31, 1997 and incorporated herein by reference).

 10.6**  Employment Agreement dated May 12, 1998, by and between Global Sports,
          Inc. and James J. Salter (filed with Global Sports' Annual Report on
          Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

 10.7**  Employment Agreement dated January 1, 1999, by and between Global
          Sports, Inc. and Arthur I. Carver (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

 10.8**  Employment Agreement dated February 24, 1999, by and between Global
          Sports, Inc. and Michael R. Conn (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).

 10.9**  Employment Agreement dated March 28, 1998, by and between Global
          Sports, Inc. and Michael Golden (filed with Global Sports' Quarterly
          Report on Form 10-Q, for the three-month period ended March 31, 1999 and incorporated herein by reference).

 10.10** Employment Agreement dated August 9, 1999, by and between Global
          Sports, Inc. and Arthur H. Miller (filed with Global Sports'
          Quarterly Report on Form 10-Q, for the nine-month period ended
          September 30, 1999 and incorporated herein by reference).

 10.11** Employment Agreement dated January 10, 2000, by and between Global
          Sports, Inc. and Steven Davis (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.12** Employment Agreement dated February 9, 2000, by and between Global
          Sports, Inc. and Jordan M. Copland (filed with Global Sports' Annual
          Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.13   Registration Rights Agreement by and between Global Sports, Inc. and
          MR Acquisitions, Inc. (filed with Global Sports' Current Report on
          Form 8-K filed on July 31, 1995 and incorporated herein by reference).

 10.14+  Omnibus Service Agreement dated April 1, 1999, by and between Global
          Sports, Inc. and Organic, Inc. (filed with Amendment No. 1 to Global
          Sports' Quarterly Report on Form 10-Q/A filed on April 21, 2000 and incorporated herein by reference).

 10.15+ Amendment No. 1 to the Omnibus Service Agreement dated April 1, 1999, by and between Global Sports, Inc. and Organic, Inc. (filed with
          Amendment No. 1 to Global Sports' Quarterly Report on Form 10-Q/A filed on April 21, 2000 and incorporated herein by reference).

 10.16 Independent Contractor Services Agreement dated June 29, 1999, by and between Global Sports, Inc. and Foundry, Inc. (filed with Global
          Sports' Quarterly Report on Form 10-Q, for the nine-month period ended September 30, 1999 and incorporated herein by reference).

 10.17   Addendum No. 1 to the Independent Contractor Services Agreement dated
          June 29, 1999, by and between Global Sports, Inc. and Foundry, Inc.
          (filed with Global Sports' Quarterly Report on Form 10-Q, for the nine-month period ended September 30, 1999 and incorporated herein by reference).

 10.18   Agreement of Sale dated July 27, 1999, by and between Global Sports,
          Inc. and IL First Avenue Associates L.P. for acquisition of property at 1075 First Avenue, King of Prussia, PA (filed with Global Sports'
          Quarterly Report on Form 10-Q, for the nine-month period ended
          September 30, 1999 and incorporated herein by reference).

 10.19+ Advertising and Promotion Agreement dated October 3, 1999, by and between Global Sports, Inc. and Yahoo! Inc. ("Yahoo") (filed with
          Amendment No. 1 to Global Sports' Quarterly Report on Form 10-Q/A filed on April 21, 2000 and incorporated herein by reference).

 10.20+  Amendment No. 1 to the Advertising and Promotion Agreement dated
          February 15, 2000, by and between Global Sports, Inc. and Yahoo
          (filed with Global Sports' Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and incorporated herein by reference).

 10.21 Transaction Management Services Agreement dated June 10, 1999, by and between Global Sports, Inc. and Priority Fulfillment Services, Inc.
         (filed with Global Sports' Quarterly Report on Form 10-Q, for the nine-month period ended September 30, 1999 and incorporated herein by reference).

 10.22+ E-Commerce Agreement dated February 1, 1999, by and between Global
         Sports Interactive, Inc. and Michigan Sporting Goods Distributors,
         Inc. ("MC Sports") (filed with Amendment No. 2 to Global Sports'
         Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.23 First Amendment to the E-Commerce Agreement dated June 17, 1999, by and between Global Sports Interactive, Inc. and MC Sports (filed with
         Global Sports' Annual Report on Form 10-K for the fiscal year ended
         January 1, 2000 and incorporated herein by reference).

 10.24+ E-Commerce Management Agreement dated March 10, 1999, by and between
         Global Sports Interactive, Inc. and The Athlete's Foot Stores, Inc.
         (filed with Amendment No. 2 to Global Sports' Current Report on Form
         8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.25+ E-Commerce Agreement dated March 23, 1999, by and between Global Sports
         Interactive, Inc. and Dunham's Athleisure Corporation ("Dunham's")
         (filed with Amendment No. 2 to Global Sports' Current Report on Form
         8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.26  Amendment to E-Commerce Agreement dated May 25, 1999, by and between
         Global Sports Interactive, Inc. and Dunham's (filed with Global
         Sports' Annual Report on Form 10-K for the fiscal year ended January
         1, 2000 and incorporated herein by reference).

 10.27 Amendment to E-Commerce Agreement dated December 5, 1999, by and between Global Sports Interactive, Inc. and Dunham's (filed with
         Global Sports' Annual Report on Form 10-K for the fiscal year ended
         January 1, 2000 and incorporated herein by reference).

 10.28+ E-Commerce Management Agreement dated March 31, 1999, by and between
         Global Sports Interactive, Inc. and Sport Chalet, Inc. (filed with
         Amendment No. 2 to Global Sports' Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.29+ E-Commerce Venture Agreement dated May 7, 1999, by and between Global
         Sports Interactive, Inc. and The Sports Authority, Inc. ("TSA") (filed with Amendment No. 1 to Global Sports' Current Report on Form 8-K/A filed on April 21, 2000 and incorporated herein by reference).

 10.30+ Amendment No. 1 to the E-Commerce Venture Agreement dated May 14, 1999, by and between Global Sports Interactive, Inc. and TSA (filed with
         Amendment No. 1 to Global Sports' Current Report on Form 8-K/A filed on April 21, 2000 and incorporated herein by reference).

 10.31+ License Agreement dated May 14, 1999, by and among TSA, The Sports
         Authority Michigan, Inc. and TheSportsAuthority.com, Inc. ("TSA.com")
         (filed with Amendment No. 1 to Global Sports' Current Report on Form
         8-K/A filed on April 21, 2000 and incorporated herein by reference).

 10.32+ E-Commerce Services Agreement dated May 14, 1999, by and between Global
         Sports Interactive, Inc. and TSA.com (filed with Amendment No. 2 to
         Global Sports' Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.33+ E-Commerce Agreement dated May 14, 1999, by and among Global Sports
         Interactive, Inc. and TSA.com (filed with Amendment No. 2 to Global
         Sports' Current Report on Form 8-K/A filed on April 26, 2000 and incorporated herein by reference).

 10.34  Agreement dated May 14, 1999, by and between Global Sports, Inc. and
         TSA (filed with Global Sports' Current Report on Form 8-K filed on
         December 28, 1999 and incorporated herein by reference).

 10.35+ E-Commerce Management Agreement dated December 30, 1999, by and between
         Global Sports Interactive, Inc. and Oshman's Sporting Goods, Inc.
         (filed with Global Sports' Annual Report on Form 10-K/A for the fiscal year ended January 1, 2000 and filed on filed on April 26, 2000 and incorporated herein by reference).

 10.36+ Strategic Alliance Agreement dated February 28, 2000, by and among
         Global Sports Interactive, Inc. and Bluelight.com LLC (filed with
         Global Sports' Annual Report on Form 10-K/A for the fiscal year ended January 1, 2000 and filed on filed on April 26, 2000 and incorporated herein by reference).

 10.37  Strategic Alliance Agreement dated April 20, 2000, between Global
         Sports, Inc, and BUY.COM (filed with Global Sports' Quarterly Report on Form 10-Q for the three month period ended July 1, 2000 and filed on August 15, 2000 and incorporated herein by reference.)

 23.1   Consent of Independent Accountants (Global Sports).

 23.2   Consent of Independent Accountants (Fogdog).

 23.3   Consent of Cooley Godward LLP (included in Exhibit 5.1).

 23.4   Consent of Cooley Godward LLP (included in Exhibit 8.1).

 23.5   Consent of Brobeck Phleger & Harrison LLP (included in Exhibit 8.2).

 24.1*  Power of Attorney.

 99.1   Form of Fogdog Proxy.

 99.2*  Consent of CIBC World Markets Corp.

--------

 * Previously filed.

** Management contract or compensatory plan or arrangement.

 + Confidential treatment has been requested as to certain portions of this exhibit. The omitted portions have been separately filed with the Securities and Exchange Commission.